As filed with the Securities and Exchange Commission on December 7, 2009

Registration No. 333-163126

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEAD JOHNSON NUTRITION COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	2000	80-0318351
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2701 Patriot Blvd.

Glenview, Illinois 60026

(847) 832-2420

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William P’Pool, Esq.

Mead Johnson Nutrition Company

2701 Patriot Blvd.

Glenview, Illinois 60026

(847) 832-2420

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Ronald Cami, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000	David A. Schuette, Esq. Mayer Brown LLP 71 S. Wacker Dr. Chicago, IL 60606 (312) 782-0600

Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after the filing of this registration statement and other conditions to the commencement of the exchange offer described herein have been satisfied or, where permissible, waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accredited filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. Bristol-Myers Squibb Company may not complete the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and Bristol-Myers Squibb Company is not soliciting offers to buy or exchange these securities in any jurisdiction where the exchange offer or sale is not permitted.

BRISTOL-MYERS SQUIBB COMPANY

Offer to Exchange Up to

170,000,000 Shares of Class A Common Stock of

MEAD JOHNSON NUTRITION COMPANY

Which are owned by Bristol-Myers Squibb Company for

Outstanding Shares of Common Stock of

BRISTOL-MYERS SQUIBB COMPANY

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 17, 2009 UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Bristol-Myers Squibb Company (“BMS”) is offering to exchange (the “exchange offer”) up to 170.0 million shares of class A common stock (“MJN common stock”) of Mead Johnson Nutrition Company (“MJN”) in the aggregate for outstanding shares of BMS common stock that are validly tendered and not validly withdrawn.

For each $1.00 of BMS common stock accepted in the exchange offer, you will receive approximately $1.11 of MJN common stock, subject to an upper limit of 0.6313 shares of MJN common stock per share of BMS common stock. The exchange offer does not provide for a lower limit or minimum exchange ratio. IF THE UPPER LIMIT IS IN EFFECT, YOU WILL RECEIVE LESS THAN $1.11 OF MJN COMMON STOCK FOR EACH $1.00 OF BMS COMMON STOCK THAT YOU TENDER, AND YOU COULD RECEIVE MUCH LESS.

The final exchange ratio of MJN common stock per share of BMS common stock tendered by you and accepted will be the lesser of (a) the Average BMS Price (as described below) divided by 90% of the Average MJN Price (as described below) and (b) the upper limit of 0.6313.

The average value of the two stocks will be determined by reference to the simple arithmetic average of the daily volume-weighted average prices (“VWAP”) of BMS common stock (the “Average BMS Price”) and MJN common stock (the “Average MJN Price”) on the New York Stock Exchange (“NYSE”) during the three consecutive trading days (currently expected to be December 11, 14 and 15, 2009) ending on and including the second trading day (currently expected to be December 15, 2009) preceding the expiration date of the exchange offer (currently expected to be December 17, 2009). See “The Exchange Offer—Terms of the Exchange Offer”. BMS common stock and MJN common stock are listed on the NYSE under the symbols “BMY” and “MJN”, respectively. On November 13, 2009, the reported last sales prices of BMS common stock and MJN common stock on the NYSE were $23.18 and $45.25 per share, respectively.

The indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on November 13, 2009, based on the daily VWAPs of BMS common stock and MJN common stock on November 11, 12 and 13, 2009, would have provided for 0.5696 shares of MJN common stock to be exchanged for every share of BMS common stock accepted.

The final exchange ratio (as well as whether the upper limit will be in effect) will be announced by press release by 9:00 a.m., New York City time, on the trading day (currently expected to be December 16, 2009) immediately preceding the expiration date of the exchange offer (currently expected to be December 17, 2009). At such time, the final exchange ratio will be available from the information agent at (800) 868-1359 (toll-free in the United States), (212) 806-6859 (outside the United States) and (212) 440-9800 (for banks and brokers). Throughout the exchange offer, indicative exchange ratios (calculated in the manner described in this prospectus) will also be available from the information agent.

You should read carefully the terms and conditions of the exchange offer described in this prospectus. None of BMS, MJN or any of their respective directors or officers or any of the dealer managers makes any recommendation as to whether you should tender your shares of BMS common stock. You must make your own decision after reading this document and consulting with your advisors.

BMS’ obligation to exchange shares of MJN common stock for shares of BMS common stock is subject to the conditions listed under “The Exchange Offer—Conditions to Completion of the Exchange Offer”.

See “Risk Factors” beginning on page 22 for a discussion of factors that you should consider in connection with the exchange offer.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of the securities to be exchanged under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The joint dealer managers for the exchange offer are:

Citi	Goldman, Sachs & Co.	Morgan Stanley

The date of this prospectus is December 4, 2009

This prospectus incorporates by reference important business and financial information about BMS from documents filed with the Securities and Exchange Commission (“SEC”) that have not been included herein or delivered herewith. This information is available without charge at the website that the SEC maintains at http://www.sec.gov, as well as from other sources. See “Incorporation by Reference”. In addition, you may ask any questions about the exchange offer or request copies of the exchange offer documents and the other information incorporated by reference in this prospectus from BMS, without charge, upon written or oral request to the information agent, Georgeson Inc., located at 199 Water Street, 26th Floor, New York, NY 10038 by calling (800) 868-1359 (toll-free in the United States), (212) 806-6859 (outside the United States) or (212) 440-9800 (for banks and brokers). In order to receive timely delivery of those materials, you must make your requests no later than five business days before expiration of the exchange offer.

This prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of BMS common stock or MJN common stock in any jurisdiction in which the offer, sale or exchange is not permitted. Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in BMS common stock or MJN common stock that may apply in their home countries. BMS, MJN and the dealer managers cannot provide any assurance about whether such limitations exist.

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INCORPORATION BY REFERENCE

The SEC allows certain information to be “incorporated by reference” into this prospectus by BMS, which means that BMS can disclose important information to you by referring you to another document it has separately filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that BMS has previously filed with the SEC. These documents contain important information about BMS, its business, financial condition and results of operations:

BMS SEC Filings

•

BMS Annual Report on Form 10-K for the year ended December 31, 2008 (except for (i) Item 6. Selected Financial Data, (ii) Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (iii) Item 8. Financial Statements and Supplementary Data, each of which is superseded by the BMS Current Report on Form 8-K filed on April 28, 2009);

•	BMS Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

•	BMS Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009;

•	BMS Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009;

•	BMS Definitive Proxy Statement filed on March 23, 2009; and

•

BMS Current Reports on Form 8-K filed on March 6, 2009, April 6, 2009, April 28, 2009 (excluding the Form 8-K furnishing information under Item 2.02), July 23, 2009 (only with respect to Item 8.01), August 17, 2009, September 2, 2009, November 12, 2009 and December 1, 2009.

All documents filed by BMS pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus to the date that this offering is terminated or expires shall also be deemed to be incorporated into this prospectus by reference (except for any information therein which has been furnished rather than filed). Subsequent filings with the SEC will automatically modify and supersede the information in this prospectus.

Documents incorporated by reference are available without charge, upon written or oral request to the information agent, Georgeson Inc., located at 199 Water Street, 26th Floor, New York, NY 10038 at (800) 868-1359 (toll-free in the United States), (212) 806-6859 (outside the United States) and (212) 440-9800 (for banks and brokers). In order to receive timely delivery of those materials, you must make your requests no later than five business days before expiration of the exchange offer.

Where You Can Find More Information About BMS and MJN

BMS and MJN file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates. The SEC also maintains a website that contains reports, proxy statements and other information that BMS and MJN file electronically with the SEC. The address of that website is http://www.sec.gov.

MJN has filed a registration statement on Form S-4 under the Securities Act, of which this prospectus forms a part, to register with the SEC the shares of MJN common stock to be exchanged in the exchange offer to BMS stockholders whose shares of BMS common stock are accepted for exchange. BMS will file a Tender Offer Statement on Schedule TO with the SEC with respect to the exchange offer. This prospectus constitutes BMS’ offer to exchange, in addition to being a prospectus of MJN. This prospectus does not contain all the information

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set forth in the registration statement, the exhibits to the registration statement or the Schedule TO, selected portions of which are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information pertaining to BMS, MJN and MJN common stock, reference is made to the registration statement and its exhibits. Statements contained in this prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to within this prospectus or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement contained in this prospectus is qualified in its entirety by reference to the underlying documents.

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QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The BMS board of directors has authorized the disposition, pursuant to the exchange offer, of its remaining interest in MJN, consisting of 170.0 million shares of MJN common stock, which represents approximately 83.1% of the outstanding common stock of MJN. Following the exchange offer, MJN will be wholly independent from BMS subject to certain agreements between BMS and MJN which will remain in place. See “Agreements Between BMS and MJN and Other Related Party Transactions”. The following are answers to common questions about the exchange offer.

As used in this prospectus, unless the context requires otherwise, (i) references to BMS include Bristol-Myers Squibb Company and its consolidated subsidiaries, (ii) references to MJN include Mead Johnson Nutrition Company and its consolidated subsidiaries and (iii) references to the exchange offer include any subsequent spin-off to distribute shares of MJN common stock held by BMS that are not distributed in the exchange offer. Unless the context otherwise indicates, it is assumed throughout this prospectus that (i) the exchange offer is fully subscribed and that all shares of MJN common stock held by BMS are distributed through the exchange offer and (ii) all the outstanding MJN class B common stock has been converted by BMS to MJN class A common stock (which is also referred to as MJN common stock).

1.	Why has BMS decided to separate MJN from BMS through the exchange offer?

BMS’ board of directors has authorized the exchange offer in order to, among other things, enable BMS to focus on the development of its biopharmaceutical business. BMS also believes that MJN’s separation from BMS through the exchange offer will afford MJN increased flexibility and decision-making power to pursue its own strategic objectives.

2.	Why did BMS choose an exchange offer as the way to separate MJN from BMS?

BMS believes that the exchange offer, also referred to as the “split-off”, is a tax-efficient way to divest its interest in MJN. The split-off is expected to qualify for non-recognition of gain and loss under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and will thus give BMS’ stockholders an opportunity to adjust their investment between BMS and MJN on a tax-free basis for U.S. federal income tax purposes (except with respect to cash received in lieu of a fractional share).

BMS and MJN also have significantly different competitive strengths and operating strategies and operate in different industries. The exchange offer is an efficient means of placing MJN common stock with holders of BMS common stock who wish to own an interest in MJN. By comparison, a separation effected exclusively by spin-off would result in all BMS stockholders becoming owners of MJN, regardless of their desire to own shares of MJN.

3.	What are the main ways that the relationship between MJN and BMS will change after the exchange offer is completed?

Following the exchange offer, BMS will no longer own any equity interest in MJN. MJN will be free to pursue its own initiatives, regardless of whether those initiatives are consistent with BMS’ strategy. Historically BMS provided significant corporate and shared services functions to MJN. In January 2009, in connection with the MJN initial public offering, MJN and BMS entered into a transitional services agreement governing the provision by BMS to MJN of various services on a transitional basis. MJN is pursuing alternative arrangements for these services, but the expenses paid to BMS for such services are not necessarily indicative of the expense MJN will incur to procure services from alternative sources. In addition, MJN has paid BMS for the assets related to its business in certain jurisdictions where the assets have not yet been transferred to MJN. MJN and BMS are implementing alternative arrangements to complete the transfer of assets in these jurisdictions, but those transfers are not a condition to the exchange offer.

4.	Will I receive class A or class B common stock of MJN in the exchange offer?

BMS owns all of the issued MJN class B common stock. Prior to the completion of the exchange offer, BMS will convert all of its MJN class B common stock into MJN class A common stock (otherwise referred to as MJN common stock). As a result, you will receive MJN class A common stock, and upon the completion of the exchange offer, only MJN class A common stock will remain outstanding. Upon the amended and restated certificate of incorporation that MJN intends to file in connection with the exchange offer becoming effective, the class A common stock will be reclassified as common stock.

5.	Who will receive any dividends on MJN common stock declared prior to the completion of the exchange offer?

The declaration and payment of dividends is at the discretion of MJN’s board of directors and depends on many factors; however, MJN expects the next dividend record date to be after the completion of the exchange offer in which case BMS is not expected to receive the next dividend for any shares of MJN common stock distributed in the exchange offer. Instead, record holders of shares of MJN common stock distributed in the exchange offer are expected to receive the next dividend payment declared by MJN.

6.	Who may participate in the exchange offer and will it be extended outside the United States?

Any U.S. holder of BMS common stock during the exchange offer period, which will be at least 20 business days, may participate in the exchange offer, including directors and officers of BMS, MJN and their respective subsidiaries.

Although BMS will mail this prospectus to its stockholders to the extent required by U.S. law, including stockholders located outside the United States, this prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of BMS common stock or MJN common stock in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. BMS has not taken any action under those non-U.S. regulations to facilitate a public offer to exchange BMS common stock or MJN common stock outside the United States but may take steps to facilitate such tenders. Therefore, the ability of any non-U.S. person to tender BMS common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for BMS or MJN to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

All tendering holders must make certain representations in the letter of transmittal, including (in the case of non-U.S. holders) as to the availability of an exemption under their home country laws that would allow them to participate in the exchange offer without the need for BMS or MJN to take any action to facilitate a public offering in that country or otherwise. BMS will rely on those representations and, unless the exchange offer is terminated, plans to accept shares tendered by persons who properly complete the letter of transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in BMS common stock or MJN common stock that may apply in their home countries. BMS, MJN and the dealer managers cannot provide any assurance about whether such limitations exist.

7.	How many shares of MJN common stock will I receive for my shares of BMS common stock accepted in the exchange offer?

The exchange offer is designed to permit you to exchange your shares of BMS common stock for shares of MJN common stock so that for each $1.00 of your BMS common stock accepted in the exchange offer, you will receive approximately $1.11 of MJN common stock, based on the calculated per-share values determined by reference to the simple arithmetic average of the daily volume-weighted average price (“VWAP”) of BMS common stock (the “Average BMS Price”) and MJN common stock (the “Average MJN Price”) on the New York Stock Exchange (“NYSE”) during the three consecutive trading days (the “Averaging Period”) ending on and including the second trading day (currently expected to be December 15, 2009) preceding the expiration date of the exchange offer (currently expected to be December 17, 2009).

Please note, however, that the number of shares you can receive is subject to an upper limit of 0.6313 shares of MJN common stock for each share of BMS common stock accepted in the exchange offer. If the upper limit is in effect, you will receive less than $1.11 of MJN common stock for each $1.00 of BMS common stock, based on the Average BMS Price and Average MJN Price, and you could receive much less. The exchange offer does not provide for a lower limit or minimum exchange ratio. In addition, because the exchange offer is subject to proration, the number of shares BMS accepts in the exchange offer may be less than the number of shares you tender.

BMS will announce the final exchange ratio, including whether the upper limit on the number of shares that can be received for each share of BMS common stock tendered is in effect, by press release, no later than 9:00 a.m., New York City time, on the trading day (currently expected to be December 16, 2009) immediately preceding the expiration date (currently expected to be December 17, 2009). If the upper limit is in effect at that time, you will receive 0.6313 shares of MJN common stock for each share of BMS common stock accepted in the exchange offer.

8.	Why is there an upper limit on the number of shares of MJN common stock I can receive for each share of BMS common stock that I tender?

The number of shares you can receive is subject to an upper limit of 0.6313 shares of MJN common stock for each share of BMS common stock accepted in the exchange offer. If the upper limit is in effect, you will receive less than $1.11 of MJN common stock for each $1.00 of BMS common stock that you tender based on the Average BMS Price and the Average MJN Price, and you could receive much less.

This upper limit represents an approximately 18.86% discount for shares of MJN common stock based on the closing prices of BMS common stock and MJN common stock on November 13, 2009 (the trading day immediately preceding the date of the commencement of the exchange offer). BMS set this upper limit to ensure that any unusual or unexpected decrease in the trading price of MJN common stock, relative to the trading price of BMS common stock, would not result in an unduly high number of shares of MJN common stock being exchanged for each share of BMS common stock accepted in the exchange offer.

9.	What will happen if the upper limit is in effect?

BMS will announce whether the upper limit on the number of shares of MJN common stock that can be received for each share of BMS common stock tendered is in effect by press release, no later than 9:00 a.m., New York City time, on the trading day (currently expected to be December 16, 2009) immediately preceding the expiration date (currently expected to be December 17, 2009). If the upper limit is in effect at that time, you will receive 0.6313 shares of MJN common stock for each share of BMS common stock accepted in the exchange offer. If the upper limit is in effect, you will receive less than $1.11 of MJN common stock for each $1.00 of BMS common stock that you tender based on the Average BMS Price and the Average MJN Price, and you could receive much less.

10.	How are the Average BMS Price and Average MJN Price determined for purposes of calculating the number of shares of MJN common stock to be received for each share of BMS common stock accepted in the exchange offer?

The Average BMS Price and Average MJN Price for purposes of the exchange offer will equal the simple arithmetic average of the daily VWAPs of BMS common stock and MJN common stock, respectively, on the NYSE during the Averaging Period (the three consecutive trading days ending on and including the second trading day preceding the expiration date of the exchange offer). The Averaging Period currently is expected to be December 11, 14 and 15, 2009.

If the upper limit is in effect, you will receive 0.6313 shares of MJN common stock for each share of BMS common stock accepted in the exchange offer, and the Average BMS Price and Average MJN Price will no longer affect the exchange ratio.

11.	What is the “daily volume-weighted average price” or daily VWAP?

The daily VWAP for BMS common stock or MJN common stock, as the case may be, will be the volume-weighted average price per share of that stock on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE), as determined by BMS, which determination will be definitive and may be different from other sources or investors’ own calculations.

12.	How and when will I know the final exchange ratio?

The final exchange ratio showing the number of shares of MJN common stock that you will receive for each share of BMS common stock accepted in the exchange offer will be announced by press release by 9:00 a.m., New York City time, on the trading day (currently expected to be December 16, 2009) immediately preceding the expiration date of the exchange offer (currently expected to be December 17, 2009). In addition, as described below, you may also contact the information agent to obtain indicative exchange ratios (prior to the time the final exchange ratio becomes available) and the final exchange ratio (after the time the final exchange ratio becomes available) at its toll-free number provided on the back cover of this prospectus.

13.	Will indicative exchange ratios be provided during the exchange offer period?

Yes. Indicative exchange ratios will be available by contacting the information agent at its toll-free telephone number provided on the back cover of this prospectus on each day of the exchange offer period prior to the announcement of the final exchange ratio. Prior to the Averaging Period, the indicative exchange ratios for each day will be calculated based on the simple arithmetic average of the closing prices of shares of BMS common stock and MJN common stock on the NYSE on the three consecutive trading days immediately preceding such day. For example, on the tenth trading day of the exchange offer an indicative exchange ratio will be available based on the simple arithmetic average of the closing prices of shares of BMS common stock and MJN common stock on the NYSE on the seventh, eighth and ninth trading days of the exchange offer. During the Averaging Period, the indicative exchange ratios will be based on (i) for the first day of the Averaging Period, the simple arithmetic average of the closing prices of shares of BMS common stock and MJN common stock on the NYSE on the three consecutive trading days immediately preceding the first day of the Averaging Period, (ii) for the second day of the Averaging Period, the daily VWAPs of shares of BMS common stock and MJN common stock on the first day of the Averaging Period and (iii) for the third day of the Averaging Period, the simple arithmetic average of the daily VWAPs of shares of BMS common stock and MJN common stock on the first and second days of the Averaging Period. The indicative exchange ratios will also reflect whether the upper limit on the exchange ratio would have been in effect.

In addition, for purposes of illustration, we have provided a table that indicates the number of shares of MJN common stock that you would receive per share of BMS common stock, calculated on the basis described above and taking into account the upper limit, assuming a range of simple arithmetic averages of the daily VWAPs of BMS common stock and MJN common stock during the Averaging Period. See “The Exchange Offer—Terms of the Exchange Offer”.

14.	What if the trading market in either shares of BMS common stock or MJN common stock is disrupted on one or more days during the Averaging Period?

If a market disruption event occurs with respect to shares of BMS common stock or MJN common stock on any day during the Averaging Period, the simple arithmetic average stock price of BMS common stock and

MJN common stock will be determined using the daily VWAPs of shares of BMS common stock and MJN common stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred. If, however, BMS decides to extend the exchange offer period following a market disruption event, the Averaging Period will be reset. If a market disruption event occurs as specified above, BMS may terminate the exchange offer if, in its reasonable judgment, the market disruption event has impaired the benefits of the exchange offer for BMS. For specific information as to what would constitute a market disruption event, see “The Exchange Offer—Conditions to Completion of the Exchange Offer”.

15.	Are there circumstances under which I would receive fewer shares of MJN common stock than I would have received if the exchange ratio were determined using the closing prices of shares of BMS common stock and MJN common stock on the expiration date?

Yes. For example, if the trading price of shares of BMS common stock were to increase during the last two trading days of the exchange offer period (currently expected to be December 16 and 17, 2009), the Average BMS Price would likely be lower than the closing price of shares of BMS common stock on the expiration date. As a result, you may receive fewer shares of MJN common stock for each $1.00 of shares of BMS common stock than you would have if the Average BMS Price were calculated on the basis of the closing price of shares of BMS common stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period. Similarly, if the trading price of MJN common stock were to decrease during the last two trading days of the exchange offer period, the Average MJN Price would likely be higher than the closing price of MJN common shares on the expiration date. This could also result in your receiving fewer shares of MJN common stock for each $1.00 of shares of BMS common stock than you would otherwise receive if the Average MJN Price were calculated on the basis of the closing price of MJN common stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period. See “The Exchange Offer—Terms of the Exchange Offer”.

16.	Will I receive any fractional shares of MJN common stock in the exchange offer?

No. Fractional shares of MJN common stock will not be distributed in the exchange offer. Instead, you will receive cash in lieu of a fractional share. The exchange agent, acting as agent for the BMS stockholders otherwise entitled to receive a fractional share of MJN common stock, will aggregate all fractional shares that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of those stockholders. The distribution of fractional share proceeds will take longer than the distribution of shares of MJN common stock. As a result, stockholders will not receive fractional share proceeds at the same time they receive shares of MJN common stock.

17.	Will all the shares of BMS common stock that I tender be accepted in the exchange offer?

Not necessarily. BMS holds 170.0 million shares of MJN common stock. Depending on the number of shares of BMS common stock validly tendered in the exchange offer and not validly withdrawn, and the Average BMS Price and Average MJN Price, BMS may need to limit the number of shares of BMS common stock that it accepts in the exchange offer through a proration process. Any proration of the number of shares accepted in the exchange offer will be determined on the basis of the proration mechanics described under “The Exchange Offer—Terms of the Exchange Offer—Proration; Odd-Lots”.

18.	Are there any conditions to BMS’ obligation to complete the exchange offer?

Yes. BMS is not required to complete the exchange offer unless the conditions described under “The Exchange Offer—Conditions to Completion of the Exchange Offer” are satisfied or, where permissible, waived before the expiration of the exchange offer. For example, BMS is not required to complete the exchange offer unless (i) at least 144.5 million shares of MJN common stock would be distributed in exchange for shares of BMS common stock that are tendered in the exchange offer, (ii) BMS receives an opinion of counsel to the effect that (A) the Internal Spin-Off, and the exchange offer together with any subsequent spin-off, each should qualify for non-recognition of gain and loss under Section 355 of the Code, (B) the Proposed Recapitalization (BMS’ conversion of its MJN class B common stock to MJN class A common stock) should qualify for non-recognition of gain and loss under Section 368(a)(1)(E) of the Code and/or Section 1036(a) of the Code and (C) the conversion by Mead Johnson & Company, a Delaware corporation wholly owned by MJN (“MJC”), to a limited liability company (the “MJC Conversion”) under Delaware law should qualify for non-recognition of gain and loss under Sections 332 and 337 of the Code and (iii) the Recapitalization Ruling, a private letter ruling from the Internal Revenue Service (“IRS”), regarding the Proposed Recapitalization, continues to be effective and valid. We refer to the minimum number of shares of BMS common stock that must be tendered in order for at least 144.5 million shares of MJN common stock to be distributed in the exchange offer in this prospectus as the “minimum amount”. BMS may waive any or all of the conditions to the exchange offer, subject to limited exceptions. MJN has no right to waive any of the conditions to the exchange offer.

19.	How many shares of BMS common stock will BMS acquire if the exchange offer is completed?

The number of shares of BMS common stock that will be accepted if the exchange offer is completed will depend on the final exchange ratio and the number of shares of BMS common stock tendered. BMS holds 170.0 million shares of MJN common stock. Accordingly, the largest possible number of shares of BMS common stock that will be accepted equals 170.0 million divided by the final exchange ratio. For example, assuming that the final exchange ratio is 0.6313 (the upper limit for shares of MJN common stock that could be exchanged for one share of BMS common stock), then BMS would accept up to 269,285,601 shares of BMS common stock.

20.	What happens if more than the minimum amount of shares are tendered, but not enough shares of BMS common stock are tendered to allow BMS to exchange all of the shares of MJN common stock it owns?

In that case, promptly following the completion of the exchange offer, BMS will distribute to its stockholders, on a pro rata basis, all of its remaining shares of MJN common stock. We refer to this distribution as the “spin-off”. The spin-off will be a special dividend distribution with respect to BMS common stock, and the record date for holders to receive shares of MJN common stock in any subsequent spin-off will be set by the BMS board of directors promptly following the expiration of the exchange offer.

21.	What happens if the exchange offer is oversubscribed and BMS is unable to fulfill all tenders of BMS common stock at the exchange ratio?

In that case, all shares of BMS common stock that are validly tendered and not validly withdrawn will generally be accepted for exchange on a pro rata basis in proportion to the number of shares tendered. We refer to this as “proration”. Stockholders who beneficially own “odd-lots” (less than 100 shares) of BMS common stock and who validly tender all their shares will not be subject to proration. For instance, if you beneficially own 50 shares of BMS common stock and tender all 50 shares, your odd-lot will not be subject to proration. If, however, you hold less than 100 shares of BMS common stock, but do not tender all of your shares, you will be subject to proration to the same extent as holders of more than 100 shares if the exchange offer is oversubscribed. Beneficial holders of 100 or more shares of BMS common stock are not eligible for this preference, even if those holders have separate stock certificates representing less than 100 shares.

Proration for each tendering stockholder will be based on the number of shares of BMS common stock tendered by that stockholder in the exchange offer, and not on that stockholder’s aggregate ownership of BMS common stock. Any shares of BMS common stock not accepted for exchange as a result of proration will be returned to tendering stockholders. BMS will announce its preliminary determination of the extent to which tenders will be prorated by press release by 9:00 a.m., New York City time, on the business day immediately following the expiration of the exchange offer. We refer to this determination as the “preliminary proration factor”. BMS will announce its final determination of the extent to which tenders will be prorated by press release promptly after this determination is made. We refer to this determination as the “final proration factor”.

22.	How long will the exchange offer be open?

The period during which you are permitted to tender your shares of BMS common stock in the exchange offer will expire at 12:00 midnight, New York City time, on the currently expected expiration date, December 17, 2009, unless the exchange offer is extended or terminated. BMS may terminate the exchange offer in the circumstances described in “The Exchange Offer—Extension; Termination; Amendment”.

23.	Under what circumstances can the exchange offer be extended by BMS?

BMS can extend the exchange offer at any time, in its sole discretion, and regardless of whether any condition to the exchange offer has been satisfied or, where permissible, waived. If BMS extends the exchange offer, it must publicly announce the extension by press release at any time prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

24.	How do I decide whether to participate in the exchange offer?

Whether you should participate in the exchange offer depends on many factors. You should examine carefully your specific financial position, plans and needs before you decide whether to participate, as well as the relative risks associated with an investment in MJN and BMS.

In addition, you should consider all of the factors described in “Risk Factors”. None of BMS, MJN or any of their respective directors or officers or any of the dealer managers makes any recommendation as to whether you should tender your shares of BMS common stock. You must make your own decision after carefully reading this prospectus and consulting with your advisors in light of your own particular circumstances. You are strongly encouraged to read this prospectus in its entirety very carefully.

25.	How do I participate in the exchange offer?

The procedures you must follow to participate in the exchange offer will depend on whether you hold your shares of BMS common stock in certificated form, in uncertificated form registered directly in your name in BMS’ share register (“Direct Registration Shares”), through a broker, dealer, commercial bank, trust company or similar institution or otherwise. For specific instructions about how to participate, see “The Exchange Offer—Procedures for Tendering”.

26.	Can I tender only a part of my BMS common stock in the exchange offer?

Yes. You may tender all, some or none of your BMS common stock.

27.	Will holders of BMS stock options have the opportunity to exchange their BMS stock options for MJN stock options in the exchange offer?

No. However, holders of vested and unexercised BMS stock options can exercise their vested stock options in accordance with the terms of the plans under which the options were issued and tender the shares of BMS common stock received upon exercise in the exchange offer. An exercise of a BMS stock option can not be revoked for any reason, including if the exchange offer is terminated for any reason or if shares of BMS common stock received upon exercise are tendered and not accepted for exchange in the exchange offer.

28.	What do I do if I want to retain all of my BMS common stock?

If you want to retain your BMS common stock, you do not need to take any action in connection with the exchange offer.

29.	Will I be able to withdraw the shares of BMS common stock that I tender in the exchange offer?

You have a right to withdraw all, some or none of your shares of BMS common stock you have tendered at any time before 12:00 midnight, New York City time, on the expiration date (currently expected to be December 17, 2009). See “The Exchange Offer—Withdrawal Rights”. Given that the final exchange ratio used to determine the number of shares of MJN common stock that you will receive for each share of BMS common stock accepted for exchange in the exchange offer will be announced by 9:00 a.m., New York City time, on the trading day (currently expected to be December 16, 2009) immediately preceding the expiration date (currently expected to be December 17, 2009), you will be able to withdraw shares of BMS common stock tendered for two trading days after the final exchange ratio has been established. If you change your mind again before the expiration of the exchange offer, you can re-tender shares of BMS common stock by following the exchange procedures again prior to expiration of the exchange offer.

If you are a registered holder of BMS common stock (which includes persons holding certificated shares), you must provide a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent. The information that must be included in that notice is specified under “The Exchange Offer—Terms of the Exchange Offer—Withdrawal Rights”.

If you hold your shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult with that institution on the procedures with which you must comply and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on your behalf before 12:00 midnight, New York City time, on the expiration date (currently expected to be December 17, 2009). If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.

30.	How soon will I receive delivery of my MJN common stock once I have tendered my BMS common stock?

Following the expiration date (currently expected to be December 17, 2009), the exchange agent will cause shares of MJN common stock to be credited to you in book-entry form as soon as practicable after acceptance of shares of BMS common stock in the exchange offer and determination of the final proration factor, if any. See the “The Exchange Offer—Delivery of MJN Common Stock; Book-Entry Accounts”.

31.	Will I be taxed on the shares of MJN common stock that I receive in the exchange offer?

BMS expects to receive an opinion of counsel to the effect that (i) the Internal Spin-Off, and the exchange offer together with any subsequent spin-off, each should qualify for non-recognition of gain and loss under Section 355 of the Code, (ii) the Proposed Recapitalization (BMS’ conversion of its MJN class B common stock to MJN class A common stock) should qualify for non-recognition of gain and loss under Section 368(a)(1)(E) of the Code and/or Section 1036(a) of the Code and (iii) the MJC Conversion should qualify for non-recognition of gain and loss under Sections 332 and 337 of the Code. The opinion of counsel is a condition to the exchange offer. The opinion of counsel will not address any state, local or foreign tax consequences of the exchange offer and any subsequent spin-off that may apply to BMS and its stockholders. The opinion of counsel is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange offer and any subsequent spin-off.

If the exchange offer and any subsequent spin-off were determined not to qualify for non-recognition of gain and loss under Section 355 of the Code, these transactions would be taxable to BMS and its stockholders. See “Risk Factors—Risks Relating to the Exchange Offer and Any Subsequent Spin-Off—The IRS may treat the exchange offer as taxable to exchanging stockholders”, “—The transactions could result in tax liability for the BMS group” and “—If any of the transactions contemplated in this prospectus fails to qualify for non-recognition of gain and loss, MJN may in certain circumstances be required to indemnify BMS for any resulting taxes and related expenses, and MJN believes that the payment if required could be significant” and “Material U.S. Federal Income Tax Consequences”.

32.	Are there any appraisal rights for holders of BMS or MJN common stock?

There are no appraisal rights available to BMS stockholders or MJN stockholders in connection with the exchange offer.

33.	What is the accounting treatment of the exchange offer?

The shares of BMS common stock acquired by BMS in the exchange offer will be recorded as an acquisition of treasury stock at a cost equal to the market value of the shares of BMS common stock accepted in the exchange offer at its expiration. Assuming all the shares of MJN common stock owned by BMS are distributed in the exchange offer, the sum of MJN net deficit attributable to BMS that is distributed and the market value of the shares of BMS common stock acquired in the exchange offer at that date will be recognized by BMS as gain on sale of discontinued operations, net of any direct and incremental expenses of the exchange offer on the disposal of its MJN common stock.

Also, upon completion of the exchange offer, MJN’s results will no longer be consolidated with those of BMS for financial reporting purposes and will be shown as discontinued operations. As a result, BMS’ financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to MJN. For a more detailed discussion of MJN’s impact on BMS’ financial statements, see Note 3 to the BMS Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 and Note 22 to the BMS audited financial statements included in the BMS Current Report on Form 8-K filed on April 28, 2009 which are incorporated by reference in this prospectus. The MJN segment information does not reflect MJN’s results as a separate company. The pre-tax income in the MJN segment information does not include MJN’s separation costs from BMS, costs incurred in connection with productivity initiatives and other adjustments. In addition, MJN segment results for periods after February 17, 2009 do not reflect MJN results attributable to the approximately 17% economic interest not held by BMS in MJN as a result of the initial public offering of MJN.

34.	What will BMS do with the shares of BMS common stock it acquires in the exchange offer?

The BMS common stock acquired by BMS in the exchange offer will be held as treasury stock.

35.	What is the impact of the exchange offer on the number of BMS shares outstanding?

Any BMS common stock acquired by BMS in the exchange offer will reduce the total number of BMS shares outstanding, although BMS’ actual number of shares outstanding on a given date reflects a variety of factors such as option exercises.

36.	Do the statements on the cover page regarding this prospectus being subject to change and the registration statement filed with the SEC not yet being effective mean that the exchange offer has not commenced?

As permitted under SEC rules, we have commenced the exchange offer without the registration statement, of which this prospectus forms a part, having been declared effective by the SEC. BMS cannot, however, complete the exchange offer and accept for exchange any shares of BMS common stock tendered in the exchange offer until the registration statement is declared effective by the SEC and the other conditions to the exchange offer have been satisfied or, where permissible, waived.

37.	Where can I find out more information about BMS and MJN?

You can find out more information about BMS and MJN by reading this prospectus and, with respect to BMS, from various sources described in “Incorporation by Reference”.

38.	Whom should I call if I have questions about the exchange offer or want copies of additional documents?

You may ask any questions about the exchange offer or request copies of the exchange offer documents and the other information incorporated by reference in this prospectus, without charge, from the information agent, Georgeson Inc., located at 199 Water Street, 26th Floor, New York, NY 10038 by calling (800) 868-1359 (toll-free in the United States), (212) 806-6859 (outside the United States) or (212) 440-9800 (for banks and brokers).

SUMMARY

This summary does not contain all of the information that may be important to you. You should carefully read this entire prospectus and the other documents to which it refers to understand the exchange offer. See “Incorporation by Reference”.

The Companies

Bristol-Myers Squibb Company

345 Park Avenue

New York, New York 10154

(212) 546-4000

BMS is a global biopharmaceutical and nutritional products company whose mission is to extend and enhance human life by providing the highest quality biopharmaceutical and nutritional products. BMS is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of biopharmaceuticals and nutritional products. BMS has two reportable segments—BioPharmaceuticals and Mead Johnson. The BioPharmaceuticals segment consists of the global biopharmaceutical and international consumer medicines business. The Mead Johnson segment consists of BMS’ interest in MJN. Following completion of the exchange offer, BMS will only have one reportable segment, BioPharmaceuticals.

Mead Johnson Nutrition Company

2701 Patriot Blvd.

Glenview, Illinois 60026

(847) 832-2420

MJN is a global leader in pediatric nutrition. MJN is committed to creating trusted nutritional brands and products that help improve the health and development of infants and children around the world and provide them with the best start in life. MJN’s comprehensive product portfolio addresses a broad range of nutritional needs for infants, children and expectant and nursing mothers. MJN has over 100 years of innovation experience during which we have developed or improved many breakthrough or industry-defining products across each of our product categories. MJN operates in four geographic regions: Asia, Latin America, North America and Europe. Due to similarities in the economics, products offered, production process, customer base and regulatory environment, these operating regions have been aggregated into two reportable segments: Asia/Latin America and North America/Europe. See “Recent Developments”.

The Exchange Offer

Terms of the Exchange Offer

BMS is offering to exchange up to 170.0 million shares of MJN common stock in the aggregate for outstanding shares of BMS common stock that are validly tendered and not validly withdrawn. You may tender all, some or none of your shares of BMS common stock.

Shares of BMS common stock validly tendered and not validly withdrawn will be accepted for exchange at the final exchange ratio, on the terms and conditions of the exchange offer and subject to the limits described below, including the proration provisions. Shares not accepted for exchange will be credited to the holder’s account in book-entry form as soon as practicable following the expiration or termination of the exchange offer.

Extension; Termination; Amendment

The exchange offer, and your withdrawal rights, will expire at 12:00 midnight, New York City time, on December 17, 2009, unless the exchange offer is extended or terminated. You must tender your shares of BMS common stock before this time if you want to participate in the exchange offer. BMS may extend, terminate or amend the exchange offer as described in this prospectus.

Conditions to Completion of the Exchange Offer

The exchange offer is subject to various conditions, including that (i) at least 144.5 million shares of MJN common stock would be distributed in exchange for shares of BMS common stock that are tendered in the exchange offer, (ii) BMS receives an opinion of counsel to the effect that (A) the Internal Spin-Off, and the exchange offer together with any subsequent spin-off, each should qualify for non-recognition of gain and loss under Section 355 of the Code, (B) the Proposed Recapitalization (BMS’ conversion of its MJN class B common stock to MJN class A common stock) should qualify for non-recognition of gain and loss under Section 368(a)(1)(E) of the Code and/or Section 1036(a) of the Code and (C) the MJC Conversion should qualify for non-recognition of gain and loss under Sections 332 and 337 of the Code and (iii) the Recapitalization Ruling, a private letter ruling from the IRS regarding the Proposed Recapitalization, continues to be effective and valid. All conditions to the completion of the exchange offer must be satisfied or, where permissible, waived by BMS before the expiration of the exchange offer. BMS may waive any or all of the conditions to the exchange offer, subject to limited exceptions. See “The Exchange Offer—Conditions to Completion of the Exchange Offer”.

Proration; Odd-Lots

If, on the expiration date of the exchange offer (currently expected to be December 17, 2009), the exchange offer is oversubscribed, BMS will accept on a pro rata basis, in proportion to the number of shares tendered, all shares of BMS common stock validly tendered and not validly withdrawn, except for tenders of odd-lots as described below. BMS will announce the preliminary results of the exchange offer, including the preliminary proration factor, if any, by press release by 9:00 a.m., New York City time, on the first business day following the expiration of the exchange offer (currently expected to be December 17, 2009). Upon determining the number of shares of BMS common stock validly tendered for exchange, BMS will announce the final results, including the final proration factor, if any, promptly after the determination is made.

If you directly or beneficially own less than 100 shares of BMS common stock and wish to tender all of your shares of BMS common stock, you may request that your shares not be subject to proration. In order to request this preferential treatment, you should check the box entitled “Odd-Lot Preference” on the letter of transmittal. If your odd-lot shares are held by a broker, dealer, commercial bank, trust company or similar institution for your account, you should contact that institution so that it can request such preferential treatment. All of your odd-lot shares will be accepted for exchange without proration if BMS completes the exchange offer. If you hold odd-lot shares as a participant in the BMS or MJN employee benefit plans, you are not eligible for this preference.

Fractional Shares

Fractional shares of MJN common stock will not be distributed in the exchange offer. The exchange agent, acting as agent for the tendering BMS stockholders, will aggregate any fractional shares that would otherwise have been required to be distributed and cause them to be sold in the open market. You will receive the proceeds, if any, less any brokerage commissions or other fees, from the sale of these shares in accordance with your fractional interest in the aggregate number of shares sold. The distribution of fractional share proceeds will take longer than the distribution of shares of MJN common stock. As a result, stockholders will not receive fractional share proceeds at the same time they receive shares of MJN common stock.

Procedures for Tendering

The procedures you must follow to participate in the exchange offer will depend on how you hold your shares of BMS common stock. For you to validly tender your shares of BMS common stock pursuant to the exchange offer, before the expiration of the exchange offer, you will need to take the following steps:

•

If you hold certificates for shares of BMS common stock, you must deliver to the exchange agent at the address listed on the back cover of this prospectus a properly completed and duly executed letter of transmittal, together with any required signature guarantees and any other required documents, and the certificates representing the shares of BMS common stock tendered;

•

If you hold shares in uncertificated form that are directly registered in your name in the BMS share register, which we refer to as “Direct Registration Shares”, you must deliver to the exchange agent at the appropriate address listed in the letter of transmittal a properly completed and duly executed letter of transmittal, together with any required signature guarantees and any other required documents. Because certificates are not issued for Direct Registration Shares, you do not need to deliver any certificates representing those shares to the exchange agent;

•

If you hold shares of BMS common stock though a broker, dealer, commercial bank, trust company or similar institution, you should receive instructions from that institution on how to participate in the exchange offer. In this situation, do not complete the letter of transmittal. Please contact the institution through which you hold your shares directly if you have not yet received instructions. Some financial institutions may effect tenders by book-entry transfer through the Depository Trust Company (“DTC”). If you do not hold any certificates for these shares, you need not deliver any certificates representing those shares to the exchange agent;

•

Participants in BMS or MJN employee benefit plans should follow the special instructions that are being sent to them by the applicable plan trustee. Such participants should not use the letter of transmittal to direct the tender of shares of BMS common stock held in these plans. Such participants may direct the applicable plan trustee to tender all, some or none of the shares of BMS common stock in their employee benefit plan account(s), subject to the limitations set forth in any instructions provided by the applicable plan trustee. BMS and MJN have been informed that instructions to tender or withdraw by participants in the BMS or MJN employee benefit plans must be made by a date that is earlier than the expiration date of the exchange offer which will be specified in the instructions sent by the applicable trustee; and

•

If you wish to tender your shares of BMS common stock that are in certificated form but the share certificates are not immediately available, time will not permit shares or other required documentation to reach the exchange agent before the expiration date (currently expected to be December 17, 2009) or the procedure for book-entry transfer cannot be completed on a timely basis, you must follow the procedures for guaranteed delivery described under “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures”.

Delivery of Shares of MJN Common Stock

Following the expiration date (currently expected to be December 17, 2009), the exchange agent will cause shares of MJN common stock to be credited in book-entry form to direct registered accounts maintained by MJN’s transfer agent for the benefit of the respective holders (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders) as soon as practicable after acceptance of shares of BMS common stock in the exchange offer and determination of the final proration factor, if any. Certificates representing shares of MJN common stock will not be issued pursuant to the exchange offer.

Withdrawal Rights

You may withdraw your tendered shares of BMS common stock at any time before the expiration of the exchange offer. If you change your mind again before the expiration of the exchange offer, you may re-tender your shares of BMS common stock by again following the exchange offer procedures.

In order to withdraw your shares, you (or, in lieu thereof, if you hold your shares through a broker, dealer, commercial bank, trust company or similar institution, that institution on your behalf) must provide a written notice or facsimile transmission notice of withdrawal to the exchange agent. The information that must be included in that notice is specified under “The Exchange Offer—Withdrawal Rights”.

No Appraisal Rights

No appraisal rights are available to BMS stockholders or MJN stockholders in connection with the exchange offer.

Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

Although BMS will mail this prospectus to its stockholders to the extent required by U.S. law, including to stockholders located outside the United States, this prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of BMS common stock or MJN common stock in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. BMS has not taken any action under those non-U.S. regulations to facilitate a public offer to exchange BMS common stock or MJN common stock outside the United States but may take steps to facilitate such tenders. Therefore, the ability of any non-U.S. person to tender BMS common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for BMS or MJN to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

All tendering holders must make certain representations in the letter of transmittal, including (in the case of non-U.S. holders) as to the availability of an exemption under their home country laws that would allow them to participate without the need for BMS or MJN to take any action to facilitate a public offering in that country or otherwise. BMS will rely on those representations and, unless the exchange offer is terminated, plans to accept shares tendered by persons who properly complete the letter of transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in BMS common stock or MJN common stock that may apply in their home countries. BMS, MJN and the dealer managers cannot provide any assurance about whether such limitations may exist. See “The Exchange Offer—Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

Spin-Off of MJN Common Stock

BMS will distribute in a spin-off to its stockholders, on a pro rata basis, all of its remaining shares (if any) of MJN common stock promptly following the completion of the exchange offer. The spin-off will be a special dividend distribution with respect to BMS common stock, and the record date for holders to receive shares of

MJN common stock in any subsequent spin-off will be set promptly following the expiration of the exchange offer. No fractional shares of MJN common stock will be distributed in the exchange offer or any subsequent spin-off. See “The Exchange Offer—Terms of the Exchange Offer—Fractional Shares”.

Risk Factors

In deciding whether to tender your shares of BMS common stock, you should carefully consider in their entirety the matters described in “Risk Factors”, as well as other information included in this prospectus and the other documents incorporated by reference herein.

Regulatory Approval

Certain acquisitions of MJN common stock under the exchange offer may require a premerger notification filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. If you decide to participate in the exchange offer and acquire enough shares of MJN common stock to exceed the $65.2 million threshold stated in the Hart-Scott-Rodino Act and associated regulations, and if no exemption under the Hart-Scott-Rodino Act or regulations applies, BMS and you would be required to make filings under the Hart-Scott-Rodino Act and you would be required to pay the applicable filing fee. A filing requirement could delay the exchange of shares with any stockholder or stockholders required to make such a filing until the waiting periods in the Hart-Scott-Rodino Act have expired or been terminated.

Material U.S. Federal Income Tax Consequences

As described more fully in “Material U.S. Federal Income Tax Consequences”, for U.S. Federal income tax purposes:

•	the Internal Spin-Off, and the exchange offer together with any subsequent spin-off, each should qualify for non-recognition of gain and loss under Section 355 of the Code,

•

the Proposed Recapitalization (BMS’ conversion of its MJN class B common stock to MJN class A common stock) should qualify for non-recognition of gain and loss under Section 368(a)(1)(E) of the Code and/or Section 1036(a) of the Code,

•

the MJC Conversion should qualify for non-recognition of gain and loss under Sections 332 and 337 of the Code , and MJN should not be required to take into income or gain any “excess loss account” (within the meaning of § 1.1502-19 of the Treasury Regulations) (“ELA”) with respect to the stock of MJC and

•	it is more likely than not that the BMS group will not be required to take into account as income or gain any ELA with respect to the MJN stock as a result of the transactions.

BMS has received the Recapitalization Ruling, a private letter ruling from the IRS, to the effect that the Proposed Recapitalization will not cause BMS or any of its subsidiaries to incur U.S. federal income taxes in connection with the Internal Spin-Off. The continuing effectiveness and validity of the Recapitalization Ruling is a condition to the exchange offer. BMS does not intend to request a comprehensive ruling from the IRS regarding all aspects of U.S. Federal income tax consequences of the transactions.

If the exchange offer together with any subsequent spin-off were determined not to qualify for non-recognition of gain and loss under Section 355 of the Code, each BMS stockholder who receives shares of MJN common stock in the exchange offer or spin-off would generally be treated as recognizing taxable gain equal to the difference between the fair market value of the shares of MJN common stock received by the stockholder and its tax basis in the shares of BMS common stock exchanged therefor and/or receiving a taxable distribution equal to the fair market value of the shares of MJN common stock received by the stockholder.

If the Internal Spin-Off or the exchange offer together with any subsequent spin-off were determined not to qualify for non-recognition of gain and loss under Section 355 of the Code, BMS would generally recognize taxable gain equal to the excess of the fair market value of the shares of MJN common stock distributed by BMS in the exchange offer and any subsequent spin-off over BMS’ tax basis in such stock. In addition, in such case, the BMS group would be required to take the ELA described below into taxable income.

The BMS group has an ELA in its MJN stock. BMS expects to receive an opinion of counsel to the effect that it is more likely than not that the BMS group will not be required to take into account as income or gain any ELA with respect to the MJN stock as a result of the transactions contemplated in this prospectus, but these transactions are not conditioned on receiving this opinion. The tax law in this area is complex and there is a risk that, even if the Internal Spin-Off, the exchange offer and any subsequent spin-off qualify for non-recognition of gain and loss under Section 355 of the Code, the BMS group will be required to take its ELA in taxable income as a result of these transactions. This would result in a material tax liability for BMS. BMS has determined that it will be required to account for its position with respect to the ELA as an “uncertain tax position” under Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, and that, under those rules, it may recognize on its financial statements only a portion of the tax benefit associated with that position. As a result, BMS will reflect on its financial statements a reserve for taxes payable of between $250 and $300 million, plus an amount in respect of any accrued interest.

The exchange offer could be taxable to BMS, but not to its stockholders, if MJN or its stockholders were to engage in certain transactions after the exchange offer is completed. In such cases, MJN may be required to indemnify BMS for any gain and related losses. You should consult your own tax advisor regarding the particular consequences to you of the exchange offer and any subsequent spin-off.

See “Risk Factors—Risks Relating to the Exchange Offer and Any Subsequent Spin-Off—The IRS may treat the exchange offer as taxable to exchanging stockholders”, “—The Transactions could result in tax liability for the BMS group”, “—Restrictions in connection with the tax treatment of the exchange offer and any subsequent spin-off could adversely affect MJN”, “—If any of the transactions contemplated in this prospectus fails to qualify for non-recognition of gain and loss, MJN may in certain circumstances be required to indemnify BMS for any resulting taxes and related expenses, and MJN believes that the payment if required could be significant” and “Material U.S. Federal Income Tax Consequences”.

Accounting Treatment of the Exchange Offer

The shares of BMS common stock acquired by BMS in the exchange offer will be recorded as an acquisition of treasury stock at a cost equal to the market value of the shares of BMS common stock accepted in the exchange offer at its expiration. Assuming all the shares of MJN common stock owned by BMS are distributed in the exchange offer, the sum of MJN net deficit attributable to BMS that is distributed and the market value of the shares of BMS common stock acquired in the exchange offer at that date will be recognized by BMS as gain on sale of discontinued operations, net of any direct and incremental expenses of the exchange offer on the disposal of its MJN common stock.

Upon completion of the exchange offer, MJN’s results will no longer be consolidated with those of BMS for financial reporting purposes and will be shown as discontinued operations. As a result, BMS’ financial statements will no longer reflect the assets, liabilities, results of operations or cash flows attributable to MJN. For a more detailed discussion of MJN’s impact on BMS’ financial statements, see Note 3 to the BMS Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 and Note 22 to the BMS audited financial statements included in the BMS Current Report on Form 8-K filed on April 28, 2009 which are incorporated by reference in this prospectus. The MJN segment information does not reflect MJN’s results as a separate company. The pre-tax income in the MJN segment information does not include MJN’s separation costs from BMS, costs incurred in connection with productivity initiatives and other adjustments. In addition, MJN segment results for periods after February 17, 2009 do not reflect MJN results attributable to the approximately 17% economic interest not held by BMS in MJN as a result of the initial public offering of MJN.

Comparison of Stockholder Rights

BMS and MJN are both organized under the laws of the State of Delaware. Differences in the rights of a stockholder of BMS from those of a stockholder of MJN arise principally from provisions of the constitutive documents of each of BMS and MJN.

The Exchange Agent

The exchange agent for the exchange offer is BNY Mellon Shareowner Services.

The Information Agent

The information agent for the exchange offer is Georgeson Inc.

The Dealer Managers

The dealer managers for the exchange offer are Citigroup Global Markets Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated. We refer to these firms in this prospectus as the “dealer managers”.

Selected Historical Financial Data for BMS and MJN

BMS Selected Historical Financial Data

The selected consolidated financial data presented below should be read together with BMS’ consolidated financial statements and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in the BMS Current Report on Form 8-K filed on April 28, 2009 and the BMS Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which are incorporated by reference into this prospectus. The income statement data, per share data and cash flow data for the years ended December 31, 2008, 2007 and 2006 and the consolidated balance sheet data as of December 31, 2008 and 2007 have been derived from BMS’ audited consolidated financial statements which are incorporated by reference into this prospectus. The consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 have been audited and reported upon by Deloitte & Touche LLP, an independent registered public accounting firm. The income statement data, per share data and cash flow data for the years ended December 31, 2005 and 2004 and the consolidated balance sheet data as of December 31, 2006, 2005 and 2004 have been derived from audited financial statements not included or incorporated by reference in this prospectus. The income statement data, per share data and cash flow data for the nine months ended September 30, 2009 and 2008 and the balance sheet data as of September 30, 2009 have been derived from unaudited consolidated financial statements, which are incorporated by reference into this prospectus and include all adjustments consisting of normal recurring adjustments necessary for the fair presentation of interim periods.

The data shown below are not necessarily indicative of results to be expected for any future period. Based on BMS’ historical ownership of MJN, the data shown below is impacted by assets, liabilities, results of operations or cash flows attributable to MJN. Upon completion of the exchange offer, MJN’s results will no longer be consolidated with those of BMS for financial reporting purposes and will be shown as discontinued operations. As a result, BMS’ financial statements will no longer reflect the assets, liabilities, results of operations and cash flows attributable to MJN. For a more detailed discussion of MJN’s impact on BMS’ financial statements, see Note 3 to the BMS Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 and Note 22 to the BMS audited financial statements included in the BMS Current Report on Form 8-K filed on April 28, 2009, which are incorporated by reference in this prospectus. The MJN segment information does not reflect MJN’s results as a separate company. The pre-tax income in the MJN segment information does not include MJN’s separation costs from BMS, costs incurred in connection with productivity initiatives and other adjustments. In addition, MJN segment results for periods after February 17, 2009 do not reflect MJN results attributable to the approximately 17% economic interest not held by BMS in MJN as a result of the initial public offering of MJN. To find out where you can obtain copies of BMS’ documents that have been incorporated by reference, see “Incorporation by Reference”.

	Nine Months Ended September 30,		Years Ended December 31,
(in millions, except per share data)	2009	2008	2008	2007	2006	2005	2004
Income Statement Data(1)
Net Sales	$15,886	$15,348	$20,597	$18,193	$16,208	$17,613	$17,837
Earning from Continuing Operations Before Income Taxes	4,849	3,583	5,471	3,186	2,085	4,016	3,911
Net Earnings from Continuing Operations	3,509	2,687	4,151	2,504	1,654	2,652	2,017

Net Earnings from Continuing Operations per Common Share:
Basic	1.30	0.99	1.60	0.88	0.62	1.36	1.04
Diluted	1.30	0.98	1.59	0.88	0.62	1.35	1.02

Per Share Data
Weighted Average Common Shares Outstanding:
Basic	1,979	1,976	1,977	1,970	1,960	1,952	1,942
Diluted	1,982	2,004	2,001	1,980	1,963	1,983	1,976

Dividends Paid on Common and Preferred Stock	1,857	1,845	2,461	2,213	2,199	2,186	2,174

Dividends Declared Per Common Share	0.93	0.93	1.24	1.15	1.12	1.12	1.12

Book Value Per Common Share at End of Period	7.34		6.19	5.36	5.10	5.74	5.25

Balance Sheet Data at End of Period

Total Assets	30,951		29,486	25,867	25,271	27,905	30,309
Cash and Cash Equivalents	6,367		7,976	1,801	2,018	3,050	3,680
Marketable Securities	302		289	424	1,995	2,749	3,794
Long-term Debt	6,307		6,585	4,381	7,248	8,364	8,463
Shareholders’ Equity	14,518		12,208	10,535	10,041	11,074	10,109

(1)	BMS recorded items that affected the comparability of results. For a discussion of these items for the years 2008, 2007 and 2006, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Expenses/Gains” in the BMS Current Report on Form 8-K filed on April 28, 2009 incorporated by reference in this prospectus. See “Incorporation by Reference”.

MJN Selected Historical Financial Data

The selected financial data presented below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MJN” and MJN’s financial statements and the accompanying notes included elsewhere in this prospectus. The selected statement of earnings data, per share data and statement of cash flows data for the years ended December 31, 2008, 2007 and 2006 and the selected balance sheet data as of December 31, 2008 and 2007 have been derived from MJN’s audited financial statements included elsewhere in this prospectus. The financial statements for the years ended December 31, 2008, 2007 and 2006 have been audited and reported upon by Deloitte & Touche LLP, an independent registered public accounting firm. The selected statement of earnings data, per share data and statement of cash flows data for the years ended December 31, 2005 and 2004 and the balance sheet data as of December 31, 2006 and 2005 have been derived from audited financial statements not included in this prospectus. The statement of earnings data, per share data and statement of cash flows data for the nine months ended September 30, 2009 and 2008 and the balance sheet data as of September 30, 2009 have been derived from unaudited financial statements included elsewhere in this prospectus and include all adjustments consisting of normal recurring adjustments necessary for the fair presentation of interim periods. The balance sheet data as of December 31, 2004 is derived from unaudited financial statements, which are not included in this prospectus. The data shown below are not necessarily indicative of results to be expected for any future period.

	Nine Months Ended September 30,		Years Ended December 31,
(in millions, except per share data)	2009	2008	2008	2007	2006	2005	2004
Statement of Earnings Data
Net Sales	$2,112.1	$2,174.7	$2,882.4	$2,576.4	$2,345.1	$2,201.8	$1,997.2
Earnings Before Interest and Income Taxes	566.6	560.8	695.7	663.2	634.8	618.4	849.9	(1)
Interest Expense—net	75.3	11.9	43.3	—	—	—	—
Net Earnings attributable to shareholders	335.6	347.5	393.9	422.5	398.2	389.8	519.2

Per Share Data
Earnings per Share:
Basic	1.68	2.05	2.32	2.49	2.34	2.29	3.05
Diluted(2)	1.68	2.05	2.32	2.49	2.34	2.29	3.05

Weighted Average Shares Outstanding
Basic	199.3	170.0	170.0	170.0	170.0	170.0	170.0
Diluted(2)	199.3	170.0	170.0	170.0	170.0	170.0	170.0

Dividends Declared Per Common Share	0.50 (3)	—	—	—	—	—	—

Book Value Per Common Share at End of Period	(3.41)		(8.21)	3.75	3.48	2.73	2.65

Equivalent Per Share Data(4)
Earnings per Share:
Basic	1.06	1.29	1.46	1.57	1.48	1.45	1.93
Diluted	1.06	1.29	1.46	1.57	1.48	1.45	1.93

Dividends Declared Per Common Share	0.32	—	—	—	—	—	—

Book Value Per Common Share at End of Period	(2.15)		(5.18)	2.37	2.20	1.72	1.67

Cash Flows Data
Depreciation and Amortization	43.9	38.1	52.1	51.0	49.5	53.8	57.4
Payments for Capital Expenditures	59.3	50.7	81.1	78.4	68.9	56.4	59.9

Balance Sheet Data at End of Period
Total Assets	1,964.3		1,361.4	1,301.9	1,204.3	1,123.5	1,103.3
Debt	1,746.4		2,000.0	—	—	—	—
Total Equity (Deficit)	(697.5)		(1,395.5)	637.8	592.4	464.8	451.1

(1)	Includes $325.3 million pre-tax gain on sale of Adult Nutrition Business.
(2)	On February 17, 2009, MJN completed the offering of 34.5 million shares of MJN common stock in an initial public offering (“IPO”). Prior to that date, MJN had 170.0 million shares of MJN common stock outstanding, all of which were owned by BMS. The same number of shares has been used to calculate basic earnings per share and diluted earnings per share for the periods prior to the IPO as no MJN restricted stock units, stock options or performance shares were outstanding prior to the IPO. For the nine months ended September 30, 2009, diluted earnings per share was computed using the weighted average common shares outstanding during the period plus the incremental shares outstanding assuming the exercise of dilutive restricted stock units, stock options and performance shares.
(3)	On September 1, 2009, MJN’s board of directors declared a dividend of $0.20 per share for the quarter ending September 30, 2009. The dividend was paid on October 1, 2009, to shareholders of record on September 17, 2009. On June 23, 2009, MJN’s board of directors declared a dividend of $0.20 per share for the quarter ending June 30, 2009, and a $0.10 per share dividend prorated for the period from settlement of MJN’s IPO through March 31, 2009. The declaration and payment of dividends is at the discretion of MJN’s board of directors and will depend upon, among other things, future earnings, general financial condition and liquidity, success in business activities, capital requirements and general business conditions.
(4)	Equivalent per share data equals the corresponding per share data multiplied by 0.6313 (the upper limit of the exchange offer) so that per share amounts are equated to the respective values that would have been attributable to one share of BMS common stock assuming it had been exchanged for MJN common stock at the upper limit of 0.6313 shares of MJN common stock for each share of BMS common stock accepted in the exchange offer.

Market Price and Dividend Information

The market prices of BMS and MJN common stock are subject to fluctuation. The exchange ratio will be set based on the respective market prices of BMS and MJN common stock. As a result, you should, among other things, obtain current market quotations before deciding to tender your shares of BMS common stock. There can be no assurance what the market price of shares will be before, on or after the date on which the exchange offer is completed.

BMS

The following table describes the per share range of high and low sales prices, as reported by the NYSE, for shares of BMS common stock and dividends declared per share of BMS common stock for the quarterly periods indicated. Shares of BMS common stock are listed on the NYSE under the symbol “BMY”.

	Market Price for BMS Common Stock		Dividends Declared
	High	Low	Per Share
2007
First Quarter	$29.39	$25.73	$0.28
Second Quarter	32.25	27.00	$0.28
Third Quarter	32.35	26.38	$0.28
Fourth Quarter	30.35	26.52	$0.31
2008
First Quarter	$27.37	$20.05	$0.31
Second Quarter	23.60	19.43	$0.31
Third Quarter	22.93	19.70	$0.31
Fourth Quarter	23.82	16.00	$0.31
2009
First Quarter	$23.98	$17.23	$0.31
Second Quarter	22.32	18.83	$0.31
Third Quarter	23.28	19.19	$0.31

At November 12, 2009, there were 1,981,017,084 shares of BMS common stock outstanding, and as of November 12, 2009, there were 64,013 stockholders of record of shares of BMS common stock.

On November 13, 2009, the NYSE trading day immediately preceding the initial filing of the registration statement of which this prospectus forms a part, the closing sales price per share of BMS common stock as reported by the NYSE was $23.18.

MJN

The following table describes the per share range of high and low sales prices, as reported by the NYSE, for shares of MJN common stock and dividends declared per share of MJN common stock for the quarterly periods indicated. Shares of MJN common stock commenced trading on the NYSE on February 11, 2009 under the symbol “MJN”.

	Market Price for MJN Common Stock		Dividends Declared
	High	Low	Per Share
2009
First Quarter	$29.85	$25.90	—
Second Quarter	33.76	25.72	$0.30	(1)
Third Quarter	50.35	31.51	$0.20

(1)	On June 23, 2009, MJN’s board of directors declared a dividend of $0.20 per share for the quarter ending June 30, 2009, and a $0.10 per share dividend prorated for the period from settlement of MJN’s IPO through March 31, 2009.

The declaration and payment of dividends is at the discretion of MJN’s board of directors and depends on many factors; however, MJN expects the next dividend record date to be after the completion of the exchange offer in which case BMS is not expected to receive the next dividend for any shares of MJN common stock distributed in the exchange offer. Instead, record holders of shares of MJN common stock distributed in the exchange offer are expected to receive the next dividend payment declared by MJN.

As of November 11, 2009, there were 204.5 million shares of MJN common stock outstanding. As of November 12, 2009, there were four holders of record of shares of MJN common stock. Immediately before the commencement of the exchange offer, BMS beneficially owns 170.0 million shares of MJN common stock representing 83.1% of MJN’s outstanding common stock. After the completion of the exchange offer, BMS will not own any shares of MJN common stock.

On November 13, 2009, the last NYSE trading day immediately preceding the initial filing of the registration statement of which this prospectus forms a part, the closing sales price per share of MJN common stock as reported by the NYSE was $45.25.

RISK FACTORS

In determining whether or not to tender your shares of BMS common stock in the exchange offer, you should consider carefully all of the information about MJN and BMS included or incorporated by reference in this prospectus, as well as the information about the terms and conditions of the exchange offer. None of BMS, MJN or any of their respective directors or officers or any of the dealer managers makes any recommendation as to whether you should tender your shares of BMS common stock. You must make your own decision after reading this prospectus and consulting with your advisors.

The risk factors described below are separated into two groups:

1.	Risks Relating to MJN; and

2.	Risks Relating to the Exchange Offer and Any Subsequent Spin-Off.

Risks Relating to MJN describe the material risks relating to MJN as a stand-alone company following the completion of the exchange offer of MJN from BMS, as contemplated by the exchange offer and any subsequent spin-off distribution. For a description of the material risks relating to BMS, please read “Risk Factors” in BMS’ Annual Report on Form 10-K for the year ended December 31, 2008, which report is incorporated by reference in this prospectus.

The occurrence of the events described below under the risks relating to MJN could have a material adverse effect on MJN’s businesses, prospects, financial condition, results of operations and/or cash flows. In such a case, the price of shares of MJN common stock may decline and you could lose all or part of your investment. In addition, the risks described in this prospectus relating to MJN are, until the completion of the exchange offer, also associated with an investment in BMS due to BMS’ ownership interest in MJN. In addition, other unknown or unpredictable economic, business, competitive, regulatory, geopolitical or other factors could have material adverse effects on MJN’s or BMS’ businesses, prospects, financial condition, results of operations and/or cash flows. Please read “Cautionary Statement Concerning Forward-Looking Statements”.

Risks Relating to MJN

MJN’s success depends on sustaining the strength of MJN’s brands, particularly MJN’s Enfa family of brands.

The Enfa family of brands accounted for 61.0% of MJN’s net sales for the year ended December 31, 2008. The willingness of consumers to purchase MJN’s products depends upon MJN’s ability to offer attractive brand value propositions. This in turn depends in part on consumers attributing a higher value to MJN’s products than to alternatives. For example, in the United States, MJN faces significant competition from the Similac brand of infant formula. If the difference in the value attributed to MJN’s products as compared to those of MJN’s competitors narrows, or if there is a perception of such a narrowing, consumers may choose not to buy MJN’s products. If MJN fails to promote and maintain the brand equity of MJN’s products across each of MJN’s markets, then consumer perception of MJN’s products’ nutritional quality may be diminished and MJN’s business could be materially adversely affected. MJN’s ability to maintain or improve MJN’s brand value propositions will impact whether these circumstances will result in decreased market share and profitability.

MJN may experience liabilities or negative effects on MJN’s reputation as a result of real or perceived quality issues, including product recalls, injuries or other claims.

Whether real or perceived, contamination, spoilage or other adulteration, product mislabeling or product tampering could require MJN to recall products. From time to time MJN has experienced recalls of MJN’s products. While such recalls have not been material to MJN’s business on a global level in the past, MJN cannot assure you that such material product recalls will not occur in the future. MJN may also be subject to liability if

MJN’s products or operations violate or are alleged to violate applicable laws or regulations or in the event MJN’s products cause, or are alleged to cause, injury, illness or death.

Powder milk products are not sterile. A substantial portion of MJN’s products must be prepared and maintained according to label instruction to retain their flavor and nutritional value and avoid contamination or deterioration. Depending on the specific type of product, a risk of contamination or deterioration may exist at each stage of the production cycle, including the purchase and delivery of raw food materials, the processing and packaging of food products and upon use and handling by health care professionals, hospital personnel and consumers. In the event that certain of MJN’s products are found, or are alleged, to have suffered contamination or deterioration, whether or not such products were under MJN’s control, MJN’s brand reputation and business could be materially adversely affected.

Whether real or perceived, reports or allegations of inadequate product quality control with respect to other manufacturers of pediatric nutrition products also could adversely impact sales of MJN’s products. For example, in November 2008 and December 2008, the United States Food and Drug Administration (“U.S. FDA”) released test results that identified extremely low trace levels of melamine and cyanuric acid in infant formula produced by U.S. manufacturers. The U.S. FDA has found no melamine in MJN’s products and only a trace amount of cyanuric acid, which the U.S. FDA believes does not raise public health concerns, was found in a sampling of MJN’s products. Chinese authorities found significant levels of melamine in Chinese dairy used in certain infant formula products of other manufacturers, which led to the deaths of several infants in September 2008. MJN does not use dairy or protein-containing raw ingredients from China at any of MJN’s manufacturing sites and MJN has not been adversely impacted by these events in China thus far. In addition, although the U.S. FDA currently permits the use of bisphenol-A (“BPA”) in food packaging materials, including polycarbonate baby bottles and some of MJN’s infant formula packaging, recent public reports and allegations regarding the potential health hazards of BPA, and several lawsuits against baby bottle manufacturers and infant formula manufacturers (including MJN) related to BPA content, could contribute to a perceived safety risk about MJN’s products and adversely impact sales or otherwise disrupt MJN’s business. Moreover, certain states and municipalities have either proposed or already passed legislation banning the use of BPA in certain infant products, and the U.S. FDA, other regulatory authorities or state legislatures could prohibit the use of BPA in the future. Events such as these may create a perception of contamination risk among consumers with respect to all products in MJN’s industry.

In addition, MJN advertises its products and could be the target of claims relating to false or deceptive advertising under foreign laws and U.S. federal and state laws, including the consumer protection statutes of some states. A significant product liability or other legal claim or judgment against MJN or a widespread product recall may negatively impact MJN’s profitability. Even if a product liability or consumer fraud claim is unsuccessful or is not merited or fully pursued, the negative publicity surrounding such assertions regarding MJN’s products or processes could materially adversely affect MJN’s reputation and brand image and therefore MJN’s business.

MJN is subject to numerous governmental regulations, and it can be costly to comply with these regulations. Changes in governmental regulations could harm MJN’s business.

As a producer of pediatric nutrition products, MJN’s activities are subject to extensive regulation by governmental authorities and international organizations, including rules and regulations with respect to the environment, employee health and safety, hygiene, quality control and tax laws. It can be costly to comply with these regulations and to develop compliant product processes. MJN’s activities may also be subject to all kinds of barriers or sanctions imposed by countries or international organizations limiting international trade and increasingly dictating the specific content of MJN’s products and, with regard to the protection of consumer health and safety, limiting information and advertising about the health benefits of products that MJN markets. In addition, regulatory changes or decisions that restrict the marketing, promotion and availability of MJN’s products, continued access to health care professionals, the ability to include genetically modified organisms in MJN’s products, as well as the manufacture and labeling of MJN’s products, could materially adversely affect

MJN’s business. For example, regulations in the Philippines require governmental review of all advertisements for products intended for children under the age of two. In addition, certain activists, along with governmental and quasi-governmental entities, such as the United Nations Children’s Fund (“UNICEF”), have advocated against the marketing and sale of pediatric nutrition products. These efforts could result in increased regulatory restrictions on MJN’s activities in the future. MJN’s activities could be materially adversely affected by any significant changes in such regulations or their enforcement. MJN’s ability to anticipate and comply with evolving global standards requires significant investment in monitoring the global regulatory environment and MJN may be unable to comply with changes in regulation restricting MJN’s ability to continue to operate MJN’s business or manufacture, market or sell MJN’s products.

Commodity price increases will increase MJN’s operating costs and may reduce MJN’s profitability.

Commodity prices impact MJN’s business directly through the cost of raw materials used to make MJN’s products (such as skim milk powder, lactose and whey protein concentrate), the cost of inputs used to manufacture and ship MJN’s products (such as crude oil and energy) and the amount MJN pays to produce or purchase packaging for MJN’s products (such as cans, pouches, cardboard and plastic). Commodities such as these are susceptible to price volatility caused by conditions outside of MJN’s control, including fluctuations in commodities markets, currency fluctuations and changes in governmental agricultural programs. MJN’s dairy costs have increased significantly over the past two years. If, as a result of consumer sensitivity to pricing or otherwise, MJN is unable to increase MJN’s prices to offset the increased cost of commodities, MJN may experience lower profitability and MJN may be unable to maintain historical levels of productivity.

MJN’s business is particularly vulnerable to commodity price increases in Asia, the fastest growing region in the pediatric nutrition industry. Commodity price increases in Asia could reduce MJN’s sales and limit MJN’s ability to pursue MJN’s growth strategy in that region. MJN employs various purchasing and pricing contract techniques in an effort to minimize commodity price volatility. Generally, these techniques include setting fixed terms with suppliers such as incorporating clauses setting forth unit pricing that is based on an average commodity price over a corresponding period of time. If MJN fails to manage MJN’s commodity price exposure adequately, MJN’s business may be materially adversely affected.

MJN’s profitability may suffer as a result of competition in MJN’s markets.

The pediatric nutrition industry is intensely competitive. MJN’s primary competitors, including Nestlé S.A., Abbott Laboratories, Groupe Danone and Wyeth, all have substantial financial, marketing and other resources. MJN competes against large global companies, as well as regional and local companies, in each of the regions in which MJN operates. In most product categories, MJN competes not only with other widely advertised branded products, but also with private label, store and economy brand products that are generally sold at lower prices. Competition in MJN’s product categories is based on the following factors:

•	brand recognition and loyalty;

•	product quality;

•	effectiveness of marketing, promotional activity and the ability to identify and satisfy consumer preferences;

•	product innovation;

•	price; and

•	distribution and availability of products.

From time to time, in order to protect MJN’s existing market share or capture increased market share, MJN may need to improve MJN’s brand recognition and product value proposition, and increase MJN’s spending on marketing, advertising and new product innovation. The success of marketing, advertising and new product innovation is subject to risks, including uncertainties about trade and consumer acceptance. MJN may also need to reduce prices for some of MJN’s products in order to respond to competitive and customer pressures and to maintain MJN’s market share. Competitive and customer pressures may restrict MJN’s ability to increase prices, including in response to commodity and other cost increases. MJN’s business will suffer if profit margins decrease, either as a result of a reduction in prices or an increase in costs with an inability to increase prices proportionally.

Economic downturns, such as the current downturn, could cause consumers to shift their purchases from MJN’s higher-priced premium products to lower-priced products, including private label or store brands, which could materially adversely affect MJN’s business.

The willingness of consumers to purchase premium brand pediatric nutrition products depends in part on local economic conditions. In periods of economic uncertainty, consumers may shift their purchases from MJN’s higher-priced premium products to lower-priced products, including private label and store brand products. MJN believes that private label and store brand product manufacturers gained market share in the United States in 2008.

Turmoil in the financial markets could adversely affect MJN’s liquidity, cash flow and financial flexibility, as well as the demand for MJN’s products.

Recent turmoil in the financial markets has adversely affected economic activity and credit markets in the United States and other regions of the world in which MJN does business. This could have an adverse impact on MJN’s customers, distributors, suppliers, counterparties to certain financial instruments, financial service providers and other service providers.

MJN’s operations face significant foreign currency exchange rate exposure that could materially negatively impact MJN’s operating results.

MJN holds assets, incurs liabilities, earns revenue and pays expenses in a variety of currencies other than the U.S. dollar, primarily the Chinese renminbi, the Mexican peso, the Philippine peso, the Hong Kong dollar and the Euro. Because MJN’s financial statements are presented in U.S. dollars, MJN must translate its assets, liabilities, sales and expenses into U.S. dollars at the then-applicable exchange rates. Consequently, increases in the value of the U.S. dollar versus these other currencies may negatively affect the value of these items in MJN’s financial statements, even if their value has not changed in their original currency. While MJN intends to mitigate some of this risk with hedging and other activities, MJN’s business will nevertheless remain subject to substantial foreign exchange risk from foreign currency translation exposures that MJN will not be able to manage through effective hedging or the use of other financial instrument approaches.

The international nature of MJN’s business subjects MJN to additional business risks that could cause MJN’s sales and profitability to decline.

MJN operates its business and markets its products internationally in more than 50 countries. For the years ended December 31, 2008 and 2007, 61.5% and 56.2%, respectively, of MJN’s net sales were generated in countries outside of the United States. The risks associated with MJN’s operations outside of the United States include:

•	multiple regulatory requirements that are subject to change and that could restrict MJN’s ability to manufacture, market or sell MJN’s products;

•	inflation, recession, fluctuations in foreign currency exchange and interest rates and discriminatory fiscal policies;

•	adverse tax consequences from the repatriation of cash;

•	trade protection measures, including increased duties and taxes, and import or export licensing requirements;

•	price controls;

•	government health promotional programs intended to discourage the use of MJN’s products;

•	differing local product preferences and product requirements;

•	difficulty in establishing, staffing and managing operations;

•	differing labor regulations;

•	potentially negative consequences from changes in or interpretations of tax laws;

•	political and economic instability;

•	enforcement of remedies in various jurisdictions;

•	changes in foreign medical reimbursement policies and programs; and

•	diminished protection of intellectual property in some countries.

These and other risks could have a material adverse effect on MJN’s business.

MJN’s international operations are subject to political and economic risks of developing countries, and special risks associated with doing business in corrupt environments.

MJN operates its business and market MJN’s products internationally in more than 50 countries, and MJN is focusing on increasing MJN’s sales and in some cases establishing new production facilities in regions, including Asia, Latin America, India and the Middle East, which are less developed, have less stability in legal systems and financial markets, and are generally recognized as potentially more corrupt business environments than the United States, and therefore present greater political, economic and operational risks. MJN has in place policies, procedures and certain ongoing training of employees with regard to business ethics and many key legal requirements, such as applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”), which make it illegal for MJN to give anything of value to foreign officials in order to obtain or retain any business or other advantages; however, there can be no assurance that MJN’s employees will adhere to MJN’s code of business ethics or any other of MJN’s policies, applicable anti-corruption laws, including the FCPA, or other legal requirements. If MJN fails to enforce MJN’s policies and procedures properly or maintain adequate record-keeping and internal accounting practices to accurately record MJN’s transactions, MJN may be subject to regulatory sanctions. If MJN believes or has reason to believe that MJN’s employees have or may have violated applicable anti-corruption laws, including the FCPA, or other laws or regulations, MJN is required to investigate or have outside counsel investigate the relevant facts and circumstances, and if violations are found or suspected could face civil and criminal penalties, and significant costs for investigations, litigation, fees, settlements and judgments, which in turn could have a material adverse effect on MJN’s business.

Sales of MJN’s products are subject to changing consumer preferences, and MJN’s success depends upon MJN’s ability to predict, identify and interpret changes in consumer preferences and develop and offer new products rapidly enough to meet those changes.

MJN’s success depends on MJN’s ability to predict, identify and interpret the tastes, dietary habits and nutritional needs of consumers and to offer products that appeal to those preferences. If MJN does not succeed in offering products that consumers want to buy, MJN’s sales and market share will decrease, resulting in reduced profitability. If MJN is unable to predict accurately which shifts in consumer preferences will be long lasting, or to introduce new and improved products to satisfy those preferences, MJN’s sales will decline. In addition, given the variety of cultures and backgrounds of consumers in MJN’s global consumer base, MJN must offer a sufficient array of products to satisfy the broad spectrum of consumer preferences. As such, MJN must be successful in developing innovative products across MJN’s product categories.

The consolidation of MJN’s retail customers may put pressures on MJN’s profitability.

MJN’s retail customers, such as mass merchandisers, club stores, grocery stores, drug stores and convenience stores, have consolidated in recent years and consolidation is expected to continue throughout the United States, Europe and other major markets. This consolidation has produced large, sophisticated customers with increased buying power, which are more capable of operating with reduced inventories, resisting price increases and demanding lower pricing, increased promotional programs and specifically tailored products. These customers also may use shelf space currently used for MJN’s products for their private label or store brand products. Meeting demands from these customers may adversely affect MJN’s margins and, if MJN fails to effectively respond to these demands, MJN’s sales could decline, each of which could materially adversely affect MJN’s profitability.

MJN relies on third parties to provide it with materials and services in connection with the manufacturing and distribution of MJN’s products.

Unaffiliated third-party suppliers provide MJN with materials necessary for commercial production of MJN’s products, including certain key raw materials (such as dairy, agricultural oil and agricultural products) and primary packaging materials (such as cans). In particular, Martek Biosciences Corporation (“Martek”) provides MJN with most of the supply of DHA and ARA that MJN uses in its products. MJN may be unable to manufacture MJN’s products in a timely manner, or at all, if any of MJN’s third-party suppliers, including Martek, should cease or interrupt production or otherwise fail to supply MJN or if the supply agreements are suspended, terminated or otherwise expire without renewal. If these suppliers are not able to supply MJN with the quantities of materials MJN needs or if these suppliers are not able to provide services in the required time period, this could have a material adverse effect on MJN’s business. MJN also utilizes third parties in several countries throughout the world to distribute MJN’s products. If any of MJN’s third-party distributors fail to distribute MJN’s products in a timely manner, or at all, or if MJN’s distribution agreements are suspended, terminated or otherwise expire without renewal, MJN’s profitability could be materially adversely affected.

The manufacture of many of MJN’s products is a highly exacting and complex process, and if MJN or one of MJN’s suppliers should encounter problems manufacturing products, MJN’s business could suffer.

The manufacture of many of MJN’s products is a highly exacting and complex process, in part due to strict regulatory requirements. Problems may arise during the manufacturing process for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, problems with raw materials, maintenance of MJN’s manufacturing environment, natural disasters, various contagious diseases and process safety issues. If problems arise during the production of a batch of product, that batch of product may have to be discarded. This could, among other things, lead to increased costs, lost sales, damage to customer relations, time and expenses being spent investigating the cause and, depending on the cause, similar losses with respect to other batches or products. If problems are not discovered before the affected product is released to the market, recall and product liability costs as well as reputational damage may also be incurred. To the extent that MJN or one of MJN’s suppliers experience significant manufacturing problems, this could have a material adverse effect on MJN’s business.

MJN may experience difficulties and delays inherent in the manufacturing and selling of MJN’s products.

MJN may experience difficulties and delays inherent in the manufacturing and selling of MJN’s products, such as: (1) seizure or recalls of products or forced closings of manufacturing plants; (2) the failure to obtain, the imposition of limitations on the use of, or loss of, patent, trademark or other intellectual property rights; (3) MJN’s failure, or the failure of any of MJN’s vendors or suppliers, to comply with current good manufacturing practices and other applicable regulations and quality assurance guidelines that could lead to temporary manufacturing shutdowns, product shortages and delays in product manufacturing; (4) construction delays related to the construction of new facilities or the expansion of existing facilities, including those intended to support future demand for MJN’s products; (5) other manufacturing or distribution problems, including changes in manufacturing production sites and limits to manufacturing capability due to regulatory requirements, changes in types of products produced or physical limitations that could impact continuous supply; (6) availability of raw materials; and (7) restrictions associated with the transportation of goods in and out of foreign countries.

If MJN fails to increase MJN’s production and manufacturing capacity, MJN will be unable to continue to grow and MJN’s ability to produce new products, expand within MJN’s existing markets and enter into new markets will be limited.

Global growth and demand for MJN’s products has increased the utilization of MJN’s production and manufacturing facilities, including manufacturing capacity provided by third-party manufacturers and packaging capacity with respect to MJN’s products. If MJN is unable to successfully expand MJN’s production and manufacturing capacity, MJN will be unable to continue MJN’s growth and expand within MJN’s existing markets or enter into additional geographic markets or new product categories. In addition, failure to successfully expand MJN’s production and manufacturing capacity will limit MJN’s ability to introduce and distribute new products, including MJN’s existing pipeline of innovations and product improvements, or otherwise take advantage of opportunities in new and existing markets. Further, increasing MJN’s production and manufacturing facilities requires significant investment and build times. Delays in increasing capacity could also limit MJN’s ability to continue MJN’s growth and materially adversely affect MJN’s business.

Disruption of MJN’s global supply chain could materially adversely affect MJN’s business.

MJN’s ability to manufacture, distribute and sell products is critical to MJN’s success. Damage or disruption to raw material supplies or MJN’s manufacturing or distribution capabilities due to weather, natural disaster, fire, terrorism, strikes, various contagious diseases or other reasons could impair MJN’s ability to manufacture or sell MJN’s products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, particularly when a product is sourced from a single location, could materially adversely affect MJN’s business.

Changes in WIC, or MJN’s participation in it, could materially adversely affect MJN’s business.

Participation in the special supplemental nutrition program for women, infants and children (“WIC”) is an important part of MJN’s U.S. business based on the volume of infant formula sold under the program. As of December 31, 2008, MJN holds the contracts that supply approximately 41% of WIC births. As a result, MJN’s business strategy includes bidding for new WIC contracts and maintaining current WIC relationships. MJN’s failure to win bids for new contracts pursuant to the WIC program or MJN’s inability to maintain current WIC relationships could have a material adverse effect on MJN’s business. In addition, any changes to how the WIC program is administered and any changes to the eligibility requirements and/or overall participation in the WIC program could also have a material adverse effect on MJN’s business.

MJN’s business could be harmed by a failure of MJN’s information technology, administrative or outsourcing systems.

MJN relies on MJN’s information technology, administrative and outsourcing systems to effectively manage MJN’s business data, communications, supply chain, order entry and fulfillment and other business processes. The failure of MJN’s information technology, administrative or outsourcing systems to perform as MJN anticipates could disrupt MJN’s business and result in transaction errors, processing inefficiencies and the loss of sales and customers, causing MJN’s business to suffer. In addition, MJN’s information technology, administrative and outsourcing systems may be vulnerable to damage or interruption from circumstances beyond MJN’s control, including fire, natural disasters, systems failures, security breaches and viruses. Any such damage or interruption could have a material adverse effect on MJN’s business and prevent MJN from paying MJN’s suppliers or employees, receiving payments from MJN’s customers or performing other information technology, administrative or outsourcing services on a timely basis.

MJN may face difficulties as it expands its operations into countries in which MJN has no prior operating experience or as MJN expands its operations into new product categories.

MJN intends to continue to expand MJN’s global footprint in order to enter into new markets. This may involve expanding into countries other than those in which MJN currently operates. It may involve expanding into less developed countries, which may have less political, social or economic stability and less developed infrastructure and legal systems. MJN also intends to expand its product portfolio by adding new product categories. As MJN expands its business into new countries or product categories MJN may encounter regulatory, personnel, technological and other difficulties that increase MJN’s expenses or delay MJN’s ability to start up MJN’s operations or become profitable in such countries or product categories. This may affect MJN’s relationships with customers, suppliers and regulators and could have a material adverse effect on MJN’s business.

Resources devoted to research and development may not yield new products that achieve commercial success.

MJN’s ability to develop new pediatric nutrition products depends on, among other factors, MJN’s ability to understand the composition and variation of breast milk. Analyzing breast milk requires significant investment in research and development and testing of new ingredients and new production processes. MJN devotes significant resources to investment in research and development in order gain a deep understanding of the composite ingredients of breast milk. The research and development process is expensive, prolonged and entails considerable uncertainty. Development of a new product, from discovery through testing and registration to initial product launch, typically takes between five and seven years. Each of these periods varies considerably from product to product and country to country. Because of the complexities and uncertainties associated with research and development, products that MJN is currently developing may not complete the development process or obtain the regulatory approvals required for MJN to market such products successfully. The development of new products may take longer and cost more to develop and may be less successful than MJN currently anticipates as a result of:

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products that may appear promising in development but fail to reach market within the expected or optimal time frame, or fail to ever reach market, for any number of reasons, including efficacy and the difficulty or excessive cost to manufacture;

•

failure to enter into or successfully implement optimal alliances where appropriate for the discovery and commercialization of products, or otherwise to maintain a consistent scope and variety of promising late-stage pipeline products; or

•	failure of one or more of MJN’s products to achieve or maintain commercial viability.

MJN cannot assure you that any of MJN’s products currently in MJN’s development pipeline will be commercially successful.

MJN could incur substantial costs to comply with environmental, health, and safety laws and regulations and to address violations of or liabilities under these requirements.

MJN’s facilities and operations are subject to various environmental, health, and safety laws and regulations in each of the jurisdictions in which MJN operates. Among other things, these requirements regulate the emission or discharge of materials into the environment, the use, management, treatment, storage and disposal of solid and hazardous substances and wastes, the control of combustible dust, the reduction of noise emissions and fire and explosion risks, the cleanup of contamination and the prevention of workplace exposures and injuries. Pollution controls and various permits and programs are required for many of MJN’s operations. MJN could incur or be subject to, among other things, substantial costs (including civil or criminal fines or penalties or clean-up costs), third party damage claims, requirements to install additional pollution control or safety control equipment and/or permit revocations in the event of violations by MJN of environmental, health, and safety requirements applicable to MJN’s facilities and operations or MJN’s failure to obtain, develop or comply with required environmental permits or programs.

In addition, most of MJN’s facilities have a history of industrial operations, and contaminants have been detected at some of MJN’s facilities. MJN also is named as a potentially responsible party with respect to three Superfund or state sites. MJN can be held responsible, in some cases without regard to knowledge, fault, or ownership at the time of the release, for the costs of investigating or remediating contamination of any real property MJN or MJN’s predecessors ever owned, operated, or used as a waste disposal site. In addition, MJN can be required to compensate public authorities or private owners for damages to natural resources or other real property, or to restore those properties, in the event of off-site migration of contamination. Changes in, or new interpretations of, existing laws, regulations or enforcement policies, could also cause MJN to incur additional or unexpected costs to achieve or maintain compliance. The assertion of claims relating to on- or off-site contamination, the discovery of previously unknown environmental liabilities or the imposition of unanticipated investigation or cleanup obligations, could result in potentially significant expenditures to address contamination or resolve claims or liabilities. Such costs and expenditures could have a material adverse effect on MJN’s business, financial condition or results of operations.

MJN may not be able to adequately protect MJN’s intellectual property rights.

Given the importance of brand recognition to MJN’s business, MJN has invested considerable effort in seeking trademark protection for MJN’s core brands, including the Enfa family of brands. However, MJN cannot be certain that the steps MJN has taken will be sufficient to protect MJN’s intellectual property rights in MJN’s brands adequately or that third parties will not infringe upon or misappropriate any such rights. MJN’s trademark registrations and applications can potentially be challenged and cancelled or narrowed. Moreover, some of the countries in which MJN operates offer less protection for these rights, and may subject these rights to higher risks, than is the case in Europe or North America. In addition, it is costly to litigate in order to protect any of MJN’s intellectual property rights. If MJN is unable to prevent third parties from infringing or misappropriating these rights in MJN’s core products or brands, including MJN’s Enfa family of brands, MJN’s future financial condition and MJN’s ability to develop its business could be materially adversely affected.

Other companies have from time to time taken, and may in the future take, actions that MJN believes violate MJN’s intellectual property rights and MJN may decide to enforce (and in some cases are currently enforcing) those rights against such actions. Uncertainties inherent in such litigation make the outcome and associated costs difficult to predict. If unsuccessful, the legal actions could result in the invalidation of some of MJN’s intellectual property rights, which could materially adversely affect MJN’s business.

MJN relies on a combination of security measures, confidentiality policies, contractual arrangements and trade secret laws to protect MJN’s proprietary formulae and other valuable trade secrets. MJN also relies on patent, copyright and trademark laws to further protect MJN’s intellectual property rights. MJN cannot, however, be certain that the steps MJN takes will prevent the development and marketing of similar, competing products and services by third parties. MJN’s existing patents and any future patents that MJN obtains may not be sufficiently broad to protect MJN against third parties with similar products or to provide MJN with a competitive advantage. Moreover, MJN’s patents can potentially be challenged and narrowed or invalidated. Trade secrets are difficult to protect, and despite MJN’s efforts may become known to competitors or independently discovered. The confidentiality agreements MJN relies on with MJN’s employees, customers, contractors and others may be breached, and MJN may not have adequate remedies for such breach. Failure to adequately protect MJN’s valuable intellectual property from being infringed or misappropriated could materially adversely affect MJN’s business.

MJN may be required to defend itself against intellectual property claims from third parties, which could harm MJN’s business.

Regardless of merit, there are third-party patents that may cover MJN’s products. Third parties may obtain patents in the future and claim that use of MJN’s technologies infringes upon these patents. If a third party asserts that MJN’s products or services are infringing upon its intellectual property, these claims could cause MJN to incur significant expenses and, if successfully asserted against MJN, could require that MJN pay substantial damages and/or prevent MJN from selling its products. Even if MJN was to prevail against such claims, any litigation regarding intellectual property could be costly and time-consuming and could divert the attention of MJN’s management and key personnel from MJN’s business operations. Furthermore, as a result of an intellectual property challenge, MJN may find it necessary to enter into royalty licenses or other costly agreements, and MJN may not be able to obtain such agreements at all or on terms acceptable to MJN.

Increases in costs of pension benefits and current and post-retirement medical and other employee health and welfare benefits may reduce MJN’s profitability.

With approximately 5,600 employees, MJN’s profitability is substantially affected by costs of retirement benefits and current and post-retirement medical and other employee health and welfare benefits. These costs can vary substantially as a result of changes in health care costs, volatility in investment returns on plan assets and changes in discount rates used to calculate related liabilities. These factors may put upward pressure on the cost of providing pensions and medical benefits. MJN can provide no assurance that MJN will succeed in limiting future cost increases, and upward pressure would reduce MJN’s profitability.

Labor disputes may cause work stoppages, strikes and disruptions.

The workforce at MJN’s manufacturing facility in Delicias, Mexico is unionized and covered by a collective bargaining agreement, which completed a salary and benefits review on March 31, 2009, and is subject to total contract review on March 31, 2010. The manufacturing workforce and non-supervised sales force in Makati, Philippines are unionized and covered by a collective bargaining agreement, which expires on December 31, 2010. In addition, several of MJN’s workforces in Europe have works council representation. As a result, any labor disputes, including work stoppages, strikes and disruptions, could have a material adverse impact on MJN’s business.

MJN’s success depends on attracting and retaining qualified personnel in a competitive environment.

MJN’s business strategy and future success depends, in part, on MJN’s ability to attract, hire and retain highly-skilled managerial, professional service, sales, development, marketing, finance, accounting, administrative, information technology, science, research and infrastructure-related personnel in a competitive environment, who are critical to MJN’s business functions. The market for highly-skilled employees is competitive in the labor markets in which MJN operates. MJN’s business could be materially adversely affected if MJN is unable to retain key employees or recruit qualified personnel in a timely fashion, or if MJN is required to incur unexpected increases in compensation costs to retain key employees or meet MJN’s hiring goals. If MJN is not able to retain and attract the personnel that MJN requires, or MJN is not able to do so on a cost-effective basis, it could be more difficult for MJN to sell and develop its products and services and execute MJN’s business strategy.

MJN derives a significant percentage of MJN’s sales from one customer. The loss of this customer could materially adversely affect MJN’s financial performance.

MJN’s products are sold principally to the wholesale and retail trade, both nationally and internationally, and sales from one customer, Wal-Mart Stores, Inc. (including sales to Sam’s Club, “Wal-Mart”), accounted for approximately 13.0% of MJN’s gross sales for the year ended December 31, 2008. If this customer ceases doing business with MJN or if MJN encounters any difficulties in its relationship with Wal-Mart, MJN’s business could be materially adversely affected.

An adverse change in favorable demographic and economic trends as well as a change in scientific opinion regarding MJN’s products in any of MJN’s largest markets could materially adversely affect MJN’s business and reduce MJN’s profitability.

MJN’s growth plan relies on favorable demographic and economic trends in various markets, including: (1) rising incomes in emerging markets, (2) increasing number of working mothers and (3) increasing consumer spending on health care worldwide. If these demographic trends change in an adverse way, MJN’s business could be materially adversely affected. In addition, an adverse change in scientific opinion regarding MJN’s products, such as the health benefits of DHA and ARA, could materially adversely affect MJN’s business.

MJN has substantial debt, which could materially adversely affect MJN’s business and MJN’s ability to meet its obligations.

MJN had total indebtedness of $1,785.8 million as of September 30, 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MJN—Financial Position, Liquidity and Capital Resources—Debt” and “Recent Developments”.

This amount of debt could have important consequences to MJN and MJN’s investors, including:

•	requiring a substantial portion of MJN’s cash flow from operations to make interest and principal payments on this debt;

•	requiring MJN to repay the full amount of its debt upon a change of control triggering event;

•	making it more difficult to satisfy debt service and other obligations;

•	increasing the risk of future credit rating downgrades of MJN’s debt, which could increase future debt costs;

•	increasing MJN’s vulnerability to general adverse economic and industry conditions;

•	reducing the cash flow available to fund capital expenditures and other corporate purposes and to grow MJN’s business;

•	limiting MJN’s flexibility in planning for, or reacting to, changes in MJN’s business and industry;

•	placing MJN at a competitive disadvantage to MJN’s competitors that may not be as leveraged with debt as MJN is;

•	limiting MJN’s ability to borrow additional funds as needed or take advantage of business opportunities as they arise; and

•	limiting MJN’s ability to pay cash dividends or repurchase common stock.

To the extent MJN becomes more leveraged, the risks described above could increase. In addition, MJN’s actual cash requirements in the future may be greater than expected. MJN’s cash flow from operations may not be sufficient to repay at maturity all of the outstanding debt as it becomes due, and MJN may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance MJN’s debt.

MJN could evaluate acquisitions, joint ventures and other strategic initiatives, any of which could distract MJN’s management or otherwise have a negative effect on MJN’s sales, costs and stock price.

MJN’s future success may depend on opportunities to buy or obtain rights to other businesses or technologies that could complement, enhance or expand MJN’s current business or products or that might otherwise offer MJN growth opportunities. MJN could evaluate potential mergers, acquisitions, joint venture investments, strategic initiatives, alliances, vertical integration opportunities and divestitures. If MJN attempts to engage in these transactions, MJN exposes itself to various inherent risks, including:

•	accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates;

•	the potential loss of key personnel of an acquired or combined business;

•	MJN’s ability to achieve projected economic and operating synergies;

•	difficulties successfully integrating, operating, maintaining and managing newly-acquired operations or employees;

•	difficulties maintaining uniform standards, controls, procedures and policies;

•	unanticipated changes in business and economic conditions affecting an acquired business;

•	the possibility MJN could incur impairment charges if an acquired business performs below expectations; and

•	the diversion of MJN’s management’s attention from MJN’s existing business to integrate the operations and personnel of the acquired or combined business or implement the strategic initiative.

If any of the foregoing risks materializes, MJN’s results of operations and the results of the proposed transactions would likely differ from MJN’s, and market expectations, and MJN’s stock price could, accordingly, decline. In addition, MJN may not be able to complete desirable transactions, for reasons including a failure to secure financing, as a result of MJN’s separation agreement, tax matters agreement or other agreements with third parties. See “Agreements Between BMS and MJN and Other Related Party Transactions” for a description of the restrictions arising under the separation agreement and the tax matters agreement and “—Risks Relating to the Exchange Offer and Any Subsequent Spin-Off—Restrictions in connection with the tax treatment of the exchange offer and any subsequent spin-off could adversely affect MJN” for risks associated with certain transactions.

MJN depends on cash flows generated by MJN’s subsidiaries, and a failure to receive distributions from MJN’s subsidiaries may result in MJN’s inability to meet MJN’s financial obligations, or to pay dividends.

MJN is a holding company with no material assets other than the equity interests of MJN’s subsidiaries and certain intellectual property. MJN’s subsidiaries conduct substantially all of MJN’s operations and own substantially all of MJN’s assets. Consequently, MJN’s cash flow and MJN’s ability to meet MJN’s obligations and pay dividends to MJN’s stockholders depends upon the cash flow of MJN’s subsidiaries and the payment of funds by MJN’s subsidiaries to MJN in the form of dividends, tax sharing payments or otherwise. There are a number of other factors that could affect MJN’s ability to pay dividends, including the following:

•	lack of availability of cash to pay dividends due to changes in MJN’s operating cash flow, capital expenditure requirements, working capital requirements and other cash needs;

•	unexpected or increased operating or other expenses or changes in the timing thereof;

•	restrictions under Delaware law or other applicable law on the amount of dividends that MJN may pay;

•	a decision by MJN’s board of directors to modify or revoke its policy to pay dividends; and

•	the other risks described in this “Risk Factors” section.

Each of MJN’s subsidiaries is a distinct legal entity and its ability to make any payments will depend on its earnings, the terms of its indebtedness, tax considerations and legal restrictions. While no restrictions currently exist, under certain circumstances, legal and contractual restrictions may limit MJN’s ability to obtain cash from MJN’s subsidiaries and MJN’s subsidiaries may not be able to, or be permitted to, make distributions to MJN in the future. In the event that MJN does not receive distributions from MJN’s subsidiaries, MJN may be unable to meet MJN’s financial obligations.

MJN may not realize the potential benefits from MJN’s separation from BMS.

MJN may not realize the benefits that MJN anticipates from its separation from BMS. These benefits include the following:

•	allowing MJN’s management to focus its efforts on MJN’s business and strategic priorities;

•	enabling MJN to allocate its capital more efficiently;

•	providing MJN with direct access to the debt and equity capital markets;

•	improving MJN’s ability to pursue acquisitions through the use of shares of MJN’s common stock as consideration;

•	enhancing MJN’s market recognition with investors; and

•	increasing MJN’s ability to attract and retain employees by providing equity compensation tied to MJN’s business.

MJN may not achieve the anticipated benefits from MJN’s separation for a variety of reasons. For example, although MJN has direct access to the debt and equity capital markets, MJN may not be able to issue debt or equity on terms acceptable to MJN or at all. The availability of shares of MJN’s common stock for use as consideration for acquisitions also does not ensure that MJN will be able to successfully pursue acquisitions or that the acquisitions will be successful. Moreover, even with equity compensation tied to MJN’s business, MJN may not be able to attract and retain employees as desired. MJN also may not fully realize the anticipated benefits from its separation if any of the matters identified as risks in this “Risk Factors” section were to occur. If MJN does not realize the anticipated benefits from MJN’s separation for any reason, MJN’s business may be materially adversely affected.

The transitional services that BMS provides to MJN may not be sufficient to meet MJN’s needs, and MJN may have difficulty finding replacement services or be required to pay increased costs to replace these services after MJN’s transitional services agreement with BMS expires.

Historically, BMS has provided MJN with significant corporate and shared services related to corporate functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax, treasury, procurement, pensions and post retirement, stock based compensation and other services. BMS will continue temporarily to provide many of these services on a transitional basis for a fee. The terms of these services and amounts to be paid by MJN to BMS are provided in the transitional services agreement described in “Agreements Between BMS and MJN and Other Related Party Transactions”. While these services are being provided to MJN by BMS, MJN’s operational flexibility to modify or implement changes with respect to such services or the amounts MJN pays for them are limited. After the expiration of the transitional services agreement, MJN may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost, comparable to those that MJN receives from BMS under the transitional services agreement. Although MJN intends to replace portions of the services currently provided by BMS, MJN may encounter difficulties replacing certain services or be unable to negotiate pricing or other terms as favorable as those MJN currently has in effect. In addition, MJN has historically received informal support from BMS, which may not be addressed in the transitional services agreement that MJN has entered into with BMS. MJN expects that this informal support will cease following the exchange offer.

The assets related to MJN’s businesses in certain jurisdictions may not be transferred from BMS to MJN for a significant period of time.

Even though MJN has paid BMS for, and otherwise received the rights from BMS to, assets related to its business in Argentina, Brazil and China, due to regulatory and other concerns, not all of the assets in those jurisdictions were transferred to MJN. BMS and MJN intend to make these transfers, but neither can offer any assurance that such transfers will ultimately occur or not be delayed for an extended period of time. Until the transfers are completed, MJN’s strategic options with respect to these assets could be limited. See “Agreements Between BMS and MJN and Other Related Party Transactions”.

As a stand-alone public company, MJN no longer has access to the resources of BMS, and MJN may experience increased costs resulting from decreased purchasing power.

MJN has benefited from BMS’ financial strength and numerous significant business relationships and has been able to take advantage of BMS’ size and purchasing power in procuring goods, services and technology. MJN has drawn on these resources in developing MJN’s own contacts and relationships. Following the exchange offer, MJN will no longer able to rely on BMS’ resources and contacts. As a stand-alone public company, MJN may be unable to obtain goods, services and technology at prices and on terms as favorable as those that MJN obtained prior to the exchange offer and, as a result, MJN’s profitability could be materially adversely affected.

Future sales, or the perception of future sales, of MJN’s common stock may depress the price of MJN common stock.

The market price of MJN common stock could decline significantly as a result of sales of a large number of shares of MJN’s common stock in the market, including the shares offered for exchange by BMS in the exchange offer. The perception that these sales might occur could depress the market price. These sales, or the possibility that these sales may occur, also might make it more difficult for MJN to sell equity securities in the future at a time and at a price that MJN deems appropriate. See also “Risk Factors—Risks Relating to the Exchange Offer and Any Subsequent Spin-Off—The exchange offer and related transactions will result in a substantial amount of MJN common stock entering the market, which may adversely affect the market price of MJN common stock”.

Also, in the future, MJN may issue securities in connection with investments or acquisitions. The amount of shares of MJN common stock issued in connection with an investment or acquisition could constitute a material portion of MJN’s common stock.

Failure to maintain effective internal controls in accordance with Section 404 of Sarbanes-Oxley could have a material adverse effect on MJN’s business and stock price.

As a public company, MJN is required to document and test MJN’s internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), which requires annual management assessments of the effectiveness of MJN’s internal control over financial reporting and a report by MJN’s independent registered public accounting firm that addresses the effectiveness of internal control over financial reporting beginning with the year ending December 31, 2009. During the course of MJN’s testing, MJN may identify deficiencies that MJN may not be able to remediate in time to meet MJN’s deadline for compliance with Section 404. Testing and maintaining internal control can divert MJN’s management’s attention from other matters that are important to the operation of MJN’s business. MJN also expects these regulations to increase MJN’s legal and financial compliance costs and make some activities more difficult, time consuming and costly. MJN may not be able to conclude on an ongoing basis that MJN has effective internal control over financial reporting in accordance with Section 404, or MJN’s independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of MJN’s internal control over financial reporting. If MJN concludes that MJN’s internal control over financial reporting is not effective, MJN cannot be certain as to the timing of completion of MJN’s evaluation, testing and remediation actions or their effect on MJN’s operations because there is presently no precedent available by which to measure compliance adequacy. If either MJN is unable to conclude that MJN has effective internal control over financial reporting or MJN’s independent auditors are unable to provide MJN with an unqualified report as required by Section 404, then investors could lose confidence in MJN’s reported financial information, which could have a negative effect on the trading price of MJN’s stock.

Anti-takeover provisions in MJN’s charter documents could discourage, delay or prevent a change of control of MJN and may result in an entrenchment of management and diminish the value of MJN common stock.

Several provisions of MJN’s certificate of incorporation and by-laws could make it difficult for MJN’s stockholders to change the composition of MJN’s board of directors, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that MJN’s stockholders may consider favorable.

These provisions include:

•	authorizing MJN’s board of directors to issue “blank check” preferred shares without stockholder approval;

•	prohibiting cumulative voting in the election of directors;

•	prohibiting shareholder action by written consent (after the completion of the exchange offer);

•	limiting the persons who may call special meetings of stockholders; and

•	establishing advance notice requirements for nominations for election to MJN’s board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Additionally, MJN intends to amend its certificate of incorporation shortly after the completion of the exchange offer pursuant to a resolution of the MJN board of directors and a written consent of BMS as a majority stockholder. As a result, within 20 days after the expiration date of the exchange offer, MJN may be subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder. However, there is no guarantee that this amendment will be implemented. In addition, any person or group that becomes an interested stockholder prior to MJN becoming subject to Section 203 will not be subject to the restrictions of Section 203.

These anti-takeover provisions could substantially impede the ability of MJN common stockholders to benefit from a change of control and, as a result, could materially adversely affect the market price of MJN common stock and MJN’s stockholders’ ability to realize any potential change-in-control premium.

If securities or industry analysts do not publish research or reports about MJN or its business, if they adversely change their recommendations regarding MJN securities or if MJN’s operating results do not meet their expectations, MJN’s stock price could decline.

The trading market for common stock is influenced by the research and reports that industry or securities analysts publish about MJN or its business. If one or more of these analysts cease coverage of MJN or fail to publish reports on MJN regularly, MJN could lose visibility in the financial markets, which in turn could cause its stock price or trading volume to decline. Moreover, if one or more of the analysts who cover MJN downgrades its stock or if MJN’s operating results do not meet their expectations, MJN’s stock price could decline.

Risks Relating to the Exchange Offer and Any Subsequent Spin-Off

Your investment will be subject to different risks after the exchange offer regardless of whether you elect to participate in the exchange offer.

Your investment will be subject to different risks as a result of the exchange offer, regardless of whether you tender all, some or none of your shares of BMS common stock.

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If you exchange all of your shares of BMS common stock and the exchange offer is not oversubscribed, then you will no longer have an ownership interest in BMS, but instead will directly own only an interest in MJN. As a result, your investment will be subject exclusively to risks associated with MJN and not risks associated solely with BMS.

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If you exchange all of your shares of BMS common stock and the exchange offer is oversubscribed, then the offer will be subject to the proration procedures described in this prospectus and, unless your odd-lot tender is not subject to proration, you will own an interest in both BMS and MJN. As a result, your investment will continue to be subject to risks associated with both BMS and MJN.

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If you exchange some, but not all, of your shares of BMS common stock, then regardless of whether the exchange offer is fully subscribed, the number of shares of BMS common stock you own will decrease (unless you otherwise acquire shares of BMS common stock), while the number of shares of MJN common stock you own will increase. As a result, your investment will continue to be subject to risks associated with both BMS and MJN.

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If you do not exchange any of your shares of BMS common stock and the exchange offer is fully subscribed, then your ownership interest in BMS will increase on a percentage basis, while your indirect ownership in MJN will be eliminated. As a result, your investment will be subject exclusively to risks associated with BMS and not risks associated with MJN because BMS will no longer have an investment in MJN.

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If you remain a stockholder of BMS following the completion of the exchange offer and BMS completes the spin-off described under “Spin-Off of MJN Common Stock”, then you may receive shares of MJN common stock (although you may instead receive only cash in lieu of a fractional share). As a result, your investment may be subject to risks associated with both BMS and MJN.

Regardless of whether you tender your shares of BMS common stock, the shares you hold after the completion of the exchange offer will reflect a different investment from the investment you previously held.

The exchange offer and related transactions will result in a substantial amount of MJN common stock entering the market, which may adversely affect the market price of MJN common stock.

Before the exchange offer, MJN was a majority-owned subsidiary of BMS and approximately 34.5 million shares of MJN common stock (or 16.9% of the total number of outstanding MJN shares) were held by non-affiliates. Assuming the exchange offer is fully subscribed, BMS will distribute 170.0 million shares of MJN common stock. Following the exchange offer, all shares of MJN common stock not held by its affiliates will be freely tradable. The distribution of such a large number of shares of MJN common stock could adversely affect the market price of MJN common stock.

The prior performance of the prices for shares of BMS common stock and MJN common stock may not be indicative of the performance of the prices for their common stock after the exchange offer.

The common stock price history for shares of BMS and MJN may not provide investors with a meaningful basis for evaluating an investment in either company’s common stock. MJN has been a publicly traded company only since February 2009. The performance of the price for BMS common stock has historically been impacted by the performance of the MJN business, but after the completion of the exchange offer, BMS will no longer have any equity interest in MJN. The prior performance of BMS’ and MJN’s common stock may not be indicative of the performance of their common stock after the exchange offer.

The historical financial data of BMS and MJN may not be indicative of their results as separate companies.

The historical financial data of BMS and MJN presented in this prospectus may not necessarily reflect what the assets, liabilities, results of operations, financial condition and cash flows of each would have been had the companies been separate, stand-alone entities pursuing independent strategies during the periods presented. As a result, historical financial data is not necessarily indicative of future assets, liabilities, results of operations, financial condition and cash flows of either BMS or MJN.

In addition, the historical BMS financial data is impacted by assets, liabilities, results of operations, financial condition and cash flows attributable to MJN. However, upon completion of the exchange offer, MJN’s results will no longer be consolidated with those of BMS for financial reporting purposes and will be shown as discontinued operations. As a result, BMS’ financial statements will no longer reflect the assets, liabilities, results of operations, financial condition or cash flows attributable to MJN. For a more detailed discussion of MJN’s impact on BMS’ financial statements, see Note 3 to the BMS Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 and Note 22 to the BMS audited financial statements included in the BMS Current Report on Form 8-K filed on April 28, 2009 which are incorporated by reference in this prospectus. The MJN segment information does not reflect MJN’s results as a separate company. The pre-tax income in the MJN segment information does not include MJN’s separation costs from BMS, costs incurred in connection with productivity initiatives and other adjustments. In addition, MJN segment results for periods after February 17, 2009 do not reflect MJN results attributable to the approximately 17% economic interest not held by BMS in MJN as a result of the initial public offering of MJN.

Tendering BMS stockholders may receive a reduced discount or may not receive any discount in the exchange offer.

The exchange offer is designed to permit you to exchange your shares of BMS common stock for shares of MJN common stock at a discount of 10%. Stated another way, for each $1.00 of your shares of BMS common stock accepted in the exchange offer, you will receive approximately $1.11 of MJN common stock based on the Average BMS Price and Average MJN Price. The number of shares you can receive is, however, subject to an upper limit of 0.6313 shares of MJN common stock for each share of BMS common stock accepted in the exchange offer. As a result, you may receive less than $1.11 of MJN common stock for each $1.00 of BMS common stock accepted in the exchange offer, depending on the Average BMS Price and the Average MJN Price. Because of the upper limit, if there is a decrease of sufficient magnitude in the trading price for shares of MJN common stock relative to the trading price for shares of BMS common stock, or if there is an increase of sufficient magnitude in the trading price for shares of BMS common stock relative to the trading price for shares of MJN common stock, you may not receive $1.11 of MJN common stock for each $1.00 of BMS common stock accepted, and could receive much less.

For example, if the Average BMS Price was $23.34 (the highest closing price for shares of BMS common stock on the NYSE during the three-month period prior to commencement of the exchange offer) and the Average MJN Price was $37.41 (the lowest closing price for shares of MJN common stock on the NYSE during that three-month period), the value of MJN common stock received for shares of BMS common stock accepted for exchange would be approximately $1.01 for each $1.00 of BMS common stock accepted for exchange.

In addition, there is no assurance that shares of MJN common stock received in the exchange offer will be able to be sold at prices comparable to the Average MJN Price.

There may also be circumstances under which you would receive fewer shares of MJN common stock than you would have received if the exchange ratio were determined using the closing prices for shares of BMS common stock and MJN common stock on the expiration date.

For example, if the trading price for shares of BMS common stock were to increase during the last two trading days of the exchange offer period, the Average BMS Price would likely be lower than the closing price for shares of BMS common stock on the expiration date. As a result, you may receive fewer shares of MJN common stock for each $1.00 of BMS common stock accepted than you would have if the Average BMS Price were calculated on the basis of the closing price for shares of BMS common stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period. Similarly, if the trading price for shares of MJN common stock were to decrease during the last two trading days of the exchange offer period, the Average MJN Price would likely be higher than the closing price for shares of MJN common stock on the expiration date. This could also result in your receiving fewer shares of MJN common stock for each $1.00 of BMS common stock than you would otherwise receive if the Average MJN Price were calculated on the basis of the closing price for shares of MJN common stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period.

Participating BMS stockholders will experience some delay in receiving shares of MJN common stock (and cash in lieu of fractional shares of MJN common stock, if any) for shares of BMS common stock that are accepted in the exchange offer.

Tendering BMS stockholders whose shares of BMS common stock have been accepted for exchange will not be able to sell the shares of MJN common stock to be received until the distribution of shares of MJN common stock to individual stockholders has been completed. Consequently, in case the market price for shares of MJN common stock should decrease during that period, the relevant stockholder would not be able to stop any losses or recognize any gain by selling the shares of MJN common stock. Similarly, you will not be able to invest cash in lieu of fractional shares of MJN common stock, if any, until the distribution of such cash has been completed, and you will not receive interest payments for this time period.

MJN’s stock price may fluctuate significantly during and after the exchange offer period, and you could lose all or part of your investment in MJN common stock as a result.

The price of MJN common stock may fluctuate significantly during and after the exchange offer period as a result of many factors in addition to those discussed in the preceding risk factors. Since its initial public offering the price of MJN common stock as reported by the NYSE has ranged from a low of $25.72 on April 20, 2009 to a high of $50.35 on September 29, 2009. Some specific factors that may have a significant effect on MJN common stock market price include:

•	MJN’s operating performance and the performance of its competitors;

•	the public’s reaction to MJN’s press releases, its other public announcements and its filings with the SEC;

•	changes in earnings estimates or recommendations by research analysts who follow MJN or other companies in its industry;

•	variations in general economic conditions;

•	the arrival or departure of key personnel;

•	other developments affecting MJN, its industry or its competitors; and

•	the actions of speculators and financial arbitrageurs (such as hedge funds) during and after the exchange offer.

Market prices for shares of BMS common stock may decline following the completion of the exchange offer.

Investors may purchase shares of BMS common stock in order to participate in the exchange offer, which may have the effect of raising market prices for shares of BMS common stock during the pendency of the exchange offer. Following the completion of the exchange offer, the market prices for shares of BMS common stock may decline because any exchange offer-related demand for shares of BMS common stock will cease.

In addition, following the completion of the exchange offer, the market prices for shares of BMS common stock may decline because BMS will no longer have any equity interest in MJN.

The IRS may treat the exchange offer as taxable to exchanging stockholders.

BMS expects to receive an opinion of counsel to the effect that (i) the Internal Spin-Off, and the exchange offer together with any subsequent spin-off, each should qualify for non-recognition of gain and loss under Section 355 of the Code, (ii) the Proposed Recapitalization (BMS’ conversion of its MJN class B common stock to MJN class A common stock) should qualify for non-recognition of gain and loss under Section 368(a)(1)(E) of the Code and/or Section 1036(a) of the Code and (iii) the MJC Conversion should qualify for non-recognition of gain and loss under Sections 332 and 337 of the Code. The opinion of counsel is a condition to the exchange offer and any subsequent spin-off. The opinion of counsel will be based on certain assumptions and representations as to factual matters from BMS and MJN, as well as certain covenants by BMS and MJN. If any of those assumptions, representations or covenants is incorrect, incomplete, inaccurate or is violated in any material respect, the conclusions reached by counsel in its opinion would be jeopardized, as would BMS’ ability to rely on the opinion.

The opinion of counsel is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. BMS does not intend to request a comprehensive ruling from the IRS regarding all aspects of the U.S. federal income tax consequences of the exchange offer and any subsequent spin-off.

If the exchange offer or any subsequent spin-off were determined not to qualify for non-recognition of gain and loss under Section 355 of the Code, BMS stockholders who receive MJN common stock would recognize taxable gain or loss and/or taxable income. In such a case, the U.S. federal income tax consequences of the transaction to a particular BMS stockholder would vary with that stockholder’s individual circumstances; these consequences may be material for some stockholders. Neither BMS nor MJN will indemnify any individual stockholder for any taxes that may be incurred in connection with the exchange offer. See “Material U.S. Federal Income Tax Consequences”.

The transactions could result in tax liability for the BMS group.

BMS expects to receive an opinion of counsel to the effect that (i) the Internal Spin-Off, and the exchange offer together with any subsequent spin-off, each should qualify for non-recognition of gain and loss under Section 355 of the Code, (ii) the Proposed Recapitalization (BMS’ conversion of its MJN class B common stock to MJN class A common stock) should qualify for non-recognition of gain and loss under Section 368(a)(1)(E) of the Code and/or Section 1036(a) of the Code and (iii) the MJC Conversion should qualify for non-recognition of gain and loss under Sections 332 and 337 of the Code. In addition, BMS has received the Recapitalization Ruling, a private letter ruling from the IRS, to the effect that the Proposed Recapitalization will not cause BMS or any of its subsidiaries to incur U.S. federal income taxes in connection with the Internal Spin-Off. Both the opinion of counsel and the Recapitalization Ruling (and their continuing effectiveness and validity) are conditions to the exchange offer.

The opinion of counsel will not address any state, local or foreign tax consequences of the transactions. The opinion will be based on certain assumptions and representations as to factual matters from BMS and MJN, as well as certain covenants by BMS and MJN. The opinion cannot be relied upon if any of those assumptions, representations or covenants is incorrect, incomplete, inaccurate or is violated in any material respect.

The opinion of counsel is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. BMS does not intend to request a comprehensive ruling from the IRS regarding all aspects of the U.S. federal income tax consequences of the transactions.

If the Internal Spin-Off or the exchange offer together with any subsequent spin-off were determined not to qualify for non-recognition of gain and loss under Section 355 of the Code, BMS could be subject to tax as if the distribution were a taxable sale by BMS of its MJN common stock at market value. In addition, in such case, the BMS group would be required to take the “excess loss account” described below into taxable income.

The BMS group has a negative basis, or excess loss account (“ELA”), in its MJN stock. BMS expects to receive an opinion of counsel to the effect that it is more likely than not that the BMS group will not be required to take into account as income or gain any ELA with respect to the MJN stock as a result of the transactions contemplated in this prospectus, but these transactions are not conditioned on receiving this opinion. The tax law in this area is complex and there is a risk that, even if the Internal Spin-Off, the exchange offer and any subsequent spin-off qualify for non-recognition of gain and loss under Section 355 of the Code, the BMS group will be required to take its ELA in taxable income as a result of these transactions. This would result in a material tax liability for BMS. BMS has determined that it will be required to account for its position with respect to the ELA as an “uncertain tax position” under Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, and that, under those rules, it may recognize on its financial statements only a portion of the tax benefit associated with that position. As a result, BMS will reflect on its financial statements a reserve for taxes payable of between $250 million and $300 million, plus an amount in respect of any accrued interest. See “Material U.S. Federal Income Tax Consequences”.

Restrictions in connection with the tax treatment of the exchange offer and any subsequent spin-off could adversely affect MJN.

In connection with the exchange offer and any subsequent spin-off, BMS and its counsel have relied on certain assumptions and representations as to factual matters from MJN, as well as certain covenants by MJN regarding the future conduct of its business and other matters, the incorrectness or violation of which could affect the qualification for non-recognition of gain and loss of the MJC Conversion, the Internal Spin-Off, the Proposed Recapitalization, the exchange offer and any subsequent spin-off. In addition, current tax law generally creates a presumption that the transactions would be taxable to BMS, but not to its stockholders, if MJN or its stockholders were to engage in transactions that result in a 50% or greater change in its stock ownership during the four-year period beginning two years before the exchange offer and any subsequent spin-off, unless it is established that the exchange offer and any subsequent spin-off are not part of a plan or series of related transactions to effect such a change in ownership.

As a consequence of the foregoing, BMS and MJN will agree to certain tax-related restrictions set forth in the tax matters agreement referred to herein, under which MJN will agree generally:

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for two years following the completion of the transactions contemplated in this prospectus, not to engage in any of the following actions unless MJN provides BMS with an opinion of counsel acceptable to BMS or BMS receives a private letter ruling, in each case to the effect that such actions will not cause the Internal Spin-Off, the MJC Conversion, the Proposed Recapitalization or the exchange offer together with any subsequent spin-off to fail to qualify for non-recognition of gain and loss:

•	cause or allow the MJN group to cease to be engaged in its current business as an active business;

•	take any action that could cause the MJC Conversion to fail to qualify as a complete liquidation under Section 332 of the Code by reason of the “liquidation-reincorporation” doctrine;

•	liquidate or partially liquidate, by way of a merger, conversion or otherwise;

•	sell or transfer 50% or more of its assets;

•	engage in certain stock redemptions or repurchases; and

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enter into or permit certain transactions or series of related transactions (or agreements or understandings to enter into such transactions) as a result of which one or more persons would directly or indirectly acquire 40% or more of MJN’s total value or total voting power; and

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for 30 months following the completion of the transactions contemplated in this prospectus, if it proposes to enter into or permit certain transactions or series of related transactions as a result of which one or more persons would directly or indirectly acquire 10% or more of MJN’s total value or total voting power, to undertake in good faith to provide written notice to BMS, including an explanation as to why such transactions do not cause the Internal Spin-Off or the exchange offer together with any subsequent spin-off to fail to qualify for non-recognition of gain and loss.

If any of the transactions contemplated in this prospectus fails to qualify for non-recognition of gain and loss, MJN may in certain circumstances be required to indemnify BMS for any resulting taxes and related expenses, and MJN believes that the payment if required could be significant.

BMS and MJN will agree to certain tax-related indemnities set forth in the tax matters agreement referred to in this prospectus. MJN will agree, generally, to indemnify BMS for taxes and certain related expenses resulting from the failure of the MJC Conversion, the Internal Spin-Off, the Proposed Recapitalization or the exchange offer together with any subsequent spin-off to qualify for non-recognition of gain and loss to the extent attributable to (i) the failure of any of MJN’s representations to be true or the breach by MJN of any of its covenants, (ii) the application of Section 355(e) or Section 355(f) of the Code to any acquisition of stock or assets of MJN or any of its affiliates or (iii) certain other acts or omissions by MJN or its affiliates. To the extent MJN becomes obligated to make an indemnification payment under the tax matters agreement, MJN believes that the payment could be significant.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including particularly the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MJN” and “Business of MJN”, and certain documents incorporated by reference into this prospectus, contain forward-looking statements. Forward-looking statements include statements about the impact of the exchange offer and any subsequent spin-off, the discussions of MJN’s and BMS’ business strategies and their expectations concerning future operations, margins, profitability, liquidity and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “thinks”, “estimates”, “seeks”, “expects”, “predicts”, “potential” and similar expressions. These statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from those in the future that are implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in BMS’ Annual Report on Form 10-K for the year ended December 31, 2008 and BMS’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, which reports are incorporated by reference in this prospectus. Those factors, among others, could cause MJN’s or BMS’ actual results and performance to differ materially from the results and performance projected in, or implied by, the forward-looking statements. As you read and consider this prospectus, you should carefully understand that the forward-looking statements are not guarantees of performance or results.

The forward-looking statements included and incorporated by reference in this prospectus are only made as of the date of this prospectus or the respective documents incorporated by reference in this prospectus, as applicable. All future written and oral forward-looking statements attributable to MJN, BMS or any person acting on their respective behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and MJN and BMS cannot predict those events or their impact. MJN and BMS assume no obligation to update any forward-looking statements after the date of this prospectus as a result of new information, future events or developments, except as required by the federal securities laws.

Industry data and other statistical information used in this prospectus are based on independent publications, government publications, reports by market research firms or other published independent sources. Some data are also based on good faith estimates by BMS or MJN, derived from review of internal surveys and the independent sources listed above. Although MJN and BMS believe these sources are reliable, they have not independently verified the information.

For additional information regarding risks and uncertainties faced by BMS and MJN, see “Risk Factors”.

RECENT DEVELOPMENTS

On November 5, 2009, MJN issued $500.0 million aggregate principal amount of 3.50% notes due 2014, $700.0 million aggregate principal amount of 4.90% notes due 2019 and $300.0 million aggregate principal amount of 5.90% notes due 2039. The net proceeds from the offering, less discounts and expenses, were approximately $1,482.7 million. MJN contributed the net proceeds of the offering, together with proceeds from a $200.0 million borrowing under its revolving credit facility and cash on hand, to its subsidiary Mead Johnson & Company (“MJC”) which used the money to repay all amounts owed to BMS under a floating rate note due 2014 in an aggregate principal amount of $744.2 million, a 6.43% note due 2016 in an aggregate principal amount of $500.0 million and a 6.91% note due 2019 in an aggregate principal amount of $500.0 million. See “Description of Certain Indebtedness of MJN”.

MJN expects to incur costs incremental to previously disclosed expectations for specified items in the fourth quarter of 2009 estimated in the range of $0.08 to $0.13 per share. These costs relate to the exchange offer, legal expenses associated with defense and any judgment entered by the court as a result of the lawsuit filed by PBM Products LLC against a subsidiary of MJN (see “Business of MJN-Legal Proceedings”) and other specified items.

THE TRANSACTION

Background of the Exchange Offer

In April 2008, BMS announced plans to file a registration statement for an IPO of MJN in order to allow MJN to implement its growth plan, increase stockholder value and maintain its financial contribution to BMS. In September 2008, MJN filed a registration statement with the SEC for an IPO of its MJN common stock. In February 2009, MJN completed its IPO, through which it sold 34.5 million shares of MJN common stock for aggregate net proceeds of $782 million.

In November 2009, the BMS board of directors approved BMS’ disposition of its remaining interest in MJN through a tax-free exchange with BMS’ stockholders, with any unsubscribed shares of MJN common stock to be distributed to BMS stockholders in a spin-off.

Reasons for the Exchange Offer

The following potential benefits were considered by BMS’ board of directors in making the determination to effect the exchange offer:

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The exchange offer will permit the independent management of each of BMS and MJN to focus its attention and its company’s financial resources on its respective distinct business and business challenges and to lead each independent company to adopt strategies and pursue objectives that are appropriate to its respective business.

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The exchange offer will allow BMS and MJN to better attract, retain and motivate current and future employees through the use of equity-based compensation policies that more directly link employee compensation with financial performances.

•	Both BMS and MJN believe that the differing characteristics of the two companies may appeal to different investor bases.

Neither BMS nor MJN can assure that, following the exchange offer, any of these benefits will be realized to the extent anticipated or at all.

The following factors were considered by BMS’ board of directors in making the determination to complete the separation by means of the exchange offer rather than by a spin-off or other transaction:

•	Like a spin-off transaction, the exchange offer is a tax-efficient way for BMS to divest its interest in MJN.

•	The exchange offer presents an opportunity for BMS to repurchase outstanding shares of BMS common stock without reducing overall cash and financial flexibility.

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The exchange offer provides BMS’ stockholders with an opportunity to adjust their investment between BMS and MJN on a tax-free basis for U.S. federal income tax purposes (except with respect to cash received in lieu of a fractional share) and, accordingly, is an efficient means of placing MJN common stock with only those BMS stockholders who wish to own an interest in MJN. By comparison, a separation effected exclusively by a pro-rata spin-off to BMS’ stockholders would result in substantially all of BMS’ stockholders becoming owners of MJN, regardless of their desire to own any shares of MJN.

•	In order to encourage stockholders to participate in the exchange offer, BMS will likely be acquiring shares of BMS common stock at a premium.

•	The exchange offer presents more execution risk than a pro rata spin-off, and may require an extension of the offering period and a subsequent spin-off if the exchange offer is not fully subscribed.

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The exchange offer is required to be conducted pursuant to an effective registration statement under the Securities Act of 1933, while a spin-off could be completed without such a registration statement under the Securities Act.

•	The exchange offer will cause BMS to incur certain incremental expenses relating to the offering that it would not otherwise incur in connection with a spin-off.

Effects of the Exchange Offer

Upon completion of the exchange offer, MJN’s results will no longer be consolidated with those of BMS for financial reporting purposes and will be shown as discontinued operations. As a result, BMS’ financial statements will no longer reflect the assets, liabilities, results of operations, financial condition or cash flows attributable to MJN.

Holders of BMS common stock will be affected by the exchange offer as follows:

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Holders who exchange all of their shares of BMS common stock, if the exchange offer is not oversubscribed, will no longer have any ownership interest in BMS but will instead directly own only an interest in MJN. As a result, their investment will be subject exclusively to risks associated with MJN and not risks associated solely with BMS.

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Holders who exchange all of their shares of BMS common stock will, if the exchange offer is oversubscribed, be subject to proration and, unless their odd-lot tender is not subject to proration, will own an interest in both BMS and MJN. As a result, their investment will continue to be subject to risks associated with both BMS and MJN.

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Holders who exchange some, but not all, of their shares of BMS common stock, regardless of whether the exchange offer is fully subscribed, will own fewer shares of BMS common stock and more shares of MJN common stock, unless they otherwise acquire BMS common stock. As a result, their investment will continue to be subject to risks associated with both BMS and MJN.

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Holders who do not exchange any of their shares of BMS common stock in the exchange offer will have an increased ownership interest in BMS, on a percentage basis, and will, assuming the exchange offer is fully subscribed, have no indirect ownership interest in MJN. As a result, their investment will be subject exclusively to risks associated with BMS and not risks associated with MJN because BMS will no longer have an investment in MJN.

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Holders who remain stockholders of BMS following the completion of the exchange offer may, if the exchange offer is not fully subscribed and if BMS completes a spin-off, receive shares of MJN common stock (although such holders may instead receive only cash in lieu of a fractional share). As a result, their investment may be subject to risks associated with both BMS and MJN.

Internal Spin-Off and MJN’s Equity Capitalization

MJN had an equity capitalization of approximately 204.5 million shares of common stock as of November 11, 2009, consisting of approximately 37.6% of shares of MJN class A common stock and 62.4% of shares of MJN class B common stock. BMS currently owns approximately 55.1% of MJN class A common stock and one of BMS’ wholly-owned subsidiaries, E.R. Squibb & Sons, L.L.C. (“E.R. Squibb”), currently owns all MJN class B common stock. On November 13, 2009, E.R. Squibb distributed its entire equity interest in MJN to BMS (the “Internal Spin-Off”). As a result of the Internal Spin-Off, BMS owns an 83.1% stake in MJN by value, consisting of 55.1% of MJN class A common stock and all of MJN class B common stock. Prior to the completion of the exchange offer, Mead Johnson & Company, a Delaware corporation wholly owned by MJN (“MJC”), will convert to a limited liability company (the “MJC Conversion”) under Delaware law. BMS also will elect to convert (the “Proposed Recapitalization”) its MJN class B common stock to MJN class A common stock (otherwise referred to as MJN common stock). As a result, after the exchange offer all of the common stock of MJN will be MJN class A common stock.

Amendment of MJN Certificate of Incorporation and By-Laws

In connection with the exchange offer, MJN intends to amend its certificate of incorporation and by-laws pursuant to a resolution of the MJN board of directors and, with respect to the amendment of the certificate of incorporation, a written consent of BMS as a majority stockholder of MJN. The amendments will, among other things, eliminate MJN class B common stock, make Section 203 of the Delaware General Corporation Law applicable to MJN and provide that members of MJN’s board of directors can be removed by MJN’s stockholders with or without cause. However, on account of Rule 14c-2(b) under the Exchange Act, the amendments to the certificate of incorporation will not be effective until shortly after the expiration date of the exchange offer. However, there is no guarantee that the amendments will be implemented.

No Appraisal Rights

Appraisal is a statutory remedy under state law available to corporate stockholders who object to extraordinary actions taken by their corporation. This remedy allows dissenting stockholders to require the corporation to repurchase their stock at a price equivalent to its value immediately prior to the extraordinary corporate action. No appraisal rights are available to BMS stockholders or MJN stockholders in connection with the exchange offer.

Regulatory Approval

Certain acquisitions of MJN common stock under the exchange offer may require a premerger notification filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. If a holder of BMS common stock decides to participate in the exchange offer and consequently acquires enough shares of MJN common stock to exceed the $65.2 million threshold provided for in the Hart-Scott-Rodino Act and associated regulations, and if an exemption under the Hart-Scott-Rodino Act or regulations does not apply, BMS and the holder would be required to make filings under the Hart-Scott-Rodino Act and the holder would be required to pay the applicable filing fee. A filing requirement could delay the exchange of shares with any stockholder or stockholders required to make such a filing until the waiting periods in the Hart-Scott-Rodino Act have expired or been terminated.

Apart from the registration of shares of MJN common stock offered in the exchange offer under applicable securities laws and BMS filing a Schedule TO with the SEC, BMS does not believe that any other material U.S. federal or state regulatory filings or approvals will be necessary to consummate the exchange offer or any subsequent spin-off.

Accounting Treatment

The shares of BMS common stock acquired by BMS in the exchange offer will be recorded as an acquisition of treasury stock at a cost equal to the market value of the shares of BMS common stock accepted in the exchange offer at its expiration. Assuming all the shares of MJN common stock owned by BMS are distributed in the exchange offer, the sum of MJN net deficit attributable to BMS that is distributed and the market value of the shares of BMS common stock acquired in the exchange offer at that date will be recognized by BMS as gain on sale of discontinued operations, net of any direct and incremental expenses of the exchange offer on the disposal of its MJN common stock.

The aggregate market value of BMS’ investment in 42,344,571 shares of MJN common stock and 127,655,429 shares of MJN class B common stock, based on MJN common stock closing price on November 13, 2009 of $45.25 per share, was approximately $7,690 million. The MJN net deficit attributable to BMS September 30, 2009 was approximately $580 million. If the exchange offer were to be completed and (i) the upper limit of 0.6313 shares of MJN common stock exchanged for each share of BMS common stock tendered applied, (ii) the exchange offer was fully subscribed and (iii) the market value of BMS common stock was $23.18 per share (the last reported sales price on the NYSE on November 13, 2009), BMS would recognize a gain of approximately $6,820 million in connection with the transaction, prior to estimated fees and expenses. Every $1 increase or decrease in BMS’ per share market value would increase or decrease the gain in BMS’ investment in MJN, as applicable, by approximately $270 million.

The completion of the exchange offer will be considered a change of control for accounting purposes. As a result, upon the completion of the exchange offer, MJN’s results will no longer be consolidated with those of BMS for financial reporting purposes and will be shown as discontinued operations. As a result, BMS’ financial statements will no longer reflect the assets, liabilities, results of operations, financial condition or cash flows attributable to MJN. For a more detailed discussion of MJN’s impact on BMS’ financial statements, see Note 3 to the BMS Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 and Note 22 to the BMS audited financial statements included in the BMS Current Report on Form 8-K filed on April 28, 2009 which are incorporated by reference in this prospectus. The MJN segment information does not reflect MJN’s results as a separate company. The pre-tax income in the MJN segment information does not include MJN’s separation costs from BMS, costs incurred in connection with productivity initiatives and other adjustments. In addition, MJN segment results for periods after February 17, 2009 do not reflect MJN results attributable to the approximately 17% economic interest not held by BMS in MJN as a result of the initial public offering of MJN.

Any remaining shares of MJN common stock that are distributed in any subsequent spin-off will be accounted for as a dividend through a direct charge to retained earnings. The amount of the dividend will be equal to BMS’ then carrying value of the shares of MJN common stock so distributed.

Neither the exchange of shares of MJN common stock for shares of BMS common stock in the exchange offer nor the distribution of shares of MJN common stock in any subsequent spin-off, in and of themselves, will affect the financial condition or results of operations of MJN.

Tax Treatment

See “Material U.S. Federal Income Tax Consequences” for a discussion of the tax treatment of the exchange offer and any subsequent spin-off.

THE EXCHANGE OFFER

Terms of the Exchange Offer

General. BMS is offering to exchange up to 170.0 million shares of MJN common stock which are owned by BMS for shares of BMS common stock, at an exchange ratio to be calculated in the manner described below, on the terms and conditions and subject to the limitations described below and in the letter of transmittal (including the instructions thereto), which are properly tendered by 12:00 midnight, New York City time, on December 17, 2009, unless the exchange offer is extended or terminated. The last day on which tenders will be accepted, whether on December 17, 2009 or any later date to which the exchange offer is extended, is referred to in this prospectus as the “expiration date”. You may tender all, some or none of your shares of BMS common stock.

The number of shares of BMS common stock that will be accepted if the exchange offer is completed will depend on the final exchange ratio, the number of shares of MJN common stock offered and the number of shares of BMS common stock validly tendered and not validly withdrawn.

BMS’ obligation to complete the exchange offer is subject to important conditions that are described in the section entitled “—Conditions to Completion of the Exchange Offer”.

For each share of BMS common stock that you tender in the exchange offer and do not validly withdraw, you will receive a number of shares of MJN common stock at a discount of approximately 10%, subject to an upper limit of 0.6313 shares of MJN common stock per share of BMS common stock. Stated another way, subject to the upper limit described below, for each $1.00 of shares of BMS common stock accepted in the exchange offer, you will receive approximately $1.11 of shares of MJN common stock based on the Average BMS Price and the Average MJN Price as determined by BMS.

The Average BMS Price will be equal to the simple arithmetic average of the daily VWAPs of shares of BMS common stock on the NYSE during the Averaging Period as determined by BMS, and the Average MJN Price will be equal to the simple arithmetic average of the daily VWAPs of MJN common stock on the NYSE during the Averaging Period as determined by BMS.

The daily VWAP as determined by BMS will be definitive and may be different from other sources of volume-weighted average prices or investors’ or security holders’ own calculations of volume-weighted average prices.

Upper Limit. The number of shares of MJN common stock that you can receive is subject to an upper limit of 0.6313 shares of MJN common stock for each share of BMS common stock accepted in the exchange offer. If the upper limit is in effect, you will receive less than $1.11 of shares of MJN common stock for each $1.00 of shares of BMS common stock that you tender based on the Average BMS Price and the Average MJN Price, and you could receive much less. This upper limit represents an approximately 18.86% discount for shares of MJN common stock based on the closing prices of shares of BMS common stock and MJN common stock on November 13, 2009 (the trading day immediately preceding the date of the commencement of the exchange offer). BMS set this upper limit to ensure that there would not be an unduly high number of shares of MJN common stock being exchanged for each share of BMS common stock accepted in the exchange offer.

Pricing Mechanism. The terms of the exchange offer are designed to result in you receiving approximately $1.11 of shares of MJN common stock for each $1.00 of shares of BMS common stock tendered and accepted in the exchange offer based on the Average BMS Price and the Average MJN Price determined as described above and subject to the upper limit. Regardless of the final exchange ratio, the terms of the exchange offer would always result in you receiving approximately $1.11 of shares of MJN common stock for each $1.00 of shares of BMS common stock, based on the Average BMS Price and the Average MJN Price, so long as the upper limit described above is not in effect.

To illustrate, the number of shares of MJN common stock you will receive for shares of BMS common stock tendered by you and accepted in the exchange offer will be calculated as:

Number of shares of MJN common stock	=	(a) number of shares of BMS common stock tendered by you and accepted	multiplied by	(b) the final exchange ratio

The following formula will be used to calculate the final exchange ratio:

Final exchange ratio	=	the lesser of:	(a) the Average BMS Price divided by 90% of the Average MJN Price	and	(b) 0.6313

The Average BMS Price for purposes of the exchange offer will equal the simple arithmetic average of the daily VWAPs of shares of BMS common stock on the NYSE during the Averaging Period of three consecutive trading days (currently expected to be December 11, 14 and 15, 2009) ending on and including the second trading day preceding the expiration date (currently expected to be December 17, 2009). The value of a share of MJN common stock for purposes of the exchange offer will equal the simple arithmetic average of the daily VWAPs of shares of MJN common stock on the NYSE during the Averaging Period.

The final exchange ratio, the daily VWAPs used to calculate the final exchange ratio, the Average BMS Price and the Average MJN Price will each be rounded to four decimals.

To help illustrate the way these calculations work, below are two examples:

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Example 1: Assuming that the simple arithmetic average of the daily VWAPs during the Averaging Period is $23.2529 per share of BMS common stock and $45.3559 per share of MJN common stock, you would receive 0.5696 shares ($23.2529 divided by 90% of $45.3559) of MJN common stock for each share of BMS common stock accepted in the exchange offer. In this example, the upper limit of 0.6313 shares of MJN common stock for each share of BMS common stock would not apply.

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Example 2: Assuming that the simple arithmetic average of the daily VWAPs during the Averaging Period is $25.5782 per share of BMS common stock and $40.8203 per share of MJN common stock, the upper limit would apply and you would only receive 0.6313 shares of MJN common stock for each share of BMS common stock accepted in the exchange offer because the upper limit is less than 0.6962 shares ($25.5782 divided by 90% of $40.8203) of MJN common stock for each share of BMS common stock.

Indicative exchange ratios will be available by contacting the information agent at its toll-free telephone number provided on the back cover of this prospectus on each day of the exchange offer period prior to the announcement of the final exchange ratio. Prior to the Averaging Period, the indicative exchange ratios for each day will be calculated based on the simple arithmetic average of the closing prices of shares of BMS common stock and MJN common stock on the NYSE on the three consecutive trading days immediately preceding such day. For example, on the tenth trading day of the exchange offer an indicative exchange ratio will be available based on the simple arithmetic average of the closing prices of shares of BMS common stock and MJN common stock on the NYSE on the seventh, eighth and ninth trading days of the exchange offer. During the Averaging Period, the indicative exchange ratios will be based on (i) for the first day of the Averaging Period, the simple arithmetic average of the closing prices of shares of BMS common stock and MJN common stock on the NYSE on the three consecutive trading days immediately preceding the first day of the Averaging Period, (ii) for the second day of the Averaging Period, the daily VWAPs of shares of BMS common stock and MJN common stock on the first day of the Averaging Period and (iii) for the third day of the Averaging Period, the simple arithmetic average of the daily VWAPs of shares of BMS common stock and MJN common stock on the first and second days of the Averaging Period. The indicative exchange ratios will also reflect whether the upper limit on the exchange ratio would have been in effect.

Final Exchange Ratio

The final exchange ratio that shows the number of shares of MJN common stock that you will receive for each share of BMS common stock accepted in the exchange offer will be announced by press release no later than 9:00 a.m., New York City time, on the trading day (currently expected to be December 16, 2009) immediately preceding the expiration date (currently expected to be December 17, 2009). After that time, you may also contact the information agent to obtain the final exchange ratio at its toll-free number provided on the back cover of this prospectus.

If a market disruption event occurs with respect to shares of BMS common stock or MJN common stock on any day during the Averaging Period, both the Average BMS Price and the Average MJN Price will be determined using the daily VWAPs of shares of BMS common stock and MJN common stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred with respect to both shares of BMS common stock and MJN common stock. If, however, BMS decides to extend the exchange offer period following a market disruption event, the Averaging Period will be reset. See “—Conditions to Completion of the Exchange Offer”.

Since the exchange offer is scheduled to expire at 12:00 midnight, New York City time, on the expiration date (currently expected to be December 17, 2009) and the final exchange ratio will be announced by 9:00 a.m., New York City time, on the trading day (currently expected to be December 16, 2009) immediately preceding the expiration date, you will be able to tender or withdraw your shares of BMS common stock after the final exchange ratio is determined. For more information on tendering and withdrawing your shares, see “—Procedures for Tendering” and “—Withdrawal Rights”.

For the purposes of illustration, the table below indicates the number of shares of MJN common stock that you would receive per one share of BMS common stock accepted in the exchange offer, calculated on the basis described under “—Pricing Mechanism” and taking into account the upper limit, assuming a range of simple arithmetic averages of the daily VWAPs of shares of BMS common stock and MJN common stock during the Averaging Period. The first line of the table below shows the indicative Average BMS Price and the indicative Average MJN Price and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on November 13, 2009, based on the daily VWAPs of shares of BMS common stock and MJN common stock on November 11, 12 and 13, 2009. The table also shows the effects of a 10% increase or decrease in either or both the Average BMS Price and Average MJN Price based on changes relative to the values as of November 13, 2009.

BMS common stock	MJN common stock	Average BMS Price	Average MJN Price	Shares of MJN common stock per BMS common stock tendered	Value Ratio(1)
As of November 13, 2009	As of November 13, 2009	$23.2529	$45.3559	0.5696	1.11
Down 10%	Up 10%	$20.9276	$49.8915	0.4661	1.11
Down 10%	Unchanged	$20.9276	$45.3559	0.5127	1.11
Down 10%	Down 10%	$20.9276	$40.8203	0.5696	1.11
Unchanged	Up 10%	$23.2529	$49.8915	0.5179	1.11
Unchanged	Down 10%	$23.2529	$40.8203	0.6313(2)	1.11(2)
Up 10%	Up 10%	$25.5782	$49.8915	0.5696	1.11
Up 10%	Unchanged	$25.5782	$45.3559	0.6266	1.11
Up 10%	Down 10%	$25.5782	$40.8203	0.6313(3)	1.01

(1)	The Value Ratio equals (i) the Average MJN Price multiplied by the exchange ratio, divided by (ii) the Average BMS Price.
(2)	In this scenario, the upper limit is in effect and the Value Ratio is 1.108. Absent the upper limit, the exchange ratio would have been 0.6329 shares of MJN common stock per share of BMS common stock tendered, and the Value Ratio would have been 1.111. In this scenario, BMS would announce that the upper limit on the number of shares that can be received for each share of BMS common stock tendered is in effect no later than 9:00 a.m., New York City time, on the trading day (currently expected to be December 16, 2009) immediately preceding the expiration date (currently expected to be December 17, 2009).
(3)

In this scenario, the upper limit is in effect. Absent the upper limit, the exchange ratio would have been 0.6962 shares of MJN common stock per share of BMS common stock tendered. In this scenario, BMS would announce that the upper limit on the number of shares that can be received for each share of BMS common stock tendered is in effect no later than 9:00 a.m., New York City time, on the trading day (currently expected to be December 16, 2009) immediately preceding the expiration date (currently expected to be December 17, 2009).

If the trading price of shares of BMS common stock were to increase during the last two trading days of the exchange offer period (currently expected to be December 16 and 17, 2009), the Average BMS Price would likely be lower than the closing price of shares of BMS common stock on the expiration date (currently expected to be December 17, 2009). As a result, you may receive fewer shares of MJN common stock for each $1.00 of shares of BMS common stock than you would have if the Average BMS Price were calculated on the basis of the closing price of shares of BMS common stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period. Similarly, if the trading price of shares of MJN common stock were to decrease during the last two trading days of the exchange offer period, the Average MJN Price would likely be higher than the closing price of shares of MJN common stock on the expiration date. This could also result in your receiving fewer shares of MJN common stock for each $1.00 of shares of BMS common stock than you would otherwise receive if the Average MJN Price were calculated on the basis of the closing price of shares of MJN common stock on the expiration date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period.

The number of shares of BMS common stock that may be accepted in the exchange offer may be subject to proration. Depending on the number of shares of BMS common stock validly tendered in the exchange offer, and not validly withdrawn, and the final exchange ratio, determined as described above, BMS may have to limit the number of shares of BMS common stock that it accepts in the exchange offer through a proration process. Any proration of the number of shares accepted in the exchange offer will be determined on the basis of the proration mechanics described below under “—Proration; Odd-Lots”.

This prospectus and related documents are being sent to:

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persons who directly held shares of BMS common stock on November 12, 2009. On that date, there were 1,981,017,084 shares of BMS common stock outstanding, which were held of record by approximately 64,013 stockholders; and

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brokers, banks and similar persons whose names or the names of whose nominees appear on BMS’ stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of BMS common stock.

Proration; Odd-Lots

If, upon the expiration of the exchange offer, BMS stockholders have validly tendered more shares of BMS common stock than BMS is able to accept for exchange, BMS will accept for exchange the shares of BMS common stock validly tendered and not validly withdrawn by each tendering stockholder on a pro rata basis, based on the proportion that the total number of shares of BMS common stock to be accepted for exchange bears to the total number of shares of BMS common stock validly tendered and not validly withdrawn (rounded to the nearest whole number of shares of BMS common stock, and subject to any adjustment necessary to ensure the exchange of all shares of MJN common stock owned by BMS), except for tenders of odd-lots, as described below.

Except as otherwise provided in this section, beneficial holders of less than 100 shares of BMS common stock who validly tender all of their shares may elect not to be subject to proration if the exchange offer is oversubscribed. Beneficial holders of more than 100 shares BMS common stock, even those holders with separate stock certificates representing less than 100 shares, and those who own less than 100 shares but do not tender all of their shares are not eligible for this preference. In addition, participants in BMS or MJN employee benefit plans are not eligible for this preference.

Any beneficial holder of less than 100 shares of BMS common stock who wishes to tender all of the shares must check the box entitled “Odd-Lot Preference” on the letter of transmittal. If your odd-lot shares are held by a broker for your account, you can contact your broker and request the preferential treatment.

BMS will announce the preliminary proration factor by press release promptly after the expiration date (currently expected to be December 17, 2009). Upon determining the number of shares of BMS common stock validly tendered for exchange, BMS will announce the final results, including the final proration factor.

Any shares of BMS common stock not accepted for exchange in the exchange offer as a result of proration will be returned to the tendering stockholder promptly after the final proration factor is determined in book-entry form to a direct registration account in the name of the registered holder maintained by BMS’ transfer agent.

For purposes of the exchange offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fractional Shares

Fractional shares of MJN common stock will not be distributed in the exchange offer. The exchange agent, acting as agent for the BMS stockholders otherwise entitled to receive fractional shares of MJN common stock, will aggregate all fractional shares that would otherwise have been required to be distributed and cause them to be sold in the open market for the accounts of the stockholders. Any proceeds that the exchange agent realizes from that sale will be distributed, less any brokerage commissions or other fees, to each stockholder entitled thereto in accordance with the stockholder’s fractional interest in the aggregate number of shares sold. The distribution of fractional share proceeds will take longer than the distribution of shares of MJN common stock. As a result, stockholders will not receive fractional share proceeds at the same time they receive shares of MJN common stock.

None of BMS, MJN, the exchange agent or any of the dealer managers will guarantee any minimum proceeds from the sale of fractional shares of MJN common stock. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment. In addition, a stockholder who receives cash in lieu of a fractional share of MJN common stock will generally recognize gain or loss for U.S. federal income tax purposes on the receipt of the cash to the extent that the cash received exceeds the tax basis allocated to the fractional share. You are urged to read carefully the discussion in “Material U.S. Federal Income Tax Consequences” and to consult your own tax advisor regarding the consequences to you of the exchange offer.

Exchange of Shares of BMS Common Stock

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of the extension or amendment), BMS will accept for exchange, and will exchange, for shares of MJN common stock owned by BMS, the shares of BMS common stock validly tendered, and not validly withdrawn, prior to the expiration of the exchange offer, promptly after the expiration date (currently expected to be December 17, 2009).

The exchange of shares of BMS common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (a)(i) certificates representing all physically tendered shares of BMS common stock (other than uncertificated shares registered directly in your name in BMS’ share register (“Direct Registration Shares”)) or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company (“DTC”), confirmation of a book-entry transfer of those shares of BMS common stock in the exchange agent’s account at DTC, in each case pursuant to the procedures set forth in the section below entitled “—Procedures for Tendering”, (b) the letter of transmittal for shares of BMS common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through DTC, an agent’s message and (c) any other required documents.

For purposes of the exchange offer, BMS will be deemed to have accepted for exchange, and thereby exchanged, shares of BMS common stock validly tendered and not validly withdrawn if and when BMS notifies the exchange agent of its acceptance of the tenders of those shares of BMS common stock pursuant to the exchange offer.

On or prior to the time of consummation of the exchange offer, BMS will irrevocably deliver to the exchange agent global certificates representing all of the shares of MJN common stock outstanding owned by it, with irrevocable instructions to hold the shares of MJN common stock in trust for BMS stockholders whose shares of BMS common stock are being accepted for exchange in the exchange offer and, in the case of any pro rata dividend, BMS stockholders whose shares of BMS common stock remain outstanding and have not been accepted for exchange in the exchange offer. MJN common stock and/or cash in lieu of fractional shares will be transferred to BMS stockholders whose shares of BMS common stock are accepted in the exchange offer promptly after BMS’ notice and determination of the final proration factor. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment.

Return of Shares of BMS Common Stock

If shares of BMS common stock are delivered and not accepted due to proration or a partial tender, (i) certificated shares of BMS common stock that were delivered will be returned in uncertificated book-entry form to be credited in book-entry form in a direct registration account in the name of the applicable holder maintained by BMS’ transfer agent, (ii) direct registration account shares of BMS common stock that were delivered will be credited back to the applicable account in book-entry form and (iii) shares of BMS common stock held through DTC will be credited back through DTC in book-entry form.

If you validly withdraw your shares of BMS common stock or the exchange offer is not completed, (i) certificated shares of BMS common stock that were delivered will be returned, (ii) direct registration account shares of BMS common stock that were delivered will be credited back to the applicable account in book-entry form and (iii) shares of BMS common stock held through DTC will be credited back through DTC in book-entry form.

Procedures for Tendering

Shares Held in Certificated Form. If you hold certificates representing shares of BMS common stock, you must deliver to the exchange agent at an address listed on the letter of transmittal a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and the certificates representing the shares of BMS common stock tendered.

Shares Held in Book-Entry Direct Registration System and/or Direct Purchase Plan. If you hold Direct Registration Shares of BMS common stock, you must deliver to the exchange agent at an address listed on the letter of transmittal a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents. Since certificates are not issued for Direct Registration Shares, you do not need to deliver any certificates representing those shares to the exchange agent.

Shares Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution. If you hold shares of BMS common stock through a broker, dealer, commercial bank, trust company or similar institution, you should follow the instructions sent to you separately by that institution. In this case, you should not use a letter of transmittal to direct the tender of your shares of BMS common stock. If that institution holds shares of BMS common stock through DTC, it must notify DTC and cause it to transfer the shares into the exchange agent’s account in accordance with DTC’s procedures. The institution must also ensure that the exchange agent receives an agent’s message from DTC confirming the book-entry transfer of your shares of BMS common stock. A tender by book-entry transfer will be completed upon receipt by the exchange agent of an agent’s message, book-entry confirmation from DTC and any other required documents.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of BMS common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal (including the instructions thereto) and that BMS may enforce that agreement against the participant.

The exchange agent will establish an account at DTC with respect to the shares of BMS common stock for purposes of the exchange offer, and any eligible institution that is a participant in DTC may make book-entry delivery of shares of BMS common stock by causing DTC to transfer such shares into the exchange agent’s account at DTC in accordance with DTC’s procedure for the transfer. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Participants in BMS or MJN employee benefit plans should follow the special instructions that are being sent to them by the applicable plan trustee. Such participants should not use the letter of transmittal to direct the tender of shares of BMS common stock held in these plans. Such participants may direct the applicable plan trustee to tender all, some or none of the shares of BMS common stock in their employee benefit plan account(s), subject to the limitations set forth in any instructions provided by the applicable plan trustee. BMS and MJN have been informed that instructions to tender or withdraw by participants in the BMS or MJN employee benefit plans must be made by a date that is earlier than the expiration date of the exchange offer which will be specified in the instructions sent by the applicable trustee.

General Instructions. Do not send letters of transmittal and certificates representing shares of BMS common stock to BMS, MJN, the dealer managers or the information agent. Letters of transmittal for shares of BMS common stock and certificates representing shares of BMS common stock should be sent to the exchange agent at an address listed on the letter of transmittal. Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign a letter of transmittal or any certificates or stock powers must indicate the capacity in which they are signing and must submit evidence of their power to act in that capacity unless waived by BMS.

Whether you tender your shares of BMS common stock by delivery of certificates or through your broker, the exchange agent must receive the letter of transmittal and any certificates representing your shares of BMS common stock at the appropriate address set forth in the letter of transmittal prior to the expiration of the exchange offer. Note that for shares of BMS common stock that are directly registered in your name in the BMS share register, you do not need to deliver any certificates representing those shares because certificates are not issued for such shares. Alternatively, in case of a book-entry transfer of shares of BMS common stock through DTC, the exchange agent must receive the agent’s message and a book-entry confirmation.

Letters of transmittal for shares of BMS common stock and certificates representing shares of BMS common stock must be received by the exchange agent. Please read carefully the instructions to the letter of transmittal you have been sent. You should contact the information agent if you have any questions regarding tendering your shares of BMS common stock.

Signature Guarantees. Signatures on all letters of transmittal for shares of BMS common stock must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of BMS common stock are tendered either (1) by a registered stockholder (which term, for purposes of this document, shall include any participant in DTC whose name appears on a security position listing as the owner of shares of BMS common stock) who has not completed the box entitled “Special Issuance Instructions Medallion Guarantee Required” on the letter of transmittal or (2) for the account of a U.S. eligible institution.

If the certificates representing shares of BMS common stock or Direct Registration Shares are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates or as reflected on the letter of transmittal for Direct Registration Shares without alteration, enlargement or any change whatsoever, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

Guaranteed Delivery Procedures. If you wish to tender shares of BMS common stock pursuant to the exchange offer but (1) your certificates are not immediately available; (2) you cannot deliver the shares or other required documents to the exchange agent on or before the expiration date (currently expected to be December 14, 2009); or (3) you cannot comply with the procedures for book-entry transfer through DTC on a timely basis, you may still tender your shares of BMS common stock, so long as all of the following conditions are satisfied:

•	you must make your tender by or through a U.S. eligible institution;

•

on or before the expiration date (currently expected to be December 17, 2009), the exchange agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by BMS, in the manner provided below; and

•

within three NYSE trading days after the date of execution of such notice of guaranteed delivery, the exchange agent must receive (1)(A) certificates representing all physically tendered shares of BMS common stock and (B) in the case of shares delivered by book-entry transfer through DTC, confirmation of a book-entry transfer of those shares of BMS common stock in the exchange agent’s account at DTC; (2) a letter of transmittal for shares of BMS common stock properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through DTC, an agent’s message; and (3) any other required documents.

Registered stockholders (including any participant in DTC whose name appears on a security position listing of DTC as the owner of shares of BMS common stock) may transmit the notice of guaranteed delivery by facsimile transmission or mail it to the exchange agent. If you hold shares of BMS common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf.

Effect of Tenders. A tender of shares of BMS common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the exchange offer as well as your representation and warranty to BMS that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of BMS common stock or other securities issued or issuable in respect of such shares); (2) when the same are accepted for exchange, BMS will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims; and (3) you own the shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of BMS common stock for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares of BMS common stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of BMS common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise; and (2) will cause such shares to be delivered in accordance with the terms of this prospectus. Rule 14e-4 provides a similar restriction applicable to the tender of guarantee of a tender on behalf of another person.

The exchange of shares of BMS common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (a)(i) certificates representing all physically tendered shares of BMS common stock or (ii) in the case of shares delivered by book-entry transfer through DTC, confirmation of a book-entry transfer of those shares of BMS common stock in the exchange agent’s account at DTC; (b) the letter of transmittal for shares of BMS common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through DTC, an agent’s message; and (c) any other required documents.

Appointment of Attorneys-in-Fact and Proxies. By executing a letter of transmittal as set forth above, you irrevocably appoint BMS’ designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of BMS common stock tendered and accepted for exchange by BMS and with respect to any and all other shares of BMS common stock and other securities issued or issuable in respect of the shares of BMS common stock on or after the expiration of the exchange offer. That appointment is effective when and only to the extent that BMS deposits the shares of MJN common stock for the shares of BMS common stock that you have tendered with the exchange agent. All such proxies shall be considered coupled with an interest in the tendered shares of BMS common stock and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). BMS’ designees will, with respect to the shares of BMS common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. BMS reserves the right to require that, in order for shares of BMS common stock to be deemed validly tendered, immediately upon BMS’ acceptance for exchange of those shares of BMS common stock, BMS must be able to exercise full voting rights with respect to such shares.

Determination of Validity. BMS will determine questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of BMS common stock, in BMS’ sole discretion, provided that BMS may delegate such power in whole or in part to the exchange agent, and its determination shall be final and binding. BMS reserves the absolute right to reject any and all tenders of shares of BMS common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. BMS also reserves the absolute right to waive any of the conditions of the exchange offer (other than the conditions relating to the absence of an injunction and the effectiveness of the registration statement for MJN common stock to be distributed in the exchange offer), or any defect or irregularity in the tender of any shares of BMS common stock. No tender of shares of BMS common stock is valid until all defects and irregularities in tenders of shares of BMS common stock have been cured or waived. None of BMS, MJN, the dealer managers, the exchange agent, the information agent or any other person, nor any of their directors or officers, is under any duty to give notification of any defects or irregularities in the tender of any shares of BMS common stock or will incur any liability for failure to give any such notification. BMS’ interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and instructions thereto) will be final and binding.

Binding Agreement. The tender of shares of BMS common stock pursuant to any of the procedures described above, together with BMS’ acceptance for exchange of such shares pursuant to the procedures described above, will constitute a binding agreement between BMS and you upon the terms of and subject to the conditions to the exchange offer.

The method of delivery of share certificates of shares of BMS common stock and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Partial Tenders

If you tender fewer than all the shares of BMS common stock evidenced by any share certificate you deliver to the exchange agent, then you must check Box 3 labeled “Partial Tender” and fill in the number of shares that you are tendering in the space provided on the first page of the letter of transmittal filed as an exhibit to the registration statement of which this prospectus forms a part. In those cases, as soon as practicable after the expiration date (currently expected to be December 17, 2009), the exchange agent will credit the remainder of the common stock that were evidenced by the certificate(s) but not tendered to a Direct Registration Share account in the name of the registered holder maintained by BMS’ transfer agent, unless otherwise provided in “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal filed as an exhibit to the registration statement of which this prospectus forms a part. Unless you indicate otherwise in your letter of transmittal, all of the BMS common stock represented by share certificates you deliver to the exchange agent will be deemed to have been tendered. No share certificates are expected to be delivered to you, including in respect of any shares delivered to the exchange agent that were previously in certificated form.

Lost or Destroyed Certificates

If your certificate(s) representing shares of BMS common stock have been mutilated, destroyed, lost or stolen and you wish to tender your shares, you will need to provide the information required under the section entitled “Affidavit of Lost, Missing or Destroyed Certificate(s) and Agreement of Indemnity” on the first page of the letter of transmittal. You will also need to pay a premium and service fee as calculated at the end of Box 5 on the letter of transmittal to support the purchase of the blanket bond for your lost shares of BMS common stock. Upon receipt of the completed applicable letter of transmittal (appropriately notarized) with the required information, the surety bond payment and the service fee, your shares of BMS common stock will be included in the exchange offer.

Withdrawal Rights

Shares of BMS common stock tendered pursuant to the exchange offer may be withdrawn at any time before 12:00 midnight, New York City time, on the expiration date (currently expected to be December 17, 2009) and, unless BMS has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once BMS accepts shares of BMS common stock pursuant to the exchange offer, your tender is irrevocable.

For a withdrawal of shares of BMS common stock to be effective, the exchange agent must receive from you a written notice of withdrawal or facsimile transmission of notice of withdrawal at one of its addresses or fax numbers, respectively, set forth on the back cover of this prospectus, and your notice must include your name and the number of shares of BMS common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

If shares of BMS common stock have been tendered pursuant to the procedures for book-entry tender through DTC discussed in the section entitled “—Procedures for Tendering”, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with the procedures of DTC.

Shares Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution or in a BMS or MJN Employee Benefit Plan

If you hold your shares through a broker, dealer, commercial bank, trust company or similar institution or in a BMS or MJN employee benefit plan, you should consult the applicable institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on your behalf before 12:00 midnight, New York City time, on the expiration date. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.

In addition, your institution may require significant advance notice of any instruction from you, and as a result, you may have to instruct your institution well in advance of 12:00 midnight, New York City time, on the expiration date and possibly before the final exchange ratio is set. The final exchange ratio will be announced by press release by 9:00 a.m., New York City time, on the trading day (currently expected to be December 16, 2009) immediately preceding the expiration date (currently expected to be December 17, 2009). Your particular institution may require that you instruct it to withdraw shares before the final exchange ratio is announced or otherwise well in advance of 12:00 midnight, New York City time, on the expiration date. If you do not contact your particular institution by the time set by it, you will not be able to withdraw your shares. You should consult your particular institution on its withdrawal procedures.

Shares Held in Certificated Form

If you hold certificates representing shares of BMS common stock, you must provide a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent at anytime before 12:00 midnight, New York City time, on the expiration date (currently expected to be December 17, 2009). If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of BMS common stock must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates.

Shares Held in Book-Entry Direct Registration System and/or Direct Purchase Plan

If you hold Direct Registration Shares of BMS common stock, you must provide a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent at anytime before 12:00 midnight, New York City time, on the expiration date (currently expected to be December 17, 2009).

BMS will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision shall be final and binding. BMS may delegate such power in whole or in part to the exchange agent. None of BMS, MJN, any of the dealer managers, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Any shares of BMS common stock validly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn shares of BMS common stock by following one of the procedures discussed in the section entitled “—Procedures for Tendering” at any time prior to the expiration of the exchange offer (or pursuant to the instructions sent to you separately).

Except for the withdrawal rights described above, any tender made under the exchange offer is irrevocable.

Delivery of MJN Common Stock; Book-Entry Accounts

Physical certificates representing shares of MJN common stock will not be issued pursuant to the exchange offer. Rather than issuing physical certificates for such shares to tendering stockholders, the exchange agent will cause shares of MJN common stock to be credited in book-entry form to direct registered accounts maintained by MJN’s transfer agent for the benefit of the respective holders (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders). Promptly following the crediting of shares to your respective direct registered account, you will receive a statement from MJN’s transfer agent evidencing your holdings, as well as general information on the book-entry form of ownership.

If shares of MJN common stock are to be issued to a person other than the signer of the letter of transmittal, a check is to be issued in the name of, and/or shares of BMS common stock not tendered or not accepted for exchange in the exchange offer are to be issued or returned to, a person other than the signer of the letter of transmittal, or a check is to be mailed to a person other than the signer of the letter of transmittal or to an address other than that shown in the box on the first page of the letter of transmittal, then the appropriate instructions under “Special Issuance Instructions Medallion Guarantee Required” and “Special Mailing Instructions” in the letter of transmittal filed as an exhibit to the registration statement of which this prospectus forms a part will need to be completed. BMS has no obligation pursuant to such instructions to transfer any such shares from the name of the registered holder(s) thereof if BMS does not accept any such shares for exchange. If no such instructions are given, all such shares not accepted for exchange in the exchange offer will be credited in book-entry form in a direct registered account maintained by BMS’ transfer agent.

With respect to any shares tendered through DTC, a stockholder may request that shares not exchanged be credited to a different account maintained at DTC by providing the appropriate instructions pursuant to DTC’s applicable procedures. If no such instructions are given, all such common shares not accepted will be returned by crediting the same account at DTC as the account from which such shares of BMS’ common stock were delivered.

Extension; Termination; Amendment

Extension; Termination or Amendment by BMS. BMS expressly reserves the right, in its sole discretion, at any time and from time to time to extend the period of time during which the exchange offer is open and thereby delay acceptance for exchange of, and the exchange for, any shares of BMS common stock validly tendered and not validly withdrawn in the exchange offer. For example, the exchange offer can be extended if any of the conditions to Completion of the Exchange Offer described in the next section entitled “—Conditions to completion of the exchange offer” are not satisfied or, where permissible, waived prior to the expiration of the exchange offer.

BMS expressly reserves the right, in its sole discretion, to amend the terms of the exchange offer in any respect prior to the expiration date (currently expected to be December 17, 2009), except that BMS currently does not intend to extend the exchange offer other than in the circumstances described above.

If BMS materially changes the terms of or information concerning the exchange offer, it will extend the exchange offer if required by applicable law. Generally speaking, an offer must remain open under SEC rules for a minimum of five business days from the date that notice of the material change is first given. The length of time will depend on the particular facts and circumstances giving rise to the extension.

As required by applicable law, the exchange offer will be extended so that it remains open for a minimum of ten business days following the announcement if:

•	BMS changes the method for calculating the number of shares of MJN common stock offered in exchange for each share of BMS common stock; and

•	the exchange offer is scheduled to expire within ten business days of announcing any such change.

If BMS extends the exchange offer, is delayed in accepting for exchange any shares of BMS common stock or is unable to accept for exchange any shares of BMS common stock under the exchange offer for any reason, then, without affecting BMS’ rights under the exchange offer, the exchange agent may retain on BMS’ behalf all shares of BMS common stock tendered. These shares of BMS common stock may not be withdrawn except as provided in the section entitled “—Withdrawal Rights”.

BMS’ reservation of the right to delay acceptance of any shares of BMS common stock is subject to applicable law, which requires that BMS pay the consideration offered or return the shares of BMS common stock deposited promptly after the termination or withdrawal of the exchange offer.

BMS will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date.

Method of Public Announcement. Subject to applicable law (including Rules 13e-4(d), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the exchange offer be promptly disclosed to stockholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which BMS may choose to make any public announcement, BMS assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or the Public Relations Newswire.

Conditions to Completion of the Exchange Offer

BMS will not be required to complete the exchange offer unless at least 144.5 million shares of MJN common stock would be distributed in exchange for shares of BMS common stock that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. This number of shares of MJN common stock represented 85% of the outstanding shares of MJN common stock held by BMS as of November 13, 2009.

In addition, BMS will not be required to accept shares for exchange, and may extend, terminate or amend the exchange offer if:

•

any condition or event occurs, or BMS reasonably expects any condition or event to occur that BMS reasonably believes would, or would be likely to, cause the Internal Spin-Off, the exchange offer, together with any subsequent spin-off or the Proposed Recapitalization to be taxable to BMS or its stockholders under U.S. federal income tax laws;

•

the opinion of counsel to the effect that, for U.S. federal income tax purposes, (i) the Internal Spin-Off, and the exchange offer together with any subsequent spin-off, each should qualify for non-recognition of gain and loss under Section 355 of the Code, (ii) the Proposed Recapitalization (BMS’ conversion of its MJN class B common stock to MJN class A common stock) should qualify for non-recognition of gain and loss under Section 368(a)(1)(E) of the Code and/or Section 1036(a) of the Code and (iii) the MJC Conversion should qualify for non-recognition of gain and loss under Sections 332 and 337 of the Code, is not received or is withdrawn or otherwise ceases to be effective;

•

the Recapitalization Ruling, a private letter ruling from the IRS to the effect that the Proposed Recapitalization (BMS’ conversion of its MJN class B common stock to MJN common stock) will not cause BMS or any of its subsidiaries to incur U.S. federal income taxes in connection with the Internal Spin-Off, is invalidated or otherwise ceases to be effective;

•

BMS notifies MJN that it is in good faith pursuing a transaction involving MJN (including, without limitation, a merger, consolidation, share sale or exchange, business combination, reorganization or recapitalization) that is reasonably likely to be consummated and is on terms that BMS and a majority of the independent directors of MJN determine, in their good faith judgment, to be more favorable to MJN and BMS than the exchange offer;

•	any of the following events occurs or will imminently occur:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•

any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 10% in the closing level of either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the closing level established on November 13, 2009;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•

a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity, including an act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer;

•	if any of the situations described in the immediately preceding four bullet points exists, as of the date of the commencement of the exchange offer, the situation deteriorates materially;

•	a material adverse change in the business, condition (financial or other), results of operations or stock price of MJN, which is referred to in this prospectus as a “Business MAC”;

•	a material adverse change in the business, prospects, condition (financial or other) or results of operations of BMS;

•

any action, litigation, suit, claim or proceeding is instituted that would be reasonably likely to enjoin, prohibit, restrain, make illegal, make materially more costly or materially delay completion of the exchange offer;

•

any order, stay, judgment or decree is issued by any U.S. federal or state court, government, governmental authority or other regulatory or administrative authority having jurisdiction over BMS and MJN and is in effect, or any law, statute, rule, regulation, legislation, interpretation, governmental order or injunction shall have been enacted or enforced, any of which would reasonably be likely to restrain, prohibit or delay completion of the exchange offer or materially impair the contemplated benefits of the exchange offer to BMS or MJN;

•

the registration statement on Form S-4 of which this prospectus is a part shall not have become effective under the Securities Act prior to 5:00 p.m. on the expiration date of the exchange offer (currently expected to be December 17, 2009);

•

any stop order suspending the effectiveness of the registration statement of which this prospectus forms a part has been issued, or any proceeding for that purpose has been initiated by the SEC and not concluded or withdrawn; or

•

a market disruption event, as reasonably determined by BMS, occurs with respect to BMS common stock or MJN common stock and such market disruption event has, in BMS’ reasonable judgment, impaired the benefits of the exchange offer.

If any of the above events occurs, BMS may:

•	terminate the exchange offer and promptly return all tendered shares of BMS common stock to tendering stockholders;

•	extend the exchange offer and, subject to the withdrawal rights described in “—Withdrawal Rights” above, retain all tendered shares of BMS common stock until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•

waive the unsatisfied condition (except the conditions relating to the absence of an injunction and the effectiveness of the registration statement for shares of MJN common stock to be distributed in the exchange offer) and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

These conditions are for the sole benefit of BMS. BMS may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. Except as described in the immediately preceding bullet point, BMS may waive any condition in whole or in part at any time in its sole discretion, subject to applicable law. BMS’ failure to exercise its rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted by BMS at any time. However, all conditions to completion of the exchange offer must be satisfied or, where permissible, waived by BMS before the expiration of the exchange offer. Any determination by BMS concerning the conditions described above will be final and binding upon all parties.

If a stop order issued by the SEC is in effect with respect to the registration statement of which this prospectus forms a part, BMS will not accept any shares of BMS common stock tendered and will not exchange shares of MJN common stock for any shares of BMS common stock.

Fees and Expenses

BMS has retained Citigroup Global Markets Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated to act as dealer managers, Georgeson Inc. to act as the information agent and BNY Mellon Shareowner Services to act as the exchange agent in connection with the exchange offer.

The dealer managers, the information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against specified liabilities in connection with their services, including liabilities under the federal securities laws.

Each of the dealer managers and their respective affiliates have in the past provided investment banking services to BMS and its affiliates, for which they have received customary compensation. In the ordinary course of business, each of the dealer managers is engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of their respective trading and brokerage activities, each of the dealer managers and certain of their respective affiliates may from time to time hold positions of BMS common stock and MJN common stock in their respective proprietary accounts or those of their respective customers, and to the extent they hold shares of BMS common stock in these accounts at the time of the exchange offer, each of the dealer managers or certain of their respective affiliates may tender these shares.

Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

Although BMS will mail this prospectus to its stockholders to the extent required by U.S. law, including stockholders located outside the United States, this prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of BMS common stock or MJN common stock in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. BMS has not taken any action under those non-U.S. regulations to facilitate a public offer to exchange BMS common stock or MJN common stock outside the United States but may take steps to facilitate such tenders. Therefore, the ability of any non-U.S. person to tender BMS common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for BMS or MJN to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

All tendering holders must make certain representations in the letter of transmittal, including (in the case of non-U.S. holders) as to the availability of an exemption under their home country laws that would allow them to participate in the exchange offer without the need for BMS or MJN to take any action to facilitate a public offering in that country or otherwise. BMS will rely on those representations and, unless the exchange offer is terminated, plans to accept shares tendered by persons who properly complete the letter of transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

Non-U.S. stockholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in BMS common stock or MJN common stock that may apply in their home countries. BMS, MJN and the dealer managers cannot provide any assurance about whether such limitations exist.

SPIN-OFF OF MJN COMMON STOCK

BMS will distribute in a spin-off to its stockholders, on a pro rata basis, all of its remaining shares (if any) of MJN common stock promptly following the completion of the exchange offer. Any such spin-off would be a special dividend distribution with respect to BMS common stock, and the record date for holders to receive shares in any subsequent spin-off will be set promptly following the expiration of the exchange offer.

Fractional shares will not be distributed in any subsequent spin-off. The exchange agent, acting in its ongoing capacity as transfer agent for the BMS stockholders otherwise entitled to receive a fractional share of MJN common stock, will aggregate all fractional shares that would have otherwise been required to be distributed and cause them to be sold in the open market for the accounts of these stockholders. The proceeds that the exchange agent may realize from the sale of the fractional shares will be distributed, less any brokerage commissions or other fees, to each stockholder entitled thereto in accordance with the stockholder’s fractional interest in the aggregate number of shares sold. None of BMS, MJN, the exchange agent or any of the dealer managers will guarantee any minimum proceeds from the sale of fractional shares of MJN common stock, and no interest will be paid on these proceeds. Generally, a stockholder who receives cash in lieu of a fractional share of MJN common stock will recognize gain or loss for U.S. federal income tax purposes on the receipt of the cash to the extent that the cash received exceeds the tax basis allocated to the fractional share. You are urged to read carefully the discussion in “Material U.S. Federal Income Tax Consequences” and to consult your own tax advisor regarding the consequences to you of any subsequent spin-off.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF MJN

The following discussion should be read together with “Summary—MJN Selected Historical Financial Data” and MJN’s financial statements and related notes included elsewhere in this prospectus. The discussion contains forward-looking statements involving risks, uncertainties and assumptions that could cause MJN’s results to differ materially from expectations. Factors that might cause such differences include those described under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” included elsewhere in this prospectus.

Overview of MJN’s Business

MJN is a global leader in pediatric nutrition. MJN is committed to creating trusted nutritional brands and products that help improve the health and development of infants and children around the world and provide them with the best start in life. MJN’s comprehensive product portfolio addresses a broad range of nutritional needs for infants, children and expectant and nursing mothers. MJN has over 100 years of innovation experience during which MJN has developed or improved many breakthrough or industry-defining products across each of MJN’s product categories. MJN operates in four geographic regions: Asia, Latin America, North America and Europe. Due to similarities in the economics, products offered, production process, customer base and regulatory environment, these operating regions have been aggregated into two reportable segments: Asia/Latin America and North America/Europe.

Factors Affecting Comparability

The results of operations during 2009 reflect several adjustments related to MJN’s separation from BMS, as described below.

•	Operating model changes and delays in establishing new operating subsidiaries

•	Stand-alone public company costs

•	Separation costs

•	Interest expense

•	Effective tax rate

•	Number of shares outstanding

•	Other

In addition to these items that impact 2009 results of operations, there were several adjustments to the balance sheet related to MJN’s separation from BMS. These include the recognition of a pension and capital lease liability, inclusion of cash balances and restructuring of related party debt and divisional equity. See “Note 21. Subsequent Events” to MJN’s audited financial statements included elsewhere in this prospectus.

Operating Model Changes and Delays in Establishing New Operating Subsidiaries

In Europe, MJN has transitioned to a third-party distributor model with BMS temporarily serving as MJN’s distributor. This will reduce net sales by the amount of the distributors’ margin and lower costs for the distribution-related expenses that historically have been recorded in MJN’s marketing, selling and administrative expenses. Had this model been in effect during 2008, MJN estimates that sales and Earnings Before Interest and Income Taxes (“EBIT”) would have been reduced by approximately $8.0 million and $5.0 million, respectively.

In Mexico, MJN now operates MJN’s business through a newly formed operating subsidiary that is expected to incur higher profit sharing costs than were allocated to MJN when MJN operated within BMS. Had this model been in effect during 2008, MJN estimates that employee profit sharing within the MJN operating subsidiary would have increased expenses by approximately $3.0 million. Furthermore, a BMS subsidiary currently leases to MJN’s Mexico operating subsidiary all of the property, plant and equipment at MJN’s manufacturing facility in Delicias under a 20-year lease that is treated as a capital lease. This resulted in an increase in “Interest Expense” and “Related Party Debt and Lease”. Prior to completion of the exchange offer, MJN expects to purchase the leased assets from BMS’ subsidiary and to terminate the lease, subject to customary closing conditions.

In Brazil, MJN’s ability to operate as a new stand-alone subsidiary was delayed until late in the third quarter of 2009. Prior to that time, BMS distributed and recorded sales for MJN’s products, and MJN conducted marketing activities. Had this model been in effect during 2008, MJN estimates that MJN’s sales would have been reduced by approximately $28.0 million with a minimal impact to EBIT.

The combined effect of these operating model changes and delays in establishing new operating subsidiaries was to reduce net sales and EBIT growth for the three months ended September 30, 2009, by $7.7 million and by $0.3 million, respectively. The combined effect of these operating model changes and delays in establishing new operating subsidiaries was to reduce net sales and EBIT growth for the nine months ended September 30, 2009, by $25.3 million and $1.7 million, respectively.

Stand-Alone Public Company Costs

MJN results historically have included corporate and shared service cost allocations from BMS. As a stand-alone company, MJN will build these capabilities through a combination of transition services agreements and transferred and incremental costs. MJN will incur additional costs for financial reporting and compliance, corporate governance, treasury and investor relations activities. MJN estimates that MJN’s general and administrative expenses will increase in 2009 by approximately $30.0 million, including service charges by BMS and expenses for services not included in the transition service agreements.

Separation Costs

MJN incurred in 2008, separation costs in connection with the IPO, including costs related to legal, accounting, systems implementation and consulting services. MJN’s 2008 results include separation costs of $44.8 million.

MJN incurred $7.2 million and $31.3 million in costs in connection with MJN’s IPO and separation during the three and nine months ended September 30, 2009, respectively, compared to $13.8 million and $14.0 million during the three and nine months ended September 30, 2008, respectively. These costs relate to legal, accounting, systems separation and consulting services.

Interest Expense

On August 26, 2008, MJC issued a $2,000.0 million intercompany note to BMS and incurred interest expense of $43.3 million in 2008. The note was restructured at the IPO date reducing the related party debt to approximately $1.8 billion. Net interest expense during the three and nine months ended September 30, 2009, was $23.0 million and $75.3 million, respectively, compared with $11.9 million for both the three and nine months ended September 30, 2008.

Effective Tax Rate

For the three and nine months ended September 30, 2009, the effective tax rate was 27.7% and 30.1%, respectively, compared to 30.6% and 35.5% for the three and nine months ended September 30, 2008, respectively. The lower rates were attributable primarily to benefits associated with restructuring MJN’s foreign operations as part of the separation from BMS in the IPO process and the earnings mix.

Number of Shares Outstanding

Prior to February 10, 2009, there were 170.0 million shares of common stock outstanding. MJN issued an additional 34.5 million shares of common stock in the IPO. As of September 30, 2009, MJN had 204.6 million diluted common shares outstanding.

Other

In addition to these items that affect the 2009 results of operations, there are several adjustments to the balance sheet related to MJN’s separation from BMS. These include the recognition of pension and capital lease liabilities, inclusion of cash balances and restructuring of related-party debt and divisional equity.

Factors Affecting MJN’s Results of Operations

MJN’s operating results are primarily affected by the following factors:

Industry Growth

According to Euromonitor, the global pediatric nutrition industry has grown at a compound annual growth rate (“CAGR”) of approximately 11% from 2003 to 2008. MJN believes several trends have supported and will continue to support this growth, including the following:

•	favorable demographics;

•	increased consumer awareness of the importance of health and wellness;

•	enhanced nutritional insight;

•	innovation; and

•	consumer willingness to pay for premium and enhanced nutrition products.

Perceptions of Product Quality and Safety

MJN believes pediatric nutrition producers with a reputation for quality and safety should be able to command higher average selling prices and thereby generate higher gross margins than competitors who do not possess the same reputation. A decrease in the quality and safety of any particular product, whether real or perceived, could trigger wider negative perception of the decrease in the quality and safety of all producers, thereby affecting the industry generally. MJN believes MJN’s past growth has benefited from MJN’s brand recognition and from real and perceived safety and quality of MJN’s pediatric nutrition products. However, if a future market crisis involving any of MJN’s products should occur, especially if management fails to respond to such crisis in a timely and effective manner, MJN’s brand recognition and reputation could be severely damaged, which could adversely affect MJN’s results of operations. See “Risk Factors—Risks Relating to MJN—MJN may experience liabilities or negative effects on MJN’s reputation as a result of real or perceived quality issues, including product recalls, injuries or other claims”. For example, melamine was found in Chinese dairy used in certain infant formula products of other manufacturers, which led to the deaths of several infants in September 2008. MJN does not use dairy or protein-containing raw ingredients from China at any of MJN’s manufacturing sites and MJN has not been adversely impacted by these events in China thus far. Events such as these, however, may create a perception of contamination risk among consumers with respect to all products in MJN’s industry.

Competition and Brand Recognition

The pediatric nutrition industry is intensely competitive. MJN’s principal competitors, including Nestlé S.A., Abbott Laboratories, Groupe Danone and Wyeth, all have substantial financial, marketing and other resources. In addition, MJN faces significant competition from domestic producers and private label, store and economy brand manufacturers. In recent years, there has been growing demand, particularly in Asia, for premium pediatric nutrition products due to increasing consumer awareness of brand image and nutritional value of the products offered by leading producers.

MJN’s success depends on sustaining the strength of MJN’s brands, particularly MJN’s Enfa family of brands. If MJN fails to promote and maintain the brand equity of MJN’s products, particularly MJN’s Enfa family of brands, across each of MJN’s markets, then consumer perception of its superior nutritional benefits may be diminished. If the difference in the value attributed to MJN’s products as compared to those of MJN’s competitors narrows, consumers may choose not to buy MJN’s products. In periods of economic uncertainty, these trends may be more pronounced. See “Risk Factors—Risks Relating to MJN—MJN’s success depends on sustaining the strength of MJN’s brands, particularly MJN’s Enfa family of brands”.

Raw Material Supply and Prices

The per unit costs of producing MJN’s pediatric nutrition products are subject to the supply and price volatility of dairy and other raw materials, which are affected by global factors. For example, dairy prices are affected by factors such as geographic location, the impact of weather on dairy production, fluctuation in product availability, competition and inflation. Dairy costs are the largest component of MJN’s costs of products sold.

Increases in the price of dairy and raw materials would negatively impact MJN’s gross margins if MJN is not able to offset such increases through increases in MJN’s selling price, change in product mix or cost reduction/productivity enhancement efforts. The prices of these materials may continue to rise due to a general increase in commodities prices, especially for agricultural products. This would in turn affect the unit costs of products sold for MJN’s pediatric nutrition products. Increases in the price of dairy and other raw materials have had a negative impact on MJN’s gross margin as a percent of sales in 2007 and 2008. Declines in dairy prices during 2008 have had a positive impact on MJN’s gross margin as a percent of sales in 2009. Dairy prices have been rising in the second half of 2009 and would have a negative impact on MJN’s gross margin as a percent of sales in 2010 if current prices were to hold.

Foreign Exchange Movements

MJN markets its portfolio of products in more than 50 countries in North America, Europe, Asia and Latin America. Due to the international aspect of MJN’s business, MJN’s net sales and expenses are influenced by foreign exchange movements. This impact is reflected across MJN’s results of operations discussed below.

MJN’s Growth Strategies

MJN intends to grow MJN’s business profitably and enhance stockholder value by executing against the following strategic initiatives:

•	Building on MJN’s leadership position in MJN’s core businesses;

•	Continuing MJN’s leadership in product innovation;

•	Expanding into selected high-growth geographic markets and adjacent product categories; and

•	Continuously improving upon MJN’s manufacturing and global supply chain excellence.

Build on MJN’s Leadership Position in MJN’s Core Businesses

MJN intends to grow MJN’s business in MJN’s core countries and product categories by building loyal usage of MJN’s brands, introducing innovative products that differentiate MJN in the marketplace and leveraging MJN’s expertise in marketing to consumers and health care professionals. In addition, MJN will continue to implement best practices and insights using MJN’s balance of local, regional and global capabilities to execute the most effective programs in all markets. MJN has a successful business model based on acquiring new consumers and retaining them. MJN also intends to invest in order to attract, retain and train talented employees who are committed to improving the health of the world’s infants and children and who have world class capabilities in key business disciplines including marketing, sales, product development, supply chain and finance.

Continued Leadership in Innovation

Innovation is fundamental to MJN’s long-term growth and profitability. From 2003 to 2008, MJN has increased MJN’s investment in research and development (“R&D”) by 100% and established world-class professional capabilities in MJN’s R&D headquarters and regional labs. MJN’s R&D teams drive the integration of nutritional science with marketing across all phases of the product development process. MJN believes MJN has a strong innovation pipeline that is focused on improving the health and development of infants and children, with a particular focus on brain development, allergy and tolerance issues, immunity, healthy growth and improved product experience. Investments in leading systems and processes will be used to reduce cycle times for projects in MJN’s pipeline, and MJN is planning to achieve a systematic flow of innovations. MJN believes MJN’s global R&D capabilities, the strength of MJN’s brands and MJN’s ability to convert advances in nutritional science into marketable product innovations will continue to allow MJN to successfully develop new products and improve existing products across each of MJN’s product categories.

Capitalize on Favorable Demographic Trends Driving Growth in Emerging Markets

Opportunities in Asia and Latin America, driven in part by favorable demographic trends, are estimated to account for a majority of the dollar (value) growth in the pediatric nutrition industry over the next five years. MJN has established presence in these emerging markets with its Asia/Latin America segment accounting for 57% of total sales for the nine months ended September 30, 2009. MJN believes that its strong global brands, sales and marketing expertise, and investments to expand its distribution footprint, will enable it to continue to grow by capitalizing on the favorable demographic trends in these emerging markets.

Expansion into Selected High-Growth Geographic Markets and Adjacent Product Categories

Emerging markets in Asia, Eastern Europe and the Middle East are projected to experience continued growth. MJN has established replicable business models and developed a deep understanding of business drivers in MJN’s core markets that MJN believes will lead to success in selected new high-growth markets. MJN believes MJN’s global supply chain infrastructure, along with the strength of MJN’s business model and demand-creation capabilities, strategically positions MJN for further expansion into certain high-growth regions in which MJN currently has a more limited presence. In addition, there is a global trend of mothers seeking increased nutritional reassurance, and mothers and health care professionals alike associate the Mead Johnson name and the Enfa family of brands with the highest quality nutrition. MJN believes there are opportunities to extend MJN’s strong brand equities into select adjacent product categories through organic development, partnerships and acquisitions.

Continuously Improve Upon MJN’s Manufacturing and Global Supply Chain Excellence

MJN seeks to continuously improve the management and operation of MJN’s business by increasing efficiency in MJN’s operations at all stages of production, from sourcing of raw materials to manufacturing and distribution in local geographies. MJN maintained higher operating margins than those of MJN’s primary competitors in 2008, and MJN plans to continue to achieve incremental cost savings through broad-based organizational involvement.

Components of MJN’s Net Sales and Expenses

Net Sales

MJN’s net sales are primarily derived from powdered milk formulated for infants and children sold to retailers and distributors. Net sales are driven by a combination of factors that include, but are not limited to: (1) the overall number of infants and children in the geographic and demographic markets in which MJN operates, (2) the innovation and competitiveness of MJN’s product offering, (3) governmental regulations and economic dynamics in MJN’s markets and (4) increased consumer awareness of the importance of health and wellness and enhanced nutritional insight. MJN’s net sales include various adjustments including gross-to-net sales adjustments for WIC rebates, cash discounts and sales returns.

MJN’s financial results include net sales of rebated WIC products which represented approximately 13% and 12% of total U.S. and Puerto Rico net sales for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively. The WIC program is a U.S. Department of Agriculture program created to provide nutritious foods, nutrition education and referrals to health care professionals and other social services to those considered to be at nutritional risk, including low-income pregnant, postpartum and breastfeeding women and infants and children up to age five. It is estimated that approximately 51% of all infants born in the United States and Puerto Rico during the 12-month period ending December 31, 2008 benefited from the WIC program. Participation in the WIC program is an important part of MJN’s U.S. business based on the volume of infant formula sold under the program. Sales to WIC participants are primarily transacted through the retail network at full retail price. Rebates to the state WIC agencies are payable based on the number of eligible retail purchases by WIC participants, vouchers issued and the terms of the WIC contracts.

Expenses

MJN’s expenses are made up of the following components:

•

Costs of products sold consist primarily of costs of materials that MJN uses in the manufacture of MJN’s products. Historically, the cost of materials has represented a majority of MJN’s total costs of products sold. MJN’s materials costs are influenced by inflation and fluctuations in global commodity prices, principally dairy, agricultural oils and tinplate. Plant conversion costs including labor and overhead make up most of the remainder of costs of products sold.

•

Marketing, selling and administrative expenses consist primarily of employee compensation and benefits, corporate and shared service allocations, occupancy, third-party selling, marketing and market research services. These expenses also include distribution expenses, which are primarily comprised of warehousing and freight costs. Marketing, selling and administrative expenses are driven by business strategy and inflation.

•

Advertising and product promotion expenses consist primarily of expenses related to media, samples, medical education and direct-to-consumer programs. Advertising and product promotion expenses are driven by marketing strategy and inflation.

•

Research and development expenses consist primarily of employee compensation and benefits, clinical studies and product development costs. Research and development expenses are driven by business strategy and the level of innovation and support for MJN’s products.

•

Other expenses, net, consist primarily of income or loss from a third-party manufacturing contract that is non-core to MJN’s pediatric nutrition business, gains and losses from the disposal of property, plant and equipment, the impact of certain foreign exchange gains and losses and other miscellaneous expenses.

Prior to the IPO, MJN was allocated costs for various services from BMS. On January 31, 2009, MJN entered into a transitional services agreement with BMS whereby BMS agreed to provide MJN with various corporate support services, and MJN agreed to provide BMS with certain services. The services will continue for a specified initial term, which will vary with the types of services to be provided, unless earlier terminated or extended according to the terms of the transitional services agreement. MJN will pay BMS mutually agreed-upon fees for the services provided by BMS, and BMS will pay MJN mutually agreed-upon fees for the services provided by MJN.

Results of Operations

Three Months Ended September 30, 2009 Compared to Three Months Ended September 30, 2008

For the three months ended September 30, 2009, net sales totaled $699.8 million, down 6% from $742.8 million for the three months ended September 30, 2008.

Below is a summary of comparative results of operations and a more detailed discussion of results for the three months ended September 30, 2009 and 2008:

	Three Months Ended September 30,
(In millions, except per share data)	2009	2008	% Change	% of Net Sales
				2009	2008
Net Sales	$699.8	$742.8	(6)%	—	—
Earnings Before Interest and Income Taxes	159.7	163.7	(2)%	23%	22%
Interest Expense—net	(23.0)	(11.9)	—	3%	2%
Earnings Before Income Taxes	136.7	151.8	(10)%	20%	20%
Provision for Income Taxes	(37.9)	(46.5)	(18)%	5%	6%
Effective Tax Rate	27.7%	30.6%
Net Earnings	98.8	105.3	(6)%	14%	14%
Less: Net Earnings Attributable to Noncontrolling Interests	(1.2)	(2.6)	—	0%	0%
Net Earnings Attributable to Shareholders	97.6	102.7	(5)%	14%	14%
Weighted Average Common Shares Outstanding—Diluted	204.6	170.0
Earnings per Common Share—Diluted	$0.48	$0.61

Net Sales

MJN’s net sales by reportable segments are shown in the table below:

	Three Months Ended September 30,
(Dollars in millions)	2009	2008	% Change	% Change Due to
				Volume	Price	Foreign Exchange
Asia/Latin America	$413.8	$400.1	3%	2%	8%	(7)%
North America/Europe	286.0	342.7	(17)%	(16)%	1%	(2)%

Net Sales	$699.8	$742.8	(6)%	(7)%	5%	(4)%

MJN’s Asia/Latin America segment represented 59% of net sales for the three months ended September 30, 2009, compared to 54% for the three months ended September 30, 2008. MJN continues to achieve significant sales growth in its international markets, particularly in Asia, where sales grew by double digits, excluding the impact of foreign exchange. MJN’s success in the Asia/Latin America segment comes from market growth as well as its investment in product innovation, sales force, advertising and product promotion. China, which is MJN’s second largest market, continues to grow at rates more than double those for the Asia/Latin America segment as a whole. Multiple other Asian and Latin American countries achieved double-digit growth as well, excluding the impact of foreign exchange.

The decrease in North America/Europe segment sales was primarily due to weaker performance in the United States driven by share losses, U.S. retail inventory reductions and the contraction in the U.S. market from a decline in births. The reduction in inventories held by retailers in the United States during the three months ended September 30, 2009, followed a corresponding build by retailers in the three months ended June 30, 2009, due to the launch of Enfamil PREMIUM LIPIL in April 2009. Excluding the impact of foreign exchange, Europe sales declined due in large part to a reduction of distributor inventory levels.

MJN has three product categories: (1) infant formula, (2) children’s nutrition and (3) other. The North America/Europe segment is principally an infant formula market whereas the Asia/Latin America segment sells a balance of infant formula and children’s nutrition products. MJN’s net sales by product category are shown in the table below:

	Three Months Ended September 30,
(Dollars in millions)	2009	2008	% Change
Infant Formula	$445.1	$496.8	(10)%
Children’s Nutrition	233.5	220.7	6%
Other	21.2	25.3	(16)%

Net Sales	$699.8	$742.8	(6)%

Excluding foreign exchange, infant formula decreased 8%, primarily reflecting the sales decline in the North America/Europe segment, which are primarily infant formula markets. Excluding foreign exchange, children’s nutrition increased 14%, reflecting the strength of the business in Asia and Latin America.

MJN recognizes sales net of various sales adjustments to arrive at net sales as reported on the statements of earnings. These adjustments are referred to as gross-to-net sales adjustments. The reconciliation of MJN’s gross sales to net sales was as follows:

	Three Months Ended September 30,
(Dollars in millions)	2009	2008	% Change
Gross Sales	$964.3	$1,021.7	(6)%
Gross-to-Net Sales Adjustments
WIC Rebates	(187.3)	(201.7)	(7)%
Sales Discounts	(26.8)	(22.4)	20%
Returns	(17.4)	(19.4)	(10)%
Cash Discounts	(11.2)	(12.4)	(10)%
Prime Vendor Charge-Backs	(9.3)	(10.5)	(11)%
Coupons and Other Adjustments	(12.5)	(12.5)	0%

Total Gross-to-Net Sales Adjustments	(264.5)	(278.9)	(5)%

Total Net Sales	$699.8	$742.8	(6)%

Adjustments as a percentage of gross sales were flat year-over-year. The decline in Women, Infants and Children (“WIC”) rebates was due to a decline in U.S. births and the reduction of infant formula vouchers provided by government agencies in select states. The change in sales discounts was due to new product launches along with a mix shift in sales to Asia/Latin America where sales discounts are typically higher than in North America/Europe.

Gross Profit

	Three Months Ended September 30,
(Dollars in millions)	2009	2008	% Change
Net Sales	$699.8	$742.8	(6)%
Cost of Products Sold	244.6	287.9	(15)%

Gross Profit	$455.2	$454.9	0%
Gross Margin	65.0%	61.2%

Improvements in gross margin were driven by reduced commodity costs and product pricing partially offset by the negative impact of foreign exchange and higher manufacturing costs from capacity increases.

Operating Expenses

	Three Months Ended September 30,
				% of Net Sales
(Dollars in millions)	2009	2008	% Change	2009	2008
Operating Expenses:
Marketing, Selling and Administrative	$164.0	$173.9	(6)%	23%	23%
Advertising and Product Promotion	105.2	97.0	8%	15%	13%
Research and Development	17.6	17.8	(1)%	3%	2%
Other (Income)/Expenses—net	8.7	2.5	—	1%	0%

Marketing, Selling and Administrative Expenses

The decrease in marketing, selling and administrative expenses was primarily due to the positive impact of foreign exchange, lower distribution costs and sales force productivity initiatives. Costs related to MJN’s IPO and other separation costs decreased compared to the prior year; however, this decrease was offset by higher litigation costs.

Advertising and Product Promotion Expenses

MJN’s advertising and product promotion expenses are influenced by the timing of key product launches and promotions. The increase reflected the continued investment in Asia and Latin America.

Research and Development Expenses

Research and development expenses remained stable year-over-year.

Other (Income)/Expenses—net

Other (income)/expenses—net for the three months ended September 30, 2009, increased by $6.2 million due primarily to foreign exchange losses on assets held in non-functional currencies.

Earnings Before Interest and Income Taxes

EBIT from MJN’s two reportable segments, Asia/Latin America and North America/Europe, is reduced by corporate and other costs. Corporate and other costs consist of unallocated general and administrative activities and associated expenses, including, in part, executive, legal, finance, information technology, human resources, research and development, global marketing and global supply chain costs.

	Three Months Ended September 30,
(Dollars in millions)	2009	2008	% Change
Asia/Latin America	$143.7	$108.2	33%
North America/Europe	90.3	115.6	(22)%
Corporate and Other	(74.3)	(60.1)	24%

Total Earnings Before Interest and Income Taxes	$159.7	$163.7	(2)%

The increase in EBIT for Asia/Latin America was driven by higher net sales in addition to an improved gross margin, resulting from favorable commodity costs and increased pricing, largely from late 2008 price increases.

The decrease in EBIT for the North America/Europe segment was largely due to the sales decline, partly offset by sales force productivity initiatives.

Expenses for the Corporate and Other segment increased $14.2 million driven primarily by higher litigation costs and severance activities that occurred during the third quarter of 2009.

Interest Expense—net

Interest expense—net for the third quarter of 2009 primarily represents interest incurred on the $744.2 million 2014 Note, the $500.0 million 2016 Note and the $500.0 million 2019 Note. Interest expense—net for the third quarter of 2008 represented interest incurred on the $2.0 billion intercompany note payable issued in August 2008.

Income Taxes

The effective tax rate for the three months ended September 30, 2009, decreased to 27.7% from 30.6% for the three months ended September 30, 2008. The lower rate was primarily attributable to benefits associated with the restructuring of MJN’s foreign operations as part of the separation from BMS in the IPO process and the earnings mix.

Net Earnings Attributable to Noncontrolling Interests

Net earnings attributable to noncontrolling interests consisted of an 11% interest in MJN China and a 10% interest in MJN Indonesia held by third parties.

Net Earnings Attributable to Shareholders

For the three months ended September 30, 2009, net earnings attributable to shareholders decreased by $5.1 million to $97.6 million compared with the three months ended September 30, 2008. The decrease was primarily due to higher interest expense and the unfavorable impact of foreign exchange, partially offset by a reduction in the effective tax rate.

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

For the nine months ended September 30, 2009, net sales totaled $2,112.1 million, down 3% from $2,174.7 million for nine months ended September 30, 2008.

Below is a summary of comparative results of operations and a more detailed discussion of results for the nine months ended September 30, 2009 and 2008:

	Nine Months Ended September 30,
				% of Net Sales
(In millions, except per share data)	2009	2008	% Change	2009	2008
Net Sales	$2,112.1	$2,174.7	(3)%	—	—
Earnings Before Interest and Income Taxes	566.6	560.8	1%	27%	26%
Interest Expense-net	(75.3)	(11.9)	—	4%	1%
Earnings Before Income Taxes	491.3	548.9	(10)%	23%	25%
Provision for Income Taxes	(147.9)	(195.1)	(24)%	7%	9%
Effective Tax Rate	30.1%	35.5%
Net Earnings	343.4	353.8	(3)%	16%	16%
Less: Net Earnings Attributable to Noncontrolling Interests	(7.8)	(6.3)	—	0%	0%
Net Earnings Attributable to Shareholders	335.6	347.5	(3)%	16%	16%
Weighted Average Common Shares Outstanding—Diluted	199.3	170.0
Earnings per Common Share—Diluted	$1.68	$2.05

Net Sales

MJN’s net sales by reportable segments are shown in the table below:

	Nine Months Ended September 30,
				% Change Due to
(Dollars in millions)	2009	2008	% Change	Volume	Price	Foreign Exchange
Asia/Latin America	$1,200.1	$1,138.7	5%	3%	11%	(9)%
North America/Europe	912.0	1,036.0	(12)%	(9)%	0%	(3)%

Net Sales	$2,112.1	$2,174.7	(3)%	(3)%	6%	(6)%

MJN’s Asia/Latin America segment represented 57% of net sales for the nine months ended September 30, 2009, compared to 52% for the nine months ended September 30, 2008. MJN continues to have significant sales growth in MJN’s international markets, particularly in Asia where sales increased by double digits, excluding the impact of foreign exchange. MJN’s success in the Asia/Latin America segment comes from market growth as well as its investments in product innovation, sales force, advertising and product promotion. Sales growth in China, MJN’s second largest market, was the highest of any market in which MJN operates on a year-to-date basis, although multiple other Asian and Latin American countries increased sales by double digits, excluding the impact of foreign exchange. Volume growth of 3% in the segment was adversely impacted by approximately two percentage points due to the operating model change in Brazil.

The decrease in North America/Europe sales was primarily due to weaker performance in the United States driven by share losses and the contraction in the U.S. market resulting from a decline in births.

MJN’s net sales by product category are shown in the table below:

	Nine Months Ended September 30,
(Dollars in millions)	2009	2008	% Change
Infant Formula	$1,376.3	$1,462.2	(6)%
Children’s Nutrition	667.5	640.7	4%
Other	68.3	71.8	(5)%

Net Sales	$2,112.1	$2,174.7	(3)%

Excluding foreign exchange, infant formula decreased 2% reflecting the decreases in the North America/Europe segment, which are predominantly infant formula markets. Excluding foreign exchange, children’s nutrition increased 14%, reflecting the strength of the business in Asia and Latin America.

The reconciliation of MJN’s gross sales to net sales was as follows:

	Nine Months Ended September 30,
(Dollars in millions)	2009	2008	% Change
Gross Sales	$2,905.2	$2,997.8	(3)%
Gross-to-Net Sales Adjustments
WIC Rebates	(569.0)	(601.7)	(5)%
Sales Discounts	(76.0)	(63.9)	19%
Returns	(54.2)	(48.7)	11%
Cash Discounts	(33.4)	(35.4)	(6)%
Prime Vendor Charge-Backs	(29.3)	(32.1)	(9)%
Coupons and Other Adjustments	(31.2)	(41.3)	(24)%

Total Gross-to-Net Sales Adjustments	(793.1)	(823.1)	(4)%

Total Net Sales	$2,112.1	$2,174.7	(3)%

Adjustments as a percentage of gross sales remained flat year-over-year. The decline in WIC rebates was due to a decline in U.S. births and the reduction of infant formula vouchers provided by government agencies in select states. The change in sales discounts and coupons was due to promotional mix and new product launches along with a mix shift in sales to Asia/Latin America where sales discounts are typically higher than in North America/Europe. The increase in returns was due to an abnormally low amount of returns during the nine months ended September 30, 2008.

Gross Profit

	Nine Months Ended September 30,
(Dollars in millions)	2009	2008	% Change
Net Sales	$2,112.1	$2,174.7	(3)%
Cost of Products Sold	728.3	812.0	(10)%

Gross Profit	$1,383.8	$1,362.7	2%
Gross Margin	65.5%	62.7%

Improvements in gross margin were driven by reduced commodity costs and product pricing partially offset by the negative impact of foreign exchange and higher manufacturing costs from capacity increases.

Operating Expenses

	Nine Months Ended September 30,
				% of Net Sales
(Dollars in millions)	2009	2008	% Change	2009	2008
Operating Expenses:
Marketing, Selling and Administrative	$482.2	$465.0	4%	23%	21%
Advertising and Product Promotion	282.7	276.3	2%	13%	13%
Research and Development	51.3	51.5	0%	2%	2%
Other (Income)/Expenses—net	1.0	9.1	—	0%	0%

Marketing, Selling and Administrative Expenses

The majority of the increase in marketing, selling and administrative expenses was due to $22.3 million in additional corporate expenses that MJN now carries as a public company such as legal and audit fees, along with treasury, tax and other functions that were not necessary when MJN operated as a wholly owned subsidiary of BMS, as well as $17.3 million of incremental costs related to MJN’s IPO and $5.3 million of litigation costs. These increases were partially offset by the positive impact of foreign exchange and reduced distribution costs.

Advertising and Product Promotion Expenses

MJN’s advertising and product promotion expenses are influenced by the timing of its key product launches and promotions and are increasing with MJN’s continued investment in growth for the Asia/Latin America segment.

Research and Development Expenses

Research and development expenses remained flat as compared to prior year.

Other (Income)/Expenses—net

Other (income)/expenses—net for the nine months ended September 30, 2009, changed by $8.1 million due primarily to a favorable patent settlement of $10.0 million and gain on sale of a non-strategic intangible asset of $11.9 million, offset by severance charges of $10.1 million and foreign exchange losses on assets held in non-functional currencies.

Earnings Before Interest and Income Taxes

	Nine Months Ended September 30,
(Dollars in millions)	2009	2008	% Change
Asia/Latin America	$438.5	$359.4	22%
North America/Europe	310.5	357.6	(13)%
Corporate and Other	(182.4)	(156.2)	17%

Total EBIT	$566.6	$560.8	1%

The increase in EBIT for Asia/Latin America was driven by higher net sales and an improved gross margin.

The decrease in EBIT for North America/Europe was primarily due to lower net sales offset partially by improved gross margins, lower distribution costs and sales force productivity initiatives.

Expenses for the Corporate and Other segment were principally due to $21.8 million of additional costs that MJN now carries as a public company such as legal and audit fees, along with treasury, tax and other functions that were not necessary when MJN operated as a wholly owned subsidiary of BMS, $17.3 million in incremental expenses related to MJN’s IPO and separation from BMS, $10.1 million in severance costs and $5.3 million of litigation costs. These increases were partially offset by an $11.9 million gain on sale of a non-strategic intangible asset, a $10.0 million favorable patent settlement and the timing of operating expenses.

Interest Expense—net

Interest expense—net for the nine months ended September 30, 2009, primarily represents interest incurred on the $744.2 million 2014 Note, the $500.0 million 2016 Note and the $500.0 million 2019 Note. Interest expense—net for the nine months ended September 30, 2008, represented interest incurred on the $2.0 billion intercompany note payable issued in August 2008.

Income Taxes

The effective tax rate for the nine months ended September 30, 2009, decreased to 30.1% from 35.5% for the nine months ended September 30, 2008. The lower rate was attributable primarily to benefits associated with the restructuring of MJN’s foreign operations as part of the separation from BMS in the IPO process and the earnings mix.

Net Earnings Attributable to Noncontrolling Interests

Net earnings attributable to noncontrolling interests consisted of an 11% interest in MJN China and a 10% interest in MJN Indonesia held by third parties.

Net Earnings Attributable to Shareholders

For the nine months ended September 30, 2009, net earnings attributable to shareholders decreased by $11.9 million to $335.6 million compared with the nine months ended September 30, 2008. The decrease was primarily due to interest expense and higher costs incurred as a stand-alone public company, partially offset by an improvement in gross margin and a reduction in the effective tax rate.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Below is a summary of comparative results of operations and a more detailed discussion of results for the years ended December 31, 2008 and 2007:

	Year Ended December 31,
				% of Net Sales
(Dollars in millions)	2008	2007	% Change	2008	2007
Net Sales	$2,882.4	$2,576.4	11.9%	—	—
Expenses	2,186.7	1,913.2	14.3%	75.9%	74.3%
Earnings Before Interest and Income Taxes	695.7	663.2	4.9%	24.1%	25.7%
Interest Expense	(43.3)	—	—	1.5%	—
Provision for Income Taxes	(251.4)	(233.6)	7.6%	8.7%	9.1%
Effective Tax Rate	38.5%	35.2%
Net Earnings Attributable to Noncontrolling Interests	(7.1)	(7.1)	0.0%	0.2%	0.3%

Net Earnings Attributable to Shareholders	$393.9	$422.5	(6.8)%	13.7%	16.4%

Net Sales

Net sales for the year ended December 31, 2008 increased $306.0 million, or 11.9%, to $2,882.4 million compared to the year ended December 31, 2007. The percentage change in sales was driven by price increase of 8.5% and volume growth of 1.5%, and included a 1.9% positive foreign exchange impact. Net sales increased throughout Asia, Latin America and Europe offset by a slight decline in the United States. Net sales increased in all product categories, driven by pricing increases in response to increased dairy costs, the impact of increased advertising and promotion, regional expansion within key Asian markets, most notably China, and product innovation. Innovations launched in the period include the addition of prebiotics and an increase in the level of DHA in several of MJN’s products in Asia. Additionally, in North America, MJN launched Nutramigen AA®, an amino-acid based infant formula for infants with severe food allergies. The decline in the U.S. business was attributable to growth in private label products, due in part to the weakening economy, and the impact of WIC contract changes on MJN’s business.

MJN operates in two reportable segments: Asia/Latin America and North America/Europe. MJN’s net sales based on those segments are shown in the table below:

	Year Ended December 31,
(Dollars in millions)	2008	2007	% Change	% Change Due to Foreign Exchange
Asia/Latin America	$1,516.9	$1,225.2	23.8%	3.2%
North America/Europe	1,365.5	1,351.2	1.1%	0.8%

Net Sales	$2,882.4	$2,576.4	11.9%	1.9%

MJN’s Asia/Latin America segment represented 52.6% of net sales and MJN’s North America/Europe segment represented 47.4% of net sales for the year ended December 31, 2008. Asia/Latin America sales increased $291.7 million, or 23.8%, including a positive 3.2% foreign currency exchange impact, to $1,516.9 million in 2008. Growth in Asia/Latin America was broad-based across all major markets driven by pricing increases and strong volume growth in China and Hong Kong. The net sales growth is underpinned by higher advertising and promotion supporting new product launches including the addition of prebiotics and the increase in the level of DHA in some children’s nutrition products in Asia. In addition, MJN experienced a temporary increase in demand for MJN’s products in China due to the withdrawal of certain infant formula products of other manufacturers due to the presence of melamine in certain dairy materials sourced in-country. MJN does not use dairy or protein-containing raw ingredients from China in MJN’s products.

For the year ended December 31, 2008, North America/Europe sales increased $14.3 million, or 1.1%, including a positive 0.8% foreign currency exchange impact, to $1,365.5 million compared to the year ended December 31, 2007. This increase was due primarily to pricing increases offset by U.S. volume losses attributable to growth in private label products, due in part to the weakening economy, and the impact of WIC contract changes on MJN’s business.

MJN has three product categories: (1) infant formula, (2) children’s nutrition and (3) other. MJN’s net sales based on those product categories are shown in the table below:

	Year Ended December 31,
(Dollars in millions)	2008	2007	% Change	% Change Due to Foreign Exchange
Infant Formula	$1,931.6	$1,788.1	8.0%	1.5%
Children’s Nutrition	855.9	696.5	22.9%	3.0%
Other	94.9	91.8	3.4%	2.5%

Net Sales	$2,882.4	$2,576.4	11.9%	1.9%

Net sales for the period increased in each of MJN’s product categories. For the year ended December 31, 2008, infant formula sales increased $143.5 million, or 8.0%, including a positive 1.5% foreign currency exchange impact, to $1,931.6 million compared to 2007. Growth in the sales of infant formula, which is sold in all regions, reflects a mix of the higher growth in the Asia/Latin America segment and the lower growth in the North America/Europe segment. Children’s nutrition products, sold primarily in the Asia/Latin America segment, increased $159.4 million, or 22.9%, including a positive 3.0% foreign currency exchange impact, to $855.9 million in 2008, in line with the broad-based growth across MJN’s key Asia and Latin America markets.

MJN recognizes sales net of various sales adjustments to arrive at net sales as reported on the statements of earnings. These adjustments are referred to as gross-to-net sales adjustments. The reconciliation of MJN’s gross sales to net sales was as follows:

	Year Ended December 31,
(Dollars in millions)	2008	2007	% Change
Gross Sales	$3,974.2	$3,717.2	6.9%
Gross-to-Net Sales Adjustments
WIC Rebates	(796.0)	(847.8)	(6.1)%
Sales Discounts	(87.9)	(66.3)	32.6%
Returns	(64.7)	(67.6)	(4.3)%
Cash Discounts	(46.9)	(48.0)	(2.3)%
Prime Vendor Charge-Backs	(42.2)	(47.5)	(11.2)%
Other Adjustments	(54.1)	(63.6)	(14.9)%

Total Gross-to-Net Sales Adjustments	(1,091.8)	(1,140.8)	(4.3)%

Total Net Sales	$2,882.4	$2,576.4	11.9%

For the year ended December 31, 2008, MJN’s gross sales increased $257.0 million, or 6.9%, to $3,974.2 million compared to the year ended December 31, 2007. Gross-to-net sales adjustments during the same period declined $49.0 million, or 4.3%, to $1,091.8 million. The decline was generated by changes in WIC rebates in North America due to the loss of the Western States Contracting Alliance, Texas, Minnesota and Iowa WIC contracts to other infant formula manufacturers during the fourth quarter of 2007, partially offset by the gain of California and Louisiana WIC contracts during the second half of 2007, as well as the gain of Illinois and Colorado WIC contracts during the first quarter of 2008. Sales discounts increased $21.6 million during the same period primarily in key Asia markets due to sales growth and a change in retail sales mix to key customers with higher discounts. Other adjustments include coupons, contract discounts and various rebates. The decrease in other adjustments was driven primarily by a decline in consumer coupons.

Expenses

	Year Ended December 31,
				% of Net Sales
(Dollars in millions)	2008	2007	% Change	2008	2007
Expenses:
Costs of Products Sold	$1,079.8	$948.7	13.8%	37.5%	36.8%
Marketing, Selling and Administrative	651.7	575.2	13.3%	22.6%	22.3%
Advertising and Product Promotion	369.3	318.5	15.9%	12.8%	12.4%
Research and Development	72.8	67.2	8.3%	2.5%	2.6%
Other Expenses-net	13.1	3.6	—	0.5%	0.1%

Total Expenses	$2,186.7	$1,913.2	14.3%	75.9%	74.3%

Costs of Products Sold

For the year ended December 31, 2008, costs of products sold increased $131.1 million, or 13.8%, to $1,079.8 million compared to the year ended December 31, 2007. This increase was driven primarily by global material price increases. In 2007, the market volatility in material prices was mitigated partially through the contractual pricing agreements MJN entered into during 2006 and prior periods. However, many of these contracts expired in late 2007, resulting in an increase in MJN’s costs of products sold in 2008. Additionally, the costs of products sold increase was driven by sales volume growth and an unfavorable foreign exchange impact due to the weakening of the U.S. dollar versus foreign currencies. Furthermore, the cost increase as a percentage of sales was also driven by product mix changes as lower margin children’s nutrition products experienced more rapid volume gains than higher margin infant formulas.

Marketing, Selling and Administrative Expenses

For the year ended December 31, 2008, marketing, selling and administrative expenses increased $76.5 million, or 13.3%, to $651.7 million compared to the year ended December 31, 2007. The majority of this increase was due to $41.8 million of non-recurring costs related to MJN’s IPO and $19.3 million of higher corporate and shared service expense allocations. The marketing, selling and administrative expense increase was also driven by additional marketing efforts in Asia, including sales force expansion in China, and global salary and benefits increases due to inflation. Unfavorable foreign exchange impacts due to the weakening of the U.S. dollar also drove an increase in expense. Partially offsetting these increases was the absence of a $17.6 million bad debt expense in the first half of 2007 related to a distributor’s insolvency in Asia.

Advertising and Product Promotion Expenses

For the year ended December 31, 2008, advertising and product promotion expenses increased $50.8 million, or 15.9%, to $369.3 million compared to the year ended December 31, 2007. This increase was driven in large part by a strategic decision to increase various demand-generating activities in key Asian markets, investment in promotional programs in Mexico and by an unfavorable foreign exchange impact due to the weakening of the U.S. dollar versus foreign currencies.

Research and Development Expenses

For the year ended December 31, 2008, research and development expenses increased $5.6 million, or 8.3%, to $72.8 million compared to the year ended December 31, 2007. This increase was driven mainly by increased investment in clinical and discovery trials, salary and benefits inflation and an unfavorable foreign exchange impact due to the weakening of the U.S. dollar versus foreign currencies.

Other Expense—net

For the year ended December 31, 2008, other expense—net increased $9.5 million, to $13.1 million compared to the year ended December 31, 2007. The increase was driven by the losses in 2008 on MJN’s supply agreement for MJN’s former Adult Nutrition business, which was divested in 2004, and a non-recurring gain on the 2007 divestiture of Cafcit, a pediatric pharmaceutical product.

Earnings Before Interest and Income Taxes

MJN’s EBIT is from MJN’s two reportable segments, North America/Europe and Asia/Latin America, reduced by Corporate and Other costs. Corporate and Other costs consist of unallocated general and administrative activities and associated expenses, including in part, executive, legal, finance, information technology, human resources, research and development, global marketing and global supply chain costs.

	Year Ended December 31,
(Dollars in millions)	2008	2007	% Change
Total Earnings Before Interest and Income Taxes	$695.7	$663.2	4.9%
Asia/Latin America	462.9	363.9	27.2%
North America/Europe	467.3	477.6	(2.2)%
Corporate and Other	(234.5)	(178.3)	31.5%

For the year ended December 31, 2008, Asia/Latin America EBIT increased $99.0 million, or 27.2%, to $462.9 million. This increase was primarily driven by growth in sales and the absence of a $17.6 million bad debt expense in 2007 related to a distributor’s insolvency, partly offset by increases in material costs. During the same period, North America/Europe EBIT decreased $10.3 million, or 2.2%, to $467.3 million compared to the year ended December 31, 2007, driven by sales declines in the United States and increases in material costs. During the same period, Corporate and Other costs increased $56.2 million, or 31.5%, to $234.5 million. This was principally due to $44.8 million in expenses related to MJN’s IPO and an increase in corporate and shared service expense allocations from $90.1 million for the year ended December 31, 2007, to $112.1 million for the year ended December 31, 2008.

Income Taxes

The effective tax rate for the year ended December 31, 2008 increased from 35.2% to 38.5%, compared to the year ended December 31, 2007. The increase in the effective tax rate was driven primarily by the capitalization in 2008 of certain IPO expenses for tax purposes, the benefit of certain basis differences reflected in the 2007 effective tax rate and changes in the mix of earnings by jurisdiction.

Interest Expense

Interest expense represents interest incurred on the $2,000.0 million note payable issued in August 2008. See “Note 3. Related Parties” and “Note 21. Subsequent Events” to MJN’s audited financial statements included elsewhere in this prospectus.

Net Earnings Attributable to Noncontrolling Interests

Net earnings attributable to noncontrolling interests consists almost entirely of an 11% noncontrolling interest in MJN’s joint venture in China.

Net Earnings Attributable to Shareholders

For the foregoing reasons, for the year ended December 31, 2008, net earnings attributable to shareholders decreased $28.6 million, or 6.8%, to $393.9 million compared to the year ended December 31, 2007.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Below is a summary of comparative results of operations and a more detailed discussion of results for the years ended December 31, 2007 and 2006:

	Year Ended December 31,
				% of Net Sales
(Dollars in millions)	2007	2006	% Change	2007	2006
Net Sales	$2,576.4	$2,345.1	9.9%	—	—
Expenses	1,913.2	1,710.3	11.9%	74.3%	72.9%
Earnings Before Interest and Income Taxes	663.2	634.8	4.5%	25.7%	27.1%
Provision for Income Taxes	(233.6)	(230.1)	1.5%	9.1%	9.8%
Effective Tax Rate	35.2%	36.2%
Net Earnings Attributable to Noncontrolling Interests	(7.1)	(6.5)	9.2%	0.3%	0.3%

Net Earnings Attributable to Shareholders	$422.5	$398.2	6.1%	16.4%	17.0%

Net Sales

For the year ended December 31, 2007, global net sales increased $231.3 million to $2,576.4 million compared to the year ended December 31, 2006. The percentage change in sales was driven by price increases of 3.4% and volume growth of 3.2%, and included a 3.3% positive foreign exchange impact. The business grew in all regions and all product categories, with strong broad-based growth across MJN’s key Asia markets.

Net sales based on MJN’s segments are shown in the table below:

	Year Ended December 31,
(Dollars in millions)	2007	2006	% Change	% Change Due to Foreign Exchange
Asia/Latin America	$1,225.2	$1,054.6	16.2%	5.7%
North America/Europe	1,351.2	1,290.5	4.7%	1.3%

Net Sales	$2,576.4	$2,345.1	9.9%	3.3%

MJN’s Asia/Latin America segment represented 47.6% of net sales and MJN’s North America/Europe segment represented 52.4% of net sales for the year ended December 31, 2007. Asia/Latin America sales increased $170.6 million, or 16.2%, including a favorable 5.7% foreign currency exchange impact, to $1,225.2 million. Growth was broad-based with the top Asian markets all showing double digit increases in net sales. During the same period, North America/Europe net sales increased $60.7 million, or 4.7%, including a positive 1.3% foreign currency exchange impact, to $1,351.2 million in 2007 compared to 2006. Sales growth was driven in the United States by a third quarter price increase and additional WIC sales from the new California contract, which was offset partially by the Texas and the Western States Contracting Alliance contract losses and by the loss of regulatory exclusivity for Cafcit, a pediatric pharmaceutical product since divested.

Net sales based on MJN’s product categories are shown in the table below:

	Year Ended December 31,
(Dollars in millions)	2007	2006	% Change	% Change Due to Foreign Exchange
Infant Formula	$1,788.1	$1,634.8	9.4%	2.4%
Children’s Nutrition	696.5	603.8	15.4%	5.6%
Other	91.8	106.5	(13.8)%	3.7%

Net Sales	$2,576.4	$2,345.1	9.9%	3.3%

Net sales for the period increased in the infant formula and children’s nutrition product categories. For the year ended December 31, 2007, the infant formula business increased $153.3 million, or 9.4%, including a favorable 2.4% foreign currency impact, to $1,788.1 million compared to the year ended December 31, 2006. MJN maintained a strong position in infant formula products sold in the United States, with 5.0% growth in net sales. Children’s nutrition products, which are almost entirely sold in the Asia/Latin America segment, increased $92.7 million, or 15.4%, including a favorable 5.6% foreign currency exchange impact, to $696.5 million during the same period, primarily due to broad-based growth across MJN’s key Asian markets. The decrease in other sales was due mainly to a $17 million decline in net sales of Cafcit, a pediatric pharmaceutical product, due to the loss of regulatory exclusivity in the fourth quarter of 2006 and its divestment in the fourth quarter of 2007.

The reconciliation of MJN’s gross sales to net sales was as follows:

	Year Ended December 31,
(Dollars in millions)	2007	2006	% Change
Gross Sales	$3,717.2	$3,480.1	6.8%
Gross-to-Net Sales Adjustments
WIC Rebates	(847.8)	(871.9)	(2.8)%
Sales Discounts	(66.3)	(55.0)	20.5%
Returns	(67.6)	(65.2)	3.7%
Cash Discounts	(48.0)	(47.9)	0.2%
Prime Vendor Charge-Backs	(47.5)	(46.7)	1.7%
Other Adjustments	(63.6)	(48.3)	31.7%

Total Gross-to-Net Sales Adjustments	(1,140.8)	(1,135.0)	0.5%

Total Net Sales	$2,576.4	$2,345.1	9.9%

For the year ended December 31, 2007, MJN’s gross sales increased $237.1 million, or 6.8%, to $3,717.2 million compared to the year ended December 31, 2006. Gross-to-net sales adjustments during the same period increased $5.8 million, or 0.5%, to $1,140.8 million. This decline was largely the result of changes in WIC rebates in North America due to the loss of Georgia and the New England and Tribal Organization WIC contracts to other infant formula manufacturers in the fourth quarter of 2006, as well as the Western States Contracting Alliance, Texas, Minnesota and Iowa WIC contracts during the fourth quarter of 2007. These declines were partially offset by the addition of the Michigan WIC contract during the fourth quarter of 2006, as well as California and Louisiana WIC contracts during the second half of 2007. In addition, sales discounts increased $6.5 million during the same period in key Asian markets due to a change in retail sales mix resulting in increased gross sales to key customers with higher discounts and a $5.1 million increase from a distributor model change. Other adjustments include coupons, contract discounts and various rebates. The increase in other adjustments was driven primarily by an increase in consumer coupons.

Expenses

	Year Ended December 31,
				% of Net Sales
(Dollars in millions)	2007	2006	% Change	2007	2006
Expenses:
Costs of Products Sold	$948.7	$850.4	11.6%	36.8%	36.3%
Marketing, Selling and Administrative	575.2	504.3	14.1%	22.3%	21.5%
Advertising and Product Promotion	318.5	290.6	9.6%	12.4%	12.4%
Research and Development	67.2	62.0	8.4%	2.6%	2.6%
Other Expenses—net	3.6	3.0	20.0%	0.1%	0.1%

Total Expenses	$1,913.2	$1,710.3	11.9%	74.3%	72.9%

Costs of Products Sold

For the year ended December 31, 2007, costs of products sold increased $98.3 million, or 11.6%, to $948.7 million compared to the year ended December 31, 2006. The increase was driven by sales volume growth, dairy price increases and an unfavorable foreign exchange impact due to the weakening of the U.S. dollar versus foreign currencies. Furthermore, the cost increase as a percentage of sales was driven by product mix changes as children’s nutrition products carry a higher cost of products sold on a percentage of sales basis as compared to infant formula.

Marketing, Selling and Administrative Expenses

For the year ended December 31, 2007, marketing, selling and administrative expenses increased $70.9 million, or 14.1%, to $575.2 million compared to the year ended December 31, 2006. This increase was driven by a $17.6 million bad debt expense related to a distributor insolvency, increased corporate and shared service expense allocations of $11.7 million from BMS, unfavorable foreign exchange due to the weakening of the U.S. dollar versus foreign currencies and global salary and benefits inflationary increases. The increase in corporate allocations included costs related to information management and corporate insurance.

Advertising and Product Promotion Expenses

For the year ended December 31, 2007, advertising and product promotion expenses increased $27.9 million, or 9.6%, to $318.5 million compared to the year ended December 31, 2006. This increase was driven by strategic decisions regarding investment to support sales growth.

Research and Development Expenses

For the year ended December 31, 2007, research and development expenses increased $5.2 million, or 8.4%, to $67.2 million compared to the year ended December 31, 2006. The rate of increase reflected the full-year staffing impact of the regional development centers in Asia and Latin America.

Earnings Before Interest and Income Taxes

	Year Ended December 31,
(Dollars in millions)	2007	2006	% Change
Total Earnings Before Interest and Income Taxes	$663.2	$634.8	4.5%
Asia/Latin America	363.9	335.9	8.3%
North America/Europe	477.6	460.3	3.8%
Corporate and Other	(178.3)	(161.4)	10.5%

For the year ended December 31, 2007, Asia/Latin America EBIT increased $28.0 million, or 8.3%, to $363.9 million compared to the year ended December 31, 2006. The increase in EBIT for the Asia/Latin America segment was primarily driven by a 16.2% increase in net sales during the same period, partially offset by a bad debt expense of $17.6 million related to a distributor’s insolvency. For the same period, North America/Europe EBIT increased $17.3 million, or 3.8%, to $477.6 million compared to the prior year. The increase in EBIT for North America/Europe was primarily driven by a 4.7% increase in net sales during the same period. For the same period, Corporate and Other costs increased $16.9 million, or 10.5%, to $178.3 million compared to the year ended December 31, 2006. This was due to an increase in corporate insurance and information management expenses allocated from BMS.

Income Taxes

The effective tax rate for the year ended December 31, 2007 decreased to 35.2% from 36.2%, compared to the year ended December 31, 2006. This reduction in the effective tax rate was driven primarily by the benefit of certain basis differences. For the year ended December 31, 2007, MJN’s provision for income taxes increased $3.5 million, or 1.5%, to $233.6 million compared to the year ended December 31, 2006, due to higher pre-tax earnings.

Net Earnings Attributable to Shareholders

For the foregoing reasons, for the year ended December 31, 2007, net earnings attributable to shareholders increased $24.3 million, or 6.1%, to $422.5 million compared to the year ended December 31, 2006.

Financial Position, Liquidity and Capital Resources

Overview

MJN’s primary sources of liquidity are cash from operations and available borrowings under MJN’s $410.0 million revolving credit facility. Cash flows from operating activities represent the inflow of cash from MJN’s customers and the outflow of MJN’s cash for inventory purchases, operating expenses, interest and taxes. Cash flows used in investing activities primarily represent capital expenditure for maintenance, equipment, buildings and computer software. Cash flows used in financing activities historically have represented the transfer of cash to BMS. In 2009, cash flows from financing activities primarily represent activities related to the IPO, separation from BMS and dividends. Going forward, cash flows from financing activities will reflect any borrowings, repayment of debt and dividend payments. The declaration and payment of dividends is at the discretion of MJN’s board of directors and depends on many factors, including MJN’s financial condition, earnings, legal requirements, restrictions in MJN’s debt agreements and other factors MJN’s board of directors deem relevant. On September 1, 2009, MJN’s board of directors declared a dividend of $0.20 per share for the quarter ended September 30, 2009. The dividend was paid on October 1, 2009, to shareholders of record on September 17, 2009. Cash dividends paid for the nine months ended September 30, 2009, were $61.4 million. There were no cash dividends paid in 2008.

Prior to the IPO, MJN did not report cash or cash equivalents on MJN’s balance sheet and BMS managed the treasury relationships for receiving and disbursing cash to cover all cash flow activity from operations and investing activities. Following the IPO, MJN assumed responsibility for MJN’s treasury function, including the management and reporting of cash and cash equivalents, with support services provided by BMS under MJN’s transitional services agreement with BMS. MJN believes that cash from operations will be sufficient to support MJN’s working capital needs, pay MJN’s operating expenses, satisfy debt obligations, fund capital expenditures and make dividend payments. In addition, as of September 30, 2009, MJN had $410.0 million available under its revolving credit facility; in November 2009, MJN used $200.0 million in availability, together with cash on hand, to repay all remaining amounts owed to BMS under a floating rate note due 2014. See “Recent Developments”.

	Year Ended December 31,			Nine Months Ended September 30,
(Dollars in millions)	2008	2007	2006	2009	2008
Cash flow provided by/(used):
Operating Activities	$489.0	$478.7	$358.4	$416.7	$384.0
Investing Activities	(79.4)	(74.2)	(63.0)	(45.8)	(49.4)
Financing Activities	$(409.6)	$(404.5)	$(295.4)	214.3	(334.6)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	—	—	—	12.2	—

Net Increase in Cash and Cash Equivalents	$—	$—	$—	$597.4	$—

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

Cash flow provided by operating activities increased $32.7 million primarily due to a $47.2 million decrease in net current assets and liabilities in 2009 compared with a $17.7 million increase in net current assets and liabilities in 2008. The decrease in net current assets and liabilities in 2009 was attributable to working capital improvement initiatives and lower commodity costs affecting inventory and accounts payable, as well as increases in accrued liabilities and taxes payable, partially offset by a decrease in related party payables—net. The decrease in net current assets and liabilities in 2009 was partially offset by pension plan contributions. The increase in net current assets and liabilities in 2008 was primarily attributable to inventory builds. Net cash used in investing activities decreased slightly due to an $11.9 million cash inflow before taxes related to the sale of a non-strategic intangible asset, partly offset by an $8.6 million increase in capital expenditures. The increase in cash flow provided by financing activities during 2009 was due to the $782.3 million net cash proceeds from the IPO and a $97.7 million net transfer from BMS offset by a $602.8 million repayment of related party debt and dividend payments of $61.4 million. The net transfer from BMS included in financing activities during 2009 consisted mainly of a $286.0 million cash contribution from BMS offset by a $176.8 million settlement of related party payables. The decrease in cash flow used in financing activities during 2008 largely represents the transfer of cash to BMS.

Cash flow provided by operating activities includes $140.9 million paid to BMS for interest expense and corporate and shared services. Of this amount, $59.3 million of interest expense was paid from the IPO proceeds and $52.5 million of interest and $29.1 million for corporate services was paid post-IPO through September 30, 2009. Cash flow provided by financing activities includes a $51.0 million dividend payment to BMS.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Net cash provided by operating activities increased $10.3 million to $489.0 million for the year ended December 31, 2008 compared to the year ended December 31, 2007. This increase was due to a reduction in working capital in 2008 as compared to an increase in 2007, offset by a decline in net earnings attributable to shareholders of $28.6 million which was driven by IPO expenses and interest costs. The favorable change in working capital was due to increases in accounts payable and accrued expenses. Net cash used in investing activities increased $5.2 million to $79.4 million for the same period, due to an increase in capital expenditures and a decrease in the proceeds from the sale of equipment and a trademark.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Net cash provided by operating activities increased $120.3 million to $478.7 million for the year ended December 31, 2007 compared to the year ended December 31, 2006. This increase was driven by a $24.3 million increase in net earnings attributable to shareholders and an increase of $68.8 million due to a reduced build in working capital in 2007 as compared to 2006. The favorable working capital change is due to changes in accounts payable and accrued expenses primarily due to increased commodity costs and salary and benefit accruals. Net cash used in investing activities increased $11.2 million to $74.2 million for the same period, primarily related to quality and capacity investments at MJN’s production facilities and an increase in capitalized software to support formulation management and web based sales capabilities.

Capital Expenditures

The cash outflow for capital expenditures was $59.3 million for the nine months ended September 30, 2009 compared to $50.7 million for the nine months ended September 30, 2008, reflecting additions and the increase in accounts payables for capital expenditures. MJN expects its capital expenditures to increase for the remainder of 2009 to support an expansion of its research and development facilities, additions to manufacturing capability and the initial investments in new information technology systems.

MJN’s capital expenditures increased $2.7 million to $81.1 million for the year ended December 31, 2008 compared to the year ended December 31, 2007, which is consistent with historical growth rates.

Debt

On August 26, 2008, Mead Johnson & Company (“MJC”), a wholly-owned subsidiary of MJN, declared and issued a dividend in the form of a 10-year intercompany note to E.R. Squibb, a subsidiary of BMS, in the amount of $2.0 billion, which was recorded as a reduction of equity. The note had an annual interest rate of 6.1% with interest payments settled no less than annually.

On February 17, 2009, this related party note payable was reduced to an aggregate principal amount of $1,744.2 million and amended and restructured into three separate notes issued by MJC and guaranteed by MJN. See “Agreements Between BMS and MJN and Other Related Party Transactions—Intercompany Notes”. The terms of these related party notes payable are detailed in the table below:

Description	Principal Amount	Interest Rate	Terms
2014 Note	$744.2 million	LIBOR + 3.0% per annum	Annual amortization of $75.0 million payable in quarterly installments 2010 to 2014, remaining principal due on February 17, 2014

2016 Note	$500.0 million	6.43% fixed	Interest due semi-annually, not subject to amortization, aggregate principal due on February 17, 2016

2019 Note	$500.0 million	6.91% fixed	Interest due semi-annually, not subject to amortization, aggregate principal due on February 17, 2019

On November 5, 2009, MJN issued $500.0 million aggregate principal amount of 3.50% notes due 2014, $700.0 million aggregate principal amount of 4.90% notes due 2019 and $300.0 million aggregate principal amount of 5.90% notes due 2039. The net proceeds from the offering, less discounts and expenses, were approximately $1,482.7 million. MJN contributed the net proceeds of the offering, together with proceeds from a $200.0 million borrowing under its revolving credit facility and cash on hand, to MJC which used the money to repay all amounts owed to BMS under the 2014 Note, the 2016 Note and the 2019 Note. See “Recent Developments” and “Description of Certain Indebtedness of MJN”.

On January 31, 2009, Mead Johnson Venezuela, S.C.A., a wholly-owned indirect subsidiary of MJN, issued a note payable with the local currency equivalent of $5.8 million to Bristol-Myers Squibb de Venezuela S.C.A., a wholly-owned subsidiary of BMS. During the second quarter, this note payable was paid in full.

On January 31, 2009, Mead Johnson Nutricionales de Mexico, S. De R.L. de C.V., a subsidiary of MJN, entered into an agreement with BMS to lease all of the property, plant and equipment assets at the manufacturing facility in Delicias, Mexico, for 20 years. This facility is included in the financial statements of MJN for all periods. The lease qualifies as a capital lease, and MJN carries the property, plant and equipment in MJN’s financial statements. MJN recorded a lease liability of $41.5 million, representing the present value of the minimum lease payments set forth by the lease agreement. The liability is being amortized over the lease term. Prior to the completion of the exchange offer, MJN expects to purchase the leased assets and to terminate the lease, subject to customary closing conditions.

MJN believes that cash flows from operations and available borrowings under MJC’s revolving credit facility will be sufficient to service MJN’s debt.

Revolving Credit Facility Agreement

On February 17, 2009, MJC entered into a three-year syndicated revolving credit facility agreement (“Credit Facility”) for which MJN was a guarantor. On November 5, 2009, MJN opted to become the borrower, and MJC became only a guarantor. The Credit Facility is unsecured and repayable on maturity in February 2012, subject to annual extensions if sufficient lenders agree. The maximum amount of outstanding borrowings and letters of credit permitted at any one time under the facility agreement is $410.0 million, which amount may be increased from time to time up to $500.0 million at MJN’s request and with the consent of the lenders, subject to customary conditions contained in the Credit Facility. The proceeds of the Credit Facility are to be used for working capital and other general corporate purposes. As of September 30, 2009, MJN had $410.0 million available under the Credit Facility; in November 2009, MJN used $200.0 million in availability, together with cash on hand, to repay all remaining amounts owed to BMS under a floating rate note due 2014. See “Recent Developments”.

Borrowings under the Credit Facility bear interest either at (a) LIBOR for specified interest periods plus a margin determined with reference to MJN’s consolidated leverage ratio, or (b) a floating rate based upon JPMorgan Chase Bank’s prime rate, the Federal Funds rate or LIBOR plus, in each case, a margin determined with reference to MJN’s consolidated leverage ratio. The margin on the borrowings can range from 1.125% to 2.65% over the applicable base.

MJN’s subsidiaries may become borrowers under the Credit Facility.

The Credit Facility contains customary covenants, including covenants applicable to MJN limiting liens, substantial asset sales and mergers. Most of these restrictions are subject to certain minimum thresholds and exceptions. The Credit Facility also contains the following financial covenants:

•

MJN is required to maintain a ratio of (a) consolidated total debt to (b) consolidated Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) of not greater than 3.25 to 1.0. Compliance with this covenant is tested on the last day of each fiscal quarter and as a condition precedent to each credit extension under the Credit Facility.

•

MJN is required to maintain a ratio of (a) consolidated EBITDA to (b) consolidated interest expense of at least 3.00 to 1.00. Compliance with this covenant is tested on the last day of each fiscal quarter for the preceding four consecutive fiscal quarters.

In addition, the Credit Facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control, ERISA matters and cross-default to other debt agreements. MJN was in compliance with all debt covenants as of September 30, 2009.

Contractual Obligations and Commitments

As of December 31, 2008, MJN’s significant contractual obligations and other commitments were as follows:

	Payments due by December 31,
(Dollars in millions)	2009	2010	2011	2012	2013	Thereafter	Total
Operating Lease Obligations	$14.6	$7.7	$6.1	$5.5	$5.4	$25.8	$65.1
Capital Lease Obligations	0.2	0.2	0.2	0.2	0.2	0.4	1.4
Purchase Obligations	29.2	25.5	23.1	12.5	6.9	52.2	149.4
Related Party Debt*	2,043.3	—	—	—	—	—	2,043.3

Total	$2,087.3	$33.4	$29.4	$18.2	$12.5	$78.4	$2,259.2

*	Amount represents the $2,000.0 million note payable to BMS and related interest. This note is classified as noncurrent on MJN’s balance sheet as it was amended and restructured on February 17, 2009 into three notes. In connection with the amendments, $255.8 million of the principal amount was forgiven. See “Note 21. Subsequent Events” to MJN’s audited financial statements included elsewhere in this prospectus. In November 2009, the three notes were repaid with proceeds of the Notes Offering described below, proceeds from a $200.0 million borrowing under the revolving credit facility and cash on hand.

MJN’s operating lease obligations are generally related to real estate leases for manufacturing assets or offices and vehicle leases. Capital lease obligations relate to assets utilized for interplant transportation of materials and finished goods. Purchase obligations are generally for unconditional commitments related to the purchase of materials used in manufacturing and for promotional services. The table above does not include $17.9 million in uncertain tax positions due to the uncertainty related to the timing of the reversal of those positions.

On January 16, 2009, MJN signed a 10-year contract with a dairy processing plant, commencing on January 1, 2010. The contract includes purchase obligations of $9.2 million per year and MJN can exit the contract after five years with three years’ notice.

On August 7, 2009, MJN entered into a master services agreement with IBM for information technology, finance and indirect procurement services and for the design and implementation of a global Enterprise Resource Planning system. The total commitment for the information technology, accounting and indirect procurement services included in the agreement is estimated to be approximately $307.0 million payable over 10 years beginning in the third quarter of 2009 with no single year’s payment expected to exceed approximately $37.0 million. The design and implementation of the global Enterprise Resource Planning system has an estimated cost of approximately $82.0 million, half of which is anticipated to be capitalized, payable over three years beginning in the third quarter of 2009.

On November 5, 2009, MJN issued $500.0 million aggregate principal amount of 3.50% notes due 2014, $700.0 million aggregate principal amount of 4.90% notes due 2019 and $300.0 million aggregate principal amount of 5.90% notes due 2039 (the “Notes Offering”). The net proceeds from the offering, less discounts and expenses, were approximately $1,482.7 million. MJN contributed the net proceeds of the offering, together with proceeds from a $200.0 million borrowing under its revolving credit facility and cash on hand, to MJC which used the money to repay all amounts owed to BMS under the 2014 Note, the 2016 Note and the 2019 Note. See “Recent Developments” and “Description of Certain Indebtedness of MJN”.

Critical Accounting Policies

In presenting MJN’s financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), MJN is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales, costs and expenses and related disclosures.

Some of the estimates and assumptions that MJN is required to make relate to matters that are inherently uncertain as they pertain to future events. MJN bases these estimates and assumptions on historical experience or on various other factors that MJN believes to be reasonable and appropriate under the circumstances. On an ongoing basis, MJN reconsiders and evaluates MJN’s estimates and assumptions. Actual results may differ significantly from these estimates. Future results may differ from MJN’s estimates under different assumptions or conditions.

MJN believes that the critical accounting policies listed below involve MJN’s more significant judgments, assumptions and estimates and, therefore, could have the greatest potential impact on MJN’s financial statements.

For further information on MJN’s critical and other significant accounting policies, see MJN’s audited financial statements included elsewhere in this prospectus.

Basis of Presentation

MJN’s financial statements have been derived from the consolidated financial statements and accounting records of BMS, principally from statements and records representing the MJN business. The statements of earnings also include corporate and shared service expense allocations for certain corporate functions historically provided to MJN by BMS, including general corporate expenses such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax and other services. These allocations were based on specific identification or the percentage of MJN’s sales and headcount to the respective total BMS sales and headcount. These allocations are reflected in the statements of earnings, primarily within marketing, selling and administrative, and totaled $112.1 million, $90.1 million, and $80.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. MJN considers these allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense MJN would have incurred as a stand-alone company. Actual costs that may have been incurred if MJN had been a stand-alone company in 2008, 2007 and 2006 would depend on a number of factors, including MJN’s chosen organizational structure, what functions were outsourced or performed by MJN’s employees and strategic decisions made in areas such as information technology systems and infrastructure.

BMS has not allocated debt or external debt interest cost to MJN because none of the debt recorded by BMS is directly related to MJN’s business, which is self-funding.

Revenue Recognition

MJN recognizes sales in accordance with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition, when substantially all the risks and rewards of ownership have transferred to the customer. Sales are recognized on the date of receipt by the purchaser. Sales are reduced at the time of recognition to reflect expected returns that are estimated based on historical experience and business trends. Additionally, provisions are made at the time of sales recognition for discounts, WIC rebates and estimated sales allowances based on historical experience, updated for changes in facts and circumstances, as appropriate. Such provisions are recorded as a reduction of sales. MJN offers sales incentives to customers and consumers through various programs consisting primarily of customer pricing allowances, merchandising funds and consumer coupons. The cost of these programs is recognized as incurred and recorded as a reduction of sales.

WIC rebate accruals were $194.7 million and $197.6 million at December 31, 2008, and 2007, respectively, which are included in accrued rebates and returns. MJN participates on a competitive bidding basis in nutrition programs sponsored by states, tribal governments, the Commonwealth of Puerto Rico, and U.S. territories for WIC. Under these programs, MJN reimburses these entities for the difference between MJN’s wholesaler list price and the contract price on eligible products. MJN accounts for WIC contract rebates by establishing an accrual in an amount equal to MJN’s estimate of WIC rebate claims attributable to a sale. MJN determines MJN’s estimate of the WIC rebate accrual primarily based on historical experience regarding WIC rebates and current contract prices under the WIC programs. MJN considers levels of inventory in the distribution channel, new WIC contracts, terminated WIC contracts, changes in existing WIC contracts and WIC participation, and adjusts the accrual quarterly to reflect actual expense. Rebates under the WIC program reduced sales by $796.0 million, $847.8 million, and $871.9 million in the years ended December 31, 2008, 2007 and 2006, respectively, and reduced sales by $569.0 million and $601.7 million in the nine months ended September 30, 2009 and 2008, respectively.

Sales return accruals were $29.3 million and $30.7 million at December 31, 2008 and 2007, respectively, which are included in accrued rebates and returns. MJN accounts for sales returns in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 48, Revenue Recognition When Right of Return Exists, by establishing an accrual in an amount equal to MJN’s estimate of sales recorded for which the related products are expected to be returned. MJN determines MJN’s estimate of the sales return accrual primarily based on historical experience regarding sales returns, but also considers other factors that could impact sales returns. Returns reduced sales by $64.7 million, $67.6 million and $65.2 million for the years ended December 31, 2008, 2007 and 2006, respectively, and reduced sales by $54.2 million and $48.7 million for the nine months ended September 30, 2009 and 2008, respectively.

Income Taxes

During the periods presented, MJN did not file separate tax returns, as MJN was included in the tax grouping of other BMS entities within the respective entity’s tax jurisdiction. The income tax provision included in the financial statements was calculated using the separate return basis, as if MJN were a separate stand-alone taxpayer.

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of MJN’s assets and liabilities. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax attributes are expected to be recovered or paid, and are adjusted for changes in tax rates and tax laws when changes are enacted.

Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment including the long-range forecast of future taxable income and the evaluation of tax planning initiatives. Adjustments to the deferred tax valuation allowances are made to earnings in the period when such assessments are made.

With the exception of Mead Johnson-dedicated entities, MJN does not maintain taxes payable to or from BMS and are deemed to settle the annual current tax balances immediately with the tax paying legal entities in their respective jurisdictions. These settlements are reflected as changes in divisional equity.

MJN adopted the Financial Accounting Standards Board (“FASB”) Interpretation Number (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 on January 1, 2007. As a result of the adoption of this accounting pronouncement, MJN derecognized $4.8 million of previously recognized tax benefits, which were accounted for as a decrease to the opening balance of divisional equity.

Impairment of Long-Lived Assets

MJN periodically evaluates whether current facts or circumstances indicate that the carrying value of MJN’s depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on the difference between the asset’s fair value and its carrying value. An estimate of the asset’s fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows. MJN reports an asset to be disposed of at the lower of its carrying value or its estimated net realizable value. Asset impairment or accelerated depreciation resulting from an assessment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, is recorded as costs of products sold.

Goodwill and Other Intangible Assets

Goodwill is tested for impairment using a two-step process on an annual basis or when current facts or circumstances indicate that a potential impairment may exist. The first step is to identify a potential impairment, and the second step measures the amount of the impairment loss, if any. Goodwill is deemed to be impaired if the carrying amount of a reporting unit’s goodwill exceeds its estimated fair value. MJN completes its annual goodwill impairment assessment during the first quarter and monitors for any potential impairment in the remaining quarters, neither of which indicated an impairment of goodwill in 2008, 2007 or 2006.

Other intangible assets, consisting of a trademark and computer software, are amortized on a straight-line basis over their useful lives, ranging from 3 to 7.5 years. All other intangible assets are evaluated for impairment as described in “Impairment of Long-Lived Assets” above.

Contingencies

In the normal course of business, MJN is subject to loss contingencies, such as legal proceedings and claims arising out of MJN’s business, that cover a wide range of matters, including, among others, government investigations, product and/or environmental, health, and safety liabilities, and tax matters. In accordance with SFAS No. 5, Accounting for Contingencies, MJN records accruals for such loss contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. MJN, in accordance with SFAS No. 5, does not recognize gain contingencies until realized. For a discussion of contingencies, see MJN’s audited financial statements included elsewhere in this prospectus.

Recently Issued Accounting Standards

Effective January 1, 2009, MJN adopted Statement of Financial Accounting Standards (SFAS) No. 141(R), Business Combinations, which replaces SFAS No. 141, Business Combinations. This pronouncement requires recognition of assets acquired, liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date. In a business combination achieved in stages, this statement requires recognition of identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values. This statement also requires the fair value of acquired in-process research and development to be recorded as indefinite lived intangibles, contingent consideration to be recorded on the acquisition date, and restructuring and acquisition-related deal costs to be expensed as incurred. In addition, any excess of the fair value of net assets acquired over purchase price and any subsequent changes in estimated contingencies are to be recorded in earnings. This statement applies to business combinations occurring on or after January 1, 2009. MJN’s adoption of SFAS 141(R) did not have a material effect on MJN’s financial statements.

Effective January 1, 2009, MJN adopted SFAS No. 157, Fair Value Measurements, with respect to non-financial assets and liabilities. This pronouncement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. MJN’s adoption of SFAS No. 157 did not have a material effect on MJN’s financial statements.

Effective January 1, 2009, MJN retrospectively adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards that require the ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled and presented in the consolidated balance sheets within equity, but separate from the parent’s equity. This pronouncement also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the consolidated statements of income. Changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary must be accounted for consistently, and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary must be initially measured at fair value. The pronouncement also requires entities to provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. As a result of adoption the following retrospective adjustments were made: the December 31, 2008 and 2007 noncontrolling interests balances of $5.4 million and $7.0 million, respectively, have been presented as part of total equity (deficit).

Effective January 1, 2009, MJN adopted SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, as an amendment to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 161 requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The fair value of derivative instruments and their gains and losses are presented in tabular format in order to present a more complete picture of the effects of using derivative instruments.

Effective June 30, 2009, MJN adopted SFAS No. 165, Subsequent Events. SFAS No. 165 establishes guidance for the accounting and disclosure of events that happen after the date of the balance sheet but before the release of the financial statements. The adoption of this accounting pronouncement did not have a material effect on MJN’s consolidated financial statements.

In June 2009, the Financial Accounting Standards Board (FASB) issued SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment of SFAS No. 140. Among other items, SFAS No. 166 removes the concept of a qualifying special-purpose entity and clarifies that the objective of paragraph 9 of SFAS No. 140 is to determine whether a transferor and all the entities included in the transferor’s financial statements being presented have surrendered control over transferred financial assets. SFAS No. 166 is effective for MJN January 1, 2010. MJN does not expect the adoption of this pronouncement to have a material effect on the consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R). SFAS No. 167 amends FIN 46(R) in determining whether an enterprise has a controlling financial interest in a variable interest entity. This determination identifies the primary beneficiary of a variable interest entity as the enterprise that has both the power to direct the activities of a variable interest entity that most significantly impacts the entity’s economic performance, and the obligation to absorb losses or the right to receive benefits of the entity that could potentially be significant to the variable interest entity. SFAS No. 167 also requires ongoing reassessments of whether an enterprise is the primary beneficiary and eliminates the quantitative approach previously required for determining the primary beneficiary. SFAS No. 167 is effective for MJN January 1, 2010. MJN does not expect the adoption of this pronouncement to have a material effect on the consolidated financial statements.

Effective July 1, 2009, the FASB issued SFAS No. 168, The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 168 reduces the GAAP hierarchy to two levels, one that is authoritative and one that is not. The adoption of this pronouncement is not expected to have a material effect on the consolidated financial statements.

For additional discussion of recent accounting pronouncements, see MJN’s audited financial statements included elsewhere in this prospectus.

Off-Balance Sheet Arrangements

MJN does not currently use off-balance sheet derivative financial instruments to hedge or partially hedge interest rate exposure nor does MJN currently maintain any other off-balance sheet arrangements for the purpose of credit enhancement, hedging transactions or other financial or investment purposes.

Quantitative And Qualitative Disclosures About Market Risk

Inflation

The impact of inflation has affected, and will continue to affect, MJN’s operations significantly. MJN’s materials costs are influenced by inflation and fluctuations in global commodity prices, principally dairy, agricultural oils and tinplate. In addition, costs for construction, taxes, repairs, maintenance, insurance and media are all subject to inflationary pressures.

Foreign Exchange Risk

MJN is exposed to market risk due to changes in currency exchange rates. MJN’s primary net foreign currency translation exposures are the Chinese renminbi, the Mexican peso, the Philippine peso, the Hong Kong dollar and the Euro. Historically, MJN has used derivative financial instruments indirectly through participation in the centralized hedging functions of BMS, which are designed primarily to minimize exposure to foreign currency risk. In the future, MJN expects to use derivative financial instruments consistent with past use. MJN does not hold or issue derivative financial instruments for speculative purposes.

MJN uses foreign currency contracts to hedge anticipated transactions on certain foreign currencies and designate these derivative instruments as foreign currency cash flow hedges when appropriate. If the derivative is designated as a cash flow hedge, the change in the fair value of the derivative is initially recorded in other comprehensive income and then recognized in MJN’s statement of earnings when the corresponding hedged item impacts MJN’s earnings. The foreign currency derivatives resulted in losses of $0.9 million, $2.6 million, and $5.1 million in the years ended December 31, 2008, 2007 and 2006, respectively. The impact of hedge ineffectiveness on MJN’s earnings was not material.

MJN plans to enter into hedging and other foreign exchange management arrangements to reduce the risk of foreign currency exchange rate fluctuations to the extent that cost-effective derivative financial instruments or other non-derivative financial instrument approaches are available. Derivative financial instruments will not be used for speculative purposes. The intent of gains and losses on hedging transactions is to offset the respective gains and losses on the underlying exposures being hedged. While MJN intends to mitigate some of this risk with hedging and other activities, MJN’s business will nevertheless remain subject to substantial foreign exchange risk from foreign currency translation exposures that MJN will not be able to manage through effective hedging or the use of other financial instruments.

Commodity Risk

MJN purchases certain products in the normal course of business, including dairy and agricultural oils, the costs of which are affected by global commodity changes. Therefore, MJN is exposed to some price volatility related to market conditions outside of MJN’s control.

MJN employs various purchasing and pricing contract techniques in an effort to minimize volatility. Generally these techniques include setting fixed prices with suppliers, such as unit pricing that is based on an average of commodity prices over a contractually defined period of time. MJN does not generally make use of financial instruments to hedge commodity prices, partly because of these contract pricing techniques.

Natural Gas Contracts

MJN utilizes forward contracts to hedge forecasted purchases of natural gas, and designates these derivative instruments as cash flow hedges when appropriate. Natural gas forward contracts are valued using quoted NYMEX futures prices for natural gas at the reporting date.

The following table summarizes MJN’s fair value of outstanding derivatives:

	Foreign Exchange Contracts		Natural Gas Contracts		Total Cash Flow Hedges
(Dollars in millions)	2009	2008	2009	2008	2009	2008
Balance at January 1:	$6.6	$—	$(1.4)	$—	$5.2	$—
Derivatives qualifying as cash flow hedges deferred in other comprehensive income	(5.5)	—	(1.2)	—	(6.7)	—
Derivatives qualifying as cash flow hedges reclassified to cost of products sold (effective portion)	(5.9)	—	2.7	—	(3.2)	—
Change in deferred taxes	3.5	—	(0.6)	—	2.9	—

Balance at September 30:	$(1.3)	$—	$(0.5)	$—	$(1.8)	$—

Interest Rate Risks

In November 2009, MJN entered into interest rate swap agreements with a notional amount of $700 million. The interest rate swap agreements effectively swap fixed interest rate obligations for floating interest rate obligations with respect to (i) the entire $500 million in aggregate principal amount of MJN’s 3.50% notes due 2014 and (ii) $200 million out of $700 million in aggregate principal amount of MJN’s 4.90% notes due 2019.

BUSINESS OF MJN

MJN is a global leader in pediatric nutrition with approximately $2.1 billion and $2.9 billion in net sales for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively. MJN is committed to creating trusted nutritional brands and products that help improve the health and development of infants and children around the world and provide them with the best start in life. MJN’s Enfa family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition, based on retail sales. MJN’s comprehensive product portfolio addresses a broad range of nutritional needs for infants, children and expectant and nursing mothers. MJN has over 100 years of innovation experience during which MJN has developed or improved many breakthrough or industry-defining products across each of MJN’s product categories. MJN’s singular focus on pediatric nutrition and MJN’s implementation of a business model that integrates nutritional science with health care and consumer marketing expertise differentiate MJN from many of MJN’s competitors.

MJN markets its portfolio of more than 70 products to mothers, health care professionals and retailers in more than 50 countries in Asia, North America, Latin America and Europe. MJN’s two reportable segments are Asia/Latin America and North America/Europe, which comprised 52.6% and 47.4%, respectively, of MJN’s net sales for the year ended December 31, 2008. See “Note 16. Segment Information” to MJN’s audited financial statements included elsewhere in this prospectus and “Note 14. Segment Information” to MJN’s unaudited financial statements included elsewhere in this prospectus. For the year ended December 31, 2008, 61.5% of MJN’s net sales were generated in countries outside of the United States.

MJN believes mothers and health care professionals associate the MJN name and the Enfa family of brands with quality, science-based pediatric nutrition products. MJN believes the strength of MJN’s brands allows MJN to create and maintain consumer loyalty across MJN’s product portfolio and stages of pediatric development.

The two principal product categories in which MJN operates are infant formula and children’s nutrition, which represented 67.0% and 29.7% of MJN’s net sales for the year ended December 31, 2008, respectively.

MJN’s History

MJN was founded in 1905, and MJN introduced Dextri-Maltose®, MJN’s first infant formula product, in 1911. Over the next several decades, MJN built upon MJN’s leadership in science-based nutrition, introducing many innovative infant feeding products while expanding into vitamins, pharmaceutical products and nutrition. During the course of MJN’s history, MJN has expanded MJN’s operations into geographies outside of the United States, including Europe, Asia and Latin America. Throughout MJN’s history, MJN’s deeply-held commitment to support breastfeeding and MJN’s commitment to improve the health and development of infants and children around the world have been hallmarks of MJN’s organization. In 1967, MJN became a wholly-owned subsidiary of BMS.

In February 2009, MJN consummated an initial public offering of 34.5 million shares of MJN common stock. Prior to the exchange offer, BMS had 170.0 million shares of common stock of MJN representing 83.1% of MJN’s outstanding stock.

MJN’s Brands

The MJN name has been associated with science-based nutritional products for over 100 years. In addition to the MJN name, MJN’s products are marketed around the world under brands that MJN has developed through MJN’s global sales and marketing efforts.

Enfa Family of Brands

The Enfa family of brands includes several of the world’s leading infant formula and children’s nutrition brands. MJN has positioned the Enfa family of brands as providing unique, clinically supported health and developmental benefits. The Enfa family of brands features products that include DHA and ARA, which support brain, visual and nervous system development. MJN’s Enfa family of brands, including Enfamil® infant formula, which accounted for 61.0% of MJN’s net sales for the year ended December 31, 2008, is the world’s leading brand franchise in pediatric nutrition, based on retail sales.

Building upon the strength of MJN’s brand equity, MJN has extended the Enfa family of brands into the fast-growing children’s nutrition category. MJN believes MJN has enhanced consumer retention by creating links between age groups and leveraging brand loyalty. Additionally, the use of the Enfa prefix in MJN’s prenatal nutrition products (such as EnfaMama A+®) reinforces the scientific basis, quality and innovation that these products hold in common with MJN’s core pediatric nutrition line.

MJN consistently promotes the brand through MJN’s global sales and marketing operations. MJN’s studies show mothers and health care professionals often associate the Enfa family of brands with science, superior nutrition, quality and good value. Mothers often describe the Enfa family of brands as science-based, sophisticated, trustworthy, reliable and comforting. Additionally, health care professionals frequently comment on MJN’s professional and innovative approach to nutrition science.

Complementary Brands

In addition to the Enfa family of brands, MJN markets several other powerful brands on a local, regional or global basis. These brands complement the Enfa family of brands portfolio and are designed to meet the nutritional needs of broad consumer populations (such as ChocoMilk® and Cal-C-Tose®) or the specific nutritional needs of infants under the supervision of health care professionals (such as Nutramigen®).

Stages of Development

Generally, there are five stages of pediatric development and MJN produces different products for each of these stages. The stages of development are illustrated below:

In the United States, MJN’s business is focused on the infant formula category (Stages 1 and 2). However, outside of the United States, MJN markets both infant formula products (Stages 1 and 2) and children’s nutrition products designed for the changing nutritional needs of growing toddlers and children (Stages 3, 4 and 5). This allows MJN to take advantage of brand loyalty developed in Stages 1 and 2 to retain consumers as their children grow older.

MJN’s Products

MJN’s pediatric nutrition products are grouped by category of feeding: (1) infant formula products, (2) children’s nutrition products and (3) other products. Infant formula, children’s nutrition and other product sales comprised approximately 67.0%, 29.7% and 3.3% of MJN’s net sales for the year ended December 31, 2008, respectively.

Infant Formula

General

MJN’s infant formula products include formulas for routine feeding and mild intolerance as well as specialty formula products, including formulas for severe intolerance, formulas for premature and low birth weight infants and medical nutrition products. The table below illustrates MJN’s key infant formula brands and products:

ROUTINE INFANT FORMULA	ROUTINE FORMULA FOR COMMON FEEDING PROBLEMS	SPECIALTY FORMULAS
Stage 1 • Enfamil® PREMIUM™ LIPIL® • Enfamil LIPIL® • Enfalac A+® • Enfamil Premium® • Enfamil RESTFULL® Stage 2 • Enfamil PREMIUM NEXT STEP® • Enfapro A+® • Enfapro Premium®

Many available in stages 1 and 2

•     Enfamil Gentlease®: for gas/fussiness

•     Enfamil ProSobee®: soy formula

•     Enfamil LactoFree®: for lactose intolerance

•     Enfamil A.R.®: for anti-regurgitation

•     Enfamil® HA: for infants with milk protein allergy

Many available in stages 1 and 2

•     Nutramigen LIPIL®: for severe protein sensitivity

•     Nutramigen AA® : for multiple food allergies

•     Pregestimil®: for fat malabsorption

•     Enfamil Premature®: for premature infants

Routine Infant Formula

MJN designs routine infant formula as a breast milk substitute for healthy, full-term infants without special nutritional needs both for use as the infant’s sole source of nutrition and as a supplement to breastfeeding. MJN endeavors to bring routine infant formula closer to breast milk. MJN also provides products within MJN’s routine formula line for healthy full-term infants who experience common feeding problems with symptoms such as mild spit-up, fussiness or gas.

Each product is referred to as a “formula”, as it is formulated for the specific nutritional needs of an infant of a given age. Generally, routine infant formula has the following four main components: (1) protein from cow’s milk that is processed to have a profile similar to human milk, (2) a blend of vegetable fats (including DHA/ARA) to replace bovine milk fat in order to better resemble the composition of human milk, (3) a carbohydrate, generally lactose from cow’s milk and (4) a vitamin and mineral “micronutrient” pre-mix that is blended into the product to meet the specific needs of the infant at a given age. Patterned after breast milk, which changes composition to meet the infant’s changing nutritional needs, MJN produces two stages of infant formula. Stage 1 formula is consumed by newborn infants up to six months of age, and Stage 2 formula is generally consumed by infants aged from six to twelve months. MJN’s most prominent product form around the world is milk-based powder, but MJN also produces several infant formulas in ready-to-use and concentrated liquid form for sale in the United States and Canada.

MJN markets the same product under different names in different regions, based on regional marketing strategies and regional brand recognition. For example, MJN’s premium Stage 1 infant formulas containing DHA and ARA are sold under the brands Enfamil® PREMIUM™ LIPIL® and Enfamil LIPIL® in the United States. Outside the United States, Enfamil LIPIL® is sold under the brand Enfamil Premium® in Latin America and Enfamil A+®/Enfalac A+® in Asia and Europe. MJN markets all of MJN’s routine infant formulas for mild intolerance such as Gentlease and Prosobee® under the Enfa family of brands name. In parts of Asia, Latin America and Europe, MJN uses the name Enfapro for MJN’s Stage 2 products.

Routine infant formula products comprised 86.1%, 86.1% and 86.0% of MJN’s infant formula net sales for the years ended December 31, 2008, 2007 and 2006, respectively.

Specialty Formulas

MJN’s specialty formulas include: (1) formulas for severe intolerance, (2) formulas for premature and low birth weight infants and (3) medical nutrition products. Specialty infant formula products comprised 13.9%, 13.9% and 14.0% of MJN’s infant formula net sales for the years ended December 31, 2008, 2007 and 2006, respectively.

Formulas for Severe Intolerance

MJN designs formulas for severe intolerance to be used on the specific recommendation and under the supervision of a doctor. MJN specially formulates these products for use by infants displaying symptoms of certain conditions or diagnosed with special medical needs.

Nutramigen® infant formula was the first infant formula to include protein hydrolysate in the United States. This ingredient is easier for infants with severe intolerance to digest because its protein is extensively hydrolyzed (or broken down into peptides, a process that would otherwise be performed in the infant’s stomach). MJN designed Nutramigen® infant formula for use by infants with severe milk protein allergies. Nutramigen® with LGG infant formula is a variant of Nutramigen® MJN markets in Europe and the United States. LGG is a probiotic ingredient that has been associated with reduced incidence of infant atopic dermatitis, a non-contagious skin disease characterized by chronic inflammation of the skin, resulting from an allergy to cow’s milk. Nutramigen AA® infant formula is an amino acid formula MJN formulated with fully broken-down proteins which can be consumed without the need for digestion of the protein. MJN has designed this product for infants who experience a severe allergy to cow’s milk or multiple other food allergies. Pregestimil® infant formula is a variation of the Nutramigen® formulation designed mainly for fat malabsorption. It contains medium chain triglycerides oil instead of fat.

Formulas for Premature and Low Birth Weight Infants

MJN also designs products for premature and low birth weight infants to meet these infants’ unique needs under the supervision of a doctor, most often in the hospital. Typically, such infants need extra assistance obtaining the requisite nutrition. They require a higher density of nutrients and calories because they cannot take in enough volume of breast milk or routine infant formula. MJN designed Enfamil® Human Milk Fortifier product as a supplement to a mother’s breast milk that improves nutritional density. EnfaCare® infant formula, another of MJN’s products, is a hypercaloric formula available at retail for premature babies when they are able to go home. In addition, Enfamil Premature® is an infant formula used primarily in the hospital.

Medical Nutrition

MJN also produces medical foods, or foods for special medical purposes, for nutritional management of individuals with rare, inborn errors of metabolism such as maple syrup urine disease (MJN BCAD®) and phenylketonuria (MJN Phenyl-Free®). Category 1 products are intended for infants and young children from zero to three years of age and Category 2 products are suitable for children and adults. MJN produces approximately 20 formulas targeted at specific disorders for use under the direct and continuous supervision of a physician. MJN markets these medical nutrition products under the MJN brand name.

Children’s Nutrition Products

Children’s nutrition products are designed to provide children with enhanced nutrition. MJN’s children’s nutrition business is present primarily in Asia, Latin America and Europe. MJN separates its children’s nutrition products into two categories: (1) Enfa branded children’s nutrition products and (2) other children’s nutrition products. The table below illustrates MJN’s key children’s nutrition products:

ENFA BRANDED CHILDREN’S NUTRITION PRODUCTS	OTHER CHILDREN’S NUTRITION PRODUCTS
Stage 3 • Enfagrow A+® • Enfagrow Premium® Stage 4 • Enfakid A+® Stage 5 • EnfaSchool A+®

Many available in stages 3, 4 and 5

•     Sustagen KID®: nutritious powdered milk for picky eaters

•     Lactum®: nutritious powdered milk for picky eaters

•     ChocoMilk®: nutritious milk modifier

•     Cal-C-Tose®: nutritious milk modifier

Enfa Branded Children’s Nutrition Products

Outside of the United States, MJN markets children’s nutrition products under the Enfa family of brands. MJN designs these products to meet the changing nutrition needs of children at different stages of development. MJN offers products at Stages 3, 4 and 5 that are designed for children’s nutritional needs at one to three years of age, three to five years of age and beyond five years of age, respectively. These products are not breast milk substitutes and are not designed for use as the sole source of nutrition but instead are designed to be a part of a child’s appropriate diet. MJN’s use of the Enfa prefix allows for a consistent equity across Stages 3 and 4, with products such as Enfagrow® offered at Stage 3 and Enfakid® offered at Stage 4. Enfa branded children’s nutrition products comprised 56.1%, 53.4% and 53.4% of MJN’s children’s nutrition products sales for the years ended December 31, 2008, 2007 and 2006, respectively.

Other Products

MJN also produces a range of other products, including pre-natal and post-natal nutritional supplements for expectant and nursing mothers, including Expecta LIPIL®, EnfaMama A+® and Enfamil Poly-Vi-Sol®. MJN’s products for expectant or nursing women contain vitamin supplements that provide the developing foetus or breastfed infant with an increased supply of DHA for brain, visual and nervous system development. These products also supplement the mother’s diet by providing either DHA or ARA with increased proteins, as well as 24 vitamins and minerals. MJN’s pediatric vitamin products, such as Enfamil Poly-Vi-Sol®, provide a range of benefits for infants, including multivitamins and iron supplements. These products comprised 3.3%, 3.4% and 4.3% of MJN’s net sales for the years ended December 31, 2008, 2007 and 2006, respectively.

The Special Supplemental Nutrition Program for Women, Infants and Children (“WIC”)

The WIC program is a U.S. Department of Agriculture (“USDA”) program created to provide nutritious foods, nutrition education and referrals to health care professionals and other social services to those considered to be at nutritional risk, including low-income pregnant, postpartum and breastfeeding women and infants and children up to age five. It is estimated that approximately 51% of all infants born in the United States during the 12-month period ending December 31, 2008 benefited from the WIC program. The USDA program is administered individually by each state.

Participation in the WIC program is an important part of MJN’s U.S. business based on the volume of infant formula sold under the program. MJN’s financial results reflect net WIC sales, after taking into account the rebates MJN paid to the state WIC agencies, which represented approximately 12% of MJN’s U.S. net sales in the year ended December 31, 2008.

WIC Eligibility and Participation

The WIC program is available in all 50 U.S. states, 34 Indian Tribal Organizations, American Samoa, District of Columbia, Guam, Commonwealth Islands of the Northern Marianas, Puerto Rico and the U.S. Virgin Islands. To be eligible to participate in WIC, one must: (1) be a pregnant or postpartum woman or a child less than five years of age, (2) be at “nutrition risk”, as determined by a health care professional and (3) meet certain income requirements. Under the WIC eligibility guidelines, families who are at or below 185% of the U.S. poverty level may participate (with some adjunct eligibility for families qualifying for other federal aid programs).

Process

Most state WIC programs provide vouchers that participants use at authorized food stores to obtain the products covered by the program, including infant formula. Each state WIC agency is responsible for authorizing stores to accept WIC vouchers. Nearly 49,000 stores currently are authorized to accept WIC vouchers.

State WIC agencies enter into contracts with manufacturers, pursuant to which the state agency provides mothers with vouchers for a single manufacturer’s brand of infant formula and, in return, the manufacturer gives the state agency a rebate for each can of infant formula purchased by WIC participants. The manufacturer’s brand of infant formula provided by WIC varies from state to state depending on which manufacturer received the particular state’s exclusive contract.

Retailers purchase infant formula directly from the manufacturer, paying the manufacturer’s published wholesale price. Mothers redeem the vouchers received from the WIC agency for infant formula at authorized retailers. The retailer is then reimbursed the full retail price by the WIC agency for redeemed vouchers. On a monthly basis, each state WIC agency invoices the contracted manufacturer for an amount equal to the number of cans of infant formula redeemed by the agency and paid to retailers during the month multiplied by the agreed rebate per can.

Contracts

The bid solicitation process is determined by each state’s procurement laws, but the process is relatively standardized across the WIC program. Some states form groups and hold their bid processes jointly while other states solicit bids individually. Some states split bids between separate contracts for milk- and soy-based formulas. During the bid process, each manufacturer submits a sealed bid. The manufacturer with the lowest net price, calculated as the manufacturer’s published wholesale price less the manufacturer’s rebate bid, is awarded the contract. No other factors are considered. WIC contracts are generally three years in duration with some contracts providing for extensions. Specific contract provisions can vary significantly from state to state.

MJN’s WIC Participation

Manufacturers that choose to compete for WIC contracts must have a widely distributed infant formula brand in order to meet the requirements of the contract bidding process. As of December 31, 2008, MJN holds the contracts that supply approximately 41% of WIC births. A large number of WIC contracts matured in 2006 and 2007, which resulted in significant turnover in contract holdings, but a less significant change in the overall percentage of WIC births covered by each respective WIC contract holder.

As of September 30, 2009, MJN holds the exclusive WIC contract for the following states and territories:

State	Date of Expiration
New York(1)(2)	June 30, 2010
Arkansas	September 30, 2012
Indiana	September 30, 2011
Mississippi(1)	September 30, 2010
Missouri(1)	September 30, 2012
Nebraska(1)	September 30, 2012
New Mexico	September 30, 2012
North Carolina	September 30, 2012
South Dakota(1)	September 30, 2012
Colorado(1)	December 31, 2010
California	July 31, 2012
Louisiana(1)	September 30, 2010
Illinois(1)	January 31, 2011
Michigan	November 1, 2011
Puerto Rico(1)	September 30, 2012

(1)	Contract contains extension provisions.
(2)	The New York WIC contract is split into milk and soy products. MJN holds the exclusive WIC contract for milk products only.

Sales and Marketing

MJN conducts regional marketing in North America, Europe, Asia and Latin America within a global strategic framework focused on both mothers and health care professionals in compliance with MJN’s policy with respect to the International Code of Marketing of Breast-milk Substitutes (“International Code”). See “—Regulatory—Global Policy and Guidance—WHO”. MJN employs approximately 1,350 individuals worldwide as part of MJN’s health care professional sales force and approximately 550 individuals worldwide as part of MJN’s retail sales force. MJN’s marketing activities vary from region to region depending on MJN’s market position, consumer trends and the regulatory environment. MJN’s marketing teams seek to anticipate market and consumer trends, and attempt to capture deep consumer insight to determine strategy for brand positioning and communication, product innovation and demand-generation programs. The marketing teams work with advertising agencies to create strong marketing campaigns for health care professionals, retail sales organizations and consumers.

Health Care Professionals

MJN’s health care professional sales force educates health care professionals about the benefits of MJN’s infant formula products in each of the countries where MJN markets MJN’s infant formula products. Primary marketing efforts for infant formula products are directed toward securing the recommendation of the Enfa family of brands by physicians or other health care professionals. MJN focuses on neonatal intensive care units, physicians and other health care professionals, hospital group purchasing organizations and other integrated buying organizations. MJN believes MJN has an industry-leading health care professional sales force.

MJN’s health care professional sales force receives continuous training about MJN’s products and on customer service skills. MJN supports health care professionals by organizing continuing medical education programs, symposia and other educational interfaces with health care professionals.

Retail Sales Organization

MJN’s retail sales force markets MJN’s products to each of the retail channels where MJN’s products are purchased by consumers, including mass merchandisers, club stores, grocery stores, drug stores and, to a limited extent, convenience stores. The size, role and purpose of MJN’s retail sales organization varies significantly from country to country depending on MJN’s market position, the consolidation of the retail trade, consumer trends and the regulatory environment. In North America, Latin America and Asia, MJN focuses on all retail channels, while in Europe MJN focuses only on pharmacies, with a specialized product line. In most countries, MJN has entered into logistics partnerships with distributors and wholesalers.

Consumers

As their children grow older, mothers play an increasing role in brand selection. MJN participates in a variety of marketing activities intended for mothers of older children, including print and television advertising, direct mail, online/internet and promotional programs. MJN’s marketing is evidence-based and emphasizes MJN’s superior nutritional science. MJN’s direct marketing efforts focus upon the targeted direct-mail and coupon distribution programs designed to reach consumers at key decision points starting from the pre-natal period. Direct mail includes educational materials as well as discount coupons.

In the United States MJN’s Enfamil Family Beginnings® program provides new or prospective mothers with many resources to help them with their newborns, including free samples, instant redeemable checks and nutritional and developmental information post-birth. The program also includes post-natal magazines used to better inform mothers on nutritional and developmental topics and an e-mail initiative that periodically provides pertinent updates to program participants. The marketing materials at each of these stages are designed to develop interest in MJN’s products with respect to mothers’ current and future needs in order to create brand loyalty. The program is focused primarily on non-WIC mothers.

Global Supply Chain

MJN manages sourcing, manufacturing and distribution through MJN’s fully-integrated global supply chain. MJN operates in-house production facilities at seven different locations around the world and additionally utilizes third-party manufacturers for a portion of MJN’s requirements. MJN uses its in-house production facilities for the manufacture of products distributed throughout Europe and Latin America. MJN utilizes a third-party manufacturer in addition to in-house facilities for products distributed throughout North America. MJN’s in-house production facilities and third-party manufacturers provide certain material for finishing products in China, the Philippines and Thailand for distribution throughout Asia. In addition, MJN’s liquid manufacturing facility at Evansville, Indiana, manufactures and packages liquid products that are distributed worldwide and also manufactures adult nutritional products for a third party. MJN believes MJN’s global manufacturing facilities and third-party supply chain will continue to meet MJN’s worldwide demand.

Locations

MJN’s in-house manufacturing and finishing facilities are located in the United States, Mexico, the Netherlands, China, the Philippines and Thailand. See “—Properties” for a description of MJN’s global manufacturing facilities.

As the production process advances, regional or sub-regional teams support the global team, overseeing manufacturing activities such as the finishing of MJN’s products. MJN’s four regional quality departments perform regional and manufacturing site quality control and assurance. These departments focus on regulatory requirements, food safety, continuous quality improvement, third-party compliance and ingredient supplier manufacturing operations.

Suppliers

MJN generally enters into long-term supplier agreements. MJN has over 30 suppliers, through which MJN sources approximately 80% of its materials. Through these suppliers, MJN obtains key raw materials (such as dairy, agricultural oil and agricultural products) and primary packaging materials (such as cans). MJN’s suppliers also provide MJN with minor raw materials and secondary packaging materials (such as cardboard and shipping cases).

MJN procures key raw materials and primary packaging materials on a global basis. Certain raw materials, while managed and contracted on a global basis, are subject to regional and local variations in price under the terms of the supply agreement. For example, milk prices vary at the local level around the world partly due to government pricing regulation. Dairy products, consisting primarily of milk powders, non-fat dry milk, lactose and whey protein concentrates, accounted for approximately 43.0% of MJN’s global expenditures for materials in the year ended December 31, 2008.

Distribution

MJN manages its distribution networks locally with regional oversight. MJN generally enters into distribution agreements with third-party logistics providers and distributors and maintains a small staff at the local or regional level to track performance and implement initiatives.

Customers

MJN’s products are sold principally to wholesale and retail customers, both nationally and internationally. One of MJN’s customers, Wal-Mart Stores, Inc. (including sales to Sam’s Club), accounted for approximately 13.0%, 15.2% and 15.8% of MJN’s gross sales for the years ended December 31, 2008, 2007 and 2006, respectively.

Competition

MJN competes in two primary categories, infant formula and children’s nutrition. The competitive landscape in each category is similar around the world, as the majority of the large global players are active in these categories. MJN’s main global competitors for sales of infant formula and children’s nutrition products are Nestlé S.A., Abbott Laboratories, Groupe Danone and Wyeth. Wyeth does not compete with MJN in the United States. MJN also competes against significant local competitors in Asia and Europe.

Many other companies, including manufacturers of private label, store and economy brand products, manufacture and sell one or more products that are similar to those marketed by MJN. MJN believes sources of competitive advantage include product quality and efficacy, brand identity, image and associated value, broad distribution capabilities and consumer satisfaction. Significant expenditures for advertising, promotion and marketing are generally required to achieve acceptance of products among consumers and health care professionals.

Research and Development

During the past six years, MJN has nearly doubled MJN’s research and development expenditures and the number of individuals within MJN’s research and development department. MJN has three main research and development facilities. MJN’s research and development organization consists of approximately 300 people, many of whom have extensive industry experience and advanced educational backgrounds.

With respect to infant formula, MJN organizes its research and development on a global scale because these science-based products address nutritional needs that are broadly common around the world. With respect to children’s nutritional products, MJN organizes its research and development on a more regional basis to incorporate geographic-specific consumer behaviors and preferences.

MJN is in the process of implementing a global formulation management system to support MJN’s innovative portfolio management and product development process. MJN expects this system will provide significant benefits throughout the product development and manufacturing process. In addition, MJN is making a significant investment in a pilot plant that will allow MJN to accelerate product development.

MJN also has strong external development relationships that complement MJN’s internal research and development capabilities. MJN manages its research and development activities in collaboration with leading scientists and institutes around the world and MJN has an active portfolio of projects involving commercial technology suppliers. MJN believes this approach allows MJN to be at the forefront of scientific and technological developments relevant for pediatric nutrition. Research and development expense was $72.8 million, $67.2 million and $62.0 million in the years ended December 31, 2008, 2007 and 2006, respectively.

Intellectual Property

Patents

MJN owns or licenses approximately 33 active U.S. and 118 non-U.S. patents and has 66 U.S. and 423 non-U.S. patent applications pending as of December 31, 2008.

Trademarks

MJN files and maintains its trademarks in those countries in which MJN has, or desires to have, a business presence. MJN holds an extensive portfolio of trademarks across MJN’s key geographies. MJN maintains more than 5,800 trademark registrations and applications in more than 140 countries worldwide.

Regulatory

MJN is subject to the laws and regulations in each country in which MJN markets MJN’s products. MJN has proven processes, systems and resources in place to manage the current regulatory requirements and to participate proactively in the shaping of future regional, country and global policy, guidance and regulations.

United States Food and Drug Administration

The main regulatory body in the United States is the U.S. FDA. The U.S. FDA’s Center for Food Safety and Applied Nutrition is responsible for the regulation of infant formula. The Office of Nutritional Products, Labeling, and Dietary Supplements (“ONPLDS”) has program responsibility for infant formula while the Office of Food Additive Safety (“OFAS”) has program responsibility for food ingredients and packaging. The ONPLDS evaluates whether the infant formula manufacturer has met the requirements under the Federal Food, Drug and Cosmetic Act (“FFDCA”) and consults with the OFAS regarding the safety of ingredients in infant formula and of packaging materials for infant formula.

All manufacturers of pediatric nutrition products must begin with safe food ingredients, which are either generally recognized as safe or approved as food additives. The specific requirements for infant formula are governed by the Infant Formula Act of 1980, as amended (the “Formula Act”). The purpose of the Formula Act is to ensure the safety and nutrition of infant formulas, including minimum, and in some cases, maximum levels of specified nutrients.

Once an infant formula product is formulated, the manufacturer must provide regulatory agencies assurance of the nutritional quality of that particular formulation before marketing the infant formula. The U.S. FDA has established requirements for certain labeling, nutrient content, manufacturer quality control procedures (to assure the nutrient content of infant formulas), as well as company records and reports. A manufacturer must notify the U.S. FDA 90 days before the first processing of any infant formula that differs fundamentally in processing or in composition from any previous formulation produced by the manufacturer. The U.S. FDA currently is finalizing incremental good manufacturing practices, quality control procedures, quality factors, notification requirements, and reports and records, for the production of infant formulas.

In addition, as part of its responsibility to implement the provisions of the FFDCA, the U.S. FDA continuously monitors infant formula products. The FFDCA requires infant formula manufacturers to test product composition during production and shelf-life, to keep records on production, testing and distribution of each batch of infant formula and to use good manufacturing practices and quality control procedures. In addition, the FFDCA requires infant formula manufacturers to maintain records of all complaints, some of which are reviewed to reveal the possible existence of a hazard to health. The U.S. FDA conducts yearly inspections of all facilities that manufacture infant formula. The U.S. FDA also inspects new facilities during early production runs. As part of the inspection, the U.S. FDA collects and analyzes samples of infant formula.

Outside of the United States

Country-specific regulatory laws have provisions that include requirements for certain labeling, nutrient content and manufacturers quality control procedures (to assure the nutrient content of infant formulas), as well as company records and reports. With the exception of the European Union, most other countries’ regulatory agencies have not promulgated specific requirements for the testing of new and reformulated infant formulas. Other countries will generally refer to the U.S. FDA, European Union or the WHO in establishing standards and regulations for infant formulas.

Global Policy and Guidance

WHO

The WHO is the directing and coordinating authority for health within the United Nations system. It is responsible for providing leadership on global health matters, shaping the health research agenda, setting norms and standards, articulating evidence-based policy options, providing technical support to countries and monitoring and assessing health trends.

Many Member States of the WHO adopted the International Code 26 years ago with the aim to protect, promote and support appropriate infant and young child feeding practices. Countries have taken variable action to enact legislation based on the guidance of the International Code. In 1983, MJN believes it was the first U.S. infant formula manufacturer to adopt the International Code in developing countries and develop a specific set of marketing guidelines. While the International Code is not international law, it is MJN’s policy to comply with all applicable regulations and International Code guidance in developing countries. In developed countries such as the United States and Canada, MJN complies with those countries’ laws and regulations.

CODEX

The CODEX is the publication of internationally recognized standards, codes of practice, guidelines and other recommendations relating to infant formula and food production. These texts are developed and maintained by the CODEX Commission, a body that was established in 1963 by the WHO. In 2007, new comprehensive and more restrictive infant formula standards were published by CODEX. It is usual practice for countries in Central America, Latin America, Africa and Asia to incorporate CODEX standards directly into national law. MJN maintains material compliance with all country law and with new CODEX standards where national regulatory requirements have not yet been enacted.

Environmental, Health and Safety

MJN’s facilities and operations are subject to various environmental, health, and safety laws and regulations in each of the jurisdictions in which MJN operates. Among other things, these requirements regulate the emission or discharge of materials into the environment, the use, management, treatment, storage and disposal of solid and hazardous substances and wastes, the control of combustible dust, the reduction of noise emissions and fire and explosion risks, the cleanup of contamination and the prevention of workplace exposures and injuries. Pollution controls and various permits and programs are required for many of MJN’s operations. Each of MJN’s global manufacturing facilities undergoes periodic internal audits relating to environmental, health, and safety requirements and MJN incurs operating and capital costs to improve MJN’s facilities or maintain compliance with applicable requirements on an ongoing basis. If MJN violates or becomes subject to liabilities under environmental, health, and safety laws and regulations, including requirements under the permits and programs required for MJN’s operations, MJN could incur, among other things, substantial costs (including civil or criminal fines or penalties or clean-up costs), third-party claims for property damage or personal injury, or requirements to install additional pollution control or safety equipment.

From time to time, MJN may be responsible under various state, Federal and foreign laws, including the U.S. Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), for certain costs of investigating and/or remediating contamination at MJN’s current or former sites and/or at waste disposal or reprocessing facilities operated by third parties. Liability under CERCLA and analogous state or foreign laws may be imposed without regard to knowledge, fault or ownership at the time of the disposal or release. Most of MJN’s facilities have a history of industrial operations, and contaminants have been detected at some of MJN’s facilities. MJN also is named as a “potentially responsible party”, or is involved in investigation and remediation, at three third-party disposal sites. As of December 31, 2008, management believes that the costs related to our sites or third-party disposal sites that were probable and reasonably estimable, as well as any related accruals, are not material to MJN.

MJN is not aware of any pending environmental, health or safety-related litigation or significant environmental, health or safety-related financial obligations or liabilities arising from current or former operations or properties that are likely to have a material adverse impact on MJN’s business, financial position or results of operations. Liabilities or obligations, which could require MJN to make significant expenditures, could arise in the future, however, as the result of, among other things, changes in, or new interpretations of, existing laws, regulations or enforcement policies, claims relating to on- or off-site contamination, or the imposition of unanticipated investigation or cleanup obligations.

Insurance

MJN’s business involves an inherent risk of product liability and any claims of this type could have an adverse impact on MJN. MJN will take what MJN believes are appropriate precautions, primarily self-insurance combined with product liability insurance coverage, to provide adequate coverage for possible product liability claims. Though MJN’s insurance coverage and cash flows have been adequate to provide for liability claims in the past, product liability claims could exceed MJN’s insurance coverage limits and cash flows, and insurance may not be available on commercially reasonable terms or at all. MJN evaluates its insurance requirements on an ongoing basis to ensure it maintains adequate levels of coverage.

Employees

As of October 16, 2009, MJN employed approximately 5,600 people worldwide. MJN’s manufacturing workforces at Zeeland, Michigan; Evansville, Indiana; Guangzhou, China; and Chonburi, Thailand are not unionized. The manufacturing workforce at Delicias, Mexico is unionized and covered by a collective bargaining agreement which completed a salary and benefits review on March 31, 2009, and is subject to total contract review on March 31, 2010. The manufacturing workforce and the non-supervised sales force at Makati, Philippines are unionized and covered by a collective bargaining agreement, which expires on December 31, 2010. In addition, several of MJN’s workforces in Europe have works council representation. MJN believes MJN’s employee relations are satisfactory.

Properties

MJN’s corporate headquarters are located in Glenview, Illinois, where it leases office space. MJN maintains its global supply chain and research and development headquarters in Evansville, Indiana, where it owns office, operations and laboratory buildings comprising approximately 700,000 square feet. MJN also owns or operates seven manufacturing facilities located in the following cities: Chonburi, Thailand; Delicias, Chihuahua, Mexico; Evansville, Indiana; Guangzhou, China; Makati, Philippines; Nijmegen, Netherlands; and Zeeland, Michigan. For additional information related to our seven manufacturing facilities around the world, see “—Global Supply Chain”. MJN leases the vast majority of its other properties worldwide, including its Delicias, Chihuahua, Mexico manufacturing facility, though prior to the completion of the exchange offer, MJN expects to purchase the leased assets at such facility and to terminate the lease, subject to customary closing conditions. In the fall of 2008, MJN entered into a manufacturing arrangement that gives it access to 57,400 square foot of manufacturing space in Tatura, Australia.

MJN’s in-house powder manufacturing facilities are located in the United States, Mexico, the Netherlands, China, the Philippines and Thailand.

The following table illustrates MJN’s global manufacturing locations, the approximate square footage of the facilities and the reportable segment served by such locations:

Location	Square Feet	Business Segment Served
Chonburi, Thailand	125,000	Asia/Latin America
Delicias, Chihuahua, Mexico*	173,000	Asia/Latin America
Evansville, Indiana, United States	280,000	All segments
Guangzhou, China**	100,000	Asia/Latin America
Makati, Philippines	96,000	Asia/Latin America
Nijmegen, Netherlands	102,000	All segments
Zeeland, Michigan, United States	512,000	All segments

*	The Delicias, Chihuahua, Mexico facility is leased from BMS, though prior to the completion of the exchange offer, MJN expects to purchase the leased assets at such facility and to terminate the lease, subject to customary closing conditions.
**	See “Agreements Between BMS and MJN and Other Related Party Transactions” for a description of the MJN China Services Agreement.

Legal Proceedings

In the ordinary course of business, MJN is subject to lawsuits, investigations, government inquiries and claims, including, but not limited to, product liability claims, advertising disputes and inquiries, other commercial disputes, premises claims and employment and environmental, health and safety matters. MJN records accruals for such contingencies when it is probable that a liability will be incurred and the loss can be reasonably estimated. Significant litigation matters are described below.

On April 27, 2009, PBM Products, LLC (“PBM”), a distributor of store brand infant formulas and nutritionals, filed a complaint against MJC, in the U.S. District Court (Eastern District of Virginia), alleging, among other things, false and misleading advertising with respect to certain Enfamil LIPIL infant formula advertising. PBM sought a temporary restraining order which was denied by the court. PBM seeks equitable relief and unspecified monetary damages. On November 10, 2009, a jury rendered a verdict in favor of PBM in the amount of $13.5 million. On December 2, 2009, the Court entered a final judgment against MJN in the amount of the jury verdict. MJN is evaluating its options for appeal.

Three purported consumer class action suits seeking to take advantage of the PBM matter described above have also been filed and served on MJN. The suits are Michelle Weeks v. Mead Johnson Nutrition Company and Mead Johnson & Company, filed in the U.S. District Court (Central District of California) on August 18, 2009, Gina Martin v. Mead Johnson Nutrition Company and Mead Johnson & Company, filed in the U.S. District

Court (District of Massachusetts) on September 25, 2009, and Allison Nelson et al. v. Mead Johnson Nutrition Company et al., filed in the U.S. District Court (Southern District of Florida) on October 13, 2009. Each of these cases cites the PBM complaint as support for allegations that certain false and misleading advertising of Enfamil LIPIL infant formula has resulted in financial injury to consumers. MJN denies all allegations and will defend these cases. At this time, MJN has no estimate of its potential loss in the event of an unfavorable outcome in the purported class actions described above, nor can MJN predict what, if any, effect the litigation may have on its current advertising.

Although MJN cannot predict with certainty the ultimate resolution of these or other lawsuits, investigations and claims asserted against it, MJN does not believe any currently pending legal proceeding to which MJN is a party will have a material adverse effect on its business or financial condition, although an unfavorable outcome with respect to one or more of these proceedings could have a material adverse effect on MJN’s results of operations for the periods in which a loss is recognized.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

MANAGEMENT OF MJN

Executive Officers and Directors

Set forth below is information concerning MJN’s executive officers and directors as of November 13, 2009.

Name	Age	Position(s)
Stephen W. Golsby	55	President, Chief Executive Officer and Director
Peter G. Leemputte	52	Senior Vice President and Chief Financial Officer
Charles M. Urbain	54	President, Asia and Europe
Peter Kasper Jakobsen	47	President, Americas
Dirk Hondmann	45	Senior Vice President, Global Research and Development
James Jeffrey Jobe	50	Senior Vice President, Global Supply Chain
William P’Pool	43	Senior Vice President, General Counsel and Secretary
Lynn H. Clark	52	Senior Vice President, Human Resources
Stanley D. Burhans	43	Vice President and Controller
James M. Cornelius(1)	65	Chairman of the Board of Directors
John E. Celentano(1)	49	Vice Chairman of the Board of Directors
Lamberto Andreotti(1)	58	Director
Steven M. Altschuler, M.D	55	Director
Howard B. Bernick	57	Director
Jean-Marc Huet(1)	39	Director
Sandra Leung(1)	48	Director
Peter G. Ratcliffe	61	Director
Elliott Sigal, M.D., Ph.D.(1)	57	Director
Robert S. Singer	57	Director

(1)	James M. Cornelius, Lamberto Andreotti, John E. Celentano, Jean-Marc Huet, Sandra Leung and Elliott Sigal are executive officers of BMS. Upon the completion of the exchange offer, Lamberto Andreotti, John E. Celentano, Jean-Marc Huet and Sandra Leung are expected to resign from MJN’s board of directors. In accordance with MJN’s certificate of incorporation, these vacancies will be filled by a vote of the majority of the MJN directors remaining in office. As of the date of this prospectus, MJN’s board of directors has not identified the individuals who will fill these vacancies.

Backgrounds of Executive Officers and Directors of MJN

Set forth below is information concerning MJN’s current executive officers and directors identified above. MJN’s executive officers were appointed in January 2009 to serve in their current roles. Each executive officer is appointed for such term as may be prescribed by the board of directors and until a successor has been chosen and qualified or until such officer’s death, resignation or removal. All of MJN’s directors (other than Steven M. Altschuler, M.D. and Elliott Sigal, M.D., Ph.D.) were elected in January 2009. MJN’s directors will serve until the next annual stockholders meeting or until their successors are elected.

Stephen W. Golsby. Mr. Golsby, MJN’s President, Chief Executive Officer and one of MJN’s directors, has been continuously employed by Mead Johnson since October 1997 in various capacities. Before assuming his current role, Mr. Golsby had served as President of Mead Johnson since January 2004. He served as President, International of Mead Johnson from 2001 until 2003.

Peter G. Leemputte. Mr. Leemputte, MJN’s Senior Vice President and Chief Financial Officer since September 2008, served as Senior Vice President and Chief Financial Officer of Brunswick Corporation, a manufacturer of recreation and leisure-time products, from August 2003 to September 2008. Mr. Leemputte is a director of Beazer Homes USA, Inc. and serves on the Advisory Board of the Washington University (St. Louis) School of Engineering.

Charles M. Urbain. Mr. Urbain, MJN’s President, Asia and Europe, has served as Senior Vice President, North America, Latin America and Europe of Mead Johnson since June 2008 and has been continuously employed by Mead Johnson since January 1996 in various capacities. Mr. Urbain served as Senior Vice President, North America and Europe from June 2007 to June 2008. From January 2004 to June 2007, Mr. Urbain served as Senior Vice President, International of Mead Johnson and from January 2001 to January 2004, he served as Senior Vice President, Latin America, Canada and Europe of Mead Johnson.

Peter Kasper Jakobsen. Mr. Jakobsen, MJN’s President, Americas, has served as Senior Vice President, Asia Pacific of Mead Johnson since October 2006 and has been continuously employed by Mead Johnson since March 1998 in various capacities. From February 2004 to October 2006, Mr. Jakobsen served as Vice President, South Asia of Mead Johnson and from June 2001 to June 2004 he served as General Manager, Philippines of Mead Johnson.

Dirk Hondmann. Mr. Hondmann, MJN’s Senior Vice President, Global Research and Development, a position he has held with Mead Johnson since joining Mead Johnson in October 2005. From October 2002 to October 2005, Mr. Hondmann served as Vice President, Research and Development of Slimfast, an affiliate of the Unilever Group, an international manufacturer of food, home care, and personal care products. Mr. Hondmann serves as a member of the Board of Trustees of Evansville Day School.

James Jeffrey Jobe. Mr. Jobe, MJN’s Senior Vice President, Global Supply Chain, a position he has held with Mead Johnson since November 2005, has been continuously employed by Mead Johnson since 1988. From May 2003 to November 2005, Mr. Jobe served as Senior Director, North America Supply Chain of Mead Johnson.

William P’Pool. Mr. P’Pool, MJN’s Senior Vice President, General Counsel and Secretary, had been continuously employed by BMS since June 2004. Before assuming his current position, Mr. P’Pool served as Vice President and Senior Counsel for Mead Johnson from May 2005 to December 2008 and from June 2004 to May 2005, he served as Counsel for Mead Johnson. From May 2001 to June 2004, Mr. P’Pool served as Senior Counsel and Director, Legal Services at Yum! Brands, Inc., a large operator and franchiser of restaurant companies.

Lynn H. Clark. Ms. Clark, MJN’s Senior Vice President, Human Resources, had been continuously employed by BMS since March 2001 in various capacities. Ms. Clark served as Vice President, Human Resources, Health Care Group of BMS from September 2005 to September 2008. From June 2004 to September 2005, Ms. Clark served as Vice President, Human Resources, Americas of BMS and from September 2002 to June 2004, she served as Vice President, Human Resources, ConvaTec, a division of BMS.

Stanley D. Burhans. Mr. Burhans, MJN’s Vice President and Controller, has been continuously employed by Mead Johnson or BMS since 1992 in various capacities. Before assuming his current position, Mr. Burhans served as Vice President, Finance of Mead Johnson since February 2006. From July 2005 to February 2006, Mr. Burhans served as Senior Director, International Finance of Mead Johnson and from June 2003 to July 2005, he served as Senior Director, U.S. Finance of Mead Johnson.

James M. Cornelius. Mr. Cornelius, MJN’s Chairman of the board of directors, is currently the Chairman of the board of directors and Chief Executive Officer of BMS and he has served in such a role since February 2008. Mr. Cornelius has served as the Chief Executive Officer, including serving as Interim Chief Executive Officer, of BMS since September 2006. Mr. Cornelius served as the Interim Chief Executive Officer and Chairman of the board of directors for Guidant Corporation from November 2005 to April 2006 when it was acquired by Boston Scientific Corporation, at which point Mr. Cornelius retired. He served as Guidant’s Non-Executive Chairman of the board of directors from August 2000 until November 2005. Mr. Cornelius is a director and chairman of the compensation committee and member of the audit committee of Given Imaging Ltd.

John E. Celentano. Mr. Celentano, MJN’s Vice Chairman of the board of directors, is currently President, Emerging Markets and Asia-Pacific of BMS, serving in that role since March 2009. From March 2008 to March 2009, Mr. Celentano served as Senior Vice President, Strategy and Productivity Transformation of BMS. From December 2005 to March 2008, Mr. Celentano served as President, Health Care Group of BMS and from January 2002 to December 2005, Mr. Celentano served as President, Latin America and Canada, Worldwide Medicines Group, a division of BMS.

Lamberto Andreotti. Mr. Andreotti, one of MJN’s directors, is currently President and Chief Operating Officer of BMS, serving in that role since March 2009. From March 2008 to March 2009, he served as Executive Vice President and Chief Operating Officer of BMS. From September 2005 to March 2008, Mr. Andreotti served as Executive Vice President, Worldwide Pharmaceuticals of BMS and from November 2002 to September 2005, Mr. Andreotti served as Senior Vice President and President International, Worldwide Medicines Group of BMS. Mr. Andreotti is a director of BMS.

Dr. Steven M. Altschuler. Dr. Altschuler, one of MJN’s directors, was appointed as a director on March 10, 2009. Dr. Altschuler is currently the President and Chief Executive Officer of The Children’s Hospital of Philadelphia, a position he has held since April 2000. Dr. Altschuler serves on the board of directors of the Children’s Miracle Network as well as the Free Library of Philadelphia.

Howard B. Bernick. Mr. Bernick, one of MJN’s directors, is currently the President of Bernick Holdings Inc., a private investment company, and has served in such a role since November 2006. From November 1994 to November 2006, Mr. Bernick served as President and Chief Executive Officer of Alberto-Culver Company, a branded consumer products and beauty supply distribution company.

Jean-Marc Huet. Mr. Huet, one of MJN’s directors, is currently Executive Vice President and Chief Financial Officer of BMS and he has served in such a role since March 2009. From March 2008 to March 2009, Mr. Huet served as Senior Vice President and Chief Financial Officer of BMS. Mr. Huet served as Chief Financial Officer of Royal Numico N.V., a specialist baby food and clinical nutrition company from March 2003 to November 2007, when Royal Numico was acquired by the food manufacturer, Group Danone. Following this acquisition until taking on his current role, Mr. Huet took the time to select his next opportunity. Prior to joining Royal Numico N.V., he was an Executive Director of Investment Banking Services at Goldman Sachs International, a full-service global investment banking and securities firm.

Sandra Leung. Ms. Leung, one of MJN’s directors, is currently Senior Vice President and General Counsel of BMS and she has served in such a role since February 2007. From September 2006 to February 2007, Ms. Leung served as Vice President, Corporate Secretary and Acting General Counsel of BMS and from June 2002 to September 2006, she served as Vice President and Corporate Secretary of BMS.

Peter G. Ratcliffe. From April 2003 until his retirement in March 2008, Mr. Ratcliffe, one of MJN’s directors, served as Chief Executive Officer of the P&O Princess International division of Carnival Corporation and PLC, a global cruise company. From January 2000 to April 2003, he served as Chief Executive Officer of Carnival PLC, a global cruise company. Mr. Ratcliffe is a director of Carnival Corporation and PLC. He is also a director of BBA Aviation PLC.

Dr. Elliott Sigal. Dr. Sigal, one of MJN’s directors, was appointed as a director on March 10, 2009. Dr. Sigal is currently Executive Vice President, Chief Scientific Officer and President, Research and Development for BMS, a position he has held since October 2004. Between January 2002 and October 2004, Dr. Sigal served as Senior Vice President, Global Clinical and Pharmaceutical Development.

Robert S. Singer. Mr. Singer, one of MJN’s directors, served as Chief Executive Officer of Barilla Holding S.p.A, a major Italian food company, from January 2006 to April 2009 and currently is a director of the company. From May 2004 to September 2005, Mr. Singer served as President and Chief Operating Officer of

Abercrombie & Fitch Co., an American clothing retailer. Between October 2005 and December 2005, he took the time to select his next opportunity. Prior to joining Abercrombie, Mr. Singer served as Chief Financial Officer of Gucci Group NV, a leading luxury goods company, from September 1995 to April 2004. Mr. Singer is a director and the chairman of the compensation committee of Benetton S.p.A.

Involvement in Certain Legal Proceedings

Mr. Leemputte, MJN’s Senior Vice President and Chief Financial Officer, currently serves as a director of Beazer Homes and as the chairman of its audit committee. Beazer Homes was the subject of an SEC investigation to determine whether it had violated any federal securities laws. Beazer Homes settled the investigation on September 24, 2008, with no charges brought against it. Beazer Homes was also the subject of investigations by the U.S. Department of Justice and other state and federal agencies. Beazer Homes resolved these investigations on July 1, 2009. Mr. Leemputte is a named defendant in a pending derivative shareholder lawsuit, which also names Beazer Homes as a nominal defendant and alleges that the defendants violated state and federal laws, including violations of the Exchange Act, breached their fiduciary duties to Beazer Homes’ shareholders and committed abuse of control, waste of corporate assets and unjust enrichment, also arising from the same alleged actions that led to the SEC investigation. The parties have reached an agreement to settle the lawsuit. Under the terms of the proposed settlement, the action will be dismissed with prejudice, and Beazer Homes and all other defendants will not admit any liability. Pursuant to the terms of the settlement, Beazer Homes has acknowledged that the pendency of the derivative action was a factor in Beazer Homes’ adoption of various corporate governance reforms and remedial measures, all of which have previously been disclosed, and agreed that plaintiffs’ counsel would receive attorneys’ fees not to exceed $950,000, which will be funded by insurance proceeds. The settlement remains subject to court approval.

Composition of MJN’s Board of Directors

MJN’s business and affairs are managed under the direction of MJN’s board of directors. Currently seven of MJN’s directors are either employed by MJN or, prior to the exchange offer, its parent company, BMS, and therefore, they are not considered independent under the NYSE rules. Four of MJN’s directors (Dr. Steven M. Altschuler, Howard B. Bernick, Peter G. Ratcliffe, and Robert S. Singer) are independent, as defined by the applicable rules of the NYSE. The directors have discretion to increase or decrease the size of the board of directors.

Prior to the completion of the exchange offer, MJN is a “controlled company” as set forth in the corporate governance rules of the NYSE. Accordingly, until (and for a period after) MJN ceases to be a controlled company, MJN does not have, and is not required to have, a majority of “independent directors” on MJN’s board of directors nor does MJN have, nor is MJN required to have, a compensation committee and a nominating and corporate governance committee composed entirely of “independent directors” as defined under the rules of the NYSE. The “controlled company” exception does not modify the independence requirements for the audit committee, and MJN has an audit committee made up of three independent directors.

Committees of the Board of Directors

MJN’s board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The members of each committee have been appointed by the board of directors and will serve until their successor is elected and qualified, unless they are earlier removed or resign.

Audit Committee

MJN has an audit committee that consists of three directors who are not affiliated with either MJN or BMS. The committee is responsible for, among other things:

•	overseeing management’s maintenance of the reliability and integrity of MJN’s accounting policies and financial reporting and MJN’s disclosure practices;

•	overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

•	overseeing management’s establishment and maintenance of processes to assure MJN’s compliance with all applicable laws, regulations and corporate policies;

•	reviewing MJN’s annual and quarterly financial statements prior to their filing and prior to the release of earnings; and

•

reviewing the performance of the independent accountants and making recommendations to the board of directors regarding the appointment or termination of the independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants.

Howard B. Bernick, Peter G. Ratcliffe and Robert S. Singer serve on MJN’s audit committee, with Robert S. Singer serving as the chair of the audit committee. The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Each of the directors serving on the audit committee is an “audit committee financial expert” within the meaning of the rules of the SEC.

Compensation Committee

MJN has a compensation committee that has responsibility for, among other things:

•	reviewing MJN’s compensation practices and policies, including equity benefit plans and incentive compensation;

•	reviewing key employee compensation policies;

•	monitoring performance and compensation of MJN’s employee-directors, officers and other key employees; and

•	preparing recommendations and periodic reports to the board of directors concerning these matters.

Steven M. Altschuler, Howard B. Bernick, John E. Celentano, James M. Cornelius, Jean-Marc Huet and Sandra Leung serve on the compensation committee, with Howard B. Bernick serving as the chair of the compensation committee.

None of MJN’s executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on MJN’s board of directors or compensation committee.

Nominating and Corporate Governance Committee

MJN has a nominating and corporate governance committee that has responsibility for, among other things:

•	making recommendations as to the size, composition, structure, operations, performance and effectiveness of the board of directors;

•	establishing criteria and qualifications for membership on the board of directors and its committees;

•	assessing and recommending to the board of directors strong and capable candidates qualified to serve on the board of directors and its committees;

•	developing and recommending to the board of directors a set of corporate governance principles; and

•	considering and recommending to the board of directors other actions relating to corporate governance.

John E. Celentano, James M. Cornelius, Sandra Leung, Peter G. Ratcliffe, Elliott Sigal and Robert S. Singer serve on the nominating and corporate governance committee, with Peter G. Ratcliffe serving as the chair of the nominating and corporate governance committee.

Code of Ethics

Information relating to corporate governance at Mead Johnson, including MJN’s Standards of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics for Directors (collectively, the “Codes”), Corporate Governance Guidelines, and information concerning MJN’s Executive Officers, Board of Directors, including Board Committees and Committee charters, and transactions in Mead Johnson securities by Directors and executive officers, is available on MJN’s web site, www.meadjohnson.com, under the “Investors” caption and in print to any stockholder upon request. Any waivers to the Codes that may be granted to directors or executive officers and any material amendments to the Code of Business Conduct and Ethics for Directors and Code of Ethics for Senior Financial Officers will be posted promptly on MJN’s web site.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

MJN’s executive officers whose compensation is discussed in this Compensation Discussion and Analysis (“CD&A”), and who MJN refers to as MJN’s Named Executive Officers for purposes of this prospectus, are:

•	Stephen W. Golsby—MJN’s President and Chief Executive Officer, who served as MJN’s President during 2008.

•	Peter G. Leemputte—MJN’s Senior Vice President and Chief Financial Officer.

•	Charles M. Urbain—MJN’s President, Asia and Europe, who served as MJN’s Senior Vice President, North America, Latin America and Europe during 2008.

•	Peter Kasper Jakobsen—MJN’s President, Americas, who served as MJN’s Senior Vice President, Asia Pacific during 2008.

•	Dirk H. Hondmann—MJN’s Senior Vice President, Global Research and Development.

Prior to MJN’s initial public offering, MJN was wholly-owned by BMS, and so BMS was primarily responsible for determining MJN’s historical compensation strategy. The Compensation and Management Development Committee (“BMS Compensation Committee”) of BMS’ board of directors (“BMS Board”) approved the 2008 compensation arrangements for Mr. Golsby and the new compensation arrangements for Mr. Leemputte when he was hired in September 2008, while the BMS Salary and Bonus Committee (“BMS S&B Committee”) and the BMS executives involved with the BMS Compensation Planning Process, described below, approved the 2008 compensation arrangements for Messrs. Jakobsen, Urbain and Hondmann. As it related to MJN’s Named Executive Officers prior to MJN’s initial public offering, the BMS S&B Committee was comprised of BMS’ Chief Executive Officer, its Senior Vice President of Human Resources and its Executive Vice President and Chief Operating Officer of Worldwide Pharmaceuticals. Since the information presented in the compensation tables of this prospectus relates to MJN’s 2008 fiscal year, this CD&A describes the compensation programs and decisions of BMS, the BMS Compensation Committee, the BMS S&B Committee and the results of the BMS Compensation Planning Process that are material to understanding the information shown in the tables. Unless otherwise indicated below, the compensation philosophy, strategy and decisions that were applicable to MJN and MJN’s Named Executive Officers for 2008 were substantially consistent with the compensation philosophy, strategy and decisions that were generally applicable to BMS for 2008.

In connection with MJN’s initial public offering, MJN’s board of directors (“MJN Board”) formed its own compensation committee (“MJN Compensation Committee”), which is now responsible for determining MJN’s executive compensation strategy. For descriptions of the MJN Compensation Committee, see “Management of MJN—Committees of the Board of Directors—Compensation Committee” above and “—MJN Compensation Committee” below.

Introduction

This CD&A aims to explain how BMS’ compensation program is designed and how it operated with respect to MJN’s Named Executive Officers prior to MJN’s initial public offering. This CD&A first describes BMS’ executive compensation philosophy and how BMS designed its compensation program as it relates to MJN’s Named Executive Officers, with a discussion focusing on the main components of its compensation program. MJN then details the process for, and analyzes the determinations made prior to MJN’s initial public offering with respect to, the 2008 compensation of MJN’s Named Executive Officers. Subsequently, MJN discusses individual arrangements with MJN’s Named Executive Officers and other benefits provided to them. MJN then describes several of BMS’ key corporate governance policies covering executive compensation. Finally, MJN discusses how MJN’s compensation program is currently structured and describes certain compensation-related actions taken by the MJN board of directors and MJN Compensation Committee.

Impact of New Strategy on 2008 Compensation Program

In connection with BMS’ strategy to transform into a next-generation biopharmaceutical company, BMS implemented several changes to its 2008 compensation program, including:

•	The use of a cash flow measure for determining annual incentives;

•

A special one-time performance share award for all BMS executives (including each of MJN’s Named Executive Officers, other than Mr. Leemputte), which is tied to three-year productivity transformation goals; and

•	The elimination of the following corporate perquisites for BMS employees: personal air travel, company car, financial counseling, tax preparation and tickets to sporting and cultural events.

Executive Compensation Philosophy

BMS’ executive compensation philosophy is based on two core elements: (1) to pay for performance and (2) to provide a competitive compensation package. Each of these elements is described below.

Pay for Performance

BMS structures its compensation program to align the interests of its senior executives with the interests of BMS’ stockholders. BMS believes that an employee’s compensation should be tied directly to helping BMS achieve its mission and deliver value to its stockholders. Therefore, a significant part of each executive’s pay depends on his or her individual performance measured against financial and operational objectives as well as meeting key behavioral standards. BMS also believes that a significant amount of compensation should be at risk. A substantial portion of an executive’s compensation, therefore, is in the form of equity awards that tie the executive’s compensation directly to creating stockholder value and achieving financial and operational results.

Competitive Pay

BMS believes that a competitive compensation program is an important tool to help attract and retain talented employees capable of leading its business in the highly complex and competitive business environment in which BMS operates. BMS aims to pay its executives at approximately the median level of pay of BMS’ peer group when targeted levels of performance are achieved. By providing compensation that is competitive with BMS’ peer companies, BMS reduces the risk that its executives can be recruited away.

BMS’ compensation program is also designed with the following principles in mind:

•	To pay employees equitably relative to one another based on the work they do, the capabilities and experience they possess and the performance they demonstrate;

•	To promote a non-discriminatory work environment that enables BMS to leverage the diversity of thought that comes with a diverse workforce;

•	To motivate executives to deliver high performance; and

•

To continue to focus on good corporate governance practices by implementing compensation best practices and corporate policies, several of which are described in greater detail under “—Corporate Governance Policies Covering Executive Compensation”.

Compensation Program Design

This section will explain how BMS determined the design of the 2008 executive compensation program as it relates to MJN’s Named Executive Officers.

Role of the BMS Compensation Committee

The BMS Compensation Committee is generally responsible for determining the executive compensation strategy and philosophy for the entire BMS organization. Furthermore, the BMS Compensation Committee reviews and approves individual compensation packages for the most senior executives of BMS. Prior to MJN’s initial public offering, Mr. Golsby was the head of a major division within BMS, and therefore, BMS considered him one of its most senior executives. Accordingly, the BMS Compensation Committee was responsible for approving his individual compensation for 2008. In addition, the BMS Compensation Committee reviewed and approved the initial compensation arrangements for Mr. Leemputte, as well as his sign-on equity awards, because of the acceleration provisions contained in the vesting schedule relating to those awards, as described under “—Special Compensation Arrangements with Mr. Leemputte”. In the case of compensation for individuals below the most senior level, the BMS Compensation Committee delegated certain authority to members of BMS management to make determinations in accordance with guidelines established by the BMS Compensation Committee. In some cases, compensation below the most senior level was determined by the BMS S&B Committee. In other cases, such compensation was determined by a process described below, which MJN refers to for purposes of this CD&A as the “BMS Compensation Planning Process”. Also, the BMS Compensation Committee reviewed and approved 2008 annual incentive award payouts to each of MJN’s Named Executive Officers, as described under “—Annual Incentive Awards” below.

Interaction between BMS Executive Officers and the BMS Compensation Committee

BMS management plays a significant role in BMS’ executive compensation program. BMS’ Chief Executive Officer and Chief Financial Officer are involved in setting the business goals that are used as the performance goals for the annual and long-term incentive programs, subject to BMS Compensation Committee approval. In this respect, BMS’ Senior Vice President of Human Resources works closely with the BMS Compensation Committee, its compensation consultant and BMS senior management to (i) ensure that the BMS Compensation Committee is provided with the appropriate information to make its decisions, (ii) propose recommendations for BMS Compensation Committee consideration and (iii) communicate those decisions to BMS senior management for implementation.

Role of the BMS S&B Committee and the BMS Compensation Planning Process

The primary role of the BMS S&B Committee is to make determinations regarding compensation for executives below the most senior level in the event of hiring, promotion or transfer to another division within BMS. The BMS S&B Committee is generally not responsible for the regular compensation planning process for these executives. Instead, regular compensation planning (including regular annual base salary merit increases and annual equity award grants) for executives below the most senior level (as well as for BMS’ non-executive employees) occurs through the BMS Compensation Planning Process. The BMS Compensation Planning Process is a process pursuant to which managers review the compensation of their direct reports and make recommendations regarding changes to their compensation, such as annual base salary merit increases. Members of the BMS management team at successively higher grade levels then review those recommendations until the Chief Executive Officer of BMS ultimately conducts his own review. In most cases, BMS’ Chief Executive Officer reviews compensation recommendations on an aggregate basis, but he also reviews the individual compensation of a select group of executives. The 2008 compensation for each of MJN’s Named Executive Officers (except for Mr. Leemputte, who was a new hire in 2008) was determined through the BMS Compensation Planning Process in a manner that is typical of the process that BMS uses to determine compensation for other executives of similar levels. However, as noted above, Mr. Leemputte’s initial compensation arrangements were reviewed and approved by the BMS Compensation Committee. Also, following the completion of the 2008 BMS Compensation Planning Process cycle, the BMS Compensation Committee reviewed and approved 2008 annual incentive award payouts to each of MJN’s Named Executive Officers, described under “—Annual Incentive Awards” below.

Role of the BMS Compensation Consultants

The BMS Compensation Committee has retained Mercer Incorporated (“Mercer”) as its compensation consultant since October of 2002. Mercer reports directly to the BMS Compensation Committee and the BMS Compensation Committee directly oversees the fees paid for services provided to the BMS Compensation Committee. The BMS Compensation Committee instructs Mercer to give advice to the BMS Compensation Committee independent of management and to provide such advice for the benefit of BMS and its stockholders. Mercer assisted the BMS Compensation Committee by providing the following services in 2008:

•	Participated in the design and development of BMS’ executive compensation program;

•	Provided competitive benchmarking and market data analysis;

•	Provided recommendations for the compensation of the most senior executives of BMS, including Mr. Golsby;

•	Provided an annual review of BMS’ change-in-control benefits, including analyzing these benefits against BMS’ peer companies and best practices;

•	Reviewed and advised on all materials provided to the BMS Compensation Committee for discussion and approval; and

•	Attended all of the BMS Compensation Committee’s regular meetings in 2008.

BMS management also engaged Frederic W. Cook & Co. to assist in designing MJN’s post-offering compensation program, as described in more detail below under “—MJN’s Post-Offering Compensation Program”. In addition, because Mr. Leemputte was hired with the expectation that he would serve as MJN’s Chief Financial Officer following MJN’s initial public offering, Frederic W. Cook & Co. provided input regarding the initial compensation arrangements for Mr. Leemputte at the time of hire.

BMS Peer Group Analysis

BMS’ executive compensation program seeks to provide total compensation, when targeted levels of performance are achieved, at the median of the pay levels provided by a designated peer group of U.S. companies. Specifically, BMS targets the competitive pay median on two levels: (1) total cash compensation (base salary plus annual target bonus) and (2) total direct compensation (total cash compensation plus the value of long-term incentives). BMS uses competitive median pay levels to maintain its compensation program guidelines on an annual basis (i.e., its salary structure, the leveling of its positions, its annual target bonus levels and its long-term incentive award guidelines). BMS also uses competitive pay levels to help in determining individual pay decisions (i.e., base salary levels, the size of salary adjustments and the size of long-term incentive awards). Paying at the competitive median when targeted levels of performance are achieved allows BMS to attract and retain the talent it needs to run its business while also enabling it to maintain a competitive cost base with respect to compensation expense.

For 2008, BMS’ peer group consisted of the following companies:

Abbott Laboratories	Merck & Co., Inc.
Amgen Inc.	Pfizer Inc.
Eli Lilly and Company	Schering-Plough Corporation
Johnson & Johnson	Wyeth

BMS believes this peer group is appropriate given the unique nature of the pharmaceutical/biotechnology industry. MJN notes that the companies in BMS’ peer group vary in size, but BMS does not believe that company size should be a primary factor in determining BMS’ peer group. Instead, BMS believes emphasis should be placed on whether a company competes directly with BMS for unique pharmaceutical/biotechnology talent. The companies in BMS’ peer group represent BMS’ primary competitors for executive talent and operate in a similarly complex regulatory and research-driven environment. BMS monitors the composition of its peer group regularly and will make changes when appropriate. BMS believes it is critical to pay at a competitive level relative to this peer group in order to attract and retain the talent BMS needs; therefore, for 2008, BMS targeted compensation for its executives, including MJN’s Named Executive Officers, at the median of its peer group.

Prior to MJN’s initial public offering, BMS’ management conducted an annual review of the compensation for Messrs. Golsby, Urbain, Jakobsen and Hondmann using compensation data and analysis provided by the BMS Global Compensation department. Since MJN’s initial public offering, the compensation arrangements for MJN’s Named Executive Officers have been determined by the MJN Compensation Committee, as described under “—MJN Compensation Committee”.

Determining the Individual Compensation of MJN’s Named Executive Officers for 2008

BMS’ executive compensation program, as it related to MJN’s Named Executive Officers, is designed to provide value to the executive based on the extent to which (i) individual performance, (ii) BMS performance versus annual budgeted financial targets, (iii) longer-term financial performance and (iv) total return to BMS stockholders (stock price appreciation plus dividends) meet, exceed or fall short of expectations. BMS believes this approach, with its emphasis on long-term compensation, serves to focus the efforts of its executives on the attainment of sustained long-term growth and profitability for the benefit of BMS and its long-term stockholders. All elements of executive compensation are reviewed both separately and in the aggregate to ensure that the amount and type of compensation is within appropriate competitive parameters and the program design encourages the creation of long-term stockholder value.

When determining the individual award levels for base salary merit increases, annual incentive awards, stock option awards and restricted stock unit awards for MJN’s Named Executive Officers prior to MJN’s initial public offering, the BMS executives involved with the BMS Compensation Planning Process gave equal weight to performance measured against financial and operational objectives that are linked to BMS’ business strategy and total stockholder return (“Results”) and an executive’s demonstration of the values and behaviors defined in the BMS Pledge and Core BMS Behaviors (“Behaviors”).

2008 Core BMS Behaviors Leads Strategically Drives Performance Innovates Embraces Teamwork Communicates Directly Develops and Energizes People

BMS Performance Management System

The BMS Performance Management System involves an annual review and assessment of all executives, including, for 2008, MJN’s Named Executive Officers, to measure individual performance over the course of the previous year against preset financial and operational performance goals. The system assists in ensuring that each executive’s compensation is tied to the financial and operational performance of BMS, to BMS’ stockholder return and to the executive’s demonstration of the Core BMS Behaviors and the values embodied in the BMS Pledge.

The annual review and assessment under the BMS Performance Management System is generally conducted in the first quarter of the year following the relevant performance year. The annual review and assessment process under the BMS Performance Management System took place in the first quarter of 2008 in order to determine 2008 base salary merit increases and 2008 stock option and restricted stock unit awards for MJN’s Named Executive Officers (other than Mr. Leemputte), as described under “—Base Salaries”, “—Stock Option Awards” and “—Restricted Stock Unit Awards”. Payout levels pursuant to the 2008 annual incentive awards, as described under “—Annual Incentive Awards” below, were reviewed and approved by the BMS Compensation Committee in February 2009 and are reflected in the tables below. The process for assessing the performance of each of MJN’s Named Executive Officers under the BMS Performance Management System for 2008 is described below:

•	Stephen W. Golsby: For 2008, BMS’ Executive Vice President and Chief Operating Officer of Worldwide Pharmaceuticals, who was Mr. Golsby’s first-level manager during 2008, conducted the assessment of Mr. Golsby under the BMS Performance Management System and made recommendations concerning his compensation to BMS’ Chief Executive Officer. BMS’ Chief Executive Officer reviewed these recommendations and then made recommendations to the BMS Compensation Committee regarding Mr. Golsby’s compensation. Due to Mr. Golsby’s role prior to MJN’s initial public offering as the head of a major division within BMS, the BMS Compensation Committee approved Mr. Golsby’s compensation for 2008.

•

Peter G. Leemputte: Mr. Golsby, who is Mr. Leemputte’s first-level manager, conducted the 2008 assessment of Mr. Leemputte under the BMS Performance Management System and made recommendations concerning his compensation to BMS’ Executive Vice President and Chief Operating Officer for Worldwide Pharmaceuticals. BMS’ Chief Executive Officer also reviewed and approved these recommendations on an individual basis.

•

Charles M. Urbain: For 2008, individual decisions with respect to the assessments under the BMS Performance Management System and the compensation of Mr. Urbain were made by the BMS S&B Committee and through the BMS Compensation Planning Process. Pursuant to the BMS Compensation Planning Process, Mr. Golsby, who is Mr. Urbain’s first-level manager, reviewed the 2008 compensation of Mr. Urbain, and BMS’ Executive Vice President and Chief Operating Officer of Worldwide Pharmaceuticals approved it. In addition, due to his job level during 2008, BMS’ Chief Executive Officer reviewed and approved Mr. Urbain’s compensation on an individual basis.

•	Peter Kasper Jakobsen: The process for 2008 with respect to Mr. Jakobsen was substantially similar to the process for Mr. Urbain.

•

Dirk H. Hondmann: The process for 2008 with respect to Mr. Hondmann was substantially similar to the process for Mr. Jakobsen, except that BMS’ Chief Executive Officer did not review Mr. Hondmann’s compensation on an individual basis.

Listed below are the key performance results against the 2008 performance objectives for each of MJN’s Named Executive Officers. The BMS executives involved in the BMS Compensation Planning Process used these results as the basis for making individual compensation decisions for 2008, as detailed below.

Stephen W. Golsby

•	Played an instrumental role in MJN’s growth and achievement of 100% of global net sales target and 101% of pretax earnings target.

•

Strategically managed the development of strong product innovation pipeline with key products being readied for launch in 2009. Achieved key productivity targets that funded business growth and innovation.

•	Demonstrated outstanding strategic leadership abilities, effectively managing the complexity of a global business in dynamic environments.

•

Energized the MJN management team as MJN prepared for the separation from BMS and MJN’s initial public offering. Recruited and selected an experienced management team with the necessary mix of global and public company experience to lead MJN following MJN’s initial public offering.

Peter G. Leemputte

•	Contributed to MJN’s growth and achievement of 100% of global net sales target and 101% of pretax earnings target.

•	Played a critical role in planning for the separation of MJN from BMS and MJN’s initial public offering and in the development of MJN’s 2009 operating plan.

•

Played a crucial role in retaining high performing talent through his transition to the role of Chief Financial Officer and quickly recruited experienced and diverse financial executives for new MJN roles.

•

Demonstrated strong business acumen and financial leadership and actively shared public company experience in order to prepare the leadership team for MJN’s initial public offering and public company status.

Charles M. Urbain

•

Played an instrumental role in MJN’s growth and achievement of 95% of North America, Latin America and Europe combined net sales target and 93% of North America, Latin America and Europe combined regional pretax earnings target.

•	Contributed broadly to MJN’s overall strategy and developed several key initiatives that reshaped MJN’s business strategy for the United States in a challenging economy.

•	Made significant and important contributions to MJN’s initial public offering preparation with internal and external constituents.

•	Successfully leveraged broad global experiences at the MJN Management Committee level.

Peter Kasper Jakobsen

•	Played an instrumental role in MJN’s growth and achievement of 112% Asia Pacific regional net sales target and 128% of Asia Pacific regional pretax earnings target.

•	Was crucial to the success of both MJN’s business launch in India and the sales force expansion and realignment of MJN’s business strategy for China, which resulted in strong sales growth.

•	Developed MJN’s talent pipeline in general management and regional marketing, and recruited experienced management talent in key leadership roles.

•	Successfully managed through the melamine crisis in China and ensured both an ethical and an effective commercial strategy and execution plan.

Dirk H. Hondmann

•	Played a leadership role in building innovation pipeline strength and in ensuring that significant projects progressed, including product launches planned for 2009.

•

Displayed strong collaborative abilities and business acumen across a broad range of issues while actively engaging his management team, and proactively contributing to solving cross-function challenges.

•	Strengthened MJN’s talent pipeline, provided developmental opportunities for key talent and continued to raise performance standards against significant program milestones.

•	Developed a plan and secured approval for a new global technology center in Evansville to accelerate the effective commercialization of new processes and products.

Principal Components of the 2008 Compensation Program for MJN’s Named Executive Officers

The main components of the 2008 executive compensation program for MJN’s Named Executive Officers were:

•	Base Salary

•	Annual Incentive Award

•	Long-Term Incentives

•	Long-Term Performance Awards

•	Stock Options

•	Restricted Stock Units

The following chart shows the 2008 target compensation mix, on an aggregate basis, for the main components of the compensation of MJN’s Named Executive Officers, based on targeted compensation for each of MJN’s Named Executive Officers:

This target mix supports the core elements of BMS’ executive compensation philosophy by emphasizing long-term incentives while providing competitive short-term components. The 2008 mix reflects the mix of compensation components for the respective divisional levels of MJN’s Named Executive Officers within BMS. In the paragraphs that follow, MJN explains how each of these components is set and describes certain changes BMS made to these components in 2008. BMS implemented the changes noted to provide for the continued alignment of BMS’ compensation program with the core elements of its compensation philosophy. In addition, the following paragraphs describe the specific pay decisions that were made in 2008 with respect to the Named Executive Officers.

Base Salaries

Base salaries are a tool used both to keep BMS competitive and help BMS retain talent. The base salaries of BMS executives are based primarily upon the pay levels of comparable positions within BMS’ peer group and the unique qualifications and experience of the individual executives. Merit increases for these executives are determined based upon both the performance of an individual and the size of BMS’ merit increase budget in a given year. The BMS Compensation Committee reviews results of surveys that forecast what other companies’ salary increase budgets will be. The BMS Compensation Committee typically sets the annual salary increase budgets based upon the median of such forecasts. Salary adjustments are also typically granted when executives assume significant increases in responsibility.

Messrs. Golsby and Urbain received merit increases in April 2008 and Messrs. Jakobsen and Hondmann received merit increases in July 2008 based on their individual performance of Results and Behaviors, as described under “—Determining the Individual Compensation of MJN’s Named Executive Officers for 2008”, and their relative market position. These increases ranged from 4% to 5% and were within the guidelines established for all employees based upon competitive benchmarking. Mr. Leemputte was not eligible for a merit increase during 2008 because he was hired in September 2008.

In addition, the BMS S&B Committee granted base salary increases to Messrs. Urbain and Jakobsen, effective January 1, 2009. In the case of Mr. Urbain, this increase was granted in connection with his promotion to the position of President, Asia and Europe, and in the case of Mr. Jakobsen, this increase was granted in connection with his promotion to the position of President, Americas.

Annual Incentive Awards

Annual incentive awards under BMS’ Performance Incentive Plan are designed to reward the executives for achieving short-term financial and operational goals and to reward their individual performance, consistent with the BMS pay for performance philosophy. An executive’s annual incentive award opportunity is a percentage of his/her base salary as determined by the individual’s job level.

For 2008, the adjusted annual incentive target award for each of MJN’s Named Executive Officers under BMS’ Performance Incentive Plan was determined based 50% on BMS’ performance measured against pre-established net operating cash flow goals (a measure expressed as an absolute dollar amount that was used for the first time in 2008 and that includes net income, working capital, capital expenditures, capitalized software, depreciation and amortization, taxes and other miscellaneous components) and 50% on BMS’ performance measured against target non-U.S. GAAP diluted earnings per share (a measure that was used in 2007). For 2008, BMS eliminated division-specific financial goals used for prior years (i.e., divisional pre-tax earnings and sales goals) and replaced them with BMS cash flow goals in order to create more seamless teamwork across BMS. This change served to align all BMS bonus participants worldwide with the interests of BMS stockholders as well as drive cross-divisional cooperation to maximize corporate-level financial performance. The 2008 net operating cash flow goal was $3.333 billion and the target non-U.S. GAAP diluted earnings per share was $1.54. Both of these targets reflect adjustments made in June 2008 in accordance with the terms of BMS’ Performance Incentive Plan to reflect discontinued operations. BMS’ actual performance against the non-U.S. GAAP diluted earnings per share goal was $1.74, or 113.0% of target, and BMS’ actual performance against the net operating cash flow target was $3.852 billion, or 115.6% of target.

BMS’ performance measured against these goals was used to determine each participant’s adjusted target annual incentive award opportunity for 2008. The actual amount of each participant’s bonus was based 100% on individual performance relating to Results and Behaviors, as described under “—Determining the Individual Compensation of MJN’s Named Executive Officers for 2008”, and was paid at a level ranging from 100-110% of each participant’s adjusted target bonus. In past years, at least half of each participant’s bonus was tied to the achievement of corporate or divisional objectives. Tying 100% of bonus earnings to individual performance for 2008 gave BMS more leverage to raise the level of personal accountability within the organization.

On February 19, 2009, the BMS Compensation Committee met and approved 2008 annual incentive award payouts under the BMS Performance Incentive Plan. Actual annual incentives paid to MJN’s Named Executive Officers under the BMS Performance Incentive Plan for 2008 were as follows:

Name	Target Annual Incentive	Actual Annual Incentive	% of Target
Mr. Golsby	$337,206	$593,483	176%
Mr. Leemputte	$82,499	$131,998	160%
Mr. Urbain	$152,790	$244,464	160%
Mr. Jakobsen	$101,955	$179,441	176%
Mr. Hondmann	$107,988	$172,781	160%

These actual payout amounts shown above are also reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below.

Long-Term Incentive Awards

Long-term incentives are designed to tie executive interests to the interests of BMS stockholders. The ultimate value of long-term awards is driven by stock price, which provides a direct link to the creation of stockholder value. In addition, the BMS long-term incentive program is designed to reward individual performance. During 2008, BMS offered three long-term award vehicles, each of which serves a different purpose.

•	Long-Term Performance Awards to reward the achievement of internal financial goals;

•	Stock Option Awards to reward the creation of incremental stockholder value; and

•	Restricted Stock Unit Awards to help BMS retain key talent.

The following graph shows the 2008 target mix of the long-term incentives for each of MJN’s Named Executive Officers:

BMS typically makes annual grants of long-term performance awards, stock option awards and restricted stock unit awards on the first Tuesday in March to coincide with meetings of the BMS Compensation Committee and the full BMS Board. BMS believes that consistent timing of equity award grants is a good corporate governance practice that reduces the risk in selecting a grant date with a preferential stock price. Mr. Leemputte received grants of stock option and restricted stock unit awards on October 1, 2008, which was the first business day of the month following his date of hire, consistent with BMS’ practice of granting equity-based awards to new hires, as described under “—Equity Grant Policy”.

All of the long-term incentive awards granted by BMS and held by MJN’s Named Executive Officers have remained outstanding following MJN’s initial public offering, and BMS has continued to treat each of MJN’s Named Executives Officers as an employee of BMS for purposes of continued vesting pursuant to these awards. However, upon completion of the exchange offer, the employment of each of MJN’s Named Executive Officers will be considered to have been involuntarily terminated without cause for purposes of the long-term incentive awards. The resulting treatment of each outstanding award upon the exchange offer is explained below.

As the chart below details, approximately 66.7% of the target long-term incentives mix for MJN’s Named Executive Officers for 2008 only became payable based on the achievement of performance criteria, including the performance of BMS common stock:

The following is an explanation of the three categories of the BMS long-term incentive awards that relate to MJN’s Named Executive Officers for 2008:

Long-Term Performance Awards

This type of award, which is denominated in the form of a target number of performance shares, is based on three-year performance cycles. The target number of performance shares in an executive’s award is tied to his or her grade level. The higher an executive’s grade level, the larger the target award because executives in successively higher grade levels have correspondingly greater levels of responsibility. The following paragraphs describe each grant of long-term performance awards held by MJN’s Named Executive Officers that was outstanding during 2008.

2006-2008 Award: BMS granted a long-term performance award in 2006 which covered the three-year performance period 2006-2008. BMS granted each of Messrs. Golsby, Urbain and Hondmann a 2006-2008 award. Mr. Jakobsen was not eligible to receive this award. Mr. Leemputte did not receive a 2006-2008 award because he was not employed by BMS at the time of grant. Each award was based 50% on cumulative non-U.S. GAAP diluted earnings per share and 50% on cumulative net sales over the performance period and was subject to a total stockholder return multiplier. During this period the non-U.S. GAAP diluted earnings per share target was $3.92 and the cumulative net sales target was $59.049 billion. BMS believes that these targeted levels of performance were challenging but achievable and reflected anticipated business conditions and changes to BMS’ drug portfolio over the performance period. Minimum performance of 92% of target on either the earnings per share or sales portion of the award was necessary for a threshold payout of 45% for that portion of the award. Maximum performance of 110% of target would have resulted in a payout of 220% for that portion of the award. Additionally, the final payout could have been adjusted by up to plus or minus 15% based on total stockholder return versus BMS’ peer group.

Below are the achievement levels for the 2006-2008 performance cycle as they relate to Messrs. Golsby, Urbain and Hondmann:

	Target		Actual		Achievement	Payout
Earnings Per Share	$3.92		$4.31		109.9%	219.2%
Net Sales	$59.049	billion	$58.488	billion	99.0%	95.2%
Combined						173.0%*

*	Reflects a 10% increase based on BMS’ achievement of total stockholder return for this period.

2007-2009 Award: In 2007, the long-term performance award design for the 2007-2009 performance period (and for subsequent periods, as deemed appropriate by the BMS Compensation Committee) was modified such that the BMS Compensation Committee will approve annual earnings per share and sales targets at the beginning of each of the three years of the cycle, with final payout made at the end of the three-year performance period. Under the prior program design, three-year cumulative earnings per share and sales targets were set at the beginning of the three-year performance period. BMS determined that the change made for the 2007-2009 performance period provides for a better link between performance and payout because it eliminates the need to project performance beyond one year. This closer line of sight will help to avoid situations where unforeseen events lead to performance targets that are either overstated or understated and do not appropriately support BMS’ pay for performance philosophy. BMS also eliminated the feature used in previous years in which payouts were adjusted based upon its three-year total stockholder return versus that of its competitors because, under Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), BMS is not permitted to combine a three-year total stockholder return measure with financial goals that are set annually. Given that long-term performance awards are denominated and paid in shares, however, a strong link to stockholder return remains.

BMS granted each of MJN’s Named Executive Officers a 2007-2009 award, other than Mr. Leemputte, who was not employed by BMS at the time of grant. This award is based 50% on non-U.S. GAAP diluted earnings per share and 50% on net sales. In March 2007, the BMS Compensation Committee approved 2007 earnings per share and sales targets under the 2007-2009 award. The 2007 non-U.S. GAAP diluted earnings per share target was $1.25 and the 2007 net sales target was $19.262 billion. In January 2008, the BMS Compensation Committee approved the 2008 earnings per share and sales targets under the 2007-2009 award. The 2008 non-U.S. GAAP diluted earnings per share target was $1.54 and the 2008 net sales target was $19.627 billion. Both of these targets reflect adjustments made in June 2008 in accordance with the terms of BMS’ equity incentive plan to reflect discontinued operations. The final one-third of the award will be tied to 2009 annual targets. Upon completion of the three-year cycle, award earnings on each one-third of the award will be tallied and a payout will be made. An achievement of 92% on a given performance measure will yield a payout of 45% of target for that portion of the award. Achievement below 92% will yield no payout. Achievement levels of 110% or higher will yield a maximum payout of 220% for that portion of the award.

Below are the achievement levels for the first and second years of the 2007-2009 performance cycle as they relate to MJN’s Named Executive Officers:

2007	Target		Actual		Achievement	Payout
Earnings Per Share	$1.25		$1.48		118.4%	220.0%
Net Sales	$19.262	billion	$19.977	billion	103.7%	127.1%
Combined						173.6%

2008	Target		Actual		Achievement	Payout
Earnings Per Share	$1.54		$1.74		113.0%	220.0%
Net Sales	$19.627	billion	$20.597	billion	104.9%	144.1%
Combined						182.1%

The first-year payout under the 2007-2009 award was 173.6%, a payout factor which applies to one-third of the target award only. The second-year payout under the 2007-2009 award was 182.1%, which also applies to one-third of the target award only. The payouts on these portions of the award are fixed, but will not be paid until the completion of the three-year cycle. The final one-third of the award will be tied to 2009 annual targets. Upon completion of the three-year cycle, award earnings on each third of the award will be tallied and a payout will be made.

As noted above, the completion of the exchange offer will be considered an involuntary termination of employment without cause for purposes of the Named Executive Officers’ BMS equity awards. Consequently, as described in the Post-Termination Benefits section below, the Named Executive Officers will forfeit their 2007-2009 long-term performance awards upon the completion of the exchange offer, unless, as of the date of such completion, they are eligible to retire or their age plus years of service equals or exceeds 70 and they have completed at least ten years of service. MJN’s Named Executive Officers who meet such requirements (other than Mr. Leemputte) will receive the full first-year and second-year payouts for the 2007-2009 awards and a pro-rata portion of the third-year payout based on actual achievement of performance goals. Only Messrs. Golsby and Urbain meet such requirements.

2008-2010 Award: In 2008, the long-term performance award design for the 2008-2010 performance period was similar to the long-term performance award design for the 2007-2009 performance period described above, except that the award payout schedule differs from the 2007-2009 performance period awards. BMS granted each of MJN’s Named Executive Officers a 2008-2010 award (based on a fixed number of shares, rather than a dollar amount), other than Mr. Leemputte, who was not employed by BMS at the time of grant. Each such award is based 50% on non-U.S. GAAP diluted earnings per share and 50% on net sales. The 2008 non-U.S. GAAP diluted earnings per share target was $1.54 and the 2008 net sales target was $19.627 billion. Both of these targets reflect an adjustment made in June 2008 in accordance with the terms of BMS’ equity incentive plan to reflect discontinued operations due to BMS’ divestiture of a business unit. Under the awards granted for the 2008-2010 performance period, an achievement of 80% on a given performance measure will yield a payout of 40% of target for that portion of the award, achievement below 80% will yield no payout and achievement levels of 115% or higher will yield a maximum payout of 165% for that portion of the award.

Below are the achievement levels for the first year of the 2008-2010 performance cycle as they relate to MJN’s Named Executive Officers:

2008	Target		Actual		Achievement	Payout
Earnings Per Share	$1.54		$1.74		113.0%	155.0%
Net Sales	$19.627	billion	$20.597	billion	104.9%	110.8%
Combined						132.9%

The first-year payout under the 2008-2010 award was 132.9%, a payout factor which applies to one-third of the target award only. The payout on this portion of the award is fixed, but will not be paid until the completion of the three-year cycle. In year two of the performance cycle, another one-third of the target award will be tied to 2009 annual targets, and the final one-third of the award will be tied to 2010 annual targets. Upon completion of the three-year cycle, award earnings on each third of the award will be tallied and a payout will be made.

Upon completion of the exchange offer, MJN’s Named Executive Officers (other than Mr. Leemputte) will receive the full first-year payout for the 2008-2010 awards and a pro-rata portion of the second-year payout based on actual achievement of performance goals, regardless of whether they are retirement eligible. They will forfeit the third-year payout.

Special 2008-2010 Award: To drive continued cost reductions and productivity improvements over the next three years, BMS granted a special, one-time long-term performance award to all BMS executives worldwide including each of MJN’s Named Executive Officers, other than Mr. Leemputte, in 2008. The payout of this award is tied to the extent that net operating cash flow and pretax profit margin goals, which will be approved annually by the BMS Compensation Committee, are achieved over the 2008-2010 performance period. The 2008 net operating cash flow target was $3.333 billion and the 2008 pretax profit margin target was 18.8%. Both of these targets reflect adjustments made in June 2008 in accordance with the terms of BMS’ equity incentive plan to reflect discontinued operations. BMS’ actual performance against the pretax profit margin goal was 20.7%, or 110.1% of target. BMS’ actual performance against the net operating cash flow target was $3.852 billion, or 115.6% of target. Approximately 100 of the top executives of BMS including, prior to MJN’s initial public offering, each of MJN’s Named Executive Officers, other than Mr. Leemputte, are normally eligible for long-term performance awards on an annual basis. For this group, the special award was granted by BMS in addition to a regular 2008-2010 long-term performance award and was granted in the same amount as the regular award (based on a fixed number of shares, rather than a dollar amount). These awards have the same payout schedule as the regular 2008-2010 long-term performance awards described above.

Below are the achievement levels for the first year of the special 2008-2010 performance cycle as they relate to MJN’s Named Executive Officers:

2008	Target		Actual		Achievement	Payout
Net Operating Cash Flow	$3.333	billion	$3.852	billion	115.6%	165.0%
Pretax Profit Margin	18.8%		20.7%		110.1%	139.0%
Combined						152.1%

The first-year payout under the Special 2008-2010 award was 152.1%, a payout factor which applies to one-third of the target award only. The payout on this portion of the award is fixed, but will not be paid until the completion of the three-year cycle. In year two of the performance cycle, another one-third of the target award will be tied to 2009 annual targets, and the final one-third of the award will be tied to 2010 annual targets. Upon completion of the three-year cycle, award earnings on each third of the award will be tallied and a payout will be made.

Upon completion of the exchange offer, MJN’s Named Executive Officers (other than Mr. Leemputte) will receive the full first-year payout for the Special 2008-2010 awards and a pro-rata portion of the second-year payout based on actual achievement of performance goals, regardless of whether they are retirement eligible. They will forfeit the third-year payout.

Mr. Leemputte was hired in September 2008 and has not received a grant of BMS long-term performance awards.

Stock Option Awards

BMS grants stock options to executives as an incentive to create long-term stockholder value. The size of the annual award an executive receives is tied to a combination of grade level and individual performance. Within each grade level, for 2008, BMS established a fixed-value guideline award (based on a fixed dollar amount). In prior years, BMS used a fixed-share guideline (based on a fixed number of shares). BMS shifted to fixed-value awards to deliver a targeted amount of value to employees at the grant date regardless of changes in stock price and option valuation assumptions over time. On an individual level, the executive may receive more than or less than the award guideline, or potentially no award at all, based upon the executive’s performance versus pre-established performance standards (a process which is described under “—BMS Performance Management System”). Each stock option’s exercise price per share is equal to the fair market value per share of BMS common stock on the date of grant. These options vest 25% per year over four years following the date of grant, except that Mr. Leemputte’s initial stock option award contains special accelerated vesting provisions, which are described under “—Special Compensation Arrangements with Mr. Leemputte”.

Because completion of the exchange offer will be considered an involuntary termination of MJN’s Named Executive Officers’ employment without cause for purposes of their BMS equity awards, all MJN’s Named Executive Officers’ stock options will vest immediately upon completion of the exchange offer, upon their signing of a general release, as described in the Post-Termination Benefits section below. Named Executive Officers who are eligible to retire or whose age plus years of service equals or exceeds 70 and who have completed at least ten years of service (Messrs. Golsby and Urbain) will have the full term to exercise their stock options, while the other Named Executive Officers will have three months following the completion of the exchange offer to exercise their stock options.

Restricted Stock Unit Awards

BMS grants service-based restricted stock unit awards to assist BMS in retaining key talent. The size of the annual award an executive receives is determined in the same manner as that described above for stock option awards. Annual grants of restricted stock units vest 25% per year over four years following the date of grant, except that Mr. Leemputte’s initial restricted stock unit award contains special accelerated vesting provisions, which are described under “—Special Compensation Arrangements with Mr. Leemputte”.

Because completion of the exchange offer will be considered an involuntary termination of MJN’s Named Executive Officers’ employment without cause for purposes of their BMS equity awards, upon completion of the exchange offer, subject to signing a general release, a pro-rata portion of the restricted shares and restricted stock units held by MJN’s Named Executive Officers (other than Mr. Leemputte, whose initial restricted stock unit award will fully vest, as described under “—Special Compensation Arrangements with Mr. Leemputte”) will vest, and the remainder will be forfeited, as described in the Post-Termination Benefits section below.

To further enhance the link between executive pay and BMS’ performance against its business strategy, BMS determined the size of the stock option awards and restricted stock unit awards for 2008 for each of MJN’s Named Executive Officers, other than Mr. Leemputte, in large part based on the assessment of the executive’s measured performance against objectives that drive the BMS business strategy and demonstration of behaviors consistent with the BMS Pledge and the Core BMS Behaviors under the BMS Performance Management System. BMS guidelines, which are established based on competitive benchmarking, provide that employees can receive between 0% and 150% of their targeted award based on individual performance.

In March 2008, MJN’s Named Executive Officers, other than Mr. Leemputte, received stock option grants and restricted stock unit awards ranging from 105% to 115% of the established guidelines.

Individual Compensation Arrangements

BMS entered into retention agreements with Messrs. Golsby, Urbain, Jakobsen and Hondmann. In addition, Mr. Leemputte’s and Mr. Hondmann’s offer letters provided for certain compensation and benefits. These individual arrangements are described in this section.

Retention Agreements

BMS entered into retention agreements with certain executives, including each of MJN’s Named Executive Officers, other than Mr. Leemputte. These agreements enabled management to evaluate and support a range of potential transactions (such as MJN’s initial public offering) that might have been beneficial to stockholders of BMS. Additionally, the agreements provided for continuity of management in the event of such a transaction. The agreements provided for a special performance bonus equal to up to each applicable Named Executive Officer’s target annual BMS bonus as of the closing of the transaction (except that for Mr. Golsby, the special performance bonus was to range from an amount equal to one times his target annual BMS bonus up to $1.6 million, as determined by the BMS Compensation Committee in its discretion) in the event such a transaction were consummated, as well as a pro rata bonus at the executive’s target level under BMS’ annual bonus plan in the event the executive’s employment were transferred along with Mead Johnson’s business. The special performance bonus was payable in two installments. The first installment was paid within 30 days following completion of MJN’s initial public offering. The second installment was payable within 30 days of the six-month anniversary of completion of MJN’s initial public offering, subject to the Named Executive Officer’s continued employment on the payment date. However, the second installment would also have been paid upon an involuntary termination of employment prior to such six-month anniversary. Pursuant to these agreements, Mr. Golsby received a cash bonus of $500,000, Messrs. Urbain and Jakobsen each received a cash bonus of $85,000 and Mr. Hondmann received a cash bonus of $55,311, each as the first installment of the special performance bonus. The second installment was in the same amount as the first for each of MJN’s Named Executive Officers.

The retention agreements also provide for enhanced severance benefits in the event the executive’s employment is terminated for reasons other than cause within 12 months following completion of MJN’s initial public offering. If such a termination of employment had occurred during 2008 prior to the effectiveness of the amendments to the retention agreements described below, the executive would have been entitled to receive the greater of 18 months (for Mr. Golsby) or one year (for Messrs. Urbain, Jakobsen and Hondmann) of base pay or the severance benefits under the applicable BMS severance plan.

The retention agreements became effective in November 2007 and initially covered transactions that occurred through April 20, 2009. The BMS Compensation Committee reviewed the benefits provided under the agreements to ensure they met its needs. Based on recommendations from Frederic W. Cook & Co., as described under “—MJN’s Post-Offering Compensation Program”, for 2008, the BMS Compensation Committee decided to amend the retention agreements to (i) include initial public offerings of more than 10% of Mead Johnson as a covered transaction (which occurred in connection with MJN’s initial public offering), (ii) extend the period during which a covered transaction could occur to December 31, 2009, (iii) increase the severance protection period to 18 months following consummation of the transaction and (iv) increase the severance benefits to the greater of two years (for Mr. Golsby) or 18 months (for Messrs. Urbain, Jakobsen and Hondmann) of base pay or the severance benefits under the applicable BMS severance plan. Upon the initial public offering, MJN assumed BMS’ severance obligations under the retention agreements. Also, the amendment provided that the change-in-control agreements with Messrs. Golsby and Urbain will continue to apply with respect to a change in control of BMS following MJN’s initial public offering, and that Messrs. Jakobsen and Hondmann would continue to be entitled to participate in BMS’ Change in Control Separation Benefits Plan, as described under “—Change-in-Control Arrangements” and “—Mead Johnson Program Distinctions from the BMS Program—Change-in-Control Arrangements” below. As described under “—Change-in-Control Arrangements”, the change-in-control arrangements between BMS and MJN’s Named Executive Officers will cease to be effective following completion of the exchange offer. The value of these benefits for MJN’s Named Executive Officers, other than Mr. Leemputte, determined as if employment terminated on December 31, 2008, is provided below in the Post-Termination Benefits section.

Special Compensation Arrangements with Mr. Leemputte

In connection with hiring Mr. Leemputte to become MJN’s Chief Financial Officer, BMS provided him with an offer letter that entitles him to certain compensation and benefits. This included a $300,000 cash sign-on bonus, $200,000 in sign-on BMS stock option awards and $800,000 in sign-on BMS restricted stock unit awards. The BMS Compensation Committee determined these amounts to be appropriate to compensate Mr. Leemputte for the equity-based awards he forfeited when he left his prior employer and to provide him with an incentive to join Mead Johnson. These stock option and restricted stock unit awards were granted on October 1, 2008 in connection with commencing employment. These stock option and restricted stock unit awards vest 25% per year over four years and provide for immediate vesting upon an involuntary termination of Mr. Leemputte’s employment for reasons other than cause (which, for purposes of these awards, will be considered to occur upon the completion of the exchange offer). Mr. Leemputte is also eligible to participate in the Mead Johnson bonus plan (with a target bonus of 85% of base salary) and to receive a Mead Johnson 2009 annual performance share award (targeted at $700,000), a Mead Johnson 2009 annual stock option award (targeted at $700,000) and a Mead Johnson founder’s award of restricted stock units (targeted at $700,000) under MJN’s stock award and incentive plan. The founder’s award was granted to Mr. Leemputte on February 11, 2009, as described under

“—Founder’s Awards” below. The 2009 annual performance share award and the 2009 annual stock option award were granted to Mr. Leemputte in March 2008.

In accordance with his offer letter, if Mr. Leemputte is terminated without cause or terminates his employment for good reason, he is entitled to the greater of 18 months base salary or the severance he would have been entitled to under the Bristol-Myers Squibb Company Severance Plan. Further, if BMS divests Mead Johnson (which will occur upon completion of the exchange offer) and Mr. Leemputte is involuntarily terminated without cause within 18 months thereafter, BMS will pay Mr. Leemputte the same severance amount described above. If Mr. Leemputte is terminated more than 18 months following the divestiture by BMS, severance benefits (if any) will be paid by the successor company (which will be MJN following completion of the exchange offer).

Other Elements of 2008 Compensation

In addition to the components set forth above, BMS senior executives, including each of MJN’s Named Executive Officers, were entitled to participate in the following programs in 2008:

•	Post-Employment Benefits

•	Qualified and Non-Qualified Retirement Plans

•	Qualified and Non-Qualified Savings Plans

•	Non-Qualified Annual Incentive Deferral Plan

•	Severance Plan

•	Change-in-Control Arrangements

•	Limited Perquisites

•	General Employee Benefits

Post-Employment Benefits

BMS offers certain plans which provide compensation and benefits to employees, including, in 2008, MJN’s Named Executive Officers, if their employment is terminated. These plans are periodically reviewed by the BMS Compensation Committee to ensure that they are consistent with competitive practice. The plans offered are common within BMS’ peer group and enhance its ability to attract and retain key talent.

Qualified and Non-Qualified Retirement Plans: During 2008, each of MJN’s Named Executive Officers, other than Mr. Jakobsen, participated in BMS’ defined benefit plans for U.S. employees, which provide income for employees following retirement. The BMS Retirement Income Plan is a tax-qualified plan, as defined under Internal Revenue Service (IRS) regulations, and the BMS Benefit Equalization Plan—Retirement Plan is a non-qualified plan that provides pension benefits above those allowed under the contribution limits for tax-qualified plans. All U.S. employees of BMS who are not participants in a pension plan through a collective bargaining agreement are eligible for the qualified plan if they work at least 1,000 hours per year, and employees who participate in the BMS Performance Incentive Plan or whose pay or benefits exceeds the IRS qualified plan limits are eligible for the non-qualified plan. Mr. Jakobsen was a U.S. expatriate prior to January 1, 2009, and during his expatriate assignment, he participated in the BMS Key International Pension Plan. This plan provides defined benefit retirement benefits to employees of BMS categorized as U.S. expatriates. The Summary Compensation Table reflects the increase in 2008 in the actuarial value of these benefits. Accrued benefits for each of MJN’s Named Executive Officers, determined as of December 31, 2008, are provided in the Pension Benefits Table. Mr. Jakobsen became eligible to participate in the U.S. retirement plans on January 1, 2009 as part of BMS’ inpatriate package.

MJN’s Named Executive Officers ceased participating in BMS’ defined benefit plans in connection with MJN’s initial public offering and commenced participating in similar MJN plans. The MJN plans, however, are partially frozen and limit the extent to which additional years of service and compensation increases from MJN will be recognized for purposes of determining benefits. MJN’s Named Executive Officers’ accrued benefits under the BMS plans were transferred to the MJN plans, and they will receive such benefits from MJN upon retirement from MJN.

Qualified and Non-Qualified Savings Plans: During 2008, each of MJN’s Named Executive Officers, other than Messrs. Jakobsen and Leemputte, participated in BMS’ savings plans for U.S. employees, which allow employees to defer a portion of their base salary and to receive matching contributions from BMS to supplement their income in retirement. The BMS Savings and Investment Program is a tax-qualified 401(k) plan, as defined under IRS regulations, and the BMS Benefit Equalization Plan–Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their base salary and to receive matching contributions from BMS in excess of the contributions allowed under the BMS Savings and Investment Program. The savings plans are designed to allow employees to accumulate savings for retirement on a tax-advantaged basis. All U.S. employees of BMS are eligible to participate in the qualified plan, and employees who participate in the qualified plan who participate in the BMS Performance Incentive Plan or whose pay or benefits exceeds the IRS qualified plan limits are eligible for the non-qualified plan. The Summary Compensation Table reflects BMS contributions to these plans during 2008. The Non-Qualified Deferred Compensation Table provides more detail on the BMS Benefits Equalization Plan—Savings Plan. Mr. Jakobsen became eligible to participate in the savings plans on January 1, 2009 as part of BMS’ inpatriate package. MJN’s Named Executive Officers ceased participating in BMS’ savings plans in connection with MJN’s initial public offering and commenced participating in similar MJN plans. Their accounts under the BMS qualified savings plans were transferred to the MJN plans, and they will receive such amounts, as well as amounts owing to them under BMS’ non-qualified savings plan, from MJN upon their retirement from MJN.

Non-Qualified Annual Incentive Deferral Plan: BMS maintains a non-qualified deferred compensation program which is available to all executives of BMS, including, in 2008, MJN’s Named Executive Officers. The program provides a benefit to eligible employees by allowing them to defer taxes on earned compensation. This is a common program within BMS’ competitive peer group. Under the program, executives are permitted to defer up to 100% of their annual cash incentive awards into a choice of two funds: (1) a BMS common stock unit fund and (2) a U.S. Treasury Bill fund. BMS does not pay above-market interest rates on these investments. Upon retirement or termination of employment, the employee is eligible to receive the deferred amounts based on a previously-selected payout schedule. The BMS Compensation Committee may approve accelerated distributions in the event of an unforeseeable emergency. In 2008, MJN’s Named Executive Officers did not defer their annual incentive award payments. The Non-Qualified Deferred Compensation Table provides more detail on this program for these executives who participated in the plan in previous years. MJN’s Named Executive Officers ceased participating in BMS’ deferred compensation program in connection with MJN’s initial public offering and commenced participating in a similar MJN program. MJN assumed the deferred compensation liabilities for MJN’s Named Executive Officers, and the officers will be entitled to their deferred compensation upon termination from MJN.

Severance Plan: The Bristol-Myers Squibb Senior Executive Severance Plan provides a competitive level of severance protection for certain senior executives to help BMS attract and retain key talent necessary to run BMS. This plan covers 15 BMS executives, including, in 2008, Mr. Golsby. Severance benefits for Messrs. Leemputte, Urbain, Jakobsen and Hondmann were covered by the broad-based Bristol-Myers Squibb Company Severance Plan in 2008 and calculated based on years of service. MJN’s Named Executive Officers ceased participating in BMS’ severance plans upon MJN’s initial public offering. Mr. Leemputte’s offer letter contains special severance benefits, as described under “—Special Compensation Arrangements with Mr. Leemputte”. The retention agreements with Messrs. Golsby, Urbain, Jakobsen and Hondmann contain special severance benefits, as described under “—Retention Agreements”. The value of the severance benefits for MJN’s Named Executive Officers, determined as if employment terminated on December 31, 2008, is shown below in the Post-Termination Benefits section.

Change-in-Control Arrangements: BMS has entered into change-in-control agreements with certain executives including, as of December 31, 2008, Messrs. Golsby, Leemputte and Urbain. These agreements enable management to evaluate and support potential transactions that might be beneficial to stockholders even though the result would be a change in control of BMS. Additionally, the agreements provide for continuity of management in the event of a change in control. BMS’ agreements require a “double-trigger” before any payments are made to an executive. This means that payments are only made in the event of a change in control and subsequent involuntary termination or termination for good reason of the executive within three years after a change in control.

Consistent with competitive practice, if payments made to a covered executive are subject to the excise tax applicable to excess parachute payments pursuant to the Code, BMS will gross up the compensation to fully offset the excise tax. However, if the payment does not exceed the excise tax threshold by more than 10%, BMS will reduce the payment so that no portion of the payment is subject to excise tax and no gross-up will be made. Based on a review conducted by Mercer, BMS believes that this is a best practice relating to change-in-control arrangements.

The change-in-control agreements become effective on January 1 of each year and remain in effect through December 31 of that year. These agreements are automatically extended, beginning on each January 1, unless either BMS or the executive gives prior notice of termination of the agreement or a change in control shall have occurred prior to January 1 of such year. If a change in control occurs during the term of the agreement, the agreement will continue in effect for a period of not less than 36 months beyond the month in which the change in control occurred. The change-in-control agreements that were in effect for 2008 with Messrs. Golsby, Leemputte and Urbain expired on December 31, 2008 and, effective January 1, 2009, they were replaced by change-in-control agreements with substantially similar terms that have been updated to address the requirements of Section 409A of the Code (Section 409A).

The BMS Compensation Committee reviews the benefits provided under the agreements on an annual basis to ensure they meet BMS’ needs and, with Mercer’s assistance, ensure that the benefits are within competitive parameters.

As of December 31, 2008, Messrs. Jakobsen and Hondmann were covered by the broad-based Bristol-Myers Squibb Company Change-in-Control Separation Benefits Plan. This plan provides enhanced severance benefits in the event of a “double-trigger” termination of employment for reasons other than for cause or due to a good reason resignation within three years following a change in control. On January 1, 2009, Mr. Jakobsen became eligible to receive a change-in-control agreement similar to the agreements with Messrs. Leemputte and Urbain and ceased participation in the Bristol-Myers Squibb Company Change-in-Control Separation Benefits Plan.

The value of these benefits for each of MJN’s Named Executive Officers, determined as if employment terminated on December 31, 2008, is provided in the Post-Termination Benefits section below. The change-in-control arrangements between BMS and MJN’s Named Executive Officers will remain in effect for so long as BMS continues to hold a majority ownership position in Mead Johnson, and so will cease to be effective upon completion of the exchange offer.

Limited Perquisites

During 2008, each of MJN’s Named Executive Officers was entitled to receive an annual physical examination, subject to a dollar limit. In addition, Mr. Golsby received two annual home leave trips to Thailand and related tax gross-ups, as well as furniture storage in Thailand. Since MJN’s initial public offering, Mr. Golsby is no longer entitled to such perquisites. As a U.S. expatriate during 2008, Mr. Jakobsen was entitled to receive certain personal benefits pursuant to BMS’ expatriate policy, including housing, subject to a dollar limit, a car for foreign locations, where appropriate, and tax preparation services.

Effective January 1, 2008, BMS eliminated the following perquisites provided to its senior executives, including Messrs. Golsby and Urbain: a company car, financial counseling and tax preparation for the 2008 calendar year and later. On January 1, 2008, Messrs. Golsby and Urbain received base salary increases averaging 3% to partially offset the elimination of these perquisites.

As of January 1, 2009, Mr. Urbain became a U.S. expatriate and participates in BMS’ expatriate program. As of January 1, 2009, Mr. Jakobsen was no longer a U.S. expatriate. Instead, Mr. Jakobsen became a U.S. local employee, but he has been entitled to continue to receive certain transitional benefits pursuant to BMS’ inpatriate package prior to MJN’s initial public offering and pursuant to MJN’s inpatriate package following MJN’s initial public offering.

General Employee Benefits

BMS maintains medical and dental insurance, accidental death insurance and disability insurance for all of its employees. Prior to MJN’s initial public offering, MJN’s Named Executive Officers were eligible to participate in these programs. In addition, they were covered by BMS’ vacation, leave of absence and similar policies. Following MJN’s initial public offering, MJN’s Named Executive Officers have been eligible to participate in MJN’s welfare benefit plans and have been covered by MJN’s vacation, leave of absence and similar policies.

Tax Implications of Executive Compensation Program

During 2008, none of the compensation paid to MJN’s Named Executive Officers was subject to the limitations on the deductibility of compensation in excess of $1 million under Section 162(m) of the Code. This is because MJN’s Named Executive Officers were not among the executives of BMS that are subject to Section 162(m) of the Code.

Corporate Governance Policies Covering Executive Compensation

Share Ownership and Retention Guidelines

In order to preserve the link between the interests of BMS senior executives and those of stockholders, BMS executives are expected to use the BMS shares acquired upon the exercise of their BMS stock options, after satisfying the cost of exercise and taxes, to establish and maintain a significant level of direct ownership in BMS. This same expectation applies to shares acquired upon the vesting of BMS restricted stock units. BMS continues to maintain longstanding share ownership expectations for BMS’ senior executives. In 2008, BMS’ guidelines required that each of Messrs. Golsby, Leemputte and Urbain hold BMS shares with a value of three times his base salary. Messrs. Golsby, Leemputte and Urbain were permitted to sell up to 50% of their shares until the share ownership guideline was met, after which they were permitted to sell any additional shares they received. Messrs. Golsby, Leemputte and Urbain were in compliance with BMS’ share ownership and retention guidelines during 2008.

During 2008, Messrs. Jakobsen and Hondmann were not subject to share ownership and retention guidelines with respect to BMS shares. However, effective January 1, 2009, Mr. Jakobsen became subject to these guidelines.

The BMS share ownership guidelines remained applicable to each of MJN’s Named Executive Officers, other than Mr. Hondmann, for a period of six months following MJN’s initial public offering, after which they have not been required to retain their BMS shares. Immediately following MJN’s initial public offering, each of MJN’s Named Executive Officers became subject to Mead Johnson’s share ownership and retention guidelines, as described under “—MJN Corporate Governance Polices Covering Executive Compensation”.

Recoupment of Compensation

BMS maintains clawback provisions relating to BMS stock options, restricted stock units and long-term performance awards. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to BMS’ interests, forfeit any outstanding awards as of the date such violation is discovered and have to return any gains realized in the twelve months prior to the violation. These provisions serve to protect MJN’s intellectual property and human capital and those of BMS, and help ensure that executives act in the best interest of BMS and its stockholders.

In 2005, the BMS Board adopted a policy wherein the BMS Board will seek reimbursement of annual incentives paid to an executive if such executive engages in misconduct that caused or partially caused a restatement of financial results. In such an event, BMS will seek to claw back the executive’s entire annual incentive for the relevant period, plus a reasonable rate of interest.

Equity Grant Policy

The BMS Compensation Committee approved a policy covering BMS equity grants to all employees.

Approval of Awards

Awards granted to the Chief Executive Officer of BMS must be approved by the full BMS Board.

The BMS Compensation Committee must approve awards to all other employees, including, prior to MJN’s initial public offering, MJN’s Named Executive Officers.

Grant Effective Date

Annual Awards

For regularly-scheduled annual awards, the grant effective date is the date in March on which the BMS Compensation Committee and full BMS Board meet.

All Other Awards

For awards granted to current employees at any other time during the year, the grant effective date is the first business day of the month following the approval date, except that if the approval date falls on the first business day of a given month, the grant effective date is the approval date.

For awards granted to new hires, the grant effective date is the first business day of the month following the employee’s hire date, except that if the employee’s hire date falls on the first business day of a given month, the grant effective date is the employee’s hire date.

In no case whatsoever will the grant effective date precede the approval date of a given award.

Grant Price

The grant price of any and all awards is the fair market value (“FMV”) of BMS’ common stock as of the grant effective date.

The FMV is defined under the stockholder-approved stock incentive plan pursuant to which the award is granted. Under the plan currently in effect, the 2007 Stock Award and Incentive Plan, FMV equals the closing price on the date of grant.

Policy Against Repricing Stock Options

BMS has always maintained a consistent policy against repricing of BMS stock options. BMS believes this is a critical element in maintaining the integrity of the equity compensation program and ensuring alignment of senior executives’ interests with the interests of stockholders. The BMS Board has adopted a formal policy prohibiting the repricing of BMS stock options. This policy may be viewed on BMS’ website at www.bms.com.

Policy Regarding Stockholder Approval of Severance

The BMS Board has approved a policy requiring stockholder approval of any future agreements that provide for cash severance payments in excess of 2.99 times the sum of an executive’s base salary plus annual incentive. “Cash severance payments” exclude accrued incentive payments, the value of equity acceleration, benefits continuation or the increase in retirement benefits triggered by severance provisions or tax gross-up payments. This policy may be viewed on BMS’ website at www.bms.com.

MJN’s Post-Offering Compensation Program

The following section describes the compensation program that MJN has implemented following MJN’s initial public offering. BMS engaged Frederic W. Cook & Co. prior to MJN’s initial public offering to assist in designing MJN’s post-offering compensation program, and the MJN Compensation Committee has engaged Hewitt Associates LLC as its compensation consultant for purposes of advising on its compensation planning decisions.

MJN Compensation Committee

The MJN Compensation Committee, which was appointed by the MJN Board, determines the design of MJN’s executive compensation program. The MJN Compensation Committee will annually review and evaluate MJN’s executive compensation program to ensure that the program is aligned with MJN’s compensation philosophy.

Peer Group Analysis

Prior to MJN’s initial public offering, Frederic W. Cook & Co. identified the following peer group of companies that BMS used for competitive benchmarking of the compensation program for Mead Johnson:

Alberto-Culver Company	Herbalife Ltd.
Allergan, Inc.	The Hershey Company
Campbell Soup Company	H.J. Heinz Company
Church & Dwight Co., Inc.	The J.M. Smucker Company
The Clorox Company	Kellogg Company
Del Monte Foods Company	McCormick & Company, Incorporated
Energizer Holdings, Inc.	Tupperware Brands Corporation
The Estée Lauder Companies Inc.

Following the IPO, MJN reviewed the peer group and added the companies listed below:

Chiquita Brands International Inc.	Mattel Inc.
Colgate-Palmolive Co.	Molson Coors Brewing Co.
Corn Products International Inc.	Sara Lee Corp.
Hain Celestial Group Inc.	Sherwin-Williams Co.
Hanesbrand Inc.	Treehouse Foods Inc.
Hasbro Inc.

MJN believes this expanded peer group is appropriate given the unique nature of the consumer packaged goods industry. MJN notes that the companies in MJN’s peer group were chosen for a variety of reasons, including because they are comparable in size to MJN in terms of sales volume and market capitalization.

Board Approval of Certain Compensation Arrangements

On December 5, 2008, the MJN Board met to review and approve Mead Johnson’s global plan structure and plan design, including certain compensation plans and arrangements for Mead Johnson employees that generally became effective following MJN’s initial public offering. The plans included the 2009 Stock Award and Incentive Plan and the 2009 Senior Executive Performance Incentive Plan. The MJN Board also approved guidelines for granting founder’s awards based on an employee’s grade level as described below in “—Mead Johnson Program Distinctions from the BMS Program”. In addition, the MJN Board approved the general plan design for the retirement, savings and health and welfare benefit plans that are generally applicable to employees of Mead Johnson.

Founder’s Awards

Prior to MJN’s initial public offering, the MJN Board approved founder’s awards of Mead Johnson restricted stock units, subject to completion of the offering. On February 11, 2009, MJN granted an aggregate of 321,917 restricted stock units as founder’s awards to approximately 140 of MJN’s employees, including each of MJN’s Named Executive Officers. Mr. Golsby received a founder’s award of 62,500 restricted stock units, Mr. Leemputte received a founder’s award of 29,167 restricted stock units, Messrs. Urbain and Jakobsen each received a founder’s award of 16,667 restricted stock units and Mr. Hondmann received a founder’s award of 9,375 restricted stock units. The founder’s awards will vest in equal installments on each of the third, fourth and fifth anniversaries of the date of grant. The value of the founder’s awards was tied to each employee’s grade level.

Individual Post-Offering Compensation Arrangements

Prior to MJN’s initial public offering, the BMS Compensation Committee approved, with input from Frederic W. Cook & Co., a compensation package for Mr. Golsby that became effective upon the consummation of MJN’s initial public offering. The compensation package includes an annual base salary of $900,000, a target annual incentive award opportunity equal to 115% of his base salary and annual long-term incentive awards with a target value of $3 million. Mr. Golsby’s total direct compensation (total cash compensation plus the value of long-term incentives) is targeted at between the 25th percentile and the median of MJN’s peer group of companies, as described above under “—Peer Group Analysis”, which was recommended by Frederic W. Cook & Co. as an appropriately competitive level given that Mr. Golsby is a new Chief Executive Officer. The BMS Compensation Committee determined that Mr. Golsby’s long-term incentive awards will be comprised of an equal value of performance shares, which are expected to be similar to those described under “—Long-Term Performance Awards” above, and stock options, on the terms described below under “—Mead Johnson Program Distinctions from the BMS Program”. In addition, the BMS Compensation Committee approved a grant to Mr. Golsby of a founder’s award of restricted stock units with a value targeted at $1.5 million on the effective date of MJN’s initial public offering, on the terms described below under “—Mead Johnson Program Distinctions from the BMS Program”.

On February 18, 2009 the MJN Compensation Committee approved a compensation package for each of Messrs. Urbain and Jakobsen that has applied since that date. The compensation package includes, for each individual, an annual base salary of $500,000, a target annual incentive award opportunity equal to 70% of base salary and annual long-term incentive awards with a target value of $800,000. Consistent with BMS compensation practices, MJN anticipates that Messrs. Urbain and Jakobsen’s long-term incentive awards will also be comprised of an equal value of performance shares, which are expected to be similar to those described under “—Long-Term Performance Awards” above, and stock options, on the terms described below under “—Mead Johnson Program Distinctions from the BMS Program”.

For a description of Mr. Leemputte’s compensation arrangements, as set forth in his offer letter, see “—Special Compensation Arrangements with Mr. Leemputte” above.

Mead Johnson Program Distinctions from the BMS Program

MJN’s compensation program is generally similar to BMS’ compensation program. MJN’s compensation program differs from BMS’ compensation program in the following respects:

•

Individual Award Levels: Rather than having two separate ratings for Behaviors and Results to determine individual award levels, as described under “—Determining the Individual Compensation of MJN’s Named Executive Officers for 2008”, there is a single rating that is based primarily on Results.

•

Stock Option Awards: MJN grants annual stock option awards with respect to MJN’s common stock to MJN’s Named Executive Officers and other senior executives under the Mead Johnson 2009 Stock Award and Incentive Plan (the “2009 Stock Award and Incentive Plan”) as an incentive to create long-term stockholder value. These awards include performance-based exercise thresholds. To satisfy the exercise threshold, MJN’s common stock will need to close at a price at least 15% above the option exercise price for at least seven consecutive trading days. Although the options will vest according to a normal vesting schedule (25% per year over four years), an executive will not be able to exercise the options unless and until the exercise threshold is satisfied. Therefore, the executive will not realize any value related to these options until MJN’s stock price appreciates at least 15%. This threshold strengthens the link between the value realized by the executive and the creation of value for the stockholders.

•

Change-in-Control Arrangements: MJN expects to establish change-in-control arrangements for certain of its senior executives, including each of MJN’s Named Executive Officers, that will be effective following completion of the exchange offer.

•

Severance Plan: MJN intends to offer an executive severance program that will cover executive officers. Severance benefits will be calculated based on a fixed multiple of pay and will consist of 2.0 times pay for MJN’s Chief Executive Officer, 1.5 times pay for MJN’s Chief Financial Officer and Regional Presidents, including Messrs. Urbain and Jakobsen, and 1.0 to 1.5 times pay for other MJN Management Committee members, including Mr. Hondmann. It is expected that for purposes of the plan, pay will include base salary and may include target bonuses and other items.

•	Replacement Awards: For executives and other employees, MJN intends to replace BMS equity awards that are terminated as a result of the exchange offer.

•

Assignment Arrangements: Mr. Urbain has entered into a letter agreement regarding his employment assignment to Thailand that will entitle him to participate in BMS’ expatriate program, and Mr. Jakobsen has entered into a letter agreement regarding his employment assignment to the United States that will entitle him to participate in BMS’ inpatriate program.

MJN Corporate Governance Policies Covering Executive Compensation

As described under “—Share Ownership and Retention Guidelines” above, MJN has adopted share ownership guidelines with respect to Mead Johnson shares that are similar to BMS’ guidelines. MJN’s guidelines require that Mr. Golsby hold Mead Johnson shares with a value of five times his base salary and that all remaining senior executives, including each of MJN’s Named Executive Officers other than Mr. Golsby, hold Mead Johnson shares with a value of three times their base salary, before they can sell any net shares following the exercise of options or the vesting of restricted stock units. Once these share ownership guidelines are attained, the executive must retain 75% of all net shares acquired following any subsequent option exercises or vesting of restricted stock units for a period of one year.

Compensation Committee Report

The MJN Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required under Item 402(b) of Regulation S-K and included in this prospectus. Based on its review and discussions with management, the MJN Compensation Committee recommended to the full MJN Board that the Compensation Discussion and Analysis be included in this prospectus.

Compensation Committee

Howard B. Bernick, Chair

Dr. Steven M. Altschuler

John E. Celentano

James M. Cornelius

Jean-Marc Huet

Sandra Leung

Compensation Committee Interlocks and Insider Participation

None of MJN’s executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on MJN’s board of directors or compensation committee.

Summary Compensation Table

The following tables and notes present the compensation during fiscal year 2008 provided to Stephen W. Golsby, President and Chief Executive Officer of Mead Johnson, Peter G. Leemputte, Senior Vice President and Chief Financial Officer of Mead Johnson, Charles M. Urbain, President, Asia and Europe of Mead Johnson, Peter Kasper Jakobsen, President, Americas of Mead Johnson and Dirk H. Hondmann, Senior Vice President, Global Research and Development of Mead Johnson.

Summary Compensation Table

2008 Fiscal Year

Name and Principal Position(1)	Year	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Stephen W. Golsby	2008	$561,871	$0	$1,060,375	$568,674	$593,483	$492,008	$81,928	$3,358,339
President and Chief Executive Officer, Mead Johnson

Peter G. Leemputte	2008	$148,077	$300,000	$50,342	$11,981	$131,998	$61,606	$0	$704,004
Senior Vice President and Chief Financial Officer, Mead Johnson

Charles M. Urbain	2008	$381,866	$0	$502,945	$186,084	$244,464	$362,764	$17,327	$1,695,450
President, Asia and Europe, Mead Johnson

Peter Kasper Jakobsen	2008	$291,256	$0	$241,661	$57,703	$179,441	$110,130	$310,018	$1,190,209
President, Americas, Mead Johnson

Dirk H. Hondmann	2008	$308,460	$0	$382,433	$69,813	$172,781	$52,894	$13,881	$1,000,262
Senior Vice President, Global Research and Development, Mead Johnson

(1)	Reflects position as of January 1, 2009. Messrs. Golsby, Urbain and Jakobsen served in different positions during 2008 as described above in the CD&A.
(2)	Reflects actual salary earned. Mr. Leemputte’s salary was paid from September 22, 2008, the date he assumed the position of Senior Vice President and Chief Financial Officer, through year-end.
(3)	Represents expense recognized by BMS in 2008 under FAS 123R (without regard to estimated forfeitures) for BMS restricted stock, restricted stock units and long-term performance awards (which are denominated as performance shares). Restricted stock granted prior to 2007 is valued based on the average of the high and low prices on the grant date. Restricted stock units granted in 2007 and thereafter are valued based on the BMS closing price on the grant date. BMS pays dividends on unvested restricted stock and restricted stock units. The value of the right to receive dividends is included in the valuation of the restricted stock and restricted stock units. Long-term performance awards granted prior to 2007 are valued based on the average of the high and low prices on the grant date. The 2006-2008 award is valued using a Monte Carlo model, which results in a fair value of 88% of the average of the high and low prices on the grant date. The 2007-2009 and 2008-2010 awards are valued based on the BMS closing price on the grant date. The value of the awards will be amortized over the performance period of the award and adjusted for projected performance.
(4)	Represents expense recognized by BMS in 2008 under FAS 123R (without regard to estimated forfeitures) for BMS stock options. The table below contains the assumptions used to value the awards included in the 2008 expense, which reflects the unamortized portion of the then outstanding stock option awards.

Expense Year	Grant Date	Expected Term (years)	Volatility (%)	Risk-Free Rate (%)	Dividend Yield (%)	Black-Scholes Ratio	Award Recipient
2008	3/2/04	7	30.0%	3.5%	4.4%	0.2117	Mr. Golsby, Mr. Urbain, Mr. Jakobsen
2008	3/1/05	7	29.4%	4.4%	4.6%	0.2166	Mr. Golsby, Mr. Urbain, Mr. Jakobsen
2008	10/3/05	7	28.3%	4.4%	4.8%	0.2038	Mr. Hondmann
2008	3/7/06	6	26.3%	4.6%	4.8%	0.1874	Mr. Golsby, Mr. Urbain, Mr. Jakobsen, Mr. Hondmann
2008	12/1/06	6	28.1%	4.7%	4.7%	0.2815	Mr. Golsby
2008	3/6/07	6	29.0%	4.7%	4.5%	0.2177	Mr. Golsby, Mr. Urbain, Mr. Jakobsen, Mr. Hondmann
2008	3/4/08	7	31.0%	3.2%	4.3%	0.2167	Mr. Golsby, Mr. Urbain, Mr. Jakobsen, Mr. Hondmann
2008	10/1/08	7	31.5%	3.2%	5.1%	0.1960	Mr. Leemputte

(5)	Represents the annual cash incentive award for 2008 earned under the BMS Performance Incentive Plan. Payments were made on March 13, 2009.
(6)	Reflects an increase in estimated value of accrued benefits during the year. BMS does not pay above-market interest rates on deferred compensation. For Mr. Urbain, reflects the change in the United Kingdom Bristol-Myers Pension Plan benefits based on a conversion from British pounds to U.S. dollars as of the year-end exchange ratio.
(7)	Includes value of perquisites and BMS contributions to the BMS qualified and Benefits Equalization Plan savings plans. Details of the components in this column are provided in a separate table below.

All Other Compensation Detail

2008 Fiscal Year

Name	Year	Car(1) ($)	Tax Preparation(2) ($)	Total Perquisites and Other ($)		BMS Contributions to Savings Plans ($)	Total All Other Compensation ($)
Stephen W. Golsby	2008	$0	$2,000	$56,643	(3)(4)	$25,284	$81,928
Peter G. Leemputte	2008	$0	$0	$0		$0	$0
Charles M. Urbain	2008	$0	$0	$143	(3)	$17,184	$17,327
Peter Kasper Jakobsen	2008	$26,855	$0	$310,018	(5)	$0	$310,018
Dirk H. Hondmann	2008	$0	$0	$0		$13,881	$13,881

(1)	Reflects the value of a company car and a driver for personal travel while in Asia.
(2)	Reflects bills paid for tax preparation services.
(3)	Includes the cost of physical exams reimbursed by BMS and/or laboratory tests performed by BMS medical staff. These benefits were available to all executives of BMS.
(4)	Includes the cost of two home leave trips to Thailand ($30,345) and related tax gross-ups ($19,907) as well as the cost of furniture storage in Thailand ($4,363).
(5)	Includes the following benefits related to Mr. Jakobsen’s U.S. expatriate status: allowance for the cost of living differential between the United States and Thailand ($4,986); hardship allowance ($29,126); housing allowance ($69,273); education allowance for children’s schooling ($2,872); Thai taxes paid on Mr. Jakobsen’s behalf ($175,608); visa and work permit fees ($404); and club dues ($894).

Grants of Plan-Based Awards

2008 Fiscal Year

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: # of Shares of Stock or Units(6)	All Other Option Awards: # of Securities Under- lying Options(7)	Exercise or Base Price of Option Awards ($ /Share)(8)	Grant Date Fair Value of Stock and Option Awards(9) ($)
Name	Grant Date(1)	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Stephen W. Golsby			$134,882	$337,206	$872,521
	3/25/08	1/22/08				731	3,250	7,150	(3)				$154,440
	3/19/08	1/22/08				650	3,250	5,363	(4)				$115,079
	3/19/08	1/22/08				650	3,250	5,363	(5)				$115,079
	3/4/08									12,154			$269,090
	3/4/08										55,463	$22.14	$266,095

Peter G. Leemputte			$33,000	$82,499	$213,466
	10/1/08	9/2/08								38,480			$799,999
	10/1/08	9/2/08									46,722	$20.79	$190,394

Charles M. Urbain			$61,116	$152,790	$395,344
	3/25/08	1/22/08				368	1,637	3,601	(3)				$77,790
	3/19/08	1/22/08				327	1,636	2,699	(4)				$57,929
	3/19/08	1/22/08				327	1,636	2,699	(5)				$57,929
	3/4/08									5,588			$123,718
	3/4/08										25,509	$22.14	$122,384

Peter Kasper Jakobsen			$40,782	$101,955	$263,809
	3/25/08	1/22/08				256	1,137	2,501	(3)				$54,030
	3/19/08	1/22/08				227	1,136	1,874	(4)				$40,225
	3/19/08	1/22/08				227	1,136	1,874	(5)				$40,225
	3/4/08									3,881			$85,925
	3/4/08										17,681	$22.14	$84,828

Dirk H. Hondmann			$43,195	$107,988	$279,419
	3/25/08	1/22/08				256	1,137	2,501	(3)				$54,030
	3/19/08	1/22/08				227	1,136	1,874	(4)				$40,225
	3/19/08	1/22/08				227	1,136	1,874	(5)				$40,225
	3/4/08									4,250			$94,095
	3/4/08										19,365	$22.14	$92,907

(1)	The grant date for annual BMS stock option and restricted stock unit awards is the date the BMS Compensation Committee approved the awards. The grant date for off-cycle BMS stock option and restricted stock unit awards is the first business day of the month following approval of the awards. The grant date for the BMS long-term performance awards is the date the awards were communicated to award recipients; the approval date is the date the BMS Compensation Committee approved the awards.
(2)	Target payouts under the BMS Performance Incentive Plan are based on a targeted percentage of base salary earned during the year. The BMS Compensation Committee reviews financial and individual objectives in determining the actual bonus as reported in the Summary Compensation Table. “Maximum” represents the maximum level of performance for which payouts are authorized under BMS’ 2008 annual incentive program. “Threshold” represents the minimum level of performance for which payouts are authorized under BMS’ 2008 annual incentive program. Maximum and threshold percentages were the same for all participants in the BMS Performance Incentive Plan.
(3)	Reflects the second tranche of the BMS 2007-2009 long-term performance award program. Performance targets under the BMS 2007-2009 long-term performance award program are set on an annual basis over a three-year period at the beginning of each performance year and are based one-half on sales and one-half on earnings per share. At the end of each year, performance is assessed versus the target sales and earnings per share to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For each yearly tranche, threshold performance on both measures will result in a payout of 45% of target; performance below threshold on either measure but not both measures will result in a payout of 22.5% of target, which is the threshold amount shown above; maximum performance will result in a payout of 220% of target; performance above the maximum level will result in the maximum payout.
(4)	Reflects the first tranche of the BMS 2008-2010 regular long-term performance award program. Performance targets under the BMS 2008-2010 regular long-term performance award program are set on an annual basis over a three-year period at the beginning of each performance year and are based one-half on sales and one-half on earnings per share. At the end of each year, performance is assessed versus the target sales and earnings per share to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For each yearly tranche, threshold performance on both measures will result in a payout of 40% of target; performance below threshold on either measure but not both measures will result in a payout of 20% of target, which is the threshold amount shown above; maximum performance will result in a payout of 165% of target; performance above the maximum level will result in the maximum payout.
(5)

Reflects the first tranche of the BMS 2008-2010 special long-term performance award program. Performance targets under the BMS 2008-2010 special long-term performance award program are set on an annual basis over a three-year period at the beginning of each performance year and are based one-half on operating cash flow and one-half on pre-tax profit margin. At the end of each year, performance is assessed versus the target pre-tax profit margin and operating cash flow to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For each yearly tranche, threshold performance on both measures will result in a payout of 40% of target; performance below threshold on either measure but not both measures will result in a payout of 20% of target, which is the threshold amount shown above; maximum performance will result in a payout of 165% of target; performance above the maximum level will result in the maximum payout.

(6)	BMS restricted stock unit awards vest in equal installments over 4 years. For Mr. Leemputte, notwithstanding the normal vesting schedule, this restricted stock unit award will vest fully upon an involuntary termination of Mr. Leemputte’s employment for reasons other than cause.
(7)	BMS stock option awards vest in equal installments over 4 years. For Mr. Leemputte, notwithstanding the normal vesting schedule, this stock option will vest fully upon an involuntary termination of Mr. Leemputte’s employment for reasons other than cause.
(8)	The exercise price equals the closing price of MJN’s common stock on the date of grant.
(9)	Fair value of awards under the BMS long-term performance award program is based on the maximum number of shares earnable and the grant-date closing price of $21.46 on 3/19/2008 for the first tranche of the 2008-2010 awards and $21.60 on 3/25/2008 for the second tranche of the 2007-2009 award. Fair value of BMS stock options is based on the number of underlying shares, the exercise price, and Black-Scholes ratios of 0.2167 for the 3/4/2008 grant and 0.1960 for the 10/1/2008 grant. Fair value of BMS restricted stock units is based on the number of units and the grant-date closing price of $22.14 on 3/4/2008 and $20.79 on 10/1/2008. Specific valuation assumptions relating to BMS stock options are provided in footnote 4 to the Summary Compensation Table.

Outstanding Equity Awards At Fiscal Year-End

2008 Fiscal Year

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)		Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested(3) ($)
Name	Exercisable	Unexercisable(1)
Stephen W. Golsby	25,660	0	(4)	$62.95	1/3/09	6,667	(7)	$155,008
	2,524	0	(6)	$61.09	1/2/10	2,256	(7)	$52,452
	26,817	0	(4)	$42.64	3/6/10	4,741	(7)	$110,228
	14,789	14,789	(4)(14)	$59.78	3/5/11	4,428	(8)	$102,951
	32,000	0	(4)	$48.08	3/4/12	10,000	(9)	$232,500
	36,500	0	(4)	$23.14	3/3/13	8,410	(8)	$195,533
	40,600	0	(4)	$28.11	3/1/14	12,154	(8)	$282,581
	32,000	10,667	(4)	$25.45	2/28/15	5,642	(10)	$131,177
	18,572	18,573	(4)	$22.73	3/6/16	5,918	(11)	$137,594
	0	100,000	(5)(15)	$24.74	11/30/16	4,319	(12)	$100,417
	11,215	33,647	(4)	$27.01	3/5/17	4,943	(13)	$114,925
	0	55,463	(4)	$22.14	3/3/18
Total	240,667	233,139

Peter G. Leemputte	0	46,722	(4)(16)	$20.79	9/30/18	38,480	(8)(16)	$894,660

Charles M. Urbain	26,817	0	(4)	$62.95	1/3/09	1,289	(7)	$29,969
	2,524	0	(6)	$61.09	1/2/10	2,256	(7)	$52,452
	19,718	0	(4)	$42.64	3/6/10	1,950	(8)	$45,338
	9,859	9,859	(4)(14)	$59.78	3/5/11	3,867	(8)	$89,908
	27,000	0	(4)	$48.08	3/4/12	5,588	(8)	$129,921
	6,719	0	(4)	$23.14	3/3/13	2,840	(10)	$66,030
	23,200	0	(4)	$28.11	3/1/14	2,981	(11)	$69,308
	15,225	5,075	(4)	$25.45	2/28/15	2,174	(12)	$50,546
	4,025	8,050	(4)	$22.73	3/6/16	2,488	(13)	$57,846
	5,158	15,475	(4)	$27.01	3/5/17
	0	25,509	(4)	$22.14	3/3/18
Total	140,245	63,968

Peter Kasper Jakobsen	4,732	0	(4)	$61.72	3/1/09	434	(7)	$10,091
	9,465	0	(4)	$68.76	11/30/09	1,070	(7)	$24,878
	1,262	0	(6)	$61.09	1/2/10	1,265	(8)	$29,411
	11,831	0	(4)	$42.64	3/6/10	2,814	(8)	$65,426
	4,732	4,733	(4)(14)	$59.78	3/5/11	3,881	(8)	$90,233
	11,000	0	(4)	$48.08	3/4/12	1,972	(10)	$45,849
	15,955	0	(4)	$23.14	3/3/13	2,070	(11)	$48,128
	11,700	0	(4)	$28.11	3/1/14	1,510	(12)	$35,108
	10,828	3,610	(4)	$25.45	2/28/15	1,728	(13)	$40,176
	5,280	5,280	(4)	$22.73	3/6/16
	3,745	11,237	(4)	$27.01	3/5/17
	0	17,681	(4)	$22.14	3/3/18
Total	90,530	42,541

Dirk H. Hondmann	15,000	7,500	(4)	$24.02	10/2/15	6,667	(7)	$155,008
	2,800	5,600	(4)	$22.73	3/6/16	1,350	(8)	$31,388
	3,575	10,726	(4)	$27.01	3/5/17	2,686	(8)	$62,450
	0	19,365	(4)	$22.14	3/3/18	4,250	(8)	$98,813
						1,972	(10)	$45,849
						2,070	(11)	$48,128
						1,510	(12)	$35,108
						1,728	(13)	$40,176
Total	21,375	43,191

(1)	Represents unexercisable (unvested) BMS stock options as of 12/31/2008. A portion of the BMS annual stock option grant in 2001 was subject to an exercise threshold described in footnote 14, below. These options appear in this column even if service-based vesting conditions have been met. These stock option awards become exercisable in the ninth year of the award even if the threshold is not met.
(2)	Represents unvested BMS restricted stock/restricted stock units as of 12/31/2008, as well as long-term performance awards for which performance goals have been achieved as of 12/31/2008 but that remain subject to continued service requirements.
(3)	Values based on BMS closing stock price on 12/31/2008 of $23.25.
(4)	These BMS stock option awards granted on 1/4/1999, 3/2/1999, 12/1/1999, 3/7/2000, 3/6/2001, 3/5/2002, 3/4/2003, 3/2/2004, 3/1/2005, 10/3/2005, 3/7/2006, 3/6/2007, 3/4/2008 and 10/1/2008 vest in equal annual installments of 25% over 4 years following the date of grant.
(5)	This BMS stock option award granted to Mr. Golsby on 12/1/2006 vests in three equal installments at the end of years 3, 4 and 5 following the date of grant.
(6)	This award was granted in lieu of a portion of the annual incentive for 2000. The award vested 100% one year from the date of grant.
(7)	BMS restricted stock granted on 2/2/2004, 3/2/2004, 3/1/2005 and 10/3/2005 vests in three equal installments at the end of years 3, 4 and 5 following the grant date.
(8)	BMS restricted stock granted on 3/7/2006 and BMS restricted stock units granted on 3/6/2007, 3/4/2008 and 10/1/2008 vest 25% per year over four years following the grant dates.
(9)	This BMS restricted stock unit award granted to Mr. Golsby becomes fully vested at the end of year 5 following the grant date.
(10)	Reflects the first tranche of the BMS 2007-2009 award at actual performance.
(11)	Reflects the second tranche of the BMS 2007-2009 award at actual performance.
(12)	Reflects the first tranche of the BMS 2008-2010 regular award at actual performance.
(13)	Reflects the first tranche of the BMS 2008-2010 special award at actual performance.
(14)	50% of award is subject to a 30% price appreciation threshold. These BMS stock options are not exercisable until the threshold is met and maintained for at least 15 consecutive trading days. As of December 31, 2008, the relevant price appreciation threshold had not been met.
(15)	100% of award is subject to a 15% price appreciation threshold. These BMS stock options are not exercisable until the threshold is met and maintained for at least seven consecutive trading days. As of December 31, 2008, the relevant price appreciation threshold had been met.
(16)	These BMS stock option and restricted stock unit awards granted on 10/1/2008 provide for immediate vesting upon an involuntary termination of Mr. Leemputte’s employment for reasons other than cause.

Option Exercises and Stock Vesting 2008 Fiscal Year

	Options(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Stephen W. Golsby	0	$0	18,977	$432,846	(2)
			13,321	$309,713	(3)
Peter G. Leemputte	0	$0	0	$0	(2)
			0	$0	(3)
Charles M. Urbain	0	$0	11,680	$246,820	(2)
			6,747	$156,868	(3)
Peter Kasper Jakobsen	0	$0	3,871	$84,927	(2)
			0	$0	(3)
Dirk H. Hondmann	0	$0	10,903	$224,746	(2)
			4,671	$108,601	(3)

(1)	Reflects shares acquired on BMS stock option exercises. None of the executives exercised option awards in 2008.
(2)	Reflects BMS restricted shares that vested during 2008. Value realized is based on BMS closing price on vesting date.
(3)	Reflects BMS 2006-2008 long-term performance award payout based on BMS’ closing stock price on 12/31/2008 of $23.25. The award vested as of 12/31/2008.

Pension Benefits in 2008 Fiscal Year

Retirement Plan

The BMS Retirement Income Plan is a defined benefit pension plan that provides income for employees after retirement. The BMS Retirement Income Plan is a tax-qualified plan, as defined under Section 401(a) of the Code. The benefit is calculated based on the employee’s final average compensation and years of service. All U.S. employees of BMS who are not participants in a pension plan through a collective bargaining agreement are eligible for the BMS Retirement Income Plan if they work at least 1,000 hours per year. Employees who participate in the BMS Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the BMS Benefit Equalization Plan—Retirement Plan. The key plan provisions of the BMS Retirement Income Plan are as follows:

•	The retirement benefit equals:

•	2% x Final Average Compensation x Years of Service, up to 40, minus

•	1/70th of the Primary Social Security Benefit x Years of Service, up to 40.

•

Final Average Compensation equals the average of the five consecutive years out of the last ten in which the employee’s compensation was the highest. Compensation equals the base salary rate, plus bonuses paid during the year. Compensation is subject to the limits defined under Section 401(a) (17) of the Code.

•	Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.

•	Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 4% for each year that the retirement age precedes age 60.

•	Employees are 100% vested after attaining five years of service.

•	The pension is payable as a monthly life annuity, with or without survivor benefits, or a lump sum.

The BMS Benefit Equalization Plan—Retirement Plan is a non-qualified deferred compensation plan that provides income for employees after retirement in excess of the benefits payable under the qualified BMS Retirement Income Plan. The benefit is calculated using the same formula as the BMS Retirement Income Plan, but without the limits on compensation and benefits imposed under Section 401(a) (17) and Section 415(b) of the Code. The provisions are the same as those above for the BMS Retirement Income Plan, except for the following:

•	Compensation is not subject to the limits under Section 401(a) (17) of the Code.

•	Compensation includes the higher of bonus earned or paid during the year.

•	The pension is paid as a cash lump sum or, if an election is made at least 12 months prior to retirement, the lump sum may be credited to the BMS Benefit Equalization Plan—Savings Plan.

Key International Pension Plan

The BMS Key International Pension Plan is a non-qualified plan. International employees of BMS categorized as U.S. expatriates paid from U.S. expatriate payroll who work at least 1,000 hours per year, nominated for participation by management and approved by the BMS Key International Pension Plan administrator are eligible to participate in the BMS Key International Pension Plan. The plan provides income for these employees after retirement.

The benefit is calculated based on the employee’s final average compensation and years of service. The key plan provisions are as follows:

•	The retirement benefit equals:

•	1.75% x Final Average Compensation x Years of Service, up to 40, minus,

•	1/70th of the Primary Social Security Benefit x Years of Service, up to 40, only when applicable.

•

Final Average Compensation equals the average compensation in the five consecutive years out of the last ten in which the employee’s compensation was the highest. Compensation equals the base salary rate, plus bonuses paid during the year.

•	Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.

•	Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 4% for each year that the retirement age precedes age 60.

•	Employees are 100% vested after attaining five years of service.

•	The pension is payable as a monthly life annuity, with or without survivor benefits, or a lump sum.

United Kingdom Bristol-Myers Squibb Company Pension Plan

The United Kingdom Bristol-Myers Pension Plan was a voluntary pension plan that covered BMS employees in the United Kingdom. Since January 1, 1992, the plan has been replaced by the United Kingdom Bristol-Myers Squibb Company Pension Plan with accrued prior plan benefits preserved. The plan was approved by the United Kingdom Inland Revenue Service. The plan was not contracted out from the United Kingdom government pension program, meaning that the benefits were additional to the government pension entitlements. Full-time employees were eligible to participate in the plan. The plan provides income for members after retirement as follows:

•

2% x Pensionable Salary up to the National Insurance Upper Earnings Limit x years and months of plan membership plus 1.67% of Pensionable Salary above the National Insurance Upper Earnings Limit x Years and months of plan membership, minus The State Pension Deduction.

•

Average Pensionable Salary equals the average salary in the highest three consecutive years of the last ten years before the employee retires or leaves MJN. Pensionable Salary is the base annual salary in effect on April 1.

•	Normal retirement age is 65. Employees are eligible for early retirement at age 55. Employees who were members of the plan prior to June 1989 are eligible to retire at age 50.

•

Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 3.6% for each year that the retirement age is between ages 55 and 60 and 6% for each year that the retirement age is between ages 55 and 50.

•	The pension is payable as a monthly life annuity with an option for partial payment in a cash lump sum. 50% of the pension benefit would continue to the spouse upon death of the retiree.

•	Contributions to the plan were 1% of Pensionable Salary up to the National Insurance Upper Earnings Limit plus 6% of Pensionable Salary above the National Insurance Upper Earnings Limit.

•	Employees were eligible to make Additional Voluntary Contributions to the plan. The contributions are held in a separate account for the employee and are paid at retirement.

Present Value of Accumulated Pension Benefits

2008 Fiscal Year

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits(1) ($)
Stephen W. Golsby(2)	BMS Retirement Income Plan	4.9	$166,093
	BMS Benefits Equalization Plan	4.9	$588,360
	BMS Key International Pension Plan	6.5	$876,445

Peter G. Leemputte	BMS Retirement Income Plan	0.6	$19,257
	BMS Benefits Equalization Plan	0.6	$42,349

Charles M. Urbain(3)	BMS Retirement Income Plan	19.5	$680,771
	BMS Benefits Equalization Plan	19.5	$1,094,830
	BMS United Kingdom Pension Plan	2.4	$52,757

Peter Kasper Jakobsen(4)	BMS Key International Pension Plan	10.8	$331,268

Dirk H. Hondmann	BMS Retirement Income Plan	3.6	$69,334
	BMS Benefits Equalization Plan	3.6	$64,921

(1)	Reflects the present value of the accumulated pension benefits as of December 31, 2008. The present value of accumulated benefits has been calculated based on the following assumptions which were used in BMS’ December 31, 2008 disclosure in BMS’ Annual Report on Form 10-K for the BMS Retirement Income Plan, the BMS Benefits Equalization Plan and the BMS Key International Pension Plan:
•	65% lump sum utilization for the BMS Retirement Income Plan/BMS Key International Pension Plan and 100% lump sum utilization for the BMS Benefits Equalization Plan.
•	6.5% discount rate for annuities and 5.75% discount rate for lump sums.
•	the RP 2000 mortality table projected to 2016 for annuities.
•	the 2009 lump sum mortality table under Section 417(e)(3) of the Code (combined annuitant and nonannuitant RP 2000 mortality table with projections blended 50% male/50% female) for lump sums.

These assumptions are the same as those disclosed in BMS’ Annual Report on Form 10-K in conformity with U.S. GAAP. The actual benefit received will vary based on a number of factors including final pay, years of service and interest rates at the time of retirement. No pension payments were made to any Named Executive Officer under these plans in 2008.

(2)	Mr. Golsby was a U.S. expatriate from October 1997 until January 2004, and, therefore, was eligible to participate in the BMS Key International Pension Plan.
(3)	Mr. Urbain was a participant in the United Kingdom Bristol-Myers Pension Plan from February 1987 to July 1989, before he relocated to the United States. The value was converted from British pound to U.S. dollar as of the year-end exchange ratio.
(4)	As a U.S. expatriate, Mr. Jakobsen is not eligible to participate in the BMS Retirement Income and BMS Benefit Equalization Plans. Instead, he is eligible to participate in the BMS Key International Pension Plan.

Non-Qualified Deferred Compensation Plan

The BMS Benefit Equalization Plan—Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their base salary and to receive BMS matching contributions in excess of contributions allowed under the BMS Savings and Investment Program. The BMS Savings and Investment Program is a tax-qualified plan, as defined under Section 401(a) and Section 401(k) of the Code. Employees who participate in the BMS Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the BMS Benefit Equalization Plan—Savings Plan. The key provisions of the BMS Benefit Equalization Plan—Savings Plan are as follows:

•	Contributions to the BMS Benefit Equalization Plan—Savings Plan begin once the employee’s total base salary paid for the year exceeds the limit under Section 401(a) (17) of the Code, or total contributions to the BMS Savings and Investment Program exceed the limits under Section 415(c) of the Code.

•	Employees may defer up to 20% of their base salary.

•	BMS matching contribution equals 75% of the employee’s contribution, up to 6% of base salary.

•	The plan is not funded. Benefits are paid from the general assets of BMS.

•	Employees may allocate their contributions among 13 different investment options.

•

The employee’s full balance under the BMS Benefit Equalization Plan—Savings Plan is paid following termination of employment, or, if an election is made at least 12 months prior to termination, the payments may be deferred until a later date, no sooner than five years following the termination date.

Non-Qualified Deferred Compensation

2008 Fiscal Year

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(5) ($)
Stephen W. Golsby(1)	$33,187	$14,934	$7,588	$0	$230,979
Peter G. Leemputte(3)	$0	$0	$0	$0	$0
Charles M. Urbain(1)	$15,187	$6,834	$(20,273)	$0	$148,303
Peter Kasper Jakobsen(4)	$0	$0	$0	$0	$0
Dirk H. Hondmann(1)	$4,708	$3,531	$(3,739)	$0	$18,242

(1)	Reflects BMS non-qualified savings and investment program. Executive contributions are included in the Salary column and registrant contributions are included in the All Other Compensation column of the Summary Compensation Table.
(2)	BMS does not pay above-market interest rates on non-qualified deferred compensation.
(3)	Mr. Leemputte did not participate in the BMS non-qualified savings and investment program.
(4)	As a U.S. expatriate, Mr. Jakobsen was not eligible to participate in the BMS non-qualified savings and investment program in 2008.
(5)	Portions of the amounts shown in this column have been included in 2008 compensation reflected in the Salary and All Other Compensation columns of the Summary Compensation Table, as follows:

	2008
Name	Salary ($)	All Other Compensation ($)	Total ($)
Stephen W. Golsby	$33,187	$14,934	$48,121
Peter G. Leemputte	$0	$0	$0
Charles M. Urbain	$15,187	$6,834	$22,021
Peter Kasper Jakobsen	$0	$0	$0
Dirk H. Hondmann	$4,708	$3,531	$8,238

Other portions of the aggregate balances in this column reflect amounts from 2007 and earlier years.

Post-Termination Benefits

The following table illustrates the potential payments and benefits under BMS’ plans and programs to MJN’s Named Executive Officers upon a termination of employment assuming an effective termination date of December 31, 2008. To the extent payments and benefits are generally available to salaried employees on a non-discriminatory basis, they are excluded from the table.

Termination of Employment Obligations (Excluding Vested Benefits)

2008 Fiscal Year

Name	Cash Severance(1) ($)	Special Bonus(2) ($)	Non- Equity Annual Incentive(3) ($)	In the Money Value of Options(4) ($)	Restricted Stock Awards(5) ($)	Long- Term Performance Plan(6) ($)	Retirement(7) ($)	Savings Plan Balances(8) ($)	Health, Perquisites and Other Benefits(9) ($)	Retiree Medical(10) ($)	Total ($)	Gross- Up on Excise Taxes(11) ($)
Involuntary Termination Not for Cause
Stephen W. Golsby	$851,696	$0	$593,483	$9,658	$414,734	$215,342	$0	$0	$302,161	$0	$2,387,072	$0
Peter G. Leemputte	$825,000	$0	$131,998	$0	$0	$0	$0	$0	$22,090	$0	$979,088	$0
Charles M. Urbain(12)	$415,350	$0	$244,464	$0	$0	$0	$0	$0	$21,432	$0	$681,246	$0
Peter Kasper Jakobsen	$179,921	$0	$179,441	$2,746	$48,569	$75,284	$0	$0	$38,038	$0	$523,998	$0
Dirk H. Hondmann	$316,063	$0	$172,781	$2,912	$48,569	$75,284	$0	$0	$19,733	$0	$635,342	$0

Involuntary Termination Not for Cause Following MJN’s Initial Public Offering
Stephen W. Golsby	$1,135,594	$1,600,000	$593,483	$9,658	$414,734	$215,342	$0	$0	$22,161	$0	$3,990,971	$0
Peter G. Leemputte	$825,000	$0	$131,998	$0	$0	$0	$0	$0	$22,090	$0	$979,088	$0
Charles M. Urbain(12)	$578,523	$154,273	$244,464	$0	$0	$0	$0	$0	$21,432	$0	$998,692	$0
Peter Kasper Jakobsen	$445,518	$103,954	$179,441	$2,746	$48,569	$75,284	$0	$0	$46,740	$0	$902,252	$0
Dirk H. Hondmann	$474,095	$110,622	$172,781	$2,912	$48,569	$75,284	$0	$0	$21,154	$0	$905,416	$0

Qualifying Termination Within 3 Years Following a Change in Control
Stephen W. Golsby	$2,716,341	$0	$593,483	$71,222	$1,131,252	$484,112	$1,768,817	$0	$347,180	$55,238	$7,167,644	$1,994,805
Peter G. Leemputte	$797,500	$0	$131,998	$114,936	$894,660	$0	$291,426	$0	$20,669	$62,022	$2,313,211	$0
Charles M. Urbain(13)	$539,955	$0	$244,464	$28,315	$257,959	$0	$1,129,610	$0	$20,012	$5,277	$2,225,591	$0
Peter Kasper Jakobsen	$297,012	$0	$179,441	$22,372	$220,038	$169,260	$0	$0	$38,038	$0	$926,161	$0
Dirk H. Hondmann	$316,063	$0	$172,781	$24,407	$347,657	$169,260	$0	$11,703	$19,733	$0	$1,061,605	$0

(1)	Involuntary termination represents severance equal to 1.5 times base salary for Messrs. Golsby and Leemputte, 56 weeks of base salary for Mr. Urbain, 31.5 weeks of base salary for Mr. Jakobsen, and 1 year of base salary for Mr. Hondmann. Involuntary termination following MJN’s initial public offering represents severance equal to 2 times base salary for Mr. Golsby and 1.5 times base salary for all other Named Executive Officers. Change in control represents severance equal to 2.99 times base salary plus target bonus for Mr. Golsby, 1 times base salary plus target bonus for Messrs. Urbain and Leemputte and 1 times base salary for Messrs. Jakobsen and Hondmann.
(2)	Reflects special performance bonus with respect to MJN’s initial public offering. For Mr. Golsby, it could range from an amount equal to Mr. Golsby’s regular target bonus in effect as of 12/31/2008 to a maximum amount equal to $1,600,000. For Messrs. Urbain, Jakobsen and Hondmann, it represents an amount equal to their target bonus in effect as of 12/31/2008.
(3)	Reflects annual BMS Performance Incentive Plan awards for 2008.
(4)	Intrinsic values as of 12/31/2008 based on the BMS closing stock price of $23.25 on 12/31/2008. For involuntary termination scenarios, represents unvested awards held at least one year. For change in control, represents all unvested awards.

(5)	Values as of 12/31/2008 based on the BMS closing stock price of $23.25 on 12/31/2008. For involuntary termination scenarios, represents pro-rata portion of awards held at least one year. For change in control, represents all unvested shares.
(6)	Reflects values as of 12/31/2008 based on the BMS closing stock price of $23.25 on 12/31/2008. For involuntary termination scenarios, the amounts represent actual payouts of the first tranche of the regular and special BMS 2008-2010 awards. For change in control, the amounts represent actual payouts of the first and second tranches of the BMS 2007-2009 award and actual payouts of the first tranche of the regular and special BMS 2008-2010 awards.
(7)	Change in control values include a special early retirement subsidy and additional years of credited service and age for Messrs. Golsby, Leemputte and Urbain.
(8)	Reflects vesting of unvested portion of employer matching contributions upon change in control as of 12/31/2008.
(9)	For involuntary termination scenarios, reflects health care continuation through the severance period. For change in control, represents continuation of health and life insurance benefits for three years for Mr. Golsby, one year for Messrs. Leemputte and Urbain and through the severance period for Messrs. Jakobsen and Hondmann. With respect to Mr. Golsby, involuntary termination not for cause and change in control scenarios also reflect certain relocation benefits, including (i) coverage for expenses relating to the sale of his home and the related tax gross-up (determined assuming the house was brought into BMS inventory), (ii) reimbursement for up to 10% of the purchase price of his home if its selling price is less than its purchase price, based upon three independent appraisals, and the related tax gross-up (assumed to be the maximum amount reimbursable of $80,000), (iii) reimbursement for the cost of return economy class airfare to Thailand for him and his family and (iv) reimbursement for reasonable costs associated with the shipment of his household goods. With respect to Mr. Jakobsen, involuntary termination and change in control scenarios also reflect certain relocation benefits, including economy class airfare for Mr. Jakobsen’s return trip and those of his accompanying dependents and reasonable costs for shipment of household goods back to New Zealand, if Mr. Jakobsen returns to New Zealand within 6 months following involuntary termination.
(10)	Change in control values reflect cost to BMS for providing retiree medical benefits. They include additional years of credited service and age for Messrs. Golsby, Leemputte and Urbain.
(11)	Reflects the gross-up under the change-in-control agreements for Messrs. Golsby, Leemputte and Urbain. The reimbursement amount for the excise tax on the excess parachute payment (i.e., the amount subject to the excise tax) is grossed up to account for the effect of federal and state income taxes and the excise tax. The amounts include Federal income tax of 35%, excise tax of 20% and relevant state taxes. The amounts do not reflect employment taxes or amounts attributable to the loss of itemized deductions.
(12)	As of December 31, 2008, Mr. Urbain was retirement-eligible under BMS’ stock plans and therefore was entitled to a pro-rata portion of BMS restricted stock held for one year from the grant date, accelerated vesting of BMS options held for one year from the grant date and a pro-rata BMS long-term performance award payment based on months worked at the actual payout level for awards held for one year from the grant date.
(13)	As of December 31, 2008, Mr. Urbain was retirement-eligible under BMS’ stock plans and therefore change in control value reflects:
•	Options—The value of the 2008 BMS stock option award which will not have been held for one year from the grant date.
•	Restricted Stock—The difference between a pro-rata portion of BMS restricted stock held for one year from the grant date and all unvested restricted stock including shares held less than one year.

The following is a description of payments and benefits available under different termination scenarios:

Voluntary Termination

BMS does not offer any payments or benefits to salaried employees, including, prior to MJN’s initial public offering, MJN’s Named Executive Officers, upon a voluntary termination other than those that are vested at the time of termination and those payments and benefits payable upon a constructive termination or resignation for good reason, which are described below.

Retirement and Death

The following benefits are generally available to all salaried employees, including, prior to MJN’s initial public offering, MJN’s Named Executive Officers:

Annual Incentive: Employees are eligible for a pro-rata award based on the number of months worked in the performance period. In the case of a retirement on or after September 15th of the plan year, employees are eligible for the full award.

Stock Options: Employees are eligible for accelerated vesting of BMS stock options held at least one year from the grant date and have the full term to exercise. For retirement, exercise thresholds as described in the CD&A and Outstanding Equity Awards Table, where applicable, remain in effect. Upon death, exercise thresholds lapse.

Restricted Stock/Restricted Stock Units: Employees are eligible for a pro-rata portion of BMS restricted stock/restricted stock unit awards held at least one year from the grant date.

Long-Term Performance Awards: Employees are eligible for a pro-rata portion of BMS long-term performance awards held at least one year from the grant date.

Defined Benefit Pension Plans/Key International Pension Plan: Employees are eligible for benefits accrued under the BMS Retirement Income Plan, BMS Key International Pension Plan, BMS United Kingdom Pension Plan and the BMS Benefit Equalization Plan—Retirement Plan.

Savings Plans: Employees are eligible for benefits accumulated under the BMS Savings and Investment Program and the BMS Benefit Equalization Plan—Savings Plan.

Post-Retirement Medical and Life Insurance: Employees with ten years of service are eligible for post-retirement medical and life insurance benefits.

Involuntary Termination Not for Cause

The following benefits are generally available to all salaried employees, including, prior to MJN’s initial public offering, MJN’s Named Executive Officers:

Annual Incentive: Employees are eligible for a pro-rata award based on the number of months worked in the performance period if the termination occurs on or after September 30th of the plan year. If an employee is eligible to retire, the employee is eligible for a pro-rata award based on the number of months worked in the performance period. In the case of a retirement on or after September 15th of the plan year, employees are eligible for the full award.

Stock Options: Upon signing a general release, an employee is eligible for accelerated vesting of BMS stock options held at least one year from the grant date and has three months to exercise. If an employee is eligible to retire or the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee will have the full term to exercise. Exercise thresholds as described in the Outstanding Equity Awards Table, where applicable, remain in effect.

Restricted Stock/Restricted Stock Units: Upon signing a general release, employees are eligible for a pro-rata portion of BMS restricted stock/restricted stock unit awards held at least one year from the grant date.

Long-Term Performance Awards: BMS awards granted in 2007 and earlier are forfeited; however, if the employee is eligible to retire or the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee will be eligible for a pro-rata portion of any awards held at least one year from the grant date. For BMS awards granted in 2008 or later, the employee will be eligible for a pro-rata portion of any awards held at least one year from the grant date.

Defined Benefit Pension Plans/Key International Pension Plan: Employees are eligible for benefits accrued under the BMS Retirement Income Plan, BMS Key International Pension Plan, BMS United Kingdom Pension Plan and the BMS Benefit Equalization Plan—Retirement Plan. Except under the BMS United Kingdom Pension Plan, if the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the retirement benefits are payable immediately following termination of employment with the enhanced adjustment factors that are applicable to employees eligible for early retirement.

Savings Plans: Employees are eligible for benefits accumulated under the BMS Savings and Investment Program and the BMS Benefit Equalization Plan—Savings Plan.

Post-Retirement Medical Insurance: If the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for continued medical coverage without BMS subsidy until age 55, and is eligible for the post-retirement medical benefits starting at age 55.

Cash Severance: MJN’s Named Executive Officers were eligible to receive severance payments and benefits if their employment was terminated for any of the following reasons:

•	Involuntary termination not for “cause”;

•	The executive’s monthly base salary is materially reduced;

•	The executive’s grade level is reduced (or in the case of Mr. Golsby, his grade level is materially reduced, which results in a material diminution of his authority, duties or responsibilities); or

•

The location of the executive’s job or office is changed, so that it will be based at a location which is more than 50 miles farther (determined in accordance with BMS’ relocation policy) from his primary residence than his work location immediately prior to the proposed change in his job or office.

A terminated executive who signs a general release would have been eligible for the following:

•

Severance payments in the amount of 1.5 times base salary for Messrs. Golsby and Leemputte, 56 weeks of base salary for Mr. Urbain, 31.5 weeks of base salary for Mr. Jakobsen and 1 year of base salary for Mr. Hondmann;

•	Continuation of medical, dental and life insurance benefits; and

•	Outplacement services.

Involuntary Termination Not for Cause Under Mead Johnson Disposition

As described in the CD&A, BMS entered into retention agreements with certain Mead Johnson executives including Messrs. Golsby, Urbain, Jakobsen and Hondmann. The agreements provided that, if BMS were to proceed with the sale, spin off, divestiture or other disposition of Mead Johnson, such as MJN’s initial public offering, Messrs. Golsby, Urbain, Jakobsen and Hondmann would be offered the following enhanced incentives in addition to the benefits available under a regular involuntary termination:

•

Special performance bonus. For Messrs. Urbain, Jakobsen and Hondmann, this represents an amount equal to their regular target bonus in effect as of December 31, 2008. For Mr. Golsby, the payment could range from an amount equal to Mr. Golsby’s regular target bonus in effect as of December 31, 2008 up to a maximum amount equal to $1,600,000. The full amount of the bonuses have been paid to MJN’s Named Executive Officers (See “—Retention Agreements”). The special performance bonus would have been payable upon an involuntary termination of employment without cause prior to the payment date.

•	Payout of annual bonus on a pro-rata basis at target.

•

Severance payments, which represent 2 times base salary for Mr. Golsby and 1.5 times base salary for the other Named Executive Officers (in lieu of the severance described under “—Involuntary Termination Not for Cause”).

Change in Control

As disclosed in the CD&A, BMS entered into change-in-control agreements with certain senior executives, including Messrs. Golsby, Leemputte and Urbain. The agreements will cease to be effective following completion of the exchange offer. The exchange offer does not qualify as a change in control of BMS based on the terms of the agreements.

To trigger benefits, there must be both a change in control or potential change in control of BMS and either (i) a subsequent involuntary termination without cause by the employer or (ii) a good reason termination by the employee. Good reason includes a reduction in job responsibilities or changes in pay and benefits as well as relocation beyond 50 miles. The executive has 120 days to assert a claim for payments under this provision, and BMS has until the date of termination to correct such circumstances. This protection extends for three years following a change in control.

“Change in Control” means the occurrence of any one of the following events after the effective date of the agreement:

(i)	Any Person (as defined in Section 13(d) (3) of the Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of BMS;

(ii)	The consummation of a merger or consolidation of BMS with any other corporation other than (A) a merger or consolidation which would result in the voting securities of BMS outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of BMS or the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of BMS in which no Person acquires more than fifty percent (50%) of the combined voting power of BMS’ then outstanding securities;

(iii)	The date the stockholders of BMS approve a plan of complete liquidation of BMS or an agreement for the sale or disposition by BMS of all or substantially all BMS’ assets; or

(iv)	The date there shall have been a change in the composition of the BMS Board within a two-year period such that a majority of the BMS Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by BMS’ stockholders or, if earlier, initial appointment to the BMS Board, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

A “Potential Change in Control” will be deemed to occur if, during the term of the agreement:

(i)	BMS enters into a written agreement, the consummation of which would result in a Change in Control;

(ii)	BMS or any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(iii)	Any person who is or becomes a beneficial owner of securities of BMS representing 10% (or in some cases, 15%) or more of the combined voting power of BMS’ outstanding securities thereafter increases such person’s beneficial ownership of such securities by 5% or more; or

(iv)	The BMS Board adopts a resolution to the effect that a Potential Change in Control has occurred.

A terminated executive who signs an agreement not to compete with BMS for a period of one year will receive the following benefits:

•	A cash payment equal to 2.99 years of base salary plus target bonus for Mr. Golsby and one year of base salary plus target bonus for Messrs. Leemputte and Urbain. (If the amount of time between the termination date and normal retirement is less than 2.99 years for Mr. Golsby and less than one year for Messrs. Leemputte and Urbain, the payment multiple is equal to such lesser amount of time.)

•	Payout of outstanding awards under the BMS long-term performance award program on a pro-rata basis at target including any award held less than one year.

•	Payout of annual bonus on a pro-rata basis at target.

•	Vesting of unvested BMS stock options, including options held less than one year. Waiver of exercise thresholds placed on awards, where applicable.

•	Vesting of BMS restricted stock/restricted stock units, including shares/units held less than one year.

•	A payment to account for an additional three years (for Mr. Golsby) or one year (for Messrs. Leemputte and Urbain) of service and age for pension purposes.

•	Application of the early retirement subsidy under the BMS Retirement Income Plan for executives who are terminated prior to age 55 as if the executive were 55 with at least ten years of service.

•	Eligibility for retiree medical benefits based on three years of additional age and service for Mr. Golsby and one additional year for Messrs. Leemputte and Urbain.

•	Continuation of benefits for three years for Mr. Golsby and for one year for Messrs. Leemputte and Urbain.

•	Vesting of unvested employer matching contributions in BMS’ Savings and Investment Program.

•

Gross-up of excise tax on payments deemed to be excess parachute payments that exceed 10% of the total payment which could be made without triggering the golden parachute excise taxes under Sections 280G and 4999 of the Code.

•	Reasonable outplacement services.

•	Payment of any legal fees incurred to enforce the agreement.

Also as disclosed in the CD&A, Messrs. Jakobsen and Hondmann are participants in the Bristol-Myers Squibb Company Change-in-Control Separation Benefits Plan. They will cease to participate in this plan upon completion of the exchange offer. To trigger benefits under this plan, there must be both a change in control of BMS and either (i) a subsequent involuntary termination without cause by the employer or (ii) a good reason termination. A good reason termination would include reductions in base salary, annual bonus, benefits and perquisites as well as relocation beyond 50 miles. The executive has 60 days to assert a claim for payments under this provision. This protection extends for three years following a change in control.

“Change in Control” is defined similarly to the definition contained in the change-in-control agreements described above.

Messrs. Jakobsen and Hondmann will receive the following benefits upon termination if they execute a valid release of claims:

•	Either:

a cash payment equal to 12 months of base salary; or

the greatest of cash severance payable under (i) the applicable severance plan of the acquirer, (ii) the applicable BMS severance plan that was in effect on September 12, 2006 or (iii) the applicable BMS severance plan that was in effect on the date of the change in control.

•	Payout of annual bonus on a pro-rata basis at target.

•	Continuation of life, medical and dental benefits on a subsidized basis to the extent provided under BMS’ applicable severance plan.

•	Vesting of unvested BMS stock options, including options held less than one year. Waiver of exercise thresholds placed on awards, where applicable.

•	Vesting of BMS restricted stock/restricted stock units, including shares/units held less than one year.

•	Payout of outstanding awards under the BMS long-term performance award program on a pro-rata basis at the greater of target or projection including any award held less than one year.

•	Vesting of unvested accrued benefits under the BMS Key International Pension Plan.

Director Compensation

When MJN was formed in December 2008, MJN’s initial board of directors was comprised of James M. Cornelius, Lamberto Andreotti, Stephen W. Golsby, Jean-Marc Huet, John E. Celentano and Sandra Leung, all of whom were full-time employees of either BMS or Mead Johnson. None of these initial directors received any additional compensation for service as a director of Mead Johnson.

MJN intends to provide competitive compensation to MJN’s non-employee directors that will enable MJN to attract and retain high quality directors, provide them with compensation at a level that is consistent with MJN’s compensation objectives and encourage their ownership of MJN’s stock to further align their interests with those of MJN’s stockholders. MJN’s directors who are full-time employees of Mead Johnson will receive no additional compensation for service as a director of Mead Johnson.

In January 2009, MJN’s board of directors reviewed market data and other analysis prepared by Frederic W. Cook & Co. and determined that it was appropriate to target non-employee director compensation between the 25th percentile and the median of compensation for MJN’s peer group of companies, which are listed above under “—MJN’s Post-Offering Compensation Program—Peer Group Analysis”. Based on that review, MJN’s board of directors adopted an initial non-employee director compensation program which includes the following:

•	An annual cash retainer of $55,000, payable to each non-employee director.

•	Annual cash retainers of $20,000, $15,000 and $10,000, payable to the chairs of MJN’s audit committee, compensation committee and nominating and corporate governance committee, respectively.

•

Annual cash retainers of $10,000, $7,500 and $5,000, payable to each non-employee director who is a member of MJN’s audit committee, compensation committee and nominating and corporate governance committee, respectively (in each case, other than the chair of the relevant committee).

•

An annual grant of Mead Johnson equity-based awards having a grant date fair market value of $80,000, to be granted to each non-employee director. Upon the consummation of MJN’s initial public offering, each individual then serving as a non-employee director received, in lieu of an annual grant for 2009, a founder’s award of 3,334 Mead Johnson restricted stock units having a grant date fair market value of approximately $80,000. The terms of the founder’s awards provide that the restricted stock units will fully vest on the first anniversary of the grant date. It is anticipated that in future years, equity grants to MJN’s non-employee directors will be made on the date of the annual meeting of MJN’s stockholders. Grants will be made pursuant to the 2009 Stock Award and Incentive Plan.

MJN’s non-employee directors will not receive any fees for attendance at board of directors or committee meetings.

MJN’s non-employee directors are subject to ownership guidelines regarding shares of MJN’s common stock. MJN’s guidelines require that each of MJN’s non-employee directors hold shares with a value equal to four times his or her annual cash retainer of $55,000, for a total of $220,000. These shares are to be acquired through the retention of the annual stock awards as well as any other acquisition of stock. MJN’s non-employee directors may not sell any of their stock until the director has achieved the ownership threshold, after which the director is free to sell any shares acquired following vesting. If one of MJN’s non-employee directors departs from the MJN Board, the director must retain shares with a value equal to four times his or her annual cash retainer for a six-month period following the director’s date of departure.

Securities Authorized For Issuance Under Equity Compensation Plans

The table below sets forth information with regard to securities authorized for issuance under MJN’s equity compensation plans as of December 31, 2008. As of December 31, 2008, MJN had one equity compensation plan, the 2009 Stock Award and Incentive Plan, which was approved by BMS, then MJN’s sole stockholder, but under which no awards had been granted as of that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans Approved by Security Holders	0	—	25,000,000	(1)
Equity Compensation Plans Not Approved by Security Holders	0	—	0

Total	0	—	25,000,000

(1)	Types of awards issuable under the 2009 Stock Award and Incentive Plan include: options, stock appreciation rights, restricted stock, restricted stock units, stock granted as a bonus or in lieu of another award, dividend equivalents, other stock—based awards, or performance awards.

AGREEMENTS BETWEEN BMS

AND MJN AND OTHER RELATED PARTY TRANSACTIONS

Relationship with BMS

As of November 11, 2009, BMS owns 55.1% of MJN’s class A common stock and 100% of MJN’s class B common stock, giving it 83.1% of the outstanding shares of MJN’s common stock and 97.5% of the combined voting power of MJN’s outstanding common stock. Prior to the completion of the exchange offer, BMS will convert all of its MJN class B common stock to MJN class A common stock. As a result, upon the completion of the exchange offer, MJN will only have class A common stock outstanding (otherwise referred to as MJN common stock).

MJN has entered into agreements with BMS to clarify MJN’s relationship with BMS.

Transactions in Non-U.S. Jurisdictions

China

MJN’s business in China is currently managed and operated by Mead Johnson Nutritionals (China) Ltd. (“MJN China”), 89% of which is currently held indirectly by BMS and 11% of which is held by two Chinese companies not affiliated with BMS or MJN.

BMS and MJN have entered into a services agreement (“MJN China Services Agreement”) pursuant to which BMS has agreed to cause MJN China to operate in a manner that is consistent with the instructions and directions of MJN. In return, MJN provides all necessary support and access to assets and resources, including intellectual property, for BMS to cause MJN China to operate in a manner consistent with MJN’s instructions and directions. This support includes management oversight, supply chain management and general stewardship of MJN China’s business.

The MJN China Services Agreement has been designed so that MJN is entitled to the benefit and risk of MJN China’s operations and business. To the extent MJN China has positive cash balances and is able to distribute such amounts to its foreign parent under applicable law, BMS is obligated to make a payment to MJN equal to this amount. To the extent MJN decides to have cash contributed to MJN China, MJN is obligated to make a payment to BMS equal to this amount.

Prior to the completion of the exchange offer, the MJN China Services Agreement will be amended. Pursuant to this amendment, BMS will agree to transfer MJN China to MJN, subject to receipt of required regulatory and other approvals. MJN expects to obtain these approvals within 3 to 6 months after completion of the exchange offer. As a consequence of the transfer, the MJN China Services Agreement will terminate and the related obligations to make the payments described above will cease. This amendment will also provide for a termination payment by BMS that is equal to the purchase price MJN will be required to pay to BMS for MJN China. As a result, no net cash payments will be made between BMS and MJN in connection with the transfer of MJN China and the termination of the MJN China Services Agreement.

MJN consolidates MJN China as a variable interest entity in accordance with FIN 46(R), as a result of the terms of the MJN China Services Agreement even for periods prior to the transfer of BMS’ ownership to MJN.

Mexico

A subsidiary of BMS currently leases to MJN’s Mexican operating subsidiary all of the property, plant and equipment assets at MJN’s manufacturing facility in Delicias, Mexico under a lease that is treated as a capital lease for U.S. GAAP purposes. MJN consolidates all of these leased assets on its balance sheet. Prior to the completion of the exchange offer, MJN expects to purchase the leased assets for an amount of cash based on an appraised value of the assets and to terminate the lease, subject to customary closing conditions.

Brazil, Argentina and Europe

The transfers of MJN’s principal assets in Brazil and Argentina have not yet been completed due to regulatory limitations although agreements are in place between MJN and BMS with respect to these transfers. After obtaining the necessary regulatory permits, MJN’s principal assets in Brazil and Argentina will be transferred to MJN. Although MJN has already paid for these assets, the payment in Brazil is subject to a working capital adjustment mechanism. MJN currently markets certain of its products while BMS distributes them in these jurisdictions.

BMS is temporarily acting as MJN’s distributor in most of MJN’s local European markets and is paid a third-party distributor margin, but MJN intends to replace BMS with independent third parties in 2011.

Separation Agreement

As part of the MJN IPO, MJN and BMS entered into a separation agreement, which governed the transfer of assets and assumption of liabilities between BMS and MJN.

Releases and Indemnification. The separation agreement provided for a full and complete release and discharge of all liabilities between BMS and MJN, and MJN’s respective subsidiaries, except as expressly set forth in the separation agreement. The liabilities released or discharged include liabilities arising under any contractual agreements or from any acts, events or conditions existing or alleged to exist on or before the completion of MJN’s initial public offering (other than tax liabilities, which are addressed by the tax matters agreement described under “—Tax Matters Agreement”).

MJN also agreed to indemnify, hold harmless and defend BMS, each of its affiliates and each of their respective directors, officers, members, managers and employees, from and against all liabilities relating to, arising out of or resulting from (i) the businesses contributed by BMS to MJN; (ii) MJN breaches of the separation agreement; and (iii) the IPO of MJN.

BMS agreed to indemnify, hold harmless and defend MJN, each of MJN’s affiliates and each of MJN’s respective directors, officers, members, managers and employees from and against all liabilities relating to, arising out of or resulting from (i) the BMS businesses or any liability of BMS (other than businesses contributed to MJN or liabilities associated with MJN’s separation from BMS) and (ii) BMS breaches of the separation agreement.

The separation agreement also specified procedures with respect to claims subject to indemnification and related matters.

Transitional Services Agreement

Historically, BMS has provided significant corporate and shared services functions to MJN. MJN’s historical financial statements in this prospectus reflect an allocation of these costs primarily within marketing, selling and administrative expenses. These allocations include costs related to corporate and shared services functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax, treasury, procurement and other services.

MJN and BMS entered into a transitional services agreement whereby BMS agreed to provide MJN with various corporate support services (“BMS Services”) following MJN’s initial public offering, including: accounting; credit and collection; cash application; information technology; tax; treasury; human resources; compliance; environmental, health and safety; legal; procurement; audit; research; insurance; customs clearance; supply chain management; facilities services; and other general support services.

BMS also may provide MJN with additional services that MJN and BMS may identify from time to time in the future. MJN provides BMS with certain services under the transitional services agreement (“MJN Services”) including accounting, credit and collection, order entry, information technology, tax, human resources, customs clearance, supply chain management, facilities administration and other general support services. Both MJN and BMS may engage third parties to provide services covered by the transitional services agreement. The BMS Services and the MJN Services continue for a specified initial term, which varies with the types of services to be provided, unless earlier terminated or extended according to the terms of the transitional services agreement.

The transitional services agreement provides that the performance of a service according to the agreement, whether by MJN or BMS, will not subject the provider of such service to any liability whatsoever except as directly caused by the gross negligence or willful misconduct of the service provider. Liability for gross negligence or willful misconduct is limited to the lesser of the price paid for the particular service or the cost of the service’s recipient performing the service itself or hiring a third party to perform the service. Under the transitional services agreement, the service provider of each service is indemnified by the recipient against all third-party claims relating to provision of services or the recipient’s material breach of a third-party agreement, except where the claim is directly caused by the service provider’s gross negligence or willful misconduct. BMS is the service provider and MJN is the recipient of the majority of the services to be provided under the transitional services agreement.

MJN pays BMS mutually agreed-upon fees for the BMS Services and BMS pays MJN mutually agreed-upon fees for the MJN Services. The cost of the transitional services agreement in aggregate is consistent with general and administrative expenses that BMS has historically allocated or incurred with respect to the BMS Services and the MJN Services.

The terms of the transitional services agreement, including the fees charged for the BMS Services and the MJN Services, are substantially similar to those that would be agreed to by parties bargaining at arm’s length for similar services. MJN believes the payments MJN makes to BMS and BMS makes to MJN are reasonable. However, these payments are not necessarily indicative of, and it is not practical for MJN to estimate, the level of expenses MJN might incur in procuring these BMS Services from alternative sources.

Tax Matters Agreement

In connection with MJN’s initial public offering, MJN entered into a tax matters agreement to allocate the responsibility of BMS and its subsidiaries, on the one hand, and MJN and its subsidiaries, on the other hand, for the payment of taxes resulting from filing (i) tax returns on a combined, consolidated or unitary basis and (ii) single entity tax returns for entities that have both Mead Johnson and non-Mead Johnson operations. This agreement is being amended as part of the exchange offer and the parties intend that it will be effective before completion of the exchange offer.

Pursuant to this tax matters agreement, BMS will agree to prepare returns for MJN for all periods during which MJN or any of its subsidiaries are included in a combined, consolidated or unitary group with BMS or any of its subsidiaries for federal, state, local or foreign tax purposes, as if MJN itself were filing as a consolidated, combined or unitary group. BMS will agree further to prepare returns for MJN for all periods during which a single entity tax return is filed for an entity that has both Mead Johnson and non-Mead Johnson operations. MJN will agree to make payments to BMS and BMS will agree to make payments to MJN with respect to such returns, as if such returns were actually required to be filed under the laws of the applicable taxing jurisdiction and BMS were the relevant taxing authority of such jurisdiction.

MJN will agree to certain restrictions and indemnities. In particular, MJN will agree generally:

•

for two years following the completion of the transactions contemplated in this prospectus, not to engage in any of the following actions unless MJN provides BMS with an opinion of counsel acceptable to BMS or BMS receives a private letter ruling, in each case to the effect that such actions will not cause the Internal Spin-Off, the MJC Conversion, the Proposed Recapitalization or the exchange offer together with any subsequent spin-off to fail to qualify for non-recognition of gain and loss:

•	cause or allow the MJN group to cease to be engaged in its current business as an active business;

•	take any action that could cause the MJC Conversion to fail to qualify as a complete liquidation under Section 332 of the Code by reason of the “liquidation-reincorporation” doctrine;

•	liquidate or partially liquidate, by way of a merger, conversion or otherwise;

•	sell or transfer 50% or more of its assets;

•	engage in certain stock redemptions or repurchases; and

•

enter into or permit certain transactions or series of related transactions (or agreements or understandings to enter into such transactions) as a result of which one or more persons would directly or indirectly acquire 40% or more of MJN’s total value or total voting power;

•

for 30 months following the completion of the transactions contemplated in this prospectus, if it proposes to enter into or permit certain transactions or series of related transactions as a result of which one or more persons would directly or indirectly acquire 10% or more of MJN’s total value or total voting power, to undertake in good faith to provide written notice to BMS, including an explanation as to why such transactions do not cause the Internal Spin-Off or the exchange offer together with any subsequent spin-off to fail to qualify for non-recognition of gain and loss; and

•

to indemnify BMS for taxes and certain related expenses resulting from the failure of the Internal Spin-Off, the MJC conversion, the Proposed Recapitalization or the exchange offer together with any subsequent spin-off to qualify for non-recognition of gain and loss to the extent attributable to (i) the failure of any of MJN’s representations to be true or the breach by MJN of any of its covenants, (ii) the application of Section 355(e) or Section 355(f) of the Code to any acquisition of stock or assets of MJN or any of its affiliates or (iii) certain other acts or omissions by MJN or its affiliates.

To the extent MJN becomes obligated to make an indemnification payment under the tax matters agreement, MJN believes that the payment could be significant.

Registration Rights Agreement

As part of the MJN IPO, MJN entered into a registration rights agreement with BMS granting BMS and its affiliates certain registration rights with respect to MJN’s common stock owned by them. This agreement terminates upon the completion of the exchange offer and, if necessary, the spin-off of any remaining MJN common stock held by BMS.

Employee Matters Agreement

MJN has entered into an employee matters agreement with BMS. The employee matters agreement governs BMS’, MJN’s and the parties’ respective subsidiaries’ and affiliates’ rights, responsibilities and obligations after MJN’s initial public offering with respect to:

•	employees and former employees (and their respective dependents and beneficiaries) who are or were associated with BMS, MJN or the parties’ respective subsidiaries or affiliates;

•	the allocation of assets and liabilities as it relates to certain employee benefit, pension, welfare, compensation, employment, severance and termination-related matters; and

•	other human resources, employment and employee benefits matters.

Intercompany Notes

On August 26, 2008, MJC, a wholly-owned subsidiary of MJN, distributed a $2,000.0 million intercompany note to E.R. Squibb, a subsidiary of BMS. On February 17, 2009, the $2,000.0 million note was reduced to $1,744.2 million and restructured into three notes issued by MJC and guaranteed by MJN:

•

a Floating Rate Note Due 2014 (“2014 Note”) in the principal amount of $744.2 million bearing interest at a floating rate per annum equal to LIBOR plus 3.00%, payable quarterly, and starting on June 1, 2010 requiring quarterly principal payments of $18,750,000;

•	a Fixed Rate Note Due 2016 (“2016 Note”) in the principal amount of $500.0 million; and

•	a Fixed Rate Note Due 2019 (“2019 Note”) in the principal amount of $500.0 million.

On November 5, 2009, MJN issued $500.0 million aggregate principal amount of 3.50% notes due 2014, $700.0 million aggregate principal amount of 4.90% notes due 2019 and $300.0 million aggregate principal amount of 5.90% notes due 2039. The net proceeds from the offering, less discounts and expenses, were approximately $1,482.7 million. MJN contributed the net proceeds of the offering, together with proceeds from a $200.0 million borrowing under its revolving credit facility and cash on hand, to MJC which used the money to repay all amounts owed to BMS under the 2014 Note, the 2016 Note and the 2019 Note. See “Recent Developments” and “Description of Certain Indebtedness of MJN”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF BMS AND MJN

BMS Common Stock Ownership by Directors and Executive Officers

The following table sets forth, as of October 15, 2009, beneficial ownership of shares of BMS common stock by each BMS director, each of the named BMS executive officers and all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power includes the power to direct the disposition of the shares. Unless otherwise noted, shares listed below are owned directly or indirectly with sole voting and investment power. None of the BMS directors and executive officers, individually or as a group, beneficially owns greater than 1% of BMS’ outstanding shares of BMS common stock.

The table also includes the beneficial ownership of shares of MJN common stock.

Name	Total BMS Common Stock Shares Owned(1)		Total MJN Common Stock Shares Owned
Lamberto Andreotti	968,718	(2)	6,000
Lewis B. Campbell	32,613	(3)	—
James M. Cornelius	2,314,082	(4)	20,000
Louis J. Freeh	20,049	(5)	—
Laurie H. Glimcher, M.D.	66,081	(6)	—
Michael Grobstein	22,855	(7)	2,000
Anthony C. Hooper	583,686	(8)	4,000
Jean-Marc Huet	97,650	(9)	10,000
Leif Johansson	51,412	(10)	—
Alan J. Lacy	15,632	(11)	6,000
Vicki L. Sato, Ph.D.	16,332	(12)	—
Dr. Elliott Sigal	846,708	(13)	5,000
Togo D. West, Jr.	11,551	(14)	1,000
R. Sanders Williams, M.D.	22,702	(15)	—

All directors and executive officers as a group	6,957,384		57,500

(1)	Consists of direct and indirect ownership of shares, including vested and unvested restricted stock, shares credited to the accounts of the executive officers under the BMS Savings and Investment Program, stock options that are currently exercisable or exercisable within 60 days and deferred share units. Deferred share units have no voting rights.
(2)	Includes 765,441 shares underlying stock options that are currently exercisable or exercisable within 60 days.
(3)	Includes 20,185 shares underlying stock options that are currently exercisable or exercisable within 60 days and 10,318 deferred share units.
(4)	Includes 2,045,371 shares underlying stock options that are currently exercisable or exercisable within 60 days and 4,867 deferred share units.
(5)	Includes 1,875 shares underlying stock options that are currently exercisable or exercisable within 60 days and 18,174 deferred share units.
(6)	Includes 20,185 shares underlying stock options that are currently exercisable or exercisable within 60 days and 45,896 deferred share units.
(7)	Includes 17,855 deferred share units.
(8)	Includes 477,003 shares underlying stock options that are currently exercisable or exercisable within 60 days.

(9)	Includes 72,650 shares underlying stock options that are currently exercisable or exercisable within 60 days.
(10)	Includes 20,185 shares underlying stock options that are currently exercisable or exercisable within 60 days and 29,227 deferred share units.
(11)	Includes 10,632 deferred share units.
(12)	Includes 16,332 deferred share units.
(13)	Includes 651,964 shares underlying stock options that are currently exercisable or exercisable within 60 days and 21,074 deferred share units.
(14)	Includes 11,551 deferred share units.
(15)	Includes 22,202 deferred share units.

BMS Principal Holders of Voting Securities

There are no beneficial owners of more than 5 percent of the outstanding shares of BMS common stock.

MJN Common Stock Ownership by Directors and Executive Officers

The following table sets forth information as of October 15, 2009, as to the beneficial ownership of shares of MJN common stock by each MJN director, each of the named MJN executive officers and all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power includes the power to direct the disposition of the shares. Unless otherwise noted, shares listed below are owned directly or indirectly with sole voting and investment power. None of the MJN directors and executive officers, individually or as a group, beneficially owns greater than 1% of MJN’s outstanding shares of BMS common stock.

The table also includes the beneficial ownership of shares of BMS common stock.

Name	Total MJN Common Stock Shares Owned	Total BMS Common Stock Shares Owned(1)
Stephen W. Golsby	100	324,073	(2)
Peter G. Leemputte	15,000	18,404	(3)
Charles M. Urbain	—	146,025	(4)
Peter Kasper Jakobsen	—	105,580	(5)
Dirk H. Hondmann	—	49,754	(6)
James M. Cornelius	20,000	2,314,082	(7)
Lamberto Andreotti	6,000	968,718	(8)
Dr. Steven M. Altschuler	—	—
Howard B. Bernick	12,500	5,000
John E. Celentano	1,000	354,282	(9)
Jean-Marc Huet	10,000	97,650	(10)
Sandra Leung	1,500	209,107	(11)
Peter G. Ratcliffe	—	—
Robert S. Singer	10,000	—
Dr. Elliott Sigal	5,000	846,708	(12)

All directors and executive officers as a group	83,200	5,739,097

(1)	Consists of direct and indirect ownership of shares, including vested and unvested restricted stock, shares credited to the accounts of the executive officers under the BMS Savings and Investment Program, stock options that are currently exercisable or exercisable within 60 days and deferred share units. Deferred share units have no voting rights.

(2)	Includes 308,173 shares underlying stock options that are currently exercisable or exercisable within 60 days.
(3)	Includes 11,680 shares underlying stock options that are currently exercisable or exercisable within 60 days.
(4)	Includes 143,922 shares underlying stock options that are currently exercisable or exercisable within 60 days.
(5)	Includes 104,947 shares underlying stock options that are currently exercisable or exercisable within 60 days.
(6)	Includes 40,091 shares underlying stock options that are currently exercisable or exercisable within 60 days.
(7)	Includes 2,045,371 shares underlying stock options that are currently exercisable or exercisable within 60 days and 4,867 deferred share units.
(8)	Includes 765,441 shares underlying stock options that are currently exercisable or exercisable within 60 days.
(9)	Includes 288,465 shares underlying stock options that are currently exercisable or exercisable within 60 days.
(10)	Includes 72,650 shares underlying stock options that are currently exercisable or exercisable within 60 days.
(11)	Includes 190,537 shares underlying stock options that are currently exercisable or exercisable within 60 days.
(12)	Includes 651,964 shares underlying stock options that are currently exercisable or exercisable within 60 days and 21,074 deferred share units.

MJN Principal Holders of Voting Securities

There are no beneficial owners of more than 5 percent of the outstanding shares of MJN common stock, other than BMS which prior to the completion of the exchange offer beneficially owned 170.0 million shares of MJN common stock representing 83.1% of the outstanding MJN common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Consequences to BMS Stockholders

The following discussion is a general summary of material U.S. federal income tax considerations with respect to the exchange offer and any subsequent spin-off for a beneficial owner of BMS common stock that holds such common stock as a capital asset for tax purposes (generally, for investment purposes).

For purposes of this summary, a “U.S. holder” is:

•	a citizen or resident of the United States;

•

a corporation—or other entity taxable as a corporation for U.S. federal income tax purposes—that was created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is a person or entity that is not a U.S. holder or a partnership (or an entity or arrangement classified as a partnership for U.S. Federal income tax purposes).

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a holder of BMS common stock in light of such holder’s particular circumstances or if such holder is a beneficial owner subject to special treatment under U.S. federal income tax laws (such as a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, person who holds BMS common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, former U.S. citizen or resident or partnership or other pass-through entity for U.S. federal income tax purposes). This summary does not discuss non-income taxes, any aspect of the U.S. federal alternative minimum tax or state, local or non-U.S. taxation. This summary is based on current provisions of the Code, Treasury regulations, judicial opinions, published positions of the Internal Revenue Service (“IRS”) and all other applicable authorities (all such sources of law, “Tax Authorities”). The Tax Authorities are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds BMS common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding BMS common stock should consult their own tax advisors.

WE URGE YOU TO CONSULT YOUR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF THE EXCHANGE OFFER AND ANY SUBSEQUENT SPIN-OFF IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

General

Subject to qualifications and limitations set forth herein (including the discussion below relating to the receipt of cash in lieu of fractional shares), Cravath, Swaine & Moore LLP, counsel to BMS, is of the opinion that for U.S. Federal income tax purposes:

•

no gain or loss should be recognized by, and no amount should be includible in the income of, a holder solely as a result of the receipt of MJN common stock in the exchange offer or any subsequent spin-off;

•	the holding period for MJN common stock received in the exchange offer should include the period during which the BMS common stock exchanged therefor was held;

•	the holding period for MJN common stock received in any subsequent spin-off should include the holding period for the BMS common stock with respect to which the MJN common stock is distributed;

•	a holder’s tax basis in any MJN common stock received by the holder in the exchange offer should be equal to the holder’s tax basis in the BMS common stock exchanged therefor; and

•

the tax basis of BMS common stock with respect to which MJN common stock is distributed in any subsequent spin-off should be apportioned between such BMS common stock and the shares of MJN common stock received in respect thereof, including any fractional shares of MJN common stock deemed received in respect thereof, based upon relative fair market values at the time of the spin-off.

The opinion of counsel does not address any state, local or foreign tax consequences of the exchange offer and any subsequent spin-off. The opinion of counsel is based on certain assumptions and representations as to factual matters from BMS and MJN, certain covenants by BMS and MJN, and the continuing effectiveness and validity of the Recapitalization Ruling (described below). The opinion cannot be relied upon if any of the assumptions, representations or covenants is incorrect, incomplete, inaccurate or is violated in any material respect, or if the Recapitalization Ruling is revoked or amended in whole or in part in any material respect.

The opinion of counsel is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. BMS does not intend to request a comprehensive ruling from the IRS regarding all aspects of the U.S. federal income tax consequences of the transactions.

If the exchange offer or any subsequent spin-off were determined not to qualify for non-recognition of gain and loss under Section 355 of the Code, the above consequences would not apply and holders could be subject to tax. If the exchange offer and any subsequent spin-off were taxable to holders, then:

•

the exchange of BMS common stock in the exchange offer would be a taxable exchange, and each holder that participated in the exchange offer would recognize either (i) a capital gain or loss equal to the difference between the fair market value of the shares of MJN common stock received and the holder’s tax basis in the BMS common stock exchanged therefor; or (ii) in certain circumstances (including where a holder increased its percentage of BMS common stock (directly or by attribution) as a result of the exchange offer), a taxable distribution equal to the fair market value of the shares of MJN common stock received, which would be taxed as discussed in the following bullet point;

•

each holder that received shares of MJN common stock in any subsequent spin-off would be treated as if the holder received a taxable distribution equal to the fair market value of the shares of MJN common stock received, which would be taxed (i) as a dividend to the extent of the holder’s pro rata share of BMS’ current and accumulated earnings and profits, then (ii) as a non-taxable return of capital to the extent of the holder’s tax basis in the BMS common stock with respect to which the distribution was made (with that basis reduced by an equal amount), and finally (iii) as capital gain with respect to the remaining value;

•

an individual U.S. holder would generally be subject to U.S. federal income tax at a maximum rate of 15% with respect to the portion of the exchange offer and any subsequent spin-off that was treated as a dividend or capital gain, subject to exceptions for certain short term and hedged positions (including positions held for one year or less, in the case of a capital gain), which could give rise to tax at ordinary income rates;

•

a non-U.S. holder would generally be subject to U.S. federal gross income tax with respect to the portion of the exchange offer and any subsequent spin-off that was treated as a dividend, at a rate of 30% or such lower rate as may be provided for in an applicable income tax treaty; and

•

a non-U.S. holder would generally not be subject to U.S. federal income tax with respect to the portion of the exchange offer and any subsequent spin-off that was treated as a capital gain, unless (i) the non-U.S. holder was an individual who was present in the United States for 183 days or more in the taxable year of the exchange offer and any subsequent spin-off or (ii) the gain was considered effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States and, where an income tax treaty applies, was attributable to such non-U.S. holder’s permanent establishment (in which case, if such non-U.S. holder was a foreign corporation, it may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty), and certain other conditions were met.

Cash in Lieu of Fractional Shares

No fractional shares of MJN common stock will be distributed to stockholders of record in connection with the exchange offer and any subsequent spin-off. All such fractional shares resulting from the exchange offer and any subsequent spin-off will be aggregated and sold by the exchange agent, and the proceeds, if any, less any brokerage commissions or other fees, will be distributed to the record owners of such fractional shares in accordance with their fractional interest in the aggregate number of shares sold. A holder that receives cash in lieu of a fractional share of MJN common stock as a part of the exchange offer and any subsequent spin-off will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the holder’s tax basis in the fractional share determined as described under “—General,” above. If an individual U.S. holder had held all of its BMS common stock for more than one year, such U.S. holder would generally be subject to U.S. federal income tax at a maximum rate of 15% with respect to such a capital gain. A non-U.S. holder would generally not be subject to U.S. federal income tax with respect to such a capital gain, unless (i) the non-U.S. holder were an individual who was present in the United States for 183 days or more in the taxable year of the exchange offer or (ii) the gain was considered effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States and, where an income tax treaty applies, was attributable to such non-U.S. holder’s permanent establishment (in which case, if such non-U.S. holder was a foreign corporation, it may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty), and certain other conditions were met.

Information Reporting and Back-up Withholding

Payments of cash in lieu of a fractional share of MJN common stock made in connection with the exchange offer and any subsequent spin-off may, under certain circumstances, be subject to “backup withholding”, unless a holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Corporations and non-U.S. holders will generally be exempt from backup withholding, but may be required to provide a certification to establish their entitlement to the exemption. Backup withholding does not constitute an additional tax, but is merely an advance payment that may be refunded or credited against a holder’s U.S. federal income tax liability if the required information is supplied to the IRS.

Current Treasury regulations require certain U.S. holders who are “significant distributees” and who receive MJN common stock pursuant to the exchange offer or any subsequent spin-off to attach to their U.S. federal income tax returns for the year in which the exchange offer and any subsequent spin-off occurs a statement setting forth certain information with respect to the transaction, including (i) the employer identification number for BMS, which is 22-0790350; and (ii) the employer identification number for MJN, which is 80-0318351. You should consult your own tax advisor to determine whether you are a significant distributee required to provide the foregoing statement.

Consequences to BMS Group

General

The following is a discussion of the U.S. federal income tax consequences to the BMS group that may be relevant to a holder’s investment decision.

BMS has received a private letter ruling from the IRS to the effect that, based on the facts, assumptions, representations and covenants set forth in the ruling, the Proposed Recapitalization will not cause BMS or any of its subsidiaries to incur U.S. federal income taxes in connection with the Internal Spin-Off (the “Recapitalization Ruling”). The exchange offer is conditioned upon the continued effectiveness and validity of the Recapitalization Ruling.

Subject to the qualifications and limitations set forth herein, Cravath, Swaine & Moore LLP, counsel to BMS, is of the opinion that, for U.S. Federal income tax purposes:

•	the Internal Spin-Off, and the exchange offer together with any subsequent spin-off, each should qualify for non-recognition of gain and loss under Section 355 of the Code;

•

the Proposed Recapitalization (BMS’ conversion of its MJN class B common stock to MJN class A common stock—described in “The Transactions—Internal Spin-Off and MJN’s Equity Capitalization”) should qualify for non-recognition of gain and loss under Section 368(a)(1)(E) of the Code and/or Section 1036(a) of the Code;

•

the MJC Conversion should qualify for non-recognition of gain and loss under Sections 332 and 337 of the Code, and MJN should not be required to take into income or gain any “excess loss account” (within the meaning of § 1.1502-19 of the Treasury Regulations) (“ELA”) with respect to the stock of MJC; and

•	it is more likely than not that the BMS group will not be required to take into account as income or gain any ELA with respect to the MJN stock as a result of the transactions.

The opinion of counsel does not address any state, local or foreign tax consequences of the exchange offer and any subsequent spin-off. The opinion of counsel is based on certain assumptions and representations as to factual matters from BMS and MJN, certain covenants by BMS and MJN, and the continuing effectiveness and validity of the Recapitalization Ruling (described above). The opinion cannot be relied upon if any of the assumptions, representations or covenants is incorrect, incomplete, inaccurate or is violated in any material respect, or if the Recapitalization Ruling is revoked or amended in whole or in part in any material respect.

The opinion of counsel is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. BMS does not intend to request a comprehensive ruling from the IRS regarding all aspects of the U.S. federal income tax consequences of the transactions.

If these transactions were determined not to qualify for non-recognition of gain and loss under Section 355 of the Code, then BMS would recognize a gain equal to the excess of the fair market value of the MJN common stock held by it immediately before the completion of the exchange offer and any subsequent spin-off over BMS’ tax basis therein. In addition, in such case, the BMS group would be required to take its ELA into taxable income. See “Risk Factors—Risks Relating to the Exchange Offer and Any Subsequent Spin-Off—The transactions could result in tax liability for the BMS group”.

MJN Indemnity

If, due to any of MJN’s representations being untrue or covenants being breached, the Internal Spin-Off, the MJC Conversion, the Proposed Recapitalization, or the exchange offer or any subsequent spin-off were determined to be taxable, MJN could be required to indemnify BMS for the taxes described above and related expenses. In addition, current tax law generally creates a presumption that the exchange offer and any subsequent spin-off would be taxable to BMS, but not to holders, if MJN or its stockholders were to engage in transactions that result in a 50% or greater change by vote or by value in MJN’s stock ownership during the four-year period beginning on the date that begins two years before the date of the exchange offer and any subsequent spin-off, unless it is established that the transactions and the exchange offer and any subsequent spin-off are not part of a plan or series of related transactions to effect such a change in ownership. If the exchange offer and any subsequent spin-off were taxable to BMS due to such a 50% or greater change in MJN’s stock ownership, BMS would recognize a gain equal to the excess of the fair market value of the MJN common stock held by it immediately before the completion of the exchange offer and any subsequent spin-off over BMS’ tax basis therein and MJN could be required to indemnify BMS for the tax on such gain and related expenses. See “Risk Factors—Risks Relating to the Exchange Offer and Any Subsequent Spin-Off—If any of the transactions contemplated in this prospectus fails to qualify for non-recognition of gain and loss, MJN may in certain circumstances be required to indemnify BMS for any resulting taxes and related expenses, and MJN believes that the payment if required could be significant”.

Excess Loss Account

The BMS group has an ELA in its MJN stock. BMS expects to receive an opinion of counsel to the effect that it is more likely than not that the BMS group will not be required to take into account as income or gain any ELA with respect to the MJN stock as a result of the transactions contemplated in this prospectus, but these transactions are not conditioned on receiving this opinion. The tax law in this area is complex and there is a risk that, even if the Internal Spin-Off, the exchange offer and any subsequent spin-off qualify for non-recognition of gain and loss under Section 355 of the Code, the BMS group will be required to take its ELA in taxable income as a result of these transactions. This would result in a material tax liability for BMS. BMS has determined that it will be required to account for its position with respect to the ELA as an “uncertain tax position” under Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, and that, under those rules, it may recognize on its financial statements only a portion of the tax benefit associated with that position. As a result, BMS will reflect on its financial statements a reserve for taxes payable of between $250 million and $300 million, plus an amount in respect of any accrued interest. See “Risk Factors—Risks Relating to the Exchange Offer and Any Subsequent Spin-Off—The transactions could result in tax liability for the BMS group”.

DESCRIPTION OF CAPITAL STOCK OF MJN

In connection with the exchange offer, MJN intends to amend its certificate of incorporation and by-laws (the “Organizational Amendments”) pursuant to a resolution of the MJN board of directors and, with respect to the amendments to the certificate of incorporation, the written consent of BMS as a majority stockholder of MJN. The amendments will, among other things, eliminate MJN class B common stock, make Section 203 of the Delaware General Corporation Law applicable to MJN and provide that members of MJN’s board of directors can be removed by MJN’s stockholders with or without cause. However, on account of Rule 14c-2(b) under the Exchange Act, the amendments to the certificate of incorporation will not be effective until shortly after the expiration date of the exchange offer. However, there is no guarantee that the amendments will be implemented.

The following is a summary of MJN’s capital stock and important provisions of MJN’s certificate of incorporation and by-laws after giving effect to the Organizational Amendments. This summary does not purport to be complete and is subject to and qualified by MJN’s certificate of incorporation and by-laws and by the provisions of applicable law. In addition, this summary assumes that (i) the exchange offer is fully subscribed and that all shares of MJN common stock held by BMS are distributed through the exchange offer and (ii) all the outstanding shares of MJN class B common stock have been converted by BMS to MJN class A common stock (which is also referred to as MJN common stock) prior to the completion of the exchange offer.

MJN’s authorized capital stock consists of shares, the rights and preferences of which may be established from time to time by MJN’s board of directors, which are made up of:

•	3,000,000,000 shares of MJN common stock, par value $0.01 per share; and

•	300,000,000 shares of preferred stock, par value $0.01 per share.

As of November 11, 2009, there were 204,500,000 outstanding shares of MJN common stock (127,655,429 shares of which are MJN class B common stock before the conversion to MJN class A common stock by BMS prior to the completion of the exchange offer), and no outstanding shares of preferred stock. Prior to the completion of the exchange offer, all the outstanding MJN class B common stock will be converted to MJN class A common stock (otherwise referred to as MJN common stock). If the expected amendments to MJN’s certificate of incorporation in connection with the exchange offer become effective, the class A common stock will be reclassified as common stock.

Common Stock

After the completion of the exchange offer, the holders of MJN common stock are entitled to one vote per share on all matters voted upon by MJN stockholders (including the election or removal of directors), and do not have cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes cast by the holders of MJN common stock present in person or represented by proxy at a meeting at which a quorum exists, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Directors are elected by a plurality vote of the stockholders entitled to vote thereon at each annual meeting of stockholders.

Subject to the rights of holders of any then outstanding shares of MJN preferred stock, holders of MJN common stock are entitled to receive ratably any dividends that may be declared by MJN’s board of directors out of funds legally available therefor. Holders of MJN common stock are entitled to share ratably in MJN’s net assets upon MJN’s dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of MJN preferred stock then outstanding. Holders of MJN common stock do not have preemptive rights to purchase shares of MJN stock. The shares of MJN common stock are not subject to any redemption provisions. All outstanding shares of MJN common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of MJN common stock will be subject to those of the holders of any shares of MJN preferred stock that MJN may issue in the future.

Conversion of MJN Common Stock and Reclassification

After the conversion of all outstanding MJN class B common stock into MJN class A common stock (otherwise referred to as MJN common stock) by BMS prior to the completion of the exchange offer, there will be no MJN class B common stock outstanding, and the remaining MJN class A common stock will not be convertible into any other security. If the expected amendments to MJN’s certificate of incorporation in connection with the exchange offer become effective, the class A common stock will be reclassified as common stock.

Blank Check Preferred Stock

MJN’s board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. MJN has no current intention to issue any shares of preferred stock.

MJN’s certificate of incorporation permits MJN to issue up to 300,000,000 shares of preferred stock from time to time. Subject to the provisions of MJN’s certificate of incorporation and limitations prescribed by law, MJN’s board of directors is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of MJN preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by MJN’s stockholders.

The issuance of preferred stock may adversely affect the rights of MJN’s common stockholders by, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of MJN’s common stock.

Anti-takeover Effects of Certain Provisions of MJN’s Certificate of Incorporation and By-laws

General

MJN’s certificate of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of MJN’s board of directors and that could make it more difficult to acquire control of MJN by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. MJN’s certificate of incorporation does not grant stockholders the right to vote cumulatively.

Blank Check Preferred Stock

MJN believes that the availability of the preferred stock under its certificate of incorporation provides MJN with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance will allow MJN to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by MJN’s stockholders, unless action is required by applicable law or the rules of any stock exchange on which MJN’s securities may be listed. The board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, series of preferred stock might impede a business combination by including class voting rights which would enable the holder or holders of such series to block a proposed transaction. MJN’s board of directors will make any determination to issue shares based on its judgment as to MJN’s and MJN’s stockholders’ best interests. MJN’s board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Stockholder Action by Written Consent

After the completion of the exchange offer, any action required or permitted to be taken by MJN’s stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

Prior to the completion of the exchange offer, subject to the terms of any series of preferred stock, any action required or permitted to be taken by MJN’s stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, are signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action. Prior to the completion of the exchange offer, BMS has enough shares of MJN’s common stock to amend MJN’s certificate of incorporation or take other actions. That, coupled with its ability to take action by written consent, may have the effect of delaying, deterring or preventing a tender offer takeover attempt that a stockholder might consider in its best interest.

Advance Notice Procedure

MJN’s by-laws provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Subject to the rights of the holders of any series of preferred stock, only persons nominated by MJN’s board of directors or by a stockholder who has given proper and timely notice to MJN’s secretary prior to the meeting, will be eligible for election as a director. In addition, any proposed business other than the nomination of persons for election to MJN’s board of directors must constitute a proper matter for stockholder action pursuant to a proper and timely notice of meeting delivered to MJN. For notice to be timely, it must be received at MJN’s principal executive offices not less than 120 nor more than 150 calendar days prior to the first anniversary of the previous year’s annual meeting (or if the date of the annual meeting is advanced more than 30 calendar days or delayed by more than 60 calendar days from such anniversary date, not earlier than the 120th calendar day nor more than 90 days prior to such meeting or the 10th calendar day after public announcement of the date of such meeting is first made). These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of MJN.

Special Meetings of Stockholders

MJN’s certificate of incorporation provides that special meetings of stockholders may be called only by the chairman of the board or a majority of MJN’s directors then in office.

Delaware Anti-Takeover Law

As part of the Organizational Amendments, MJN’s board of directors intends to make MJN subject to the restrictions imposed under Section 203. On account of Rule 14c-2(b) under the Exchange Act, this amendment will not be effective until shortly after the expiration date of the exchange offer. Any person or group that becomes an interested stockholder prior to the effectiveness of this amendment will not be subject to the restrictions of Section 203. However, there is no guarantee that this amendment will be implemented.

Section 203 of the Delaware General Corporation Law provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination”, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder”, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•

on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or notification of one of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors, if such transaction is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•

any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with MJN for a three-year period.

Limitation of Liability of Officers and Directors; Indemnification

Prior to the effectiveness of the Organizational Amendments, MJN’s certificate of incorporation limits the liability of directors and officers to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of MJN and MJN’s stockholders to recover monetary damages against a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior. However, exculpation does not apply if a director or officer breached his or her duty of loyalty, acted in bad faith or with intentional misconduct, knowingly violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her action as a director or officer. If the Organizational Amendments become effective, the certificate of incorporation will not limit the liability of officers. In addition, MJN’s certificate of incorporation provides that MJN will indemnify its directors and officers to the fullest extent permitted by Delaware law. MJN also maintains directors and officers insurance.

Transfer Agent and Registrar

The transfer agent and registrar for MJN’s common stock is BNY Mellon Shareowner Services.

COMPARISON OF STOCKHOLDER RIGHTS

Upon completion of the exchange offer, BMS stockholders who exchange their shares of BMS common stock for shares of MJN common stock will become stockholders of MJN. These holders’ rights will continue to be governed by Delaware law and will be governed by MJN’s certificate of incorporation and by-laws. Because BMS and MJN are both organized under the laws of the State of Delaware, differences in the rights of a stockholder of BMS from those of a stockholder of MJN arise principally from provisions of the constitutive documents of each of BMS and MJN.

The following is a summary of certain important differences between MJN’s certificate of incorporation and by-laws and BMS’ certificate of incorporation and by-laws. In addition, this summary assumes that (i) the exchange offer is fully subscribed and that all shares of MJN common stock held by BMS are distributed through the exchange offer and (ii) all the outstanding MJN class B common stock has been converted by BMS to MJN class A common stock (which is also referred to as MJN common stock) prior to the completion of the exchange offer.

This summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to BMS’ and MJN’s constitutive documents (as such documents may be amended, including pursuant to the Organizational Amendments), which you should read. Copies of these documents have been (or will be) filed with the SEC. To find out where you can get copies of these documents, see “Incorporation by Reference”.

AUTHORIZED CAPITAL STRUCTURE AND LIQUIDATION RIGHTS OF MJN AND BMS

CLASS OF SECURITY	AUTHORIZED	ISSUED		LIQUIDATION PREFERENCE

MJN:(1)

MJN common stock, par value $0.01 per share	3,000,000,000	204,500,000	(2)	None

MJN preferred stock, par value $0.01 per share	300,000,000	0		Not applicable

BMS:(3)

BMS common stock, par value $0.10 per share	4,500,000,000	1,981,017,084		None

BMS $2 convertible preferred stock, par value $1 per share	10,000,000	5,664		$50 per share with respect to currently issued preferred

(1)	As of November 12, 2009.
(2)	The issued number gives pro forma effect to the conversion by BMS of 127,655,429 shares of MJN class B common stock to an equivalent amount of MJN class A common stock (also referred to as MJN common stock). Upon such conversion prior to the completion of the exchange offer, there will be no MJN class B common stock outstanding.
(3)	As of November 12, 2009.

STOCKHOLDERS RIGHTS	MJN(1)	BMS
Dividend Policy	MJN has no legal or contractual obligation to pay dividends. Dividend decisions are made on a quarterly basis by MJN’s board of directors.	BMS has no legal or contractual obligation to pay dividends. Dividend decisions are made on a quarterly basis by BMS’ board of directors.

Voting, Generally	MJN common stock: • one vote per share • plurality vote for election of directors and majority for most other matters

BMS common stock:

•     one vote per share

•     majority of votes cast for directors, unless there is a contested election, in which case directors are elected by a plurality of the votes cast, and majority vote for most other matters

Stockholder Action by Written Consent	After the completion of the exchange offer, stockholder actions may not be taken by written consent in lieu of a meeting.	Stockholder actions may not be taken by written consent in lieu of a meeting.

Number of Directors and Size of Board	MJN’s certificate of incorporation provides that the number of directors shall be fixed from time to time by the board of directors. MJN’s board of directors has currently set the number of directors at eleven.	BMS’ bylaws provide that the number of directors may be fixed from time to time by a majority vote of the entire board of directors. BMS’ board of directors has currently set the number of directors at eleven.

Term of Directors	Directors serve for one-year terms.	Directors serve for one-year terms.

Removal of Directors

MJN’s certificate of incorporation provides that any director or the entire board of directors may be removed, only for cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

If the Organizational Amendments become effective, directors may be removed with or without cause.

BMS’ certificate of incorporation and restated bylaws are silent on removal of directors. Pursuant to Section 141(k) of the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Vacancies	Vacancies are filled by the affirmative vote of the majority of directors then in office, even if less than a quorum.	Vacancies are filled by the affirmative vote of the majority of directors then in office, even if less than a quorum.

STOCKHOLDERS RIGHTS	MJN(1)	BMS
Advance Notice Procedures for a Stockholder Proposal	In general, a stockholder wishing to nominate a director or raise another proposal must notify MJN in writing no less than 120 nor more than 150 days prior to the date of the first anniversary of the previous year’s annual meeting of stockholders.	In general, a stockholder wishing to nominate a director or raise another proposal must notify BMS in writing no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting of stockholders.

This notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting as well as specific information concerning the stockholder submitting the proposal.

This notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting as well as specific information concerning the stockholder submitting the proposal.

Calling Special Meeting of Stockholders	Special meetings of MJN’s stockholders may only be called by the chairman of the board of directors or by resolution of a majority of MJN’s board of directors then in office.	Special meetings of BMS’ stockholders may only be called by the chairman of the board of directors or by resolution of a majority of the entire board of directors.

Amendment	Amendments to provisions of MJN’s certificate of incorporation generally require a resolution of the board of directors and the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote.	Amendments to provisions of BMS’ certificate of incorporation generally require a resolution of the board of directors and the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote.

Amendments to the provisions of MJN’s bylaws may be made by (i) the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the board of directors at which there is quorum or by written consent or (ii) by the affirmative vote of shares representing not less than a majority of the votes entitled to vote on the election of directors.

In addition, (i) amendments to provisions of BMS’ certificate of incorporation relating to the number and election of directors require the affirmative vote of the holders of 75% of the voting power of the outstanding capital stock entitled to vote for the election of directors, and (ii) amendments to BMS’ certificate of incorporation or bylaws that alter materially any provisions of the preferred stock requires the affirmative vote of at least 2/3 of the preferred stock at the time outstanding voting as a class.

STOCKHOLDERS RIGHTS	MJN(1)	BMS
Amendments to the provisions of BMS’ bylaws generally require the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock entitled to vote or the affirmative vote of a majority of the whole board of directors.

Business Combinations with Interested Parties	Section 203 of the DGCL (relating to business combinations with interested stockholders) currently does not apply to MJN.	Section 203 of the DGCL (relating to business combinations with interested stockholders) applies to BMS.

As part of the Organizational Amendments, MJN’s board of directors intends to amend the certificate of incorporation so that shortly after the completion of the exchange offer Section 203 will apply to MJN.

(1)	The discussion in the table gives pro forma effect to the conversion of all MJN class B common stock to an equivalent amount of MJN class A common stock and the completion of the exchange offer. Upon the conversion prior to the completion of the exchange offer, there will be no MJN class B common stock outstanding.

DESCRIPTION OF CERTAIN INDEBTEDNESS OF MJN

Revolving Credit Facility

On February 17, 2009, MJC entered into a three-year syndicated revolving credit facility agreement (the “Credit Facility”) for which MJN was a guarantor. On November 5, 2009, MJN opted to replace MJC as a borrower under the Credit Facility, and MJC concurrently became a guarantor of the obligations of MJN thereunder. The Credit Facility is unsecured and repayable on maturity in February 2012, subject to annual extensions if sufficient lenders agree. MJN may designate one or more of its subsidiaries as borrowers under the Credit Facility, and the obligations of any such subsidiary under the Credit Facility are guaranteed by MJN and MJC.

Ranking

The obligations of MJN under the Credit Facility are general senior unsecured obligations of MJN.

Availability

Under the Credit Facility, an aggregate amount of up to $410 million is available for borrowing, of which up to $50.0 million is available through a subfacility in the form of letters of credit. The maximum amount of outstanding borrowings may be increased from time to time to an amount not exceeding $500 million at MJN’s request if one or more existing or new lenders agrees to provide the additional availability. The proceeds of the Credit Facility are to be used for working capital and other general corporate purposes. In November 2009, MJN used $200 million in availability, together with cash on hand, to repay amounts owed to BMS under a floating rate note due 2014. See “Recent Developments”.

Covenants

The Credit Facility contains customary covenants, including limitations on dividends, limitations on refinancing of the Notes described below, limitations on liens and sale-leaseback transactions, limitations on subsidiary debt, limitations on mergers, acquisitions and asset sales, and limitations on transactions with affiliates. In addition, MJN’s consolidated leverage ratio cannot exceed 3.25 to 1.00, and its consolidated interest expense ratio cannot be less than 3.00 to 1.00.

Interest and Fees

Borrowings under the Credit Facility bear interest either at (a) the LIBO rate for specified interest periods plus a margin determined with reference to MJN’s consolidated leverage ratio, or (b) a floating rate based upon the greatest of JPMorgan Chase Bank’s prime rate, the Federal Funds rate or the one-month LIBO rate plus, in each case, a margin determined with reference to MJN’s consolidated leverage ratio. The margin on the borrowings can range from 1.125% to 2.65% per annum over the applicable base. In addition, MJN pays (a) a facility fee on the commitments at a rate that can range from 0.125% to 0.35% per annum and a letter of credit fee on the face amount of each outstanding letter of credit that can range from 2.125% to 2.65% per annum, in each case determined with reference to MJN’s consolidated leverage ratio; and (b) a fronting fee, payable solely to the issuing bank, equal to 0.25% per annum of the face amount of each letter of credit issued by such bank.

Notes

On November 5, 2009, MJN issued $500 million of Notes due 2014 (the “New 2014 Notes”), $700 million of Notes due 2019 (the “2019 Notes”) and $300 million in Notes due 2039 (the “2039 Notes” and, together with the New 2014 Notes and the 2019 Notes, the “Notes”). The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were sold only to qualified institutional buyers in accordance with Rule 144A of the Securities Act, and outside the United States to non-U.S. persons, in reliance on Regulation S.

Ranking and Guarantees

The Notes are general senior unsecured obligations of MJN and are fully and unconditionally guaranteed by MJC. The MJC guarantee will terminate and be released at such time as MJC is no longer an obligor under the Credit Facility (or any amendment, modification, renewal, extension or refinancing thereof).

Interest and Maturity

The New 2014 Notes bear interest at a rate of 3.50% per annum, the 2019 Notes bear interest at a rate of 4.90% per annum and the 2039 Notes bear interest at a rate of 5.90% per annum, with interest, in each case, payable semi-annually on each May 1 and November 1, beginning May 1, 2010.

The New 2014 Notes, the 2019 Notes and the 2039 Notes will mature on November 1, 2014, November 1, 2019 and November 1, 2039, respectively.

Optional Redemption

At MJN’s option, it may redeem some or all of the Notes, at any time or from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to the date of the redemption and (ii) the sum of the net present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the date of redemption on a semi-annual basis at the adjusted treasury rate, plus 20 basis points in the case of the New 2014 Notes, 25 basis points in the case of the 2019 Notes and 30 basis points in the case of the 2039 Notes, plus accrued and unpaid interest on the principal amount to be redeemed to the date of the redemption.

Change of Control

If a change of control triggering event occurs, each holder of the Notes will have the right to require the Company to purchase all or a portion of such holder’s Notes, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest. Neither the exchange offer nor any subsequent spin-off is expected to result in a change of control triggering event.

Covenants

The indenture governing the Notes contains certain restrictions on MJN’s ability and the ability of certain of its subsidiaries to create or incur secured indebtedness and to enter into certain sale and leaseback transactions. Further, MJN may not consolidate, merge or sell all or substantially all of its assets unless the successor corporation assumes payment of all amounts due on the Notes and the performance and observance of all covenants and conditions of the indenture governing the notes to be performed or observed by MJN.

Registration Rights

In connection with the issuance of the Notes, MJN entered into a Registration Rights Agreement with Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as representatives of the initial purchasers named therein. Under the Registration Rights Agreement, MJN has agreed to use its reasonable best efforts to cause to become effective a registration statement with respect to an offer to exchange the Notes for freely tradable notes issued by MJN that are registered with the Securities and Exchange Commission and that have terms substantially identical in all material respects to the Notes. If MJN is unable to effect the exchange offer, MJN has agreed to use its reasonable best efforts to file and cause to become effective a shelf registration statement relating to resales of the Notes. MJN will be obligated to pay additional interest on the Notes if it does not complete the exchange offer (or, if required, the shelf registration is not declared effective) within 270 days after the issue date of the Notes.

Interest Rate Swaps

In November 2009, MJN entered into interest rate swap agreements with a notional amount of $700 million. The interest rate swap agreements effectively swap fixed interest rate obligations for floating interest rate obligations with respect to (i) the entire $500 million in aggregate principal amount of New 2014 Notes and (ii) $200 million out of $700 million in aggregate principal amount of the 2019 Notes.

SHARES ELIGIBLE FOR FUTURE SALE

Shares of MJN common stock distributed to BMS stockholders pursuant to the exchange offer will be freely transferable, except for shares of MJN common stock received by persons who may be deemed to be “affiliates” of MJN under the Securities Act. Affiliates generally include individuals or entities that control, are controlled by, or are under common control with, MJN. The directors and principal executive officers of MJN, as well as any significant stockholders of MJN, will be affiliates. Affiliates of MJN may sell their shares of MJN common stock only under an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the shares of MJN common stock offered hereby and certain legal matters with respect to the transaction are being passed upon by Cravath, Swaine & Moore LLP, New York, New York. Davis Polk & Wardwell LLP, New York, New York, is representing the dealer managers.

EXPERTS

The financial statements and the related financial statement schedule of Mead Johnson Nutrition, a division of BMS, as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: (1) the financial statement allocations of expenses from BMS; (2) the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, effective January 1, 2007 and (3) the retrospective adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, effective January 1, 2009) which is included herein. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of BMS and the effectiveness of BMS’ internal control over financial reporting incorporated in this prospectus by reference from BMS’ Current Report on Form 8-K filed on April 28, 2009, and the financial statement schedule incorporated in this prospectus by reference from BMS’ Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph regarding the Company’s retrospective adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, effective January 1, 2009, the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, effective January 1, 2007, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106, and 132 (R), effective December 31, 2006) and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Mead Johnson Nutrition Company

Evansville, Indiana

We have audited the accompanying balance sheets of Mead Johnson Nutrition, a division of Bristol-Myers Squibb Company (the “Division”), as of December 31, 2008 and 2007, and the related statements of earnings, comprehensive income and changes in divisional equity (deficit), and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the Index at F-1. These financial statements and financial statement schedule are the responsibility of the Division’s management. Our responsibility is to express an opinion on the financial statements and such financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Division is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Division’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Mead Johnson Nutrition and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the financial statements, the financial statements include allocations of expenses from Bristol-Myers Squibb Company. These allocations may not be reflective of the actual level of costs or debt which would have been incurred had the Division operated as a separate entity apart from Bristol-Myers Squibb Company.

As discussed in Note 2 to the financial statements, on January 1, 2009 Mead Johnson Nutrition adopted Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, and retrospectively adjusted all periods presented in the financial statements for the change. Additionally, as discussed in Notes 2 and 6 to the financial statements, Bristol-Myers Squibb Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, effective January 1, 2007.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

March 27, 2009 (October 28, 2009 as to the effect of the retrospective adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, as disclosed in Notes 2 and 4.)

AUDITED FINANCIAL STATEMENTS OF MEAD JOHNSON NUTRITION, A DIVISION OF BRISTOL-MYERS SQUIBB COMPANY

MEAD JOHNSON NUTRITION

STATEMENTS OF EARNINGS

YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

(Dollars and Shares in millions, except Per Share Data)

	December 31,
	2008	2007	2006
NET SALES	$2,882.4	$2,576.4	$2,345.1
EXPENSES:
Costs of Products Sold	1,079.8	948.7	850.4
Marketing, Selling, and Administrative	651.7	575.2	504.3
Advertising and Product Promotion	369.3	318.5	290.6
Research and Development	72.8	67.2	62.0
Other Expenses-net	13.1	3.6	3.0

Total Expenses	2,186.7	1,913.2	1,710.3

EARNINGS BEFORE INTEREST AND INCOME TAXES	695.7	663.2	634.8
INTEREST EXPENSE	(43.3)	—	—

EARNINGS BEFORE INCOME TAXES	652.4	663.2	634.8
PROVISION FOR INCOME TAXES	(251.4)	(233.6)	(230.1)
NET EARNINGS	401.0	429.6	404.7
Less Net Earnings attributable to noncontrolling interests	(7.1)	(7.1)	(6.5)

NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$393.9	$422.5	$398.2

BASIC AND DILUTED NET EARNINGS PER SHARE ATTRIBUTABLE TO SHAREHOLDERS	$2.32	$2.49	$2.34

Weighted Average Shares Outstanding	170.0	170.0	170.0

The accompanying notes are an integral part of these financial statements.

MEAD JOHNSON NUTRITION

STATEMENTS OF COMPREHENSIVE INCOME AND CHANGES IN DIVISIONAL EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions)

	Total Equity (Deficit)	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Comprehensive Income
BALANCE—January 1, 2006	$464.8	$467.2	$(9.0)	$6.6
Comprehensive Income:
Net Earnings	404.7	398.2		6.5	$404.7
Currency Translation—net of tax liability of $3.0	12.1		12.1		12.1

Total Comprehensive Income					416.8
Less: Comprehensive income attributable to noncontrolling interests					6.5

Comprehensive income attributable to shareholders					$410.3

Distributions to Noncontrolling Interests	(6.6)			(6.6)
Net Transfers to Parent	(282.7)	(282.7)

BALANCE—December 31, 2006	592.3	582.7	3.1	6.5

Comprehensive Income:
Cumulative Effect of Adoption of FIN No. 48	(4.8)	(4.8)
Net Earnings	429.6	422.5		7.1	$429.6
Currency Translation—net of tax liability of $9.4	18.3		18.3		18.3

Total Comprehensive Income					447.9
Less: Comprehensive income attributable to noncontrolling interests					7.1
Comprehensive income attributable to shareholders					$440.8
Distributions to Noncontrolling Interests	(6.6)			(6.6)
Net Transfers to Parent	(391.0)	(391.0)

BALANCE—December 31, 2007	637.8	609.4	21.4	7.0

Comprehensive Income:
Net Earnings	401.0	393.9		7.1	$401.0
Currency Translation—net of tax benefit of $6.5	(39.1)		(42.1)	3.0	(42.1)
Unrealized Gain (Loss) on Derivatives—net of tax liability of $1.9	5.2		5.2		5.2

Total Comprehensive Income					$364.1
Less: Comprehensive income attributable to noncontrolling interests					7.1

Comprehensive income attributable to shareholders					$357.0

Distributions to Noncontrolling Interests	(11.7)			(11.7)
Related Party Debt	(2,000.0)	(2,000.0)
Net Transfers to Parent	(388.7)	(388.7)

BALANCE—December 31, 2008	$(1,395.5)	$(1,385.4)	$(15.5)	$5.4

The accompanying notes are an integral part of these financial statements.

MEAD JOHNSON NUTRITION

BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

(Dollars in millions)

	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Receivables—net of allowances of $7.0 and $29.9, respectively	$262.7	$283.0
Inventories	354.3	301.2
Deferred Income Taxes—net of valuation allowance	70.9	66.8
Foreign Income Taxes Receivable	4.5	3.6
Prepaid Expenses and Other Assets	24.7	32.9

Total Current Assets	717.1	687.5
Property, Plant, and Equipment—net	453.6	439.7
Goodwill	117.5	117.5
Other Intangible Assets—net	39.2	32.5
Deferred Income Taxes—net of valuation allowance	2.0	3.2
Other Assets	32.0	21.5

TOTAL	$1,361.4	$1,301.9

LIABILITIES AND DIVISIONAL EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts Payable	$198.5	$166.5
Accrued Expenses	172.3	118.3
Accrued Rebates and Returns	250.6	259.3
Deferred Income—current	18.1	10.9
Deferred Income Taxes—current	0.1	0.1
U.S. and Foreign Income Taxes Payable	13.2	7.6

Total Current Liabilities	652.8	562.7
Related Party Debt	2,000.0	—
Deferred Income—noncurrent	6.4	11.8
Deferred Income Taxes—noncurrent	78.6	73.6
Other Liabilities	19.1	16.0

Total Liabilities	2,756.9	664.1
COMMITMENTS AND CONTINGENCIES
DIVISIONAL EQUITY (DEFICIT)
Parent Company Investment	(1,385.4)	609.4
Accumulated Other Comprehensive Income (Loss)	(15.5)	21.4

Total Divisional Equity (Deficit)	(1,400.9)	630.8
Noncontrolling Interests	5.4	7.0

Total Equity (Deficit)	(1,395.5)	637.8

TOTAL	$1,361.4	$1,301.9

The accompanying notes are an integral part of these financial statements.

MEAD JOHNSON NUTRITION

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions)

	December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$401.0	$429.6	$404.7
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	44.1	40.9	37.9
Amortization	8.0	10.1	11.6
Provision for Losses on Accounts Receivable	0.6	22.3	2.4
Deferred Income Taxes	6.0	4.6	5.4
Stock-Based Compensation Expense	9.2	6.9	6.1
Gain on Sale of Trademark	—	(2.9)	—
Impairment Charges and Asset Write-Offs	—	—	15.6
(Gain)/Loss on Disposal of Property, Plant, and Equipment	(0.1)	0.1	0.3
Change in Operating Assets and Liabilities:
Receivables	(0.9)	(15.9)	(23.3)
Inventories	(79.9)	(29.6)	(36.0)
Prepaid Expenses and Other Assets	—	(10.4)	(3.8)
Accounts Payable, Accrued Expenses, and Deferred Income	103.0	46.5	(22.3)
Accrued Rebates and Returns	(5.9)	(27.6)	(25.9)
U.S. and Foreign Income Taxes Payable	4.4	(7.9)	(11.9)
Other Liabilities	(0.5)	12.0	(2.4)

Net Cash Provided by Operating Activities	489.0	478.7	358.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Property, Plant, and Equipment and Capitalized Software	(81.1)	(78.4)	(68.9)
Proceeds from Sale of Equipment and Trademark	1.7	4.2	5.9

Net Cash Used in Investing Activities	(79.4)	(74.2)	(63.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Transfers to Parent, excluding non-cash items	(397.9)	(397.9)	(288.8)
Distributions to Noncontrolling Interests	(11.7)	(6.6)	(6.6)

Net Cash Used in Financing Activities	(409.6)	(404.5)	(295.4)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	—	—	—
CASH AND CASH EQUIVALENTS:
Beginning of Year	—	—	—

End of Year	$—	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Noncash Financing Activities—Related Party Debt	$2,000.0	$—	$—

The accompanying notes are an integral part of these financial statements.

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

1. ORGANIZATION

Mead Johnson Nutrition (previously referred to as “Mead Johnson Nutritionals” or “Division”, now referred to as “MJN” or the “Company”) manufactures, distributes and sells infant formulas and other nutritional products, and operates as a division of Bristol-Myers Squibb Company (“BMS”). All references to BMS refer to Bristol-Myers Squibb Company, our parent company, and its consolidated subsidiaries. MJN has a broad product portfolio, which extends across routine and specialty infant formulas, children’s milks and milk modifiers, pediatric vitamins, dietary supplements for pregnant and breastfeeding mothers, and products for metabolic disorders. These products are generally sold by wholesalers and retailers and are promoted to health care professionals, and, where permitted by regulation or policy, directly to consumers.

On February 17, 2009, Mead Johnson Nutrition Company (“MJNC”) completed its initial public offering (“IPO”). This entity now holds all the business of MJN. See Note 21—“Subsequent Events” for more discussion.

2. ACCOUNTING POLICIES

Basis of Presentation—The financial statements present the results of operations, financial position, and cash flows of Mead Johnson Nutrition and its majority-owned-and-controlled subsidiaries. All inter-divisional transactions have been eliminated.

These financial statements of MJN have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All amounts are in millions of dollars with the exception of per share data, unless otherwise stated.

The financial statements of MJN have been derived from the consolidated financial statements and accounting records of BMS, principally from statements and records representing the Mead Johnson Nutrition business. These statements of earnings also include corporate and shared service expense allocations for certain corporate functions historically provided to MJN by BMS, including general expenses related to corporate functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax and other services. These allocations are based on specific identification or the percentage of MJN’s revenues and headcount to the respective total BMS revenues and headcount. These allocations reflected in the statements of earnings, primarily within marketing, selling and administrative, totaled $112.1, $90.1, and $80.7 for 2008, 2007, and 2006, respectively. Allocation costs in prior years have been revised from previously disclosed amounts. The disclosure now excludes information management costs dedicated to MJN and includes stock based compensation and pension costs. This change in disclosure had no impact on amounts presented in the financial statements. MJN considers these allocations to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense MJN would have incurred as a stand-alone company. Actual costs that may have been incurred if MJN had been a stand-alone company in 2008, 2007, and 2006 would depend on a number of factors, including MJN’s chosen organizational structure, what functions were outsourced or performed by MJN’s employees and strategic decisions made in areas such as information technology systems and infrastructure.

BMS has not allocated a portion of its third-party debt interest cost to MJN. Debt is not being allocated as none of the third-party debt recorded by BMS is directly related to the MJN business, which is self-funding. BMS debt is used solely for BMS corporate purposes. On August 26, 2008, Mead Johnson & Company (“MJC”), a wholly owned subsidiary of MJN, declared and issued a dividend in the form of a 10-year intercompany note to

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

BMS in the amount of $2,000.0, which was recorded as a reduction of divisional equity. See Note 3—”Related Parties.” On February 17, 2009, as part of the IPO, this related party note was amended and restructured into three separate notes totaling $1,744.2 as discussed in Note 21—”Subsequent Events.”

Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions are employed in estimates used in determining values of sales rebate and return accruals, BMS allocations, income tax assets, income tax liabilities, and income tax expense as well as in estimates used in applying the revenue recognition policy and accounting for stock-based compensation costs and retirement and postretirement benefits (including the actuarial assumptions). Actual results may or may not differ from estimated results.

Revenue Recognition—MJN recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 104, Revenue Recognition, when substantially all the risks and rewards of ownership have transferred to the customer. Revenue is recognized on the date of receipt by the purchaser. Revenues are reduced at the time of recognition to reflect expected returns that are estimated based on historical experience and business trends. Additionally, provisions are made at the time of revenue recognition for discounts, Women, Infants and Children (“WIC”) rebates and estimated sales allowances based on historical experience, updated for changes in facts and circumstances, as appropriate. Such provisions are recorded as a reduction of revenue. The Company offers sales incentives to customers and consumers through various programs consisting primarily of customer pricing allowances, merchandising funds and consumer coupons. The cost of these programs is recognized as incurred and recorded as a reduction of revenue.

WIC rebate accruals were $194.7 and $197.6 at December 31, 2008 and 2007, respectively, which are included in accrued rebates and returns. MJN participates on a competitive bidding basis in nutrition programs sponsored by states, tribal governments, the Commonwealth of Puerto Rico, and U.S. territories for WIC. Under these programs, MJN reimburses these entities for the difference between wholesaler list price and the contract price on eligible products. The Company accounts for WIC rebates by establishing an accrual in an amount equal to the Company’s estimate of WIC rebate claims attributable to a sale. MJN determines its estimate of the WIC rebate accrual primarily based on historical experience regarding WIC rebates and current contract prices under the WIC programs. The Company considers levels of inventory in the distribution channel, new WIC contracts, terminated WIC contracts, changes in existing WIC contracts and WIC participation, and adjusts the accrual periodically throughout the year to reflect actual expense. Rebates under the WIC program reduced revenues by $796.0, $847.8, and $871.9 in the years ended December 31, 2008, 2007, and 2006, respectively.

Sales return accruals were $29.3 and $30.7 at December 31, 2008 and 2007, respectively, which are included in accrued rebates and returns. The Company accounts for sales returns in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 48, Revenue Recognition When Right of Return Exists, by establishing an accrual in an amount equal to its estimate of sales recorded for which the related products are expected to be returned. The Company determines its estimate of the sales return accrual primarily based on historical experience regarding sales returns, but also considers other factors that could impact sales returns.

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

Income Taxes—During the periods presented, MJN did not file separate tax returns, as the Company was included in the tax grouping of other BMS entities within the respective entity’s tax jurisdiction. The income tax provision included in these financial statements was calculated based on a separate return-methodology, as if MJN’s operations were separate taxpayers in the respective jurisdictions.

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the Company’s assets and liabilities. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax attributes are expected to be recovered or paid, and are adjusted for changes in tax rates and tax laws when changes are enacted.

Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment including the long-range forecast of future taxable income and the evaluation of tax planning initiatives. Adjustments to the deferred tax valuation allowances are made to earnings in the period when such assessments are made.

With the exception of MJN-dedicated entities, the Company does not maintain taxes payable to/from BMS as it is deemed to settle the annual current tax balances immediately with the tax paying legal entities in the respective jurisdictions. These settlements are reflected as changes in divisional equity.

The Company adopted Financial Accounting Standards Board (“FASB”) Interpretation Number (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, on January 1, 2007. As a result of the adoption of this accounting pronouncement, the Company derecognized $4.8 of previously recognized tax benefits, which was accounted for as a decrease to divisional equity.

Cash and Cash Equivalents—Cash and cash equivalents have been excluded from the financial statements. Historically, cash deposits from the Company have been transferred to BMS, and BMS has funded the Company’s disbursement accounts as required.

Inventory Valuation—Inventories are stated at average cost, not in excess of market.

Capital Assets and Depreciation—Expenditures for additions and improvements are capitalized at cost. Depreciation is generally computed on a straight-line method based on the estimated useful lives of the related assets. The estimated useful lives of the major classes of depreciable assets are 50 years for buildings and 3 to 40 years for machinery, equipment, and fixtures. Maintenance and repair costs are expensed as incurred.

Impairment of Long-Lived Assets—The Company periodically evaluates whether current facts or circumstances indicate that the carrying value of its depreciable assets to be held and used may not be recoverable. If such circumstances are determined to exist, an estimate of undiscounted future cash flows produced by the long-lived asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether impairment exists. If an asset is determined to be impaired, the loss is measured based on the difference between the asset’s fair value and its carrying value. An estimate of the asset’s fair value is based on

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows. The Company reports an asset to be disposed of at the lower of its carrying value or its estimated net realizable value. Asset impairment or accelerated depreciation resulting from an assessment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Capitalized Software—Certain costs to obtain internal use software for significant systems projects are capitalized and amortized over the estimated useful life of the software, which ranges from 3 to 5 years. Costs to obtain software for projects that are not significant are expensed as incurred.

Goodwill—Goodwill is tested for impairment using a two-step process on an annual basis or when current facts or circumstances indicate that a potential impairment may exist. The first step is to identify a potential impairment, and the second step measures the amount of the impairment loss, if any. Goodwill is deemed to be impaired if the carrying amount of a reporting unit’s goodwill exceeds its estimated fair value. The Company completes its annual goodwill impairment assessment during the first quarter and monitors for any potential impairment in the remaining quarters, neither of which indicated an impairment of goodwill in 2008, 2007 or 2006.

Contingencies—In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, product and/or environmental, health, and safety liabilities, and tax matters. In accordance with SFAS No. 5, Accounting for Contingencies, the Company records accruals for such loss contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. The Company, in accordance with SFAS No. 5, does not recognize gain contingencies until realized. For a discussion of contingencies, see Note 6 on “Income Taxes” and Note 20 on “Legal Proceedings and Contingencies.”

Derivative Financial Instruments—The Company uses derivative financial instruments through its participation in the centralized hedging functions of BMS, which are designed primarily to minimize exposure to foreign currency risk. BMS does not hold or issue derivative financial instruments for speculative purposes.

MJN is exposed to market risk due to changes in currency exchange rates. The primary net foreign currency translation exposures are the Chinese renminbi, the Mexican peso, the Philippine peso, the Hong Kong dollar and the Euro. Historically, MJN has used derivative financial instruments indirectly through participation in the centralized hedging functions of BMS, which are designed primarily to minimize exposure to foreign currency risk. MJN does not hold or issue derivative financial instruments for speculative purposes.

Foreign currency contracts are used to hedge anticipated transactions on certain foreign currencies and MJN designates these derivative instruments as foreign currency cash flow hedges when appropriate. If the derivative is designated as a cash flow hedge, the change in the fair value of the derivative is initially recorded in other comprehensive income and then recognized in our statement of earnings when the corresponding hedged item impacts our earnings. The foreign currency derivatives resulted in losses of $0.9, $2.6, and $5.1 in the years ended December 31, 2008, 2007 and 2006, respectively. These amounts are reflected in the statements of earnings in either costs of products sold or other expenses—net. The impact of hedge ineffectiveness on our earnings was not material.

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

Shipping and Handling Costs—The Company typically does not charge customers for shipping and handling costs. Shipping and handling costs, including warehousing expenses, were $82.9, $76.2, and $73.9 in the years ended December 31, 2008, 2007, and 2006, respectively, and are included as marketing, selling and administrative expenses in the statements of earnings.

Advertising Costs—Advertising costs are expensed as incurred. Advertising expenses were $115.3, $92.9, and $81.8 in the years ended December 31, 2008, 2007, and 2006, respectively.

Research and Development—Research and development costs are expensed as incurred. The Company from time to time will enter into agreements with third parties, which gives the Company rights to ingredients owned by these parties or claims resulting from studies, the rights to which are owned by such third parties. As a result of these agreements, the Company may be obligated to make payments to these third parties in connection with research and development contingent upon the achievement of certain pre-determined criteria. For milestones achieved prior to regulatory approval of the product, such payments are expensed as research and development. The Company has made no milestone payments in connection with regulatory approvals, including non-U.S. regulatory approvals and additional indications.

Earnings Per Share—For periods prior to the Company’s IPO, the weighted average number of shares outstanding is calculated using the 170,000,000 shares of Class A and Class B common stock outstanding. The same number of shares has been used to calculate basic earnings per share and diluted earnings per share for the periods prior to the IPO and no MJN stock options nor restricted stock were outstanding prior to the IPO.

Foreign Currency Translation—The statements of earnings of the Company’s foreign subsidiaries are translated into U.S. dollars using average exchange rates for the period. The net assets of the Company’s foreign subsidiaries are translated into U.S. dollars using exchange rates as of the balance sheet date. The U.S. dollar effects that arise from translating the net assets of these subsidiaries at changing rates are recorded in the foreign currency translation adjustment account, which is included in accumulated other comprehensive income (loss).

Recently Issued Accounting Standards—Effective January 1, 2008, the Company adopted Emerging Issues Task Force (“EITF”) Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities. Nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities should be deferred and capitalized. Such amounts should be recognized as an expense as the related goods are delivered or the services are performed, or when the goods or services are no longer expected to be provided. The Company’s adoption of EITF No. 07-3 did not have a material effect on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, which replaces SFAS No. 141, Business Combinations, and requires recognition of assets acquired, liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date. In a business combination achieved in stages, this statement requires recognition of identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values. This statement also requires the fair value of acquired in-process research and development to be recorded as indefinite lived intangibles, contingent consideration to be recorded on the acquisition date, and restructuring and acquisition-related deal costs to be expensed as incurred. In addition, any excess of the fair value of net assets acquired over purchase price and any subsequent changes in estimated contingencies are to be recorded in earnings. This statement applies to business combinations occurring in 2009.

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

Effective January 1, 2008, the Company adopted FASB SFAS No. 157, Fair Value Measurements, for financial assets and liabilities and any other assets and liabilities carried at fair value. This pronouncement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. On November 14, 2007, the FASB agreed to a one-year deferral for the implementation of SFAS No. 157 for other non-financial assets and liabilities. The Company’s adoption of SFAS No. 157 did not have a material effect on the Company’s financial statements for financial assets and liabilities and any other assets and liabilities carried at fair value. The Company is currently in the process of evaluating the impact of adopting this pronouncement for the other non-financial assets or liabilities.

Effective January 1, 2008, the Company adopted FASB SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, which permits an entity to measure certain financial assets and financial liabilities at fair value. The objective of SFAS No. 159 is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS No. 159, entities that elect the fair value option (by instrument) will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option election is irrevocable, unless a new election date occurs. SFAS No. 159 establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity’s election on its earnings, but does not eliminate disclosure requirements of other accounting standards. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. The Company chose not to elect the fair value option for its financial assets and liabilities existing at January 1, 2008, and did not elect the fair value option on financial assets and liabilities transacted during 2008. Therefore, the adoption of SFAS No. 159 had no impact on the Company’s financial statements.

Effective January 1, 2009, MJN retrospectively adopted SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. SFAS No. 160 establishes accounting and reporting standards that require the ownership interests in subsidiaries held by parties other than the parent to be clearly identified, labeled and presented in the consolidated balance sheets within equity, but separate from the parent’s equity. This pronouncement also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly identified and presented on the face of the consolidated statements of income. Changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary must be accounted for consistently, and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary must be initially measured at fair value. The pronouncement also requires entities to provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. As a result of adoption the following retrospective adjustments were made: the December 31, 2008 and 2007 noncontrolling interests balance of $5.4 million and $7.0 million, respectively, have been presented as part of total equity (deficit).

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, as an amendment to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 161 requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The fair value of derivative instruments and their gains and losses will need to be presented in tabular format in order to present a more complete picture of the effects of using derivative instruments. SFAS No. 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company will provide enhanced disclosures as required upon effective date of this pronouncement.

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

In July 2006, the FASB issued FIN No. 48, which, in the case of the Company, was effective as of January 1, 2007. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN No. 48 requires that all tax positions be evaluated using a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Differences between tax positions taken in a tax return and amounts recognized in the financial statements are recorded as adjustments to income taxes payable or receivable, or adjustments to deferred taxes, or both. FIN No. 48 also requires expanded disclosure at the end of each annual reporting period, including a tabular reconciliation of unrecognized tax benefits. The Company adopted FIN No. 48 on January 1, 2007. As a result of the adoption of this accounting pronouncement, the Company derecognized $4.8 of previously recognized tax benefits, which was accounted for as a decrease to divisional equity. In May 2007, the FASB issued FASB Staff Position (“FSP”) FIN No. 48-1, Definition of Settlement in FASB Interpretation No. 48, which is effective retroactively to January 1, 2007. FSP FIN No. 48-1 provides guidance on how to determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. The adoption of FSP FIN No. 48-1 did not have any effect on the Company’s financial statements.

3. RELATED PARTIES

These financial statements include transactions with affiliated companies. MJN entered into transactions with BMS and its subsidiaries for the sale of inventory, services provided to and received from BMS pharmaceutical divisions in various markets worldwide, as well as corporate services provided by BMS for the financial statement periods presented. Product transfers from BMS to MJN were made at various transfer prices.

The Company had no sales to related parties in 2008, 2007, or 2006. Purchases from BMS and its subsidiaries amounted to $27.0, $23.2, and $17.8 for the years ended December 31, 2008, 2007, and 2006, respectively, and relate to goods and services. Additionally, MJN allocated charges of $19.6, $21.6, and $17.9 for the years ended December 31, 2008, 2007, and 2006, respectively, to BMS in various markets worldwide, and was allocated charges of $20.2, $18.4, and $10.8 for the years ended December 31, 2008, 2007, and 2006, respectively from BMS. The charges were for services that included occupancy, distribution, promotion, sales force and other administration. Charges were allocated either to MJN from BMS or from MJN to BMS, depending on the location and if the MJN company was the host business in that location. Occupancy costs were allocated based on square meters occupied; the other charges were generally based on headcount or level of activity. Management considers these market allocations to be a reasonable reflection of the utilization of services provided.

The statements of earnings, primarily within marketing, selling and administrative, include allocated corporate and shared services expense allocations from BMS totaling $112.1, $90.1, and $80.7 for the years ended December 31, 2008, 2007, and 2006, respectively. These costs are primarily related to BMS’s corporate administrative services to the Company, and are generally allocated based on either the ratio of MJN’s annual net sales or headcount to BMS’s comparable consolidated net sales or headcount. Allocation costs in prior years have been revised from previously disclosed amounts. The disclosure now excludes information management costs dedicated to MJN and includes stock based compensation and pension costs. This change in disclosure had no impact on amounts presented in the financial statements. Management believes that this allocation method is reasonable. Corporate expenses allocated include accounting, treasury, finance, tax, human resources, legal, and certain other administrative services. Management considers such allocations have been made on a reasonable basis, but may not, however, reflect the expense MJN would have incurred as a stand-alone company. Actual

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

costs which may have been incurred if MJN had been a stand-alone company in 2008, 2007, and 2006 would depend on a number of factors, including how the Company chose to organize itself, what, if any, functions were outsourced or performed by MJN employees and strategic decisions made in areas such as information technology systems and infrastructure.

On August 26, 2008, MJC declared and issued a dividend in the form of a 10-year intercompany note to BMS in the amount of $2,000.0, which was recorded as a reduction of divisional equity. The outstanding principal of the note bears interest at an annual rate of 6.1% and interest payments must be settled no less than annually. Both the outstanding principal and accrued interest were due on demand for payment to BMS, and could have been prepaid by the Company at any time without premium or penalty. Interest expense for the year ended December 31, 2008 was $43.3.

On February 17, 2009, at the time of the MJN’s IPO, this related party note was amended and restructured into three separate notes totaling $1,744.2 as discussed in Note 21—“Subsequent Events.” Since these notes are now payable in more than one year, the $2,000.0 note is classified as noncurrent on the balance sheet as of December 31, 2008.

BMS uses a centralized approach to cash management and financing its operations. During the periods covered by these financial statements, cash deposits were remitted to BMS on a regular basis and are reflected within divisional equity in the financial statements. Similarly, MJN’s cash disbursements were funded through BMS’s cash accounts. As a result, none of BMS’s cash, cash equivalents or liabilities pertaining to book overdrafts have been allocated to MJN in the financial statements.

4. EARNINGS PER SHARE

On February 10, 2009, immediately prior to the completion of the IPO, the separation of MJN’s business from BMS (“Separation”) was finalized. Prior to the IPO, MJN had 170,000,000 shares of Class A and Class B common stock outstanding, all of which were owned by BMS. This amount was used to calculate the weighted average number of common shares outstanding for the periods presented.

The following table presents the calculation of basic and diluted earnings per share:

	Year Ended December 31,
Amounts in millions, except Per Share Data	2008	2007	2006
Net Earnings attributable to shareholders	$393.9	$422.5	$398.2
Weighted Average Shares Outstanding	170.0	170.0	170.0

Net Earnings per Share attributable to shareholders—Basic and Diluted	$2.32	$2.49	$2.34

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

5. OTHER EXPENSES—NET

The components of other expenses—net were:

	Year Ended December 31,
	2008	2007	2006
Loss from Third-Party Contract Manufacturing	$6.0	$0.9	$1.8
Foreign Exchange Transaction Losses	1.8	4.3	4.8
Other—net	5.3	(1.6)	(3.6)

Other Expenses—net	$13.1	$3.6	$3.0

Foreign exchange transaction losses include the effect of hedges allocated to the Company. Other—net includes certain other litigation matters and (gains) and losses on disposal of property, plant, and equipment.

6. INCOME TAXES

During the periods presented, MJN did not file separate tax returns, as it was included in the tax grouping of other BMS entities within the respective entity’s tax jurisdiction. The income tax provision included in these financial statements was calculated using the separate return basis, as if MJN was a separate stand-alone taxpayer. With the exception of MJN-dedicated entities, the Company did not maintain taxes payable to or from BMS as it is deemed to settle the annual current tax balances immediately with the tax paying legal entities in their respective jurisdictions. These settlements are reflected as changes in divisional equity.

The components of earnings before income taxes were:

	Year Ended December 31,
	2008	2007	2006
U.S.	$154.7	$306.8	$289.2
Non-U.S.	497.7	356.4	345.6

	$652.4	$663.2	$634.8

The above amounts are categorized based on the location of the taxing authorities.

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

The provision/(benefit) for income taxes attributable to operations consisted of:

	Year Ended December 31,
	2008	2007	2006
Current
U.S. Federal	$102.6	$106.2	$111.7
U.S. States	18.1	19.1	22.6
Non-U.S.	124.7	103.7	90.4

	245.4	229.0	224.7

Deferred:
U.S. Federal	1.2	7.7	2.2
U.S. States	—	1.4	(0.4)
Non-U.S.	4.8	(4.5)	3.6

	6.0	4.6	5.4

	$251.4	$233.6	$230.1

Effective Tax Rate—MJN’s provision for income taxes in the years ended December 31, 2008, 2007, and 2006 was different from the amount computed by applying the statutory U.S. Federal income tax rate to earnings before income taxes as a result of the following:

	2008		2007		2006
U.S. Statutory Rate	$228.3	35.0%	$232.1	35.0%	$222.2	35.0%
State and Local Taxes	10.8	1.7	13.3	2.0	14.4	2.2
Foreign Income Taxed at Different Rates	(23.3)	(3.6)	(20.6)	(3.1)	(14.2)	(2.2)
Repatriation of Foreign Income	37.4	5.7	24.5	3.7	20.7	3.3
Tax Holidays	(4.5)	(0.7)	(3.5)	(0.5)	(5.0)	(0.8)
Disallowed IPO Expenses	8.8	1.4	—	—	—	—
U.S. Manufacturing Deduction	(3.7)	(0.6)	(4.5)	(0.7)	(2.9)	(0.5)
Other	(2.4)	(0.4)	(7.7)	(1.2)	(5.1)	(0.8)

Total Provision / Effective Tax Rate	$251.4	38.5%	$233.6	35.2%	$230.1	36.2%

The effective tax rate for the year ended December 31, 2008, increased from 35.2% to 38.5% compared to the year ended December 31, 2007. The increase in the effective tax rate was driven primarily by the capitalization in 2008 of certain initial public offering expenses for tax purposes, the benefit of certain basis differences reflected in the 2007 effective tax rate and changes in the mix of earnings by jurisdiction.

The Company has negotiated a tax holiday under which certain profits in the Netherlands are exempt from taxation through the year ending December 31, 2009.

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

Deferred Taxes and Valuation Allowance—The components of current and noncurrent deferred income tax assets (liabilities) were:

	December 31,
	2008	2007
Accrued Rebates and Returns	$38.2	$36.4
Inter-Company Profit and Other Inventory Items	18.1	10.5
Accruals	13.7	14.6
Net Operating Loss Carryforwards	16.8	18.3
Pension and Other Post-Employment Benefits	7.9	7.2
Deferred Income	2.9	4.2
Stock Options	8.1	5.0
Allowance for Bad Debts	0.2	7.2
Others-net	3.2	2.7

Total Deferred Tax Assets	109.1	106.1

Depreciation/Amortization	(49.3)	(43.4)
Outside Basis	(49.0)	(48.2)

Total Deferred Tax Liabilities	(98.3)	(91.6)

Valuation Allowance	(16.6)	(18.2)

Deferred Tax Assets (Liabilities)—net	$(5.8)	$(3.7)

Recognized as:
Deferred Income Taxes—current	$70.8	$66.7
Deferred Income Taxes—noncurrent	(76.6)	(70.4)

Total	$(5.8)	$(3.7)

As of December 31, 2008, the Company had foreign net operating loss (“NOL”) carryforwards of $64.0. The majority of these NOL carryforwards will expire through 2012. The valuation allowance increased (decreased) by $(1.6), $8.0, and $5.9 in the years ended December 31, 2008, 2007 and 2006, respectively. The valuation allowance relates to foreign NOLs that are not expected to be realized because they are based upon a hypothetical stand alone carve out structure that will not exist after restructuring for an IPO.

Income taxes paid were $227.8, $228.0, and $236.4 in the years ended December 31, 2008, 2007, and 2006, respectively.

The MJN operations do not maintain any cash or cash equivalents; rather, all earnings are immediately distributed to BMS. Accordingly, there are no unremitted earnings in foreign subsidiaries for which there might be a future tax consequence upon repatriation. However, cumulative translation adjustments on foreign subsidiaries with a functional currency other than U.S. Dollar resulted in deferred tax liabilities of $16.6 and $23.1 at December 31, 2008 and 2007, respectively. Further basis differences arose due to the qualification of repatriated earnings as return of capital for tax purposes, resulting in deferred tax liabilities of $33.1 and $27.9 at December 31, 2008 and 2007, respectively.

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

The Company adopted the provisions of FIN No. 48 on January 1, 2007, resulting in the derecognition of $4.8 of previously recognized tax benefits which was accounted for as a decrease to the opening balance of divisional equity. A reconciliation of the Company’s changes in uncertain tax positions from January 1, 2007 to December 31, 2007 and January 1, 2008 to December 31, 2008 is as follows:

Description	Unrecognized Federal, State, and Foreign Tax Benefits	Interest	Penalties	Unrecognized Income Tax Benefits, including Interest and Penalties	Deferred Income Tax Benefits	Unrecognized Income Tax Benefits, including Interest and Penalties, Net of Deferred Tax Benefits
Total Uncertain Tax Positions that, if Recognized, Would Impact the Effective Tax Rate as of January 1, 2007	$3.2	$1.3	$2.6	$7.1	$(2.8)	$4.3
Gross Additions to Tax Positions Related to Current Year	1.4	—	—	1.4	(0.4)	1.0
Gross Reductions to Tax Positions Related to Current Year	—	—	—	—	—	—
Gross Additions to Tax Positions Related to Prior Year	—	1.3	0.4	1.7	(0.3)	1.4
Gross Reductions to Tax Positions Related to Prior Year	(0.5)	(0.4)	(0.1)	(1.0)	0.2	(0.8)
Settlements	6.2	1.4	—	7.6	(0.4)	7.2
Cumulative Translation Adjustment	—	—	0.1	0.1	—	0.1

Total Uncertain Tax Positions that, if Recognized, Would Impact the Effective Tax Rate as of December 31, 2007	$10.3	$3.6	$3.0	$16.9	$(3.7)	$13.2

Total Uncertain Tax Positions that, if Recognized, Would Impact the Effective Tax Rate as of January 1, 2008	$10.3	$3.6	$3.0	$16.9	$(3.7)	$13.2
Gross Additions to Tax Positions Related to Current Year	1.4	—	0.4	1.8	(0.4)	1.4
Gross Reductions to Tax Positions Related to Current Year	—	—	—	—	—	—
Gross Additions to Tax Positions Related to Prior Year	—	1.2	0.1	1.3	(0.4)	0.9
Gross Reductions to Tax Positions Related to Prior Year	—	(1.1)	(0.4)	(1.5)	—	(1.5)
Settlements	—	—	(0.4)	(0.4)	—	(0.4)
Cumulative Translation Adjustment	—	(0.1)	(0.1)	(0.2)	—	(0.2)

Total Uncertain Tax Positions that, if Recognized, Would Impact the Effective Tax Rate as of December 31, 2008	$11.7	$3.6	$2.6	$17.9	$(4.5)	$13.4

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

The uncertain tax benefits as of December 31, 2008 are recorded against the Company’s deferred tax assets to the extent the uncertainty directly related to that asset; otherwise they are recorded as either current or noncurrent income tax payable. As of December 31, 2008 and 2007, approximately $17.6 and $14.3, respectively, of noncurrent income tax payable was included in other liabilities on the balance sheet.

As of December 31, 2008, the Company had no uncertain tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty as to the timing of such deductibility.

The amounts of unrecognized tax benefits that, if recognized, would impact the effective tax rate were $11.7 and $10.3 as of December 31, 2008 and 2007, respectively.

The Company classifies interest and penalties related to unrecognized tax benefits as income tax expense. These amounts are reflected separately on the reconciliation above.

The Company, under the assumption of a separate taxpayer, is considered under examination by a number of tax authorities, including all of the major tax jurisdictions listed in the table below, which have unrecognized tax benefits for issues such as transfer pricing, certain tax credits and the deductibility of certain expenses. The Company estimates that it is reasonably possible that the balance of unrecognized tax benefits as of December 31, 2008 will decrease approximately $0.3 in the next twelve months as a result of the anticipated effective settlement of certain tax audits for the jurisdictions listed below. Such settlements may involve the payment of additional taxes, the adjustment of certain deferred taxes and/or the recognition of tax benefits. The Company also anticipates that it is reasonably possible that new issues will be raised by tax authorities who may require increases to the balance of unrecognized tax benefits; however, an estimate of such increases cannot be made. The Company believes that it has adequately provided for all open tax years by tax jurisdiction under FIN No. 48.

The Company under the assumption of a separate tax return preparer files income tax returns in the U.S. Federal jurisdiction and various state and foreign jurisdictions. With few exceptions, the Company is assumed to be subject to U.S. Federal, state and local, and non-U.S. income tax examinations by tax authorities. The following is a summary of major tax jurisdictions for which tax authorities may assert additional taxes against the Company based upon tax years currently under audit and subsequent years that will likely be audited. After the IPO, the management of these and other tax audits relating to tax years prior to the tax year in which the IPO took place, together with the liability for tax, interest and penalties, if any, rests with BMS.

U.S.	2004 to 2008
Canada	2001 to 2008
China	2004 to 2008
Mexico	2003 to 2008
Malaysia	2006 to 2008
Netherlands	2003 to 2008
Philippines	2005 to 2008
Spain	2003 to 2008
Taiwan	2002 to 2008

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

7. FAIR VALUE MEASUREMENT

As discussed in “—Note 2, Accounting Policies,” MJN adopted SFAS No. 157, as amended by FSP 157-2, on January 1, 2008. Consistent with the deferral in FSP 157-2, the Company has not applied SFAS No. 157 to nonfinancial assets and liabilities that are recorded on a nonrecurring basis. Such assets and liabilities include those measured at fair value in goodwill impairment testing, asset retirement obligations initially measured at fair value, and nonfinancial long-lived asset impairment assessments as well as those initially measured at fair value in a business combination.

When determining fair value, SFAS No. 157 requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs. SFAS No. 157 establishes a valuation hierarchy for prioritizing the inputs and the hierarchy places greater emphasis on the use of observable market inputs and less emphasis on unobservable inputs. The three levels of the hierarchy are as follows:

Level One—Values based on unadjusted quoted prices in active markets for identical assets and liabilities.

Level Two—Values based on quoted market prices for similar assets and liabilities in active markets, quoted prices in inactive markets for identical assets and liabilities, and inputs other than quoted market prices that are observable for the asset or liability but corroborated by market data.

Level Three—Values based on inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. Valuation techniques could include the use of discounted cash flow models and similar techniques. The Company does not currently have any instruments with fair value determined using level three inputs.

MJN has various financial instruments that must be measured under the new fair value standard including certain derivatives instruments. We currently do not have non-financial assets and non-financial liabilities that are required to be measured at fair value on a recurring basis.

MJN utilizes the market approach for valuing financial instruments. According to SFAS No. 157, the market approach “utilizes prices and information generated by market transactions involving identical or similar assets and liabilities.” In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the classification of fair value assets and liabilities within the fair value hierarchy. MJN’s financial assets and liabilities are measured using inputs from level two of the fair value hierarchy.

As of December 31, 2008, the Company had the following financial assets and (liabilities) measured at fair value on a recurring basis:

	Total	Level 2
Foreign Currency—net	$9.8	$9.8
Natural Gas	(2.1)	(2.1)

MJN’s derivative assets and liabilities are foreign exchange derivatives and natural gas contracts, respectively. Foreign exchange derivatives are valued using quoted forward foreign exchange prices at the

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

reporting date. Natural gas forward contracts are valued using NYMEX futures prices for natural gas at the reporting date.

8. RECEIVABLES

The major categories of receivables were as follows:

	December 31,
	2008	2007
Trade Receivables	$249.1	$288.3
Miscellaneous Receivables	20.6	24.6
Less Allowances	(7.0)	(29.9)

Receivables—net	$262.7	$283.0

Miscellaneous receivables include receivables in connection with the Company’s third-party supply agreement. During the year ended December 31, 2007, the Company terminated its distribution agreement with a Philippines distributor, which had become financially insolvent. A provision of $17.6 was recorded to reserve the net receivable balance. During the year ended December 31, 2008, this receivable, along with the related reserve, was written off.

9. INVENTORIES

The major categories of inventories were as follows:

	December 31,
	2008	2007
Finished Goods	$191.3	$143.3
Work in Process	28.0	26.6
Raw and Packaging Materials	135.0	131.3

Inventories	$354.3	$301.2

10. PROPERTY, PLANT, AND EQUIPMENT

The major categories of property, plant, and equipment were as follows:

	December 31,
	2008	2007
Land	$4.4	$4.7
Buildings	382.5	364.1
Machinery, Equipment, and Fixtures	504.2	493.4
Construction in Progress	67.9	58.2
Accumulated Depreciation	(505.4)	(480.7)

Property, Plant, and Equipment—net	$453.6	$439.7

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

Depreciation expense was $44.1, $40.9, and $37.9 for the years ended December 31, 2008, 2007, and 2006, respectively, and is primarily included in costs of products sold. Accrued capital expenditures were $22.3, $17.9 and $15.4 at December 31, 2008, 2007, and 2006, respectively. The Company’s liability for asset retirement obligations amounted to $1.3 and $1.2 at December 31, 2008 and 2007, respectively.

11. GOODWILL

The carrying amount of goodwill was $117.5 at December 31, 2008 and 2007. Of the total carrying amount of goodwill, $115.8 is related to the Asia /Latin America segment and $1.7 is related to the North America/Europe segment at December 31, 2008 and 2007.

12. OTHER INTANGIBLE ASSETS

Computer software comprises the entire balance as follows:

	December 31,
	2008	2007
Computer Software	$77.3	$62.5
Less Accumulated Amortization	(38.1)	(30.0)

Total Other Intangible Assets—net	$39.2	$32.5

Amortization expense for other intangible assets was $8.0, $10.1, and $11.6 for the years ended December 31, 2008, 2007, and 2006, respectively. Expected amortization expense related to the current net carrying amount of computer software is as follows:

Years Ending December 31,
2009	$9.0
2010	7.9
2011	8.0
2012	6.9
2013	5.4
Later years	2.0

13. DIVISIONAL EQUITY (DEFICIT)

For 2008, MJN operated as a division of BMS. Accordingly, certain operating, financing, and investing activities of MJN are funded through interdivisional transactions with BMS and other operating divisions and subsidiaries. The accompanying balance sheets reflect these amounts in divisional equity (deficit).

14. EMPLOYEE STOCK BENEFIT PLANS

BMS sponsors the following employee stock plans in which certain employees of MJN participate. Expense recognized for the stock-based compensation plans resulted in an increase of divisional equity (deficit).

Employee Stock Plans—On May 1, 2007, BMS stockholders approved the BMS 2007 Stock Award and Incentive Plan (the “BMS 2007 Plan”). The BMS 2007 Plan replaced the BMS 2002 Stock Incentive Plan (the

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

“BMS 2002 Plan”) that expired on May 31, 2007. The BMS 2007 Plan provides for 42 million new shares of common stock reserved for delivery to participants, plus shares remaining available for new grants under the 2002 Plan and shares recaptured from outstanding awards under the 2002 Plan. Only the number of shares actually delivered to participants in connection with an award after all restrictions have lapsed will be counted against the number of shares reserved. Shares tendered in a prior year to pay the purchase price of options and the number of shares previously utilized to satisfy withholding tax obligations upon exercise continue to be available and reserved.

Under the BMS 2007 Plan and the BMS 2002 Plan, executive officers and key employees of MJN may be granted options to purchase BMS’s common stock at no less than 100% of the market price on the date the option is granted. Options generally become exercisable in installments of 25% per year on each of the first through the fourth anniversaries of the grant date and have a maximum term of 10 years. Generally, BMS issues shares for the stock option exercises from treasury stock. Additionally, the plans provide for the granting of stock appreciation rights whereby the grantee may surrender exercisable rights and receive common stock and/or cash measured by the excess of the market price of the common stock over the option exercise price.

The BMS 2007 Plan and the BMS 2002 Plan provide for the granting of common stock to key employees, subject to restrictions as to continuous employment. Restrictions generally expire over a four-year period from date of grant. Compensation expense is recognized over the restricted period. During the first quarter of 2007, BMS began granting restricted stock units instead of restricted stock. A stock unit is a right to receive stock at the end of the specified vesting period. A stock unit has no voting rights.

The BMS 2007 Plan and the BMS 2002 Plan also incorporate long-term performance awards which are delivered in the form of a target number of performance shares and have a three-year cycle. For 2008 to 2010 and 2007 to 2009, the awards have annual goals set at the beginning of each performance period and are based 50% on earnings per share and 50% on sales. Maximum performance will result in a maximum payout of 165% for the 2008 to 2010 award and 220% for the 2007 to 2009 award. In addition, a one-time special performance award was granted for the 2008 to 2010 performance period. This special performance award has annual goals, set at the beginning of each performance period, based 50% on pre-tax operating margin and 50% on operating cash flow. Maximum performance will result in a maximum payout of 165%. The goals for the 2005 through 2007 and the 2006 through 2008 awards are set for the three year period and are based 50% on cumulative earnings per share and 50% on cumulative sales, with the ultimate payout modified by BMS’s total stockholder return versus the 11 companies in its proxy peer group. Maximum performance for all three measures will result in a maximum payout of 253% of target. If threshold targets are not met for the performance period, no payment will be made under the plan.

Under the Team Share Stock Option Plan, which terminated on January 3, 2005, full-time MJN employees, excluding key executives, were granted options to purchase BMS’s common stock at the market price on the date the options were granted. Individual grants generally became exercisable evenly on the third, fourth and fifth anniversary of the grant date and have a maximum term of 10 years.

The results of operations for MJN for the years ended December 31, 2008, 2007 and 2006 reflect the impact of SFAS No. 123(R), Share-Based Payment, which includes the impact of expensing stock options. BMS and MJN have elected the alternative method as provided in FSP No. 123(R)-3, Transition Election Related To Accounting For The Tax Effects of Share-Based Payment Awards, in determining BMS’s pool of excess tax

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

benefits. The following table summarizes MJN’s stock-based compensation expense related to employee stock options, restricted stock and long-term performance awards for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
	2008	2007	2006
Costs of Products Sold	$0.9	$0.7	$0.7
Marketing, Selling, and Administrative	7.4	5.5	4.8
Research and Development	0.9	0.7	0.6

Total Stock-Based Compensation Expense	9.2	6.9	6.1
Deferred Tax Benefit	(3.2)	(2.2)	(1.9)

Stock-Based Compensation—net of tax	$6.0	$4.7	$4.2

There were no costs related to stock-based compensation that were capitalized during all periods.

Share option activity for the Company’s employees under all BMS plans as of December 31, 2008 and changes during the year then ended follows:

Shares in thousands	Shares	Weighted- Average Exercise Price of Shares	Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (dollars in millions)
Outstanding—January 1, 2008	9,146	$39.07
Granted	1,178	21.99
Exercised	0	21.58
Lapsed or Transferred	(2,007)	44.99

Balance-December 31, 2008	8,317	$35.16	4.80	$1.72
Vested and Expected to Vest at December 31, 2008	8,200	$35.31	4.76	$1.64
Exercisable at December 31, 2008	6,101	$38.95	3.57	$0.22

Transferred shares are shares attributable to employees that transferred to or from other BMS divisions.

The weighted-average grant-date fair value of options granted under BMS plans to employees of the Company during the years ended December 31, 2008, 2007, and 2006 was $4.74 per share, $5.89 per share, and $4.39 per share, respectively. The total intrinsic value of options exercised by the Company’s employees for the years ended December 31, 2008, 2007, and 2006 was $0.0, $2.6, and $2.2, respectively. As of December 31, 2008, there was $6.8 of total unrecognized compensation cost related to non-vested BMS stock options granted to the Company’s employees. The cost is expected to be recognized over a weighted-average period of 2.57 years.

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

Stock Option Valuation—The fair value of employee stock options granted in 2008 were estimated on the date of the grant and prior to January 1, 2007, were estimated using a weighted-average estimated per option value granted, using the Black-Scholes option pricing model with the following assumptions:

	December 31,
	2008	2007	2006
Expected volatility	31.1%	28.9%	26.7%
Risk-free interest rate	3.3%	4.7%	4.6%
Dividend yield	4.3%	4.5%	4.8%
Expected life	6.7 yrs	6.2 yrs	6.3 yrs

The expected volatility assumption required in the Black-Scholes model was calculated using a 10-year historical volatility of the BMS stock price and weighting it equally against the derived implied volatility. The selection of the blended historical and implied volatility approach was based on BMS’s assessment that this calculation of expected volatility is more representative of future stock price trends than using only historical volatility.

The risk-free interest rate assumption is based upon the U.S. Treasury yield curve in effect at the time of grant. The dividend yield assumption is based on BMS’s history and expectation of dividend payouts.

The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is a derived output of the lattice-binomial model. The expected life of employee stock options is impacted by all of the underlying assumptions and calibration of BMS’s model. The lattice-binomial model assumes that MJN employees exercise behavior is a function of the option’s remaining vested life and the extent to which the option is in-the-money. The lattice-binomial model estimates the probability of exercise as a function of these two variables based on the entire history of exercises and cancellations on all past option grants made to MJN employees.

Stock-based compensation expense is based on awards ultimately expected to vest. Forfeitures were estimated based on historical experience at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates.

Restricted Stock—The fair value of nonvested shares of BMS’s common stock granted to MJN employees is determined based on the average trading price of BMS’s common stock on the grant date.

A summary of restricted share activity related to MJN employees follows:

Shares in Thousands	Number of Shares	Weighted-Average Grant-Date Fair Value
Nonvested Shares at January 1, 2008	451	$25.70
Granted	424	21.91
Vested	(166)	25.45
Forfeited or Transferred	(63)	23.91

Nonvested Shares at December 31, 2008	646	$23.46

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

Transferred shares are shares attributable to employees that transferred to or from other BMS divisions.

As of December 31, 2008, the total unrecognized compensation cost related to BMS nonvested restricted stock and BMS restricted stock units granted to Company employees is $11.5. The cost is expected to be recognized over a weighted-average period of 2.77 years. The total fair value of BMS shares and BMS share units granted to Company employees that vested during the years ended December 31, 2008, 2007, and 2006 was $4.2, $1.6, and $0.3, respectively. The weighted average grant date fair value of restricted stock awards/units granted to Company employees during the years ended December 31, 2008, 2007, and 2006 was $21.91, $26.92, and $23.31, respectively.

Long-Term Performance Awards—Since the adoption of SFAS No. 123(R), the fair value of the 2006 through 2008 performance award was estimated on the date of grant using a Monte Carlo simulation model due to a market condition. The Monte Carlo simulation model utilizes multiple input variables that determine the probability of satisfying each market condition stipulated in the award grant and calculates the fair market value for the long-term performance awards. For the 2008 to 2010 and 2007 to 2009 performance awards, because these awards do not contain a market condition, the fair value was based on the closing trading price of BMS’s common stock on the grant date.

The valuation model for the 2006 through 2008 award used the following assumptions:

Grant Year	Grant Date	Weighted-Average Expected Volatility	Expected Dividend Yield	Risk Free Interest Rate
2006	3/7/2006	20.4%	4.9%	4.4%

Weighted-average expected volatility is based on the three year historical volatility levels on BMS’s common stock. Expected dividend yield is based on BMS’s historical dividend payments. Risk free interest rate reflects the yield on five year zero coupon U.S. Treasury bonds, based on the performance shares’ contractual term. The fair value of the performance awards is amortized over the performance period of the award.

At December 31, 2008, there were 61,932 shares outstanding and total unrecognized compensation cost was $0.9 related to awards granted to MJN employees under the BMS performance share plan, which is expected to be recognized over a weighted-average period of 1.73 years.

Accuracy of Fair Value Estimates—MJN’s determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by BMS’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to BMS’s expected stock price volatility over the term of the awards, and actual and projected MJN employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because MJN’s employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value of MJN’s employee stock options. Although the fair value of employee stock options is determined in accordance with SFAS No. 123(R) and Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment, using an option-pricing model, that value may not be indicative of the fair value observed in a willing buyer/willing seller market transaction.

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

15. FINANCIAL INSTRUMENTS AND RISK CONCENTRATION

The Company’s financial instruments consist primarily of accounts receivable, accounts payable and derivative financial instruments.

Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers in the Company’s business customer base and their dispersion across different geographic areas. The Company maintains an allowance for losses based upon the expected collectability of accounts receivable.

The Company is exposed to market risk due to changes in currency exchange rates. The Company had exposures to net foreign currency denominated assets and liabilities of $407.7 and $379.3 at December 31, 2008 and 2007, respectively, primarily in Mexico, Europe, Thailand, Philippines and China. The Company’s primary net foreign currency translation exposures are the Chinese renminbi, the Mexican peso, the Philippine peso, the Hong Kong dollar and the Euro.

MJN utilizes foreign currency contracts to hedge anticipated transactions, primarily intercompany transactions. These instruments are managed on a centralized basis to efficiently net exposures and thus take advantage of any natural offsets. Derivative financial instruments are not used for speculative purposes. BMS designates these instruments as foreign currency cash flow hedges when appropriate. The effects of the hedges, including any discontinued or ineffective portion of the hedges, allocated to the Company in the statements of earnings based on divisional costs of products sold at standard cost were losses of $0.9, $2.6, and $5.1 for the years ended December 31, 2008, 2007, and 2006, respectively.

Foreign currency forward contract assets of $10.1 and liabilities of $0.3 were allocated to the Company’s balance sheet at December 31, 2008, as these were executed specifically for the Company. The unrealized gains, net of tax, of $6.6 related to these contracts were recorded in Other Comprehensive Income. There were no foreign currency forward contracts allocated to the Company’s balance sheet at December 31, 2007 as none were specifically executed for the Company.

SFAS No. 133 requires periodic assessments of hedge effectiveness. These assessments determine whether derivatives designated as qualifying hedges continue to be highly effective in offsetting changes in the cash flows of hedged items. The amount of hedge ineffectiveness gain (loss) was $0.5 for the year ended December 31, 2008, and $0.0 for the two years ended December 31, 2007 and 2006. In addition, SFAS No. 133 requires that BMS or the Company discontinue cash flow hedge accounting if the forecasted transaction is not expected to occur on the original forecasted date or 60 days thereafter. For the years ended December 31, 2008, 2007 and 2006 the impact of discontinued hedges was gains (losses) of $0.8, $(0.4), and $0.5, respectively.

MJN utilizes natural gas forward contracts to hedge anticipated purchases of natural gas. These instruments are managed on a centralized basis. BMS designates these instruments as cash flow hedges when appropriate. The effects of the natural gas hedges allocated to the Company in the statements of earnings based on divisional natural gas usage was gains (losses) of $(0.8), $1.9, and $0 in 2008, 2007, and 2006, respectively. In addition, natural gas forward contract liabilities of $2.1 were allocated to the Company’s balance sheet at December 31, 2008, as these were executed specifically for the Company. The unrealized losses, net of tax, of $(1.4) related to these contracts were recorded in Other Comprehensive Income. There were no natural gas forward contracts allocated to the Company’s balance sheet at December 31, 2007 as none were specifically executed for the Company.

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

16. SEGMENT INFORMATION

MJN operates in four geographic operating segments: North America, Latin America, Asia and Europe. This operating segmentation is how the chief operating decision maker regularly assesses information for decision making purposes, including allocation of resources. Due to similarities in the economics, products offered, production process, customer base, and regulatory environment, these operating segments have been aggregated into two reportable segments: North America/Europe and Asia/Latin America.

Corporate and Other costs consist of unallocated general and administrative activities and associated expenses, including in part, executive, legal, finance, information technology, human resources, research and development, global marketing costs, global supply chain and certain facility costs. Corporate and Other assets primarily consist of a global production facility.

The Company’s products are sold principally to the wholesale and retail trade, both nationally and internationally. One customer (including its related entities) accounted for 13%, 15% and 16% of the Company’s gross sales for the years ended December 31, 2008, 2007, and 2006, respectively.

	Net Sales	Earnings Before Interest and Income Taxes	Year-End Assets	Capital Expenditures	Depreciation and Amortization Expense
Year Ended December 31, 2008
North America/Europe	$1,365.5	$467.3	$559.6	$33.5	$34.1
Asia/Latin America	1,516.9	462.9	608.0	26.8	14.1

Total Operating Segments	2,882.4	930.2	1,167.6	60.3	48.2
Corporate and Other	—	(234.5)	193.8	20.8	3.9
Total	$2,882.4	$695.7	$1,361.4	$81.1	$52.1

Year Ended December 31, 2007
North America/Europe	$1,351.2	$477.6	$550.7	$32.8	$33.8
Asia/Latin America	1,225.2	363.9	577.7	25.2	13.9

Total Operating Segments	2,576.4	841.5	1,128.4	58.0	47.7
Corporate and Other	—	(178.3)	173.5	20.4	3.3
Total	$2,576.4	$663.2	$1,301.9	$78.4	$51.0

Year Ended December 31, 2006
North America/Europe	$1,290.5	$460.3		$29.7	$34.9
Asia/Latin America	1,054.6	335.9		26.8	11.1

Total Operating Segments	2,345.1	796.2		56.5	46.0
Corporate and Other	—	(161.4)		12.4	3.5
Total	$2,345.1	$634.8		$68.9	$49.5

Net Sales	Infant Formula	Children’s Nutrition	Other	Total
Year ended December 31, 2008	$1,931.6	$855.9	$94.9	$2,882.4
Year ended December 31, 2007	$1,788.1	$696.5	$91.8	$2,576.4
Year ended December 31, 2006	$1,634.8	$603.8	$106.5	$2,345.1

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

Geographic	United States	China	Mexico	Other	Total
Year Ended December 31, 2008
Net Sales	$1,108.4	$322.0	$285.4	$1,166.6	$2,882.4
Long-Lived Assets	312.5	30.4	152.2	147.2	642.3

Year Ended December 31, 2007
Net Sales	$1,128.3	$209.0	$264.2	$974.9	$2,576.4
Long-Lived Assets	312.2	27.4	148.5	123.1	611.2

Year Ended December 31, 2006
Net Sales	$1,092.8	$185.0	$254.3	$813.0	$2,345.1

17. LEASES

Minimum rental commitments under all non-cancelable operating leases, primarily real estate and motor vehicles, in effect at December 31, 2008, are:

Years Ending December 31,
2009	$14.6
2010	7.7
2011	6.1
2012	5.5
2013	5.4
Later Years	25.8

Total Minimum Payments	$65.1

Operating lease rental expenses were $11.5, $9.8, and $10.3 in the years ended December 31, 2008, 2007, and 2006, respectively. At December 31, 2008 and 2007, MJN had capital lease obligations outstanding in the amount of $1.4 and $1.6, respectively.

18. PURCHASE OBLIGATIONS

The Company has unconditional purchase obligations in five supply agreements, two promotional or marketing services agreements and one non-clinical grant agreement, with future commitments in excess of $2.5 per agreement. The minimum purchase commitments or penalties in effect at December 31, 2008, are:

Years Ending December 31,
2009	$29.2
2010	25.5
2011	23.1
2012	12.5
2013	6.9
Later Years	52.2

Total minimum payments	$149.4

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

Four supply agreements for packaging and raw materials expire in 2010, 2011, 2012, and 2018; one supply agreement for landfill gas expires in 2029; the promotional or marketing services agreements expire in 2010 and 2011; and, the non-clinical grant agreement expires in 2013.

19. EMPLOYEE BENEFITS

Pensions—A majority of employees of MJN were participants in various defined benefit pension plans as well as postretirement plans administered and sponsored by BMS. Benefits under the pension plans are based primarily on years of service and employees’ compensation. The other postretirement plans provide associates with health care and life insurance benefits upon retirement. Pension entitlements are funded by contributions by BMS to a separately administered pension fund.

These financial statements reflect the plans on a multi-employer basis in accordance with SFAS No. 87, Employers’ Accounting for Pensions, as amended by SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. The adoption of SFAS No. 158 does not have an impact on the pension and postretirement plans for MJN as they are accounted for under a multi-employer plan. MJN has specifically identified the pension expense attributable to MJN participants for the pension plans in the Philippines, Indonesia and the Netherlands. For the pension plans in the U.S., Canada, Taiwan and Mexico, costs associated with the pension plans have been allocated to MJN on the basis of pensionable wages. The SFAS No. 87 expense for MJN employees participating in the above mentioned pension plans was $19.4, $21.1, and $25.0 for the years ended December 31, 2008, 2007, and 2006, respectively.

MJN offers defined contribution plans to eligible employees in the U.S. whereby employees contribute a portion of their compensation, which is partially matched by MJN. The Company matches 75% of these contributions up to 6% of the employee’s base pay. Once the contributions have been paid, MJN has no further payment obligations. The contributions to the U.S. 401(k) plan totaled $5.5, $5.0, and $4.6 for the years ended December 31, 2008, 2007, and 2006, respectively, which are recognized as expense as incurred.

Other Post Retirement Plans—The Company also provides comprehensive medical and group life benefits for substantially all U.S. retirees who elect to participate in its comprehensive medical and group life plans. The medical plan is contributory. Contributions are adjusted periodically and vary by date of retirement. The life insurance plan is non-contributory. Plan assets consist principally of equity and fixed-income securities. Similar plans exist for employees in certain countries outside of the U.S. These financial statements reflect the plans on a multi-employer basis in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. As such, BMS allocated costs associated with the medical and life plans to MJN based upon a ratio of participant headcount. The amount of SFAS No. 106 expense allocated to MJN from BMS for MJN employees participating in the U.S. and Canadian BMS medical and life plans was $2.0, $1.6, and $1.8 for the years ended December 31, 2008, 2007, and 2006, respectively.

MJN offers medical continuation and income replacement benefits to employees on long-term disability in the U.S. and Canada. These financial statements reflect the plans on a multi-employer basis in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits. For the Long Term Disability (“LTD”) medical continuation benefits in the U.S., BMS allocated costs associated with the LTD medical continuation benefits to MJN based upon a ratio of the Postemployment Benefit Obligation. For the LTD income replacement benefits in the U.S., BMS allocated expense based on an allocation rate times base salary. The allocation rate represents the percentage required to recoup the full income replacement liability. The amount of SFAS No. 112

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

expense allocated to MJN from BMS for MJN employees participating in the U.S. BMS LTD medical continuation and income replacement plans was $1.1, $0.6, and $1.4 for the years ended December 31, 2008, 2007, and 2006, respectively.

20. LEGAL PROCEEDINGS AND CONTINGENCIES

In the ordinary course of business, MJN is subject to periodic lawsuits, investigations and claims, including, but not limited to, product liability claims, commercial disputes, premises claims and employment and environmental, health, and safety matters. Although MJN cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against the Company, MJN does not believe any currently pending legal proceeding to which MJN is a party will have a material adverse effect on the Company’s business, prospects, financial condition, cash flows and results of operations.

The Company’s facilities and operations are subject to various environmental, health, and safety laws and regulations in each of the jurisdictions in which MJN operates. Among other things, these requirements regulate the emission or discharge of materials into the environment, the use, management, treatment, storage and disposal of solid and hazardous substances and wastes, the control of combustible dust, the reduction of noise emissions and fire and explosion risks, the cleanup of contamination and the prevention of workplace exposures and injuries. Pollution controls and various permits and programs are required for many of the Company’s operations. Each of MJN’s global manufacturing facilities undergoes periodic internal audits relating to environmental, health, and safety requirements and the Company incurs operating and capital costs to improve the Company’s facilities or maintain compliance with applicable requirements on an ongoing basis.

From time to time, the Company may be responsible under various state, Federal and foreign laws, including the U.S. Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), for certain costs of investigating and/or remediating contamination at the Company’s current or former sites, and/or at waste disposal or reprocessing facilities operated by third parties. Liability under CERCLA and analogous state or foreign laws may be imposed without regard to knowledge, fault, or ownership at the time of the disposal or release. Most of the Company’s facilities have a history of industrial operations, and contaminants have been detected at some of the Company’s facilities. The Company also has been named as a “potentially responsible party”, or is involved in investigation and remediation, at three third-party disposal sites. As of December 31, 2008, management believes that those future site costs which were probable and reasonably estimable, as well as any related accruals, are not material.

We are also occasionally a party to environmental proceedings and other matters. For example, the U.S. Environmental Protection Agency (“EPA”) investigates industrial and commercial facilities throughout the United States that use refrigeration equipment containing ozone-depleting substances (“ODS”) and is responsible for enforcing compliance with regulations governing the prevention, service and repair of leaks (“ODS requirements”). In 2004, the EPA sent Mead Johnson a request for information regarding compliance with ODS requirements at our facility in Evansville, Indiana. We responded to the request in June 2004, and, as a result, identified potential violations at the Evansville facility. In addition, BMS performed a voluntary corporate-wide audit at all of its facilities, including the Mead Johnson facilities, in the United States that use ODS-containing refrigeration equipment. The audit report that BMS submitted to the EPA in November 2004 identified potential violations of ODS requirements at several facilities, including two potential administrative violations of ODS requirements at our Zeeland, Michigan facility. In July 2008, BMS (acting on behalf of BMS and Mead Johnson) and EPA entered into a proposed consent decree, which requires BMS to retire or retrofit by July 2009 certain

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

industrial refrigeration equipment at five facilities, including Evansville, Indiana. Under the proposed consent decree, BMS is also required to pay $0.1 in civil penalties, a de minimis portion of which is attributable to Mead Johnson and will be paid by BMS. Mead Johnson believes that it does not have any material obligations remaining under the proposed consent decree. It is possible that we may have additional obligations, or additional costs may be imposed on us, if the proposed consent decree does not become final or is otherwise modified before being finalized by the court.

The Company is not aware of any pending litigation or significant financial obligations or liabilities arising from current or former operations or properties that are likely to have a material adverse impact on the Company’s business, financial position or results of operations. Liabilities or obligations, which could require the Company to make significant expenditures, could arise in the future, however, as the result of, among other things, changes in, or new interpretations of, existing laws, regulations or enforcement policies, claims relating to on- or off-site contamination, or the imposition of unanticipated investigation or cleanup obligations.

21. SUBSEQUENT EVENTS

Separation Activities and Related Agreements

Initial Public Offering—On February 17, 2009, Mead Johnson Nutrition Company (“MJNC”) completed the IPO of 34,500,000 shares of Class A common stock at a price of $24.00 per share. The net proceeds from the IPO, after deducting underwriting discounts, commissions and estimating offering expenses, were $782.3.

All of the net proceeds of the IPO were paid to BMS and were used to (i) repay in full approximately $597.0 of the foreign intercompany notes payable to subsidiaries of BMS and (ii) satisfy payables and other obligations owing to one or more subsidiaries of BMS that would have been otherwise forgiven or reduced in full.

Immediately following the IPO, including the exercise of the underwriters’ over-allotment option, there were 76,844,571 outstanding shares of Class A stock and 127,655,429 outstanding shares of Class B stock. The holders of Class A common stock and Class B common stock generally have identical rights, except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters voted upon by stockholders (including the election and removal of directors) and do not have cumulative voting rights. Of the outstanding Class A and Class B common stock, BMS beneficially owned 42,344,571 shares of Class A common stock and all of the Class B common stock, or 83.1% of the total outstanding shares of Class A and Class B common stock (representing 97.5% of the combined voting power of the Company’s common stock), and 34,500,000 shares of Class A common stock, or 16.9% of the total outstanding shares of Class A and Class B common stock, have been distributed to the public.

Notes Payable—On August 26, 2008, MJC, now a wholly owned subsidiary of MJNC, issued a $2,000.0 intercompany note to BMS. On February 17, 2009, this related party note payable was amended and restructured into three separate notes described below:

•	$744.2 aggregate principal amount note due 2014 (the “2014 Note”);

•	$500.0 aggregate principal amount note due 2016 (the “2016 Note”); and

•	$500.0 aggregate principal amount note due 2019 (the “2019 Note” and, together with the 2014 Note and the 2016 Note, the “Notes”).

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

The 2014 Note will mature on the fifth anniversary of its issuance. The 2014 Note bears interest at a rate of LIBOR plus 3.0% per annum, payable in cash in quarterly installments. The 2014 Note is subject to the following amortization schedule:

•	No amortization in 2009;

•	Annual amortization of $75.0 payable in cash in quarterly installments in 2010-2014; and

•	The remaining principal amount payable in cash on the maturity date.

The 2016 Note will mature on the seventh anniversary of its issuance. The 2016 Note bears interest at a fixed rate per annum equal to 6.43%, payable in cash in semi-annual installments. The 2016 Note is not subject to amortization.

The 2019 Note will mature on the tenth anniversary of its issuance. The 2019 Note bears interest at a fixed rate per annum equal to 6.91%, payable in cash in semi-annual installments. The 2019 Note is not subject to amortization.

The Notes are senior unsecured obligations of MJC and rank equally in right of payment with each other and with all existing and future senior unsecured indebtedness of MJC. The Notes effectively rank junior to any secured indebtedness of MJC. In addition, the Notes will be structurally subordinated to all liabilities of the subsidiaries of MJC, including trade payables.

The Notes may be prepaid at any time, in whole or in part, without premium or penalty. Each Note will be mandatorily prepayable in cash upon a change of control, in an amount equal to 100% of the then outstanding principal amount plus accrued and unpaid interest.

BMS will not be permitted to transfer the Notes to other persons, other than its affiliates.

Separation Activities—

•	BMS formed MJN Restructuring Holdco, Inc. (“MJNR”) in August 2008.

•	Also in August 2008, through a series of steps, Mead Johnson & Company, which directly or indirectly holds substantially all of the U.S. assets, became a wholly owned subsidiary of MJNR.

•

During the fourth quarter of 2008, new entities were formed as direct and indirect subsidiaries of MJNR in numerous non U.S. jurisdictions through which we intend to conduct our business in those jurisdictions in the future.

•	On December 17, 2008, BMS formed MJNC as an indirect wholly owned subsidiary. MJNC and MJNR had the same direct parent company, which was another wholly owned subsidiary of BMS.

•

On January 31, 2009, BMS transferred to MJNR the non-U.S. businesses of MJN through a sale of shares, sale of assets and contributions of stock with some exceptions as described below. The consideration for these transfers was in the form of cash, which was contributed or otherwise provided by BMS, and the issuance by MJNR’s subsidiaries of foreign intercompany notes to BMS subsidiaries related to the purchase of assets or shares in Indonesia, Malaysia, the Netherlands and the Philippines.

•	The terms of these foreign intercompany notes were substantially similar, except that the principal amount of each note varied by jurisdiction. The aggregate principal amount of the foreign

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

intercompany notes was approximately $597.0 and the rate of interest per annum on each note was equal to LIBOR plus 0.75%. These foreign intercompany notes were repaid in full on February 17, 2009 with the net proceeds to the IPO.

•	On February 10, 2009, MJNR merged with and into MJNC, with MJNC remaining as the surviving entity. Therefore, MJNC now holds all of the businesses acquired by MJNR.

Transitional Services Provided by BMS—On January 31, 2009, MJNR and MJNC entered into a Transitional Services Agreement with BMS whereby BMS agreed to provide MJNR with various corporate support services (the “BMS Services”) and MJNC agreed to provide BMS with certain services (the “MJN Services”). The Transitional Services Agreement became operative on January 31, 2009 and the BMS Services and the MJN Services will continue for a specified initial term, which will vary with the types of services to be provided, unless earlier terminated or extended according to the terms of the transitional services agreement. MJNC pays BMS mutually agreed-upon fees for the BMS Services and BMS pays MJNC mutually agreed-upon fees for the MJN Services. By term, the annual cost to MJNC is $19.3 for up to eighteen months, $66.4 for eighteen months up to three years, and $2.9 for greater than three years. The annual net cost to BMS is $23.6, the majority of which is up to eighteen months.

Mexico Capital Lease—On January 31, 2009, Mead Johnson Nutricionales de Mexico, S. De R.L. de C.V., a subsidiary of MJNC, entered into an agreement with BMS to lease all of the property, plant and equipment assets at the manufacturing facility in Delicias, Mexico for 20 years. This facility is included in the financial statements of the Company for all periods prior to the separation. The lease qualifies as a capital lease, and MJN will continue to carry the plant, property and equipment in the financial statements. The Company will also record a lease liability of $41.5, representing the present value of the minimum lease payments set forth by the lease agreement, and will amortize this liability over the lease term.

China Services Agreement—On February 10, 2009, MJNC entered into a services agreement (the “MJN China Services Agreement”) with BMS pursuant to which BMS has agreed to cause MJN China to operate in a manner that is consistent with the instructions and directions of MJNC. In return, MJNC will provide all necessary support and access to assets and resources, including intellectual property, for BMS to cause MJN China to operate in a manner consistent with MJNC’s instructions and directions. This support will include management oversight, supply chain management and general stewardship of MJN China’s business. The agreement provides so that MJNC will be entitled to the cash flow, benefit and risk of MJN China’s operations and business, and will continue to consolidate MJN China as a variable interest entity under FIN No. 46 (revised December 2003), Consolidation of Variable Interest Entities.

Tax Matters Agreement—Effective February 10, 2009, MJNR entered into a tax matters agreement to allocate the responsibility of BMS and its subsidiaries, on the one hand, and MJNC and its subsidiaries, on the other hand, for the payment of taxes resulting from filing (i) tax returns on a combined, consolidated or unitary basis and (ii) single entity tax returns for entities that have both Mead Johnson and non-Mead Johnson operations.

Pursuant to this tax matters agreement, BMS will prepare returns for MJNC for all periods during which MJNC or any of its subsidiaries are included in a combined, consolidated or unitary group with BMS or any of its subsidiaries for federal, state, local or foreign tax purposes, as if MJNC itself were filing as a consolidated, combined or unitary group. BMS will also prepare returns for MJNC for all periods during which a single entity

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

tax return is filed for an entity that has both Mead Johnson and non-Mead Johnson operations. MJNC will make payments to BMS and BMS will make payments to MJNC with respect to such returns, as if such returns were actually required to be filed under the laws of the applicable taxing jurisdiction and BMS were the relevant taxing authority of such jurisdiction. If and when MJNC and its subsidiaries cease to be included in BMS’s consolidated tax returns, BMS will compensate MJNC for tax attributes for which MJNC was not previously compensated and that BMS used, and MJNC will reimburse BMS for tax attributes for which MJNC was previously compensated but that BMS never used.

Employee Matters Agreement—On January 31, 2009, MJNR entered into an employee matters agreement with BMS. The employee matters agreement governs BMS’s, MJNC’s and the parties’ respective subsidiaries’ and affiliates’ rights, responsibilities and obligations after this offering with respect to:

•	employees and former employees (and their respective dependents and beneficiaries) who are or were associated with BMS, MJNC or the parties’ respective subsidiaries or affiliates;

•	the allocation of assets and liabilities as it relates to certain employee benefit, pension, welfare, compensation, employment, severance and termination-related matters; and

•	other human resources, employment and employee benefits matters.

Defined Benefit, Supplemental Retirement and Indemnity Plans—The employee matters agreement provides for the transfer from the BMS qualified defined benefit pension plan in the United States to a Mead Johnson qualified defined benefit pension plan in the U.S., with assets and liabilities allocable to the participants transferring to MJNC based on assumptions set forth in the employee matters agreement. Outside of the United States, BMS transferred to MJNC defined benefit plans pension assets and liabilities allocable to the employees transferring to MJNC in certain countries as described in the employee matters agreement. MJNC assumed liabilities allocable to employees transferring to MJNC under certain pension, supplemental retirement and termination indemnity plans. The net obligation to be transferred is estimated to be between $40.0 and $50.0.

Defined Contribution Plans—The employee matters agreement provides for the transfer from the U.S. BMS qualified defined contribution plan to a U.S. Mead Johnson qualified defined contribution plan, with assets and liabilities allocable to the participants transferring to the U.S. Mead Johnson qualified defined contribution plan. Outside of the United States, BMS will transfer to MJNC’s defined contribution plans assets allocable to the employees transferring to MJNC in certain countries as described in the employee matters agreement. MJNC also assumed supplemental benefit plan liabilities allocable to employees transferring to MJNC as set forth in the employee matters agreement. In addition, MJNC has formed certain new retirement plans.

MJN 2009 Stock Award and Incentive Plan—In December 2008, the MJNC Board approved the MJN 2009 Stock Award and Incentive Plan (“MJN 2009 Plan”). The MJN 2009 Plan provides for the grant of options to purchase MJNC Class A common stock intended to qualify as incentive stock options (“ISOs”), non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, stock units, stock granted as a bonus or in lieu of another award, dividend equivalents, other stock-based awards and performance awards. Executive officers and other employees of MJNC or one of its subsidiaries or affiliates, and non-employee directors and others who provide substantial services to us, are eligible to be granted awards under the MJN 2009 Plan. Under the MJN 2009 Plan, 25 million shares of MJNC have been reserved for delivery to participants.

2009 Founder’s Awards—On February 11, 2009, MJNC granted approximately 350,000 restricted stock units as “founder’s awards” to approximately 140 of MJN’s employees, including each of MJNC’s Named

MEAD JOHNSON NUTRITION

NOTES TO FINANCIAL STATEMENTS—Continued

AS OF DECEMBER 31, 2008 AND 2007 AND FOR THE YEARS ENDED

DECEMBER 31, 2008, 2007, AND 2006

(Dollars in millions, except Per Share Data)

Executive Officers. These founder’s awards will vest in equal installments on each of the third, fourth and fifth anniversaries of the date of grant. The value of these founder’s awards was tied to each employee’s grade level.

Additional Intercompany Note—On January 31, 2009, Mead Johnson Venezuela S.C.A., a wholly owned indirect subsidiary of MJNC issued a note in the local currency equivalent of $5.8 aggregate principal amount payable to Bristol-Myers Squibb de Venezuela S.C.A., a wholly owned subsidiary of BMS. This note will (i) mature in 2014, (ii) require no amortization payments, (iii) be prepayable at MJNC’s option and (iv) bear interest at a fixed rate of approximately 24% per annum.

Credit Revolver—On February 17, 2009, MJNC entered into a three-year syndicated revolving credit facility agreement. The credit facility is unsecured and provides for borrowings and letters of credit up to $410.0.

Long-Term Supply Agreement

MJN entered into a long-term supply agreement on January 16, 2009, and effective as of January 1, 2010. The agreement is a ten year contract, with an exit clause after five years, and contains a minimum volume purchase commitment of $55.1 for infant formula base product for the initial five-year period, beginning 2010.

22. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Dollars in Millions, Except Per Share Data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2008:
Net Sales	$703.3	$728.6	$742.8	$707.7	$2,882.4
Gross Margin	451.5	456.3	454.9	439.9	1,802.6
Net Earnings attributable to shareholders	130.6	114.2	102.7	46.4	393.9
Basic and Diluted Earnings per Share:
Net Earnings per Share attributable to shareholders	$0.77	$0.67	$0.61	$0.27	$2.32

2007:
Net Sales	$609.1	$621.1	$677.0	$669.2	$2,576.4
Gross Margin	392.5	393.5	427.4	414.3	1,627.7
Net Earnings attributable to shareholders	110.2	94.3	115.5	102.5	422.5
Basic and Diluted Earnings per Share:
Net Earnings per Share attributable to shareholders	$0.65	$0.56	$0.68	$0.60	$2.49

SCHEDULE II

MEAD JOHNSON NUTRITION, A DIVISION OF BRISTOL-MYERS SQUIBB COMPANY

MEAD JOHNSON NUTRITION

VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at beginning of period	Provisions for bad debts	Bad debts written off	Other	Balance at end of period
Dollars in millions
Allowances for Doubtful Accounts
For the year ended December 31, 2008	$29.9	$0.6	$(19.5)	$(4.0)	$7.0
For the year ended December 31, 2007(1)	8.2	22.3	(1.3)	0.7	29.9
For the year ended December 31, 2006	12.0	2.4	(6.7)	0.5	8.2

(1)	During the year ended December 31, 2007, the Company terminated its distribution agreement with a Philippines distributor, which had become financially insolvent. A provision of $17.6 was recorded to reserve the net receivable balance. During the year ended December 31, 2008, this receivable, along with the related reserve, was written off.

Description	Balance at beginning of period	Provision for valuation allowance	Release of valuation allowance/ other	Balance at end of period
Dollars in millions
Valuation Allowance on Deferred Tax Assets
For the year ended December 31, 2008	$18.2	$1.3	$(2.9)	$16.6
For the year ended December 31, 2007	10.2	8.1	(0.1)	18.2
For the year ended December 31, 2006	4.3	5.9	—	10.2

INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF

MEAD JOHNSON NUTRITION COMPANY

MEAD JOHNSON NUTRITION COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars and shares in millions, except per share data)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
NET SALES	$699.8	$742.8	$2,112.1	$2,174.7
COST OF PRODUCTS SOLD	244.6	287.9	728.3	812.0

GROSS PROFIT	455.2	454.9	1,383.8	1,362.7
MARKETING, SELLING AND ADMINISTRATIVE	164.0	173.9	482.2	465.0
ADVERTISING AND PRODUCT PROMOTION	105.2	97.0	282.7	276.3
RESEARCH AND DEVELOPMENT	17.6	17.8	51.3	51.5
OTHER (INCOME)/EXPENSES–NET	8.7	2.5	1.0	9.1

EARNINGS BEFORE INTEREST AND INCOME TAXES	159.7	163.7	566.6	560.8
INTEREST EXPENSE–NET	23.0	11.9	75.3	11.9

EARNINGS BEFORE INCOME TAXES	136.7	151.8	491.3	548.9
PROVISION FOR INCOME TAXES	(37.9)	(46.5)	(147.9)	(195.1)

NET EARNINGS	98.8	105.3	343.4	353.8
Less Net Earnings attributable to noncontrolling interests	(1.2)	(2.6)	(7.8)	(6.3)

NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$97.6	$102.7	$335.6	$347.5

Earnings per Common Share—Basic
Net Earnings attributable to shareholders	$0.48	$0.61	$1.68	$2.05

Earnings per Common Share—Diluted
Net Earnings attributable to shareholders	$0.48	$0.61	$1.68	$2.05

Weighted Average Common Shares Outstanding
Basic	204.5	170.0	199.3	170.0
Diluted	204.6	170.0	199.3	170.0
Dividends declared per Common Share	$0.20	$—	$0.50	$—

The accompanying notes are an integral part of these consolidated financial statements.

MEAD JOHNSON NUTRITION COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME AND EQUITY (DEFICIT)

(Dollars in millions, except per share data)

(UNAUDITED)

	Total Equity (Deficit)	BMS Investment	Class A Common Stock	Class B Common Stock	Additional Paid-in (Distributed) Capital	Retained Earnings	Noncontrolling Interests	Accumulated Other Comprehensive Income (Loss)
BALANCE—January 1, 2008	$637.8	$609.4	$—	$—	$—	$—	$7.0	$21.4
Net transfers (to) from BMS	(320.2)	(320.2)
Related Party Debt	(2,000.0)	(2,000.0)
Distributions to Noncontrolling Interests	(7.6)						(7.6)
Comprehensive Income (Loss):
Net Earnings	353.8	347.5					6.3
Foreign currency translation adjustment, net of tax of $(2.7)	(9.9)							(9.9)

Total Comprehensive Income (Loss)	343.9	347.5	—	—	—	—	6.3	(9.9)

BALANCE—September 30, 2008	$(1,346.1)	$(1,363.3)	$—	$—	$—	$—	$5.7	$11.5

	Total Equity (Deficit)	BMS Investment	Class A Common Stock	Class B Common Stock	Additional Paid-in (Distributed) Capital	Retained Earnings	Noncontrolling Interests	Accumulated Other Comprehensive Income (Loss)
BALANCE—January 1, 2009	$(1,395.5)	$(1,385.4)	$—	$—	$—	$—	$5.4	$(15.5)
Net transfers (to) from BMS	(253.5)	(290.2)			36.7
Conversion of BMS Investment into Common Stock	—	1,624.2	0.4	1.3	(1,644.6)			18.7
Issuance of Common Stock in connection with initial public offering, net of offering costs	782.3		0.3		782.0
Amortization of equity-based compensation awards granted to employees	10.3	1.2			9.1
Distributions to Noncontrolling Interests	(1.5)						(1.5)
Assumption of accumulated unrealized gains (losses) on pension and other postretirement benefits, net of tax of $54.7	(97.5)							(97.5)
Cash dividends declared	(102.3)					(102.3)
Comprehensive Income (Loss):
Net Earnings, January 1, 2009—February 10, 2009	50.2	50.2
Net Earnings, February 11, 2009—September 30, 2009	293.2					285.4	7.8
Foreign currency translation adjustment, net of tax of $1.2	21.7							21.7
Deferred gains (losses) on derivatives qualifying as hedges, net of tax of $2.9	(7.0)							(7.0)
Deferred gains (losses) on pension and other postretirement benefits, net of tax of $(1.3)	2.1							2.1

Total Comprehensive Income (Loss)	360.2	50.2	—	—	—	285.4	7.8	16.8

BALANCE—September 30, 2009	$(697.5)	$—	$0.7	$1.3	$(816.8)	$183.1	$11.7	$(77.5)

The accompanying notes are an integral part of these consolidated financial statements.

MEAD JOHNSON NUTRITION COMPANY

CONSOLIDATED BALANCE SHEETS

(Dollars and shares in millions, except per share data)

(UNAUDITED)

	September 30, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$597.4	$—
Receivables–net of allowances of $6.3 and $7.0, respectively	269.3	262.7
Inventories	318.3	354.3
Deferred Income Taxes–net of valuation allowance	79.5	70.9
Foreign Income Taxes Receivable	6.3	4.5
Prepaid Expenses	30.2	24.7

Total Current Assets	1,301.0	717.1
Property, Plant and Equipment–net	465.3	453.6
Goodwill	117.5	117.5
Other Intangible Assets–net	41.1	39.2
Deferred Income Taxes–net of valuation allowance	13.1	2.0
Other Assets	26.3	32.0

TOTAL	$1,964.3	$1,361.4

LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts Payable	$226.5	$198.5
Dividends Payable	40.9	—
Accrued Expenses	156.8	129.2
Accrued Rebates and Returns	271.1	250.6
Deferred Income–current	10.6	18.1
Deferred Income Taxes–current	0.1	0.1
U.S. and Foreign Income Taxes Payable	49.2	13.2
Related Party Debt and Lease–current	39.4	—
Related Party Payables–net	4.1	43.1

Total Current Liabilities	798.7	652.8

Related Party Debt and Lease–noncurrent	1,746.4	2,000.0
Deferred Income–noncurrent	2.0	6.4
Deferred Income Taxes–noncurrent	15.0	78.6
Pension, Post Retirement and Post Employment Liabilities	95.4	—
Other Liabilities	4.3	19.1

Total Liabilities	2,661.8	2,756.9

COMMITMENTS AND CONTINGENCIES

EQUITY (DEFICIT):
BMS Investment	—	(1,385.4)
Shareholders’ Equity:
Class A Common Stock, $0.01 par value: 3,000 authorized, 76.8 issued and outstanding	0.7	—
Class B Common Stock, $0.01 par value: 1,200 authorized, 127.7 issued and outstanding	1.3	—
Additional Paid-in (Distributed) Capital	(816.8)	—
Retained Earnings	183.1	—
Accumulated Other Comprehensive Income (Loss)	(77.5)	(15.5)

Total Shareholders’ Equity (Deficit)	(709.2)	(1,400.9)
Noncontrolling Interests	11.7	5.4

Total Equity (Deficit)	(697.5)	(1,395.5)

TOTAL	$1,964.3	$1,361.4

The accompanying notes are an integral part of these consolidated financial statements.

MEAD JOHNSON NUTRITION COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

(UNAUDITED)

	Nine Months Ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$343.4	$353.8
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	43.9	38.1
Changes in Current Assets and Liabilities	47.2	(17.7)
Pension and Other Postretirement Benefits Contributions	(26.3)	—
Other	8.5	9.8

Net Cash Provided by Operating Activities	416.7	384.0
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(59.3)	(50.7)
Proceeds from Sale of Equipment	1.6	1.3
Proceeds from Sale of Intangible Asset	11.9	—

Net Cash Used in Investing Activities	(45.8)	(49.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Initial Public Offering, net of offering costs	782.3	—
Repayment of Related Party Foreign Notes Payable	(602.8)	—
Net Transfers (to) from BMS, excluding noncash items	97.7	(327.0)
Cash Dividends Paid	(61.4)	—
Distributions to Noncontrolling Interests	(1.5)	(7.6)

Net Cash Provided by (Used in) Financing Activities	214.3	(334.6)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	12.2	—

NET INCREASE IN CASH AND CASH EQUIVALENTS	597.4	—
CASH AND CASH EQUIVALENTS:
Beginning of Period	—	—

End of Period	$597.4	$—

The accompanying notes are an integral part of these consolidated financial statements.

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. ORGANIZATION

Mead Johnson Nutrition Company (MJN or the Company) manufactures, distributes and sells infant formulas, children’s nutrition and other nutritional products. MJN has a broad product portfolio, which extends across routine and specialty infant formulas, children’s milks and milk modifiers, pediatric vitamins, dietary supplements for pregnant and breastfeeding mothers, and products for metabolic disorders. These products are generally sold to wholesalers and retailers and are promoted to healthcare professionals, and, where permitted by regulation or policy, directly to consumers.

2. SEPARATION ACTIVITIES AND INITIAL PUBLIC OFFERING

MJN historically operated as a wholly owned subsidiary of Bristol-Myers Squibb Company (BMS). On January 31, 2009, BMS transferred to MJN the non-U.S. businesses of MJN through a sale of shares, sale of assets and contributions of stock with some exceptions as described below. The consideration for these transfers was in the form of cash, which was contributed or otherwise provided by BMS, and the issuance by MJN’s subsidiaries of foreign intercompany notes to BMS subsidiaries related to the purchase of assets or shares in Indonesia, Malaysia, the Netherlands and the Philippines. The terms of these foreign intercompany notes were substantially similar, except that the principal amount of each note varied by jurisdiction. The aggregate principal amount of the foreign intercompany notes was $597.0 million and the rate of interest per annum on each note was equal to LIBOR plus 0.75%.

Also on January 31, 2009, MJN entered into an employee matters agreement with BMS that included the allocation of assets and liabilities related to certain employee benefit, pension, welfare, compensation, employment, severance and termination-related matters.

On February 17, 2009, MJN completed the initial public offering (IPO) of 34.5 million shares of Class A common stock at a price of $24.00 per share. The net proceeds from the IPO, after deducting a total of $45.7 million of underwriting discounts, commissions and offering expenses, totaled $782.3 million. All of the net proceeds of the IPO were paid to BMS and were used to (i) repay in full $597.0 million of the foreign intercompany notes payable to subsidiaries of BMS and (ii) satisfy payables and other obligations owing to one or more subsidiaries of BMS.

Immediately following the IPO, there were 76.8 million outstanding shares of Class A common stock and 127.7 million outstanding shares of Class B common stock. The holders of Class A common stock and Class B common stock generally have identical rights, except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 10 votes per share on all matters voted upon by stockholders (including the election and removal of directors). Of the outstanding Class A and Class B common stock, BMS beneficially owned 42.3 million shares of Class A common stock and all of the Class B common stock. This represented 83.1% of the total outstanding shares of combined common stock, and 97.5% of the combined voting power. MJN sold 34.5 million shares of Class A common stock, or 16.9% of the total outstanding shares of combined common stock, to the public.

Expensed transaction costs for the IPO and separation from BMS recorded within marketing, selling, and administrative expense over the three and nine months ended September 30, 2009, were $7.2 million and $31.3 million, respectively, compared to $13.8 million and $14.0 million for the three and nine months ended September 30, 2008, respectively.

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

3. ACCOUNTING POLICIES

Basis of Presentation—Prior to the IPO, the financial statements were derived from the consolidated financial statements and records of BMS, principally from statements and records representing the MJN business. The Company prepared the accompanying unaudited consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X issued by the Securities and Exchange Commission (SEC). Under those rules, certain footnotes and other financial information that are normally required by GAAP for annual financial statements have been condensed or omitted. The Company is responsible for the financial statements included in the Form 10-Q.

The consolidated financial statements include all of the normal and recurring adjustments necessary for a fair presentation of the Company’s financial position at September 30, 2009, and December 31, 2008, the results of operations for the three and nine months ended September 30, 2009 and 2008, and its cash flows for the nine months ended September 30, 2009, and 2008. Material subsequent events are evaluated for disclosure up to the time of issuance of the financial statements, October 28, 2009. Certain prior-year amounts have been reclassified to conform to the current-year presentation, including accrued interest payable to BMS of $43.1 million as of December 31, 2008, that was reclassified from accrued expenses to related party payables-net.

The Company’s unaudited interim results of operations, financial position and cash flows may not be indicative of its future performance and do not necessarily reflect what its combined results of operations, financial position and cash flows would have been had the Company operated as a separate, stand-alone entity during the periods presented.

The accounting policies used in preparing these consolidated financial statements are the same as those used to prepare the Company’s 2008 Annual Report on Form 10-K (2008 Form 10-K), with the exception of the accounting policies adopted in 2009. These consolidated unaudited financial statements and the related notes should be read in conjunction with the year-end financial statements and accompanying notes included in the Company’s 2008 Form 10-K.

Cash and Cash Equivalents—Cash and cash equivalents consist of bank deposits, time deposits and money market funds. Cash equivalents are primarily highly liquid investments with original maturities of three months or less at the time of purchase and are recorded at cost, which approximates fair value. The Company maintains cash and cash equivalent balances in U.S. dollars and foreign currencies which are subject to currency rate risk.

Income Taxes—The income tax provision prepared in the post-IPO period reflects a separate return methodology based on the actual legal entity structure as if the Company were a separate taxpayer in the respective jurisdictions with certain accommodations pursuant to a tax matters agreement as noted below. This is in contrast to the pre-IPO period in which the income tax provision was prepared on a separate return stand-alone methodology reflecting a hypothetical legal entity structure in which the Company was included in the tax grouping of other BMS entities within the respective entity’s tax jurisdiction.

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the Company’s assets and liabilities.

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable earnings in effect for the years in which those tax attributes are expected to be recovered or paid, and are adjusted for changes in tax rates and tax laws when changes are enacted.

Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The assessment of whether or not a valuation allowance is required often requires significant judgment including the long-range forecast of future taxable earnings and the evaluation of tax planning initiatives. Adjustments to the deferred tax valuation allowances are made to earnings in the period when such assessments are made.

Interest and penalties are classified as a component of provision for income taxes.

Effective February 10, 2009, MJN entered into a tax matters agreement with BMS to allocate the responsibility of BMS and its subsidiaries, on the one hand, and MJN, on the other hand, for the payment of taxes resulting from filing (i) tax returns on a combined, consolidated or unitary basis and (ii) single entity tax returns for entities that have both MJN and non-MJN operations. Pursuant to this tax matters agreement, BMS prepares returns for MJN for all periods during which MJN is included in a combined, consolidated or unitary group with BMS or any of its subsidiaries for federal, state, local or foreign tax purposes, as if MJN itself were filing as a combined, consolidated or unitary group. BMS also prepares returns for the Company for all periods during which a single-entity tax return is filed for an entity that has both MJN and non-MJN operations. MJN makes payments to BMS and BMS makes payments to the Company with respect to such returns, as if such returns were actually required to be filed under the laws of the applicable taxing jurisdiction and BMS were the relevant taxing authority of such jurisdiction. If and when MJN ceases to be included in BMS’ consolidated tax returns, BMS will compensate the Company for tax attributes for which MJN was not previously compensated and that BMS used, and MJN will reimburse BMS for tax attributes for which MJN was previously compensated but that BMS never used.

Earnings Per Share—The numerator for basic and diluted earnings per share is net earnings attributable to shareholders reduced by dividends and undistributed earnings attributable to unvested shares. The denominator for basic earnings per share is the weighted average number of common stock outstanding during the period. The denominator for diluted earnings per share is the weighted average shares outstanding adjusted for the effect of dilutive stock options, restricted stock units and performance share awards. For the periods prior to the Company’s IPO, the weighted average common shares outstanding is calculated using 170.0 million shares of Class A and Class B common stock outstanding, which is the number of shares owned by BMS immediately prior to the IPO. The same number of shares has been used to calculate basic earnings per share and diluted earnings per share for the periods prior to the IPO as no MJN stock options, restricted stock units, or performance shares were outstanding prior to the IPO.

Recently Issued Accounting Standards—In June 2009, the Financial Accounting Standards Board (FASB) issued the FASB Accounting Standards Codification and the Hierarchy of GAAP (Codification). The Codification is the single official source of authoritative U.S. accounting and reporting standards applicable for all nongovernmental entities, with the exception of guidance issued by the Securities and Exchange Commission. The Codification did not change GAAP, but organized it into an online research system sorted by individual accounting topics, which are further divided into subtopics. The FASB now issues new standards in the form of Accounting Standards Updates. The Codification is effective for financial statements issued for periods ending after September 15, 2009. The adoption of the Codification did not have a material impact on the Company’s financial statements.

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

Effective January 1, 2009, the Company adopted Accounting Standards Codification (ASC) No. 805, Business Combinations. ASC No. 805 requires recognition of assets acquired, liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date. In a business combination achieved in stages, this topic requires recognition of identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values. This topic also requires the fair value of acquired in-process research and development to be recorded as indefinite lived intangibles, contingent consideration to be recorded on the acquisition date, and restructuring and acquisition-related deal costs to be expensed as incurred. In addition, any excess of the fair value of net assets acquired over purchase price and any subsequent changes in estimated contingencies are to be recorded in earnings. This topic applies to business combinations occurring on or after January 1, 2009. The Company’s adoption of ASC 805 did not have a material effect on the Company’s financial statements.

Effective January 1, 2009, the Company adopted ASC No. 820, Fair Value Measurements, with respect to non-financial assets and liabilities. This topic defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Company’s adoption of ASC 820 did not have a material effect on the Company’s financial statements.

Effective January 1, 2009, the Company retrospectively adopted ASC No. 810, Consolidation. ASC No. 810 requires the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. This topic also requires the amount of consolidated net earnings attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of earnings. Changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary must be accounted for consistently, and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary must be initially measured at fair value. This topic also requires entities to provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.

Effective January 1, 2009, the Company adopted ASC No. 815-10-65-1, Derivatives and Hedging, requiring that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. The fair value of derivative instruments and their gains and losses are presented in tabular format in order to present a more complete picture of the effects of using derivative instruments.

Effective June 30, 2009, the Company adopted ASC No. 855, Subsequent Events. ASC No. 855 includes guidance for the accounting and disclosure of events that happen after the date of the balance sheet but before the release of the financial statements. The adoption of this topic did not have a material effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 166, Accounting for Transfers of Financial Assets, an amendment of SFAS No. 140. Among other items, SFAS No. 166 removes the concept of a qualifying special-purpose entity and clarifies that the objective of paragraph 9 of SFAS No. 140 is to determine whether a transferor and all the entities included in the transferor’s financial statements being presented have surrendered control over transferred financial assets. SFAS No. 166 is effective for the Company January 1, 2010. The Company does not expect the adoption of this pronouncement to have a material effect on the consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (FIN 46(R)). SFAS No. 167 amends FIN 46(R) in determining whether an enterprise has a controlling financial interest in a

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

variable interest entity. This determination identifies the primary beneficiary of a variable interest entity as the enterprise that has both the power to direct the activities of a variable interest entity that most significantly impacts the entity’s economic performance, and the obligation to absorb losses or the right to receive benefits of the entity that could potentially be significant to the variable interest entity. SFAS No. 167 also requires ongoing reassessments of whether an enterprise is the primary beneficiary and eliminates the quantitative approach previously required for determining the primary beneficiary. SFAS No. 167 is effective for the Company January 1, 2010. The Company does not expect the adoption of this pronouncement to have a material effect on the consolidated financial statements.

4. RELATED PARTIES

These financial statements include transactions with affiliated companies. MJN entered into transactions with BMS and its subsidiaries for the sale of inventory and services provided to and received from BMS pharmaceutical divisions in various markets worldwide, as well as corporate services provided by BMS for the financial statement periods presented. Product transfers from BMS to MJN were made at various transfer prices. Related party payables-net includes $53.7 million in related party receivables as of September 30, 2009. There were no related party receivables as of December 31, 2008. Related party dividends of $34.0 million are excluded from the related party payables-net balance and presented in dividends payable.

Prior to the IPO, the Company had no sales to related parties. For the three months ended September 30, 2009, MJN had related party sales to BMS of $22.0 million. For the period subsequent to the IPO through September 30, 2009, MJN had related party sales to BMS of $67.3 million.

Purchases of goods from BMS and its subsidiaries were $0.2 million and $2.4 million for the three and nine months ended September 30, 2009, respectively, compared to $5.9 million and $19.6 million for the three and nine months ended September 30, 2008, respectively.

Prior to the IPO, the Company was allocated costs for various services from BMS. On January 31, 2009, MJN entered into a Transitional Services Agreement (TSA) with BMS whereby BMS agreed to provide MJN with various corporate support services (the BMS Services) and MJN agreed to provide BMS with certain services (the MJN Services). The BMS Services and the MJN Services will continue for a specified initial term, which will vary with the types of services to be provided, unless earlier terminated or extended according to the terms of the TSA. MJN will pay BMS mutually agreed-upon fees for the BMS Services and BMS will pay MJN mutually agreed-upon fees for the MJN Services. The annual cost to MJN is $19.3 million for services that have terms of up to 18 months, $66.4 million for services that have terms from 18 months up to three years, and $2.9 million for services that have terms greater than three years. The annual cost charged by MJN to BMS for services is $23.6 million, the majority of which have terms of up to eighteen months. The statement of earnings for the nine months ended September 30, 2009, includes one month of costs allocated from BMS and eight months of expenses related to the TSA. Total net costs for the three and nine months ended September 30, 2009, were $14.3 million and $43.8 million, respectively. For the similar periods ending September 30, 2008, total net costs to MJN were $39.1 million and $93.0 million as allocated from BMS based on either the ratio of MJN’s annual net sales or headcount to BMS’ comparable consolidated net sales or headcount.

On August 26, 2008, MJN declared and issued a dividend in the form of a 10-year intercompany note to BMS in the amount of $2.0 billion, which was recorded as a reduction of equity. The note had an annual interest rate of 6.1% with interest payments settled no less than annually.

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

On February 17, 2009, this related party note payable was amended and restructured into three separate notes. The terms of these related party notes payable are detailed in the table below:

Description	Principal Amount	Interest Rate	Terms
2014 Note	$744.2 million	LIBOR + 3.0% per annum	Annual amortization of $75.0 million payable in quarterly installments 2010 to 2014, remaining principal due on February 17, 2014
2016 Note	$500.0 million	6.43% fixed	Interest due semi-annually, not subject to amortization, aggregate principal due on February 17, 2016
2019 Note	$500.0 million	6.91% fixed	Interest due semi-annually, not subject to amortization, aggregate principal due on February 17, 2019

The related party notes are senior unsecured obligations of MJN and rank equally in right of payment with each other and with all existing and future senior indebtedness of MJN. In addition, the notes are structurally subordinated to all liabilities of the subsidiaries of MJN, including trade payables. The notes may be prepaid at any time, in whole or in part, without premium or penalty. Each note is mandatorily repayable in cash upon a change of control, in an amount equal to 100% of the then outstanding principal amount plus accrued and unpaid interest. BMS will not be permitted to transfer the notes to other persons, other than its affiliates. Based on the Company’s assessment of current market conditions for debt of similar maturity, structure and risk, the estimated fair value of the related party debt was $1,850.6 million as of September 30, 2009.

On January 31, 2009, Mead Johnson Nutricionales de Mexico, S. De R.L. de C.V., a subsidiary of MJN, entered into an agreement with BMS to lease all of the property, plant and equipment assets at the manufacturing facility in Delicias, Mexico, for 20 years. This facility is included in the financial statements of the Company for all periods. The lease qualifies as a capital lease, and MJN will continue to carry the property, plant and equipment in the Company’s financial statements. The Company recorded a lease liability of $41.5 million, representing the present value of the minimum lease payments set forth by the lease agreement. The liability is being amortized over the lease term.

During the three and nine months ended September 30, 2009, related party interest expense was $24.3 million and $77.7 million, respectively, and cash interest paid was $42.9 million and $111.8 million, respectively. The Company had related party interest income of $0.6 million for both the three and nine months ended September 30, 2009. Additionally, the Company recorded interest income from third parties of $0.7 million and $1.8 million during the three and nine months ended September 30, 2009, respectively.

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

With the exception of the net proceeds from the IPO, the impact of the separation activities and IPO, as described above, on equity are captured in net transfers (to) from BMS on the consolidated statements of comprehensive income and equity (deficit). The components of net transfers (to) from BMS on the consolidated statements of comprehensive income and equity (deficit) and the related cash flows for the nine months ended September 30, 2009, are as follows:

(Dollars in millions)	Statement of Comprehensive Income and Equity (Deficit)— Changes in Equity	Statement of Cash Flows— Financing Activities
Establishment of Foreign Notes/Repayment of Related Party Debt to BMS	$(597.0)	$(597.0)
Repayment of Related Party Foreign Notes Payable		(5.8)
		$(602.8)
Cash Contribution by BMS	286.0	$286.0
Debt Reduction	250.0
Establishment/Settlement of Related Party Payable	(176.8)	(176.8)
Mexico Capital Lease Liability	(41.5)
Other Activity	25.8	(11.5)

Net Transfers (to) from BMS	$(253.5)	$97.7

The Other Activity within Changes in Equity above of $25.8 million relates to various separation and operating activities, including the assumption of certain net assets from BMS resulting from the acquisition of legal entities from BMS, excluding certain net assets that had previously been allocated to MJN in the historical financial statements and the activity in January prior to the separation.

5. EARNINGS PER SHARE

The numerator for basic and diluted earnings per share is net earnings attributable to shareholders reduced by dividends and undistributed earnings attributable to unvested shares. The denominator for basic earnings per share is the weighted average number of common stock outstanding during the period. The denominator for diluted earnings per share is the weighted average shares outstanding adjusted for the effect of dilutive stock options, restricted stock units and performance share awards.

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

The following table presents the calculation of basic and diluted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2009	2008	2009	2008
Basic Earnings per Share:
Weighted Average Common Shares Outstanding—Basic	204.5	170.0	199.3	170.0
Net Earnings Attributable to Shareholders	$97.6	$102.7	$335.6	$347.5
Dividends and undistributed earnings attributable to unvested shares	(0.2)	—	(0.5)	—

Net Earnings Attributable to Shareholders used for Basic Earnings per Common Share Calculation	$97.4	$102.7	$335.1	$347.5
Net Earnings Attributable to Shareholders per Common Share	$0.48	$0.61	$1.68	$2.05

Diluted Earnings per Share:
Weighted Average Common Shares Outstanding—Basic	204.5	170.0	199.3	170.0
Incremental shares outstanding assuming the exercise/vesting of dilutive stock options/restricted stock	0.1	—	—	—

Weighted Average Common Shares Outstanding—Diluted	204.6	170.0	199.3	170.0
Net Earnings Attributable to Shareholders	$97.6	$102.7	$335.6	$347.5
Dividends and undistributed earnings attributable to unvested shares	(0.2)	—	(0.5)	—

Net Earnings Attributable to Shareholders used for Diluted Earnings per Common Share Calculation	$97.4	$102.7	$335.1	$347.5
Net Earnings Attributable to Shareholders per Common Share	$0.48	$0.61	$1.68	$2.05

Potential shares outstanding were 1.3 million as of September 30, 2009, of which 1.2 million and 1.3 million were not included in the diluted earnings per share calculation for the three and nine months ended September 30, 2009, respectively.

6. INCOME TAXES

For the three and nine months ended September 30, 2009, the effective tax rate was 27.7% and 30.1%, respectively, compared with 30.6% and 35.5% for the same periods in 2008, as prepared in each case on the conditions noted in “Accounting Policies, Income Taxes.” The lower rate was attributable primarily to benefits associated with restructuring the Company’s foreign operations as part of the separation from BMS in the IPO process and the earnings mix.

The Company operates under a new legal entity structure created to facilitate the IPO. As such, adjustments have been made to the income tax accounts and equity (deficit) during the nine months ended September 30, 2009, to reflect the impact of this restructuring.

On February 10, 2009, the Company entered into a tax matters agreement with BMS. Under this agreement responsibility is allocated between BMS and its subsidiaries, on the one hand, and MJN, on the other hand, for the payment of taxes resulting from filing (i) tax returns on a combined, consolidated or unitary basis and (ii) single entity tax returns for entities that have both MJN and non-MJN operations. Accordingly, BMS prepares returns for MJN for all periods during which MJN is included in a combined, consolidated or unitary group with BMS or any of its subsidiaries for federal, state, local or foreign tax purposes, as if MJN itself were filing as a combined, consolidated or unitary group. BMS also prepares returns for the Company for all periods

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

during which a single-entity tax return is filed for an entity that has both MJN and non-MJN operations. MJN makes payments to BMS and BMS makes payments to the Company with respect to such returns, as if such returns were actually required to be filed under the laws of the applicable taxing jurisdiction and BMS were the relevant taxing authority of such jurisdiction. If and when MJN ceases to be included in BMS’ consolidated tax returns, BMS will compensate the Company for tax attributes for which MJN was not previously compensated and that BMS used, and MJN will reimburse BMS for tax attributes for which MJN was previously compensated but that BMS never used. As of September 30, 2009, the Company holds a net payable of $28.7 million to BMS, which is recorded in related party payables-net, based upon the terms of the tax matters agreement discussed above.

As of September 30, 2009, the Company’s reserve for unrecognized tax benefits were $1.1 million related to both domestic and international matters that are not expected to reverse in the next 12 months. The Company’s reserve for unrecognized tax benefits as of December 31, 2008 was $17.9 million. The Company believes that it has provided adequately for all uncertain tax positions that are not otherwise indemnified by BMS. Pursuant to the tax matters agreement dated February 10, 2009, BMS maintains responsibility for all uncertain tax positions which may exist in the pre-IPO period or which may exist as a result of the IPO transaction. MJN anticipates that it is reasonably possible that new issues may be raised by tax authorities and that these issues may require increases in the balance of unrecognized tax benefits.

7. INVENTORIES

The major categories of inventories were as follows:

(Dollars in millions)	September 30, 2009	December 31, 2008
Finished Goods	$172.6	$191.3
Work in Process	23.1	28.0
Raw and Packaging Materials	122.6	135.0

Inventories	$318.3	$354.3

8. PROPERTY, PLANT, AND EQUIPMENT

The major categories of property, plant, and equipment were as follows:

(Dollars in millions)	September 30, 2009	December 31, 2008
Land	$4.4	$4.4
Buildings	397.8	382.5
Machinery, Equipment, and Fixtures	542.5	504.2
Construction in Progress	52.3	67.9
Accumulated Depreciation	(531.7)	(505.4)

Property, Plant and Equipment-net	$465.3	$453.6

9. REVOLVING CREDIT FACILITY

On February 17, 2009, MJN entered into a three-year syndicated revolving credit facility agreement (Credit Facility). The Credit Facility is unsecured and repayable on maturity at February 2012, subject to annual extensions if sufficient lenders agree. The maximum amount of outstanding borrowings and letters of credit

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

permitted at any one time under the facility agreement is $410.0 million, which amount may be increased from time to time up to $500.0 million at the Company’s request and with the consent of the lenders, subject to customary conditions contained in the Credit Facility. The proceeds of the Credit Facility are to be used for working capital and other general corporate purposes.

Borrowings under the Credit Facility will bear interest either at (a) LIBOR for specified interest periods plus a margin determined with reference to the Company’s consolidated leverage ratio, or (b) a floating rate based upon JPMorgan Chase Bank’s prime rate, the Federal Funds rate or LIBOR plus, in each case, a margin determined with reference to the Company’s consolidated leverage ratio. The margin on the borrowings can range from 1.125% to 2.65% over the applicable base.

The Company’s subsidiaries may become borrowers under the Credit Facility.

The Credit Facility contains customary covenants, including covenants applicable to limiting liens, substantial asset sales and mergers. Most of these restrictions are subject to certain minimum thresholds and exceptions. The Credit Facility also contains the following financial covenants:

•

The Company is required to maintain a ratio of (a) consolidated total debt to (b) consolidated Earnings Before Interest, Income Taxes, Depreciation and Amortization (EBITDA) of not greater than 3.25 to 1.0. Compliance with this covenant is tested on the last day of each fiscal quarter and as a condition precedent to each credit extension under the Credit Facility.

•

The Company is required to maintain a ratio of (a) consolidated EBITDA to (b) consolidated interest expense of at least 3.00 to 1.00. Compliance with this covenant is tested on the last day of each fiscal quarter for the preceding four consecutive fiscal quarters.

In addition, the Credit Facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control, ERISA matters and cross-default to other debt agreements. The Company was in compliance with all debt covenants as of September 30, 2009.

There were no borrowings or letters of credit under the revolving credit facility during the three and nine months ended September 30, 2009.

10. VARIABLE INTEREST ENTITY

The Company’s business activities in China are conducted through MJN China, a subsidiary of BMS. BMS and MJN entered a service agreement pursuant to which BMS agreed to cause MJN China to operate in a manner that is consistent with the instructions and directions of MJN. In return, MJN provides all necessary support and access to assets and resources, including intellectual property, for BMS to cause MJN China to operate in a manner consistent with MJN’s instructions and directions. The agreement was designed so that MJN is entitled to the cash flow, benefit and risk of MJN China’s operations and business. MJN China is consolidated in the Company’s financial statements as MJN is the primary beneficiary.

The China operations are material to MJN. As of September 30, 2009, total assets of MJN China included in the accompanying consolidated financial statements were $204.6 million and the associated liabilities were $87.8 million. There are no assets of MJN that serve as collateral for MJN China and the creditors of MJN China have no recourse to the general credit of MJN.

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

11. NONCONTROLLING INTERESTS

Net earnings attributable to noncontrolling interests consists of an 11% interest in MJN China and a 10% interest in MJN Indonesia held by third parties.

12. EMPLOYEE STOCK BENEFIT PLANS

MJN 2009 Stock Award and Incentive Plan—In December 2008, the MJN Board of Directors approved the MJN 2009 Stock Award and Incentive Plan (MJN 2009 Plan). The MJN 2009 Plan provides for the grant of options to purchase MJN Class A common stock intended to qualify as incentive stock options, nonqualified stock options, non-statutory stock options, stock appreciation rights, restricted stock, stock units, stock granted as a bonus or in lieu of another award, dividend equivalents, other stock-based awards and performance awards. Executive officers and other employees of MJN or one of its subsidiaries or affiliates, and non-employee directors and others who provide substantial services to MJN, are eligible to be granted awards under the MJN 2009 Plan. Twenty-five million shares of Class A common stock were approved for grants to participants under the MJN 2009 Plan. Shares used for awards assumed in an acquisition or combination will not count against the shares reserved under the MJN 2009 Plan. The shares reserved may be used for any type of award under the MJN 2009 Plan. Stock based compensation expense is based on awards ultimately expected to vest. Forfeitures were estimated based on the historical experience of participants in the BMS plan.

Under the MJN 2009 Plan, executive officers and key employees of MJN may be granted options to purchase common stock at no less than 100% of the market price on the date the option is granted. Options generally become exercisable in installments of 25% per year on each of the first through the fourth anniversaries of the grant date and have a maximum term of 10 years. Generally, MJN will issue shares for the stock option exercises from treasury stock, if available, or will issue new shares.

The MJN 2009 Plan provides for the granting of restricted stock units to key employees, subject to restrictions as to continuous employment. Restrictions generally expire over a four or five year period from the date of grant. Compensation expense is recognized over the restricted period. A stock unit is a right to receive stock at the end of the specified vesting period. A stock unit has no voting rights.

The MJN 2009 Plan also incorporates performance awards which are delivered in the form of a target number of performance shares and have a three-year performance cycle. For the 2009 to 2011 cycle, the awards have annual goals set at the beginning of each year. For 2009, the goals are based 50% on earnings per share, 25% on sales and 25% on working capital and capital spending. Maximum performance will result in a maximum payout of 165% of the award. If threshold targets are not met for the performance period, no payment will be made under the plan.

MJN Stock Options—On March 11, 2009, MJN granted 1.0 million stock options under the MJN 2009 Plan. For stock options with a service condition, the grant date fair value was $4.87. For stock options with service and market conditions, the grant date fair value was $7.30. In the second and third quarter of 2009, a nominal amount of stock options with a service condition was granted to eligible employees. As of September 30, 2009, there were 1.0 million stock options outstanding with a weighted average grant date fair value of $6.13 and a total unrecognized compensation cost related to these stock options of $4.4 million that is expected to be recognized over a weighted average period of 2.56 years. Expense of $0.9 million and $1.7 million was recognized for the three and nine months ended September 30, 2009, respectively. The fair value of employee stock options granted in 2009 was estimated on the date of grant using the Black-Scholes option

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

pricing model for stock options with a service condition, and the Monte Carlo simulation model for options with service and market conditions, with the following assumptions:

	Black-Scholes Model		Monte Carlo Model
Expected volatility	23.7	6%	28.6	6%
Risk-free interest rate	2.3	2%	2.9	5%
Dividend yield	2.8	9%	2.8	9%
Expected life	6.25 years		6.79 years

The expected volatility assumption required in the Black-Scholes model and Monte Carlo model was calculated based on peer group analysis of stock price volatility with a 6.25-year and 10-year look back period ending on the grant date, respectively. The selection of this approach was based on MJN’s assessment that this calculation of expected volatility is more representative of future stock price trends than using historical MJN volatility given the short time period that the Company’s stock has been traded. The risk-free interest rate assumption in the Black-Scholes model is based upon the U.S. Treasury yield curve in effect at the time of grant. The risk-free interest rate assumption in the Monte Carlo model is based upon the 10-year U.S. Treasury yield curve. The dividend yield assumption is based on MJN’s expectation of dividend payouts. The expected life of employee stock options represents the weighted average period the stock options are expected to remain outstanding and is a derived output based on the vesting period and the contractual term for each grant, or for each vesting tranche for awards with graded vesting. The selection of this approach was based on MJN’s assessment that this simplified method is appropriate given the terms of the stock option plans and given that there is not sufficient historical share option exercise experience upon which to estimate expected terms.

MJN 2009 Restricted Stock Units—In the first quarter of 2009, MJN granted 0.3 million restricted stock units to approximately 120 employees, including each of the Company’s Named Executive Officers and outside directors. The awards had a grant date fair value of $24.00 per share, which was determined based on the IPO price. These restricted stock units will vest in equal installments on each of the third, fourth and fifth anniversaries of the date of grant. In the second and third quarter of 2009, a nominal amount of restricted stock units was granted to eligible employees. As of September 30, 2009, there were 0.3 million unvested restricted stock units with a weighted average grant date fair value of $24.15 and total unrecognized compensation cost related to these awards of $7.1 million that is expected to be recognized over a weighted average period of 4.33 years. Expense of $0.4 million and $0.9 million was recognized for the three and nine months ended September 30, 2009, respectively.

MJN Performance Share Awards—On March 11, 2009, MJN granted 0.1 million performance share awards to certain employees. The awards had a weighted average grant date fair value of $26.58 per award. As of September 30, 2009, there were 0.1 million awards outstanding with a weighted average fair value of $26.58 and a total unrecognized compensation cost related to these awards of $3.4 million that is expected to be recognized over a weighted average period of 2.25 years. Expense of $0.5 million and $1.1 million was recognized for the three and nine months ended September 30, 2009, respectively. The value of nonvested performance awards was based on the closing trading price of MJN’s stock on the date of the grant.

BMS Employee Stock Benefit Plans—Prior to the separation from BMS, certain MJN employees were granted options to purchase BMS’s stock under the BMS plans. These plans also incorporate restricted stock and long-term performance awards. As of September 30, 2009, total unrecognized compensation costs related to unvested stock options, restricted stock units and performance awards under the BMS plans was $11.6 million and the weighted average period over which such awards are expected to be recognized was 2.13 years. Expense

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

of $2.3 million was recognized for both the three months ended September 30, 2009 and 2008, and $6.6 million and $6.8 million was recognized for the nine months ended September 30, 2009 and 2008, respectively, which resulted in an increase to total equity (deficit).

Stock Based Compensation Expense—The following table summarizes stock based compensation expense related to MJN stock options, MJN 2009 restricted stock units, MJN performance share awards and BMS stock benefit plans for the three and nine months ended September 30, 2009 and 2008:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2009	2008	2009	2008
MJN Stock Options	$0.9	$—	$1.7	$—
MJN 2009 Restricted Stock Units	0.4	—	0.9	—
MJN Performance Share Awards	0.5	—	1.1	—
BMS Stock Benefit Plans	2.3	2.3	6.6	6.8

Total Stock Based Compensation Expense	$4.1	$2.3	$10.3	$6.8
Deferred Tax Benefit	1.3	0.8	3.2	2.3

Stock Based Compensation Expense, net of taxes	$2.8	$1.5	$7.1	$4.5

13. RETIREMENT BENEFITS

Pension and Other Postretirement Benefits—Prior to the separation from BMS, employees who met certain eligibility requirements participated in various defined benefit pension plans administered and sponsored by BMS. As part of the separation, the BMS defined benefit pension plan assets and liabilities for active U.S. MJN employees were transferred to a U.S. MJN defined benefit pension plan. The related assets and liabilities primarily held in the BMS defined benefit pension plan for the transferring participants were allocated based on assumptions set forth in an employee matters agreement with BMS. Outside of the United States, BMS transferred to MJN defined benefit plans pension assets and liabilities allocable to the employees transferring to MJN in certain countries as described in the employee matters agreement. MJN assumed liabilities allocable to employees transferring to the Company under certain pension, supplemental retirement and termination indemnity plans. For the purpose of the MJN defined benefit pension plans, the measurement date was the separation date.

Pension plan benefits are based primarily on the participant’s years of credited service and compensation. Concurrent with the establishment of the U.S. MJN defined benefit pension plan, benefits under the plan were frozen to limit service used in the calculation of benefits to service accrued under the BMS defined benefit pension plan.

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

The net periodic benefit cost of the Company’s defined benefit pension and postretirement benefit plans included the following components:

	Three Months Ended September 30, 2009		Separation Date through September 30, 2009
(Dollars in millions)	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits
Service cost—benefits earned during the period	$1.3	$0.2	$1.8	$0.5
Interest cost on projected benefit obligation	4.8	0.2	12.3	0.7
Expected return on plan assets	(3.5)	—	(11.4)	—
Amortization of prior service cost (benefit)	—	(0.1)	—	(0.1)
Amortization of net actuarial loss	(3.0)	0.1	1.0	0.6
Amortization of transition cost	—	—	—	—

Net periodic benefit cost	$(0.4)	$0.4	$3.7	$1.7
Curtailments and settlements	—	—	0.1	—

Total net periodic benefit cost	$(0.4)	$0.4	$3.8	$1.7

In the first quarter of 2009, MJN recognized an estimated net obligation of $97.1 million and an unrealized loss of $156.0 million ($96.8 million net of tax). As of September 30, 2009, the estimated net obligation was $95.4 million and the unrecognized loss was $152.2 million ($97.5 million net of tax). During the third quarter of 2009, MJN recognized an additional net obligation of $18.4 million, reflecting a reduction of assets allocated in the spinoff from BMS defined benefit pension plans in the United States. The reduced asset allocation from BMS resulted from updated actuarial valuations and rules governing pension spinoffs as regulated by the Internal Revenue Code. Offsetting this change was the impact of a $25.5 million contribution by MJN into the Company’s U.S. pension plan trust.

The principal pension plan of the Company is the Mead Johnson & Company Retirement Plan in the United States which represents approximately 80% of the Company’s total pension and postretirement plans’ assets and obligations. During the third quarter, MJN received revised actuarial valuations as of the separation date for all of the Company’s domestic pension and postretirement plans. The actuarial assumptions and MJN’s funding policy for these plans are as follows:

Actuarial assumptions for the domestic plans

Assumptions used to determine the domestic plans’ benefit obligations at the separation date and the net periodic benefit cost from the separation date through September 30, 2009, were as follows:

	Pension Benefits	Other Benefits
Discount rate	7.00%	7.25%
Rate of compensation increase	3.56%	3.56%

Plan assets

During the first nine months of 2009, BMS transferred cash of $68.5 million into the MJN U.S. pension plan trust and it is anticipated that $69.5 million plus an amount for actual gains and losses on plan assets between January 1, 2009, and the date of transfer will be transferred in the fourth quarter of 2009.

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

The Company’s investment strategy for the plan assets consists of a mix of equities and fixed income in order to achieve returns over a market cycle which reduce contribution and expense at an acceptable level of risk. For the U.S. pension plans, a target asset allocation of 60% public equity (40% U.S., 20% international), and 40% fixed income is maintained and cash flow (i.e., cash contributions, benefit payments) is used to rebalance back to the targets as necessary. Investments are well diversified within each of the three major asset categories. Approximately 70% of the U.S. equity investments are actively managed. Investment strategies for international pension plans are typically similar, although the asset allocations are usually more conservative.

Contributions

The funding policy for the pension plans is to contribute amounts to provide for current service and to fund past service liability. For the nine months ended September 30, 2009, contributions to pension plans were $26.3 million, the majority of which were to the U.S. pension plan. Although no additional minimum contributions will be required, the Company may choose to make further cash contributions to the pension plans in 2009. Contributions to other postretirement benefits are adjusted periodically and vary by date of retirement and country. The medical plan is contributory and the life insurance plan is noncontributory. There will be no cash funding for other postretirement benefits in 2009.

Estimated Future Benefit Payments

The following benefit payments for the domestic pension plans and of other benefits, which reflect expected future service, as appropriate, are expected to be paid:

(Dollars in millions)	Pension Benefits	Other Benefits
Remaining 2009	$2.6	$—
2010	13.4	0.4
2011	14.0	0.7
2012	16.6	0.9
2013	18.0	1.2
Years 2014 - 2018	101.7	9.1

Prior to the separation from BMS, the pension and postretirement plans for MJN were accounted for under a multi-employer plan. MJN specifically identified the pension expense attributable to MJN participants for the pension plans in the Philippines, Indonesia and the Netherlands. For the pension plans in the United States, Canada, Taiwan and Mexico, costs associated with the pension plans were allocated to MJN on the basis of pensionable wages.

Defined Contribution Benefits—Prior to the separation from BMS, employees who met certain eligibility requirements participated in various defined contribution plans administered and sponsored by BMS. As part of the separation, the U.S. BMS qualified defined contribution plan transferred to a U.S. MJN qualified defined contribution plan, with assets and liabilities allocable to the participants transferring to the U.S. MJN qualified defined contribution plan. Outside of the United States, BMS transferred to MJN’s defined contribution plans assets allocable to the employees transferring to the Company in certain countries as described in the employee matters agreement. MJN also assumed supplemental benefit plan liabilities allocable to employees transferring to the Company as set forth in the employee matters agreement. The Company provides a base contribution in addition to a Company match of certain employee contributions.

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

14. SEGMENT INFORMATION

MJN operates in four geographic operating segments: North America, Latin America, Asia and Europe. This operating segmentation is how the chief operating decision maker regularly assesses information for decision making purposes, including allocation of resources. Due to similarities in the economics, products offered, production process, customer base, and regulatory environment, these operating segments have been aggregated into two reportable segments: Asia/Latin America and North America/Europe.

Corporate and Other consists of unallocated general and administrative activities and associated expenses, including in part, executive, legal, finance, information technology, human resources, research and development, global marketing costs, global supply chain and certain facility costs.

On January 1, 2009, the Company began classifying the operations of a plant from Corporate and Other to Asia/Latin America to coincide with the final destination of the majority of the product manufactured at this plant. This change did not have a material effect on the net sales or earnings before interest and income taxes for the segments. Assets at January 1, 2009 of $74.6 million have been reclassified from Corporate and Other to the Asia/Latin America segment.

	Three Months Ended September 30,				Nine Months Ended September 30,
	Net Sales		Earnings Before Interest and Income Taxes		Net Sales		Earnings Before Interest and Income Taxes
(Dollars in millions)	2009	2008	2009	2008	2009	2008	2009	2008
Asia/Latin America	$413.8	$400.1	$143.7	$108.2	$1,200.1	$1,138.7	$438.5	$359.4
North America/Europe	286.0	342.7	90.3	115.6	912.0	1,036.0	310.5	357.6

Total Reportable Segments	699.8	742.8	234.0	223.8	2,112.1	2,174.7	749.0	717.0
Corporate and Other	—	—	(74.3)	(60.1)	—	—	(182.4)	(156.2)

Total	$699.8	$742.8	$159.7	$163.7	$2,112.1	$2,174.7	$566.6	$560.8

15. FINANCIAL ASSETS AND LIABILITIES

The Company is exposed to market risk due to changes in commodities pricing (including dairy and natural gas), currency exchange rates and interest rates. To manage that risk, the Company enters into certain derivative financial instruments, when available on a cost-effective basis, to hedge its underlying economic exposure. MJN’s financial assets and liabilities are measured using inputs based on quoted market prices for similar assets and liabilities in active markets, i.e. level two of the fair value hierarchy. Derivative financial instruments are not used for speculative purposes. The Company hedges natural gas prices when it is cost effective to do so, but historically has not hedged dairy prices. The Company does not hedge the interest rate risk associated with money market funds, which are measured from level two of the fair value hierarchy and totaled $218.4 million as of September 30, 2009.

Cash Flow Hedges

Foreign Exchange contracts—The Company utilizes foreign currency contracts to hedge forecasted transactions, primarily intercompany and related party transactions, on certain foreign currencies and designates these derivative instruments as foreign currency cash flow hedges when appropriate. The notional and fair value amount of the Company’s foreign exchange derivative contracts at September 30, 2009, were $73.8 million and $2.3 million net liabilities, respectively. For these derivatives, in which the majority qualify as hedges of

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

probable forecasted cash flows, the effective portion of changes in fair value is temporarily reported in accumulated other comprehensive income (loss) and recognized in earnings when the hedged item is settled or deemed ineffective.

The table below summarizes the Company’s outstanding foreign exchange forward contracts at September 30, 2009. The fair value of all foreign exchange forward contracts is based on quarter end forward currency rates. The fair value of foreign exchange forward contracts should be viewed in relation to the fair value of the underlying hedged transactions and the overall reduction in exposure to fluctuations in foreign currency exchange rates.

(Dollars in millions)	Weighted Average Forward Rate	Notional Amount	Fair Value Asset (Liability)	Maturity
Foreign Exchange Forwards:
Cash Flow Hedges:
Canadian Dollar	1.14	$45.5	$(2.5)	2009/2011
Mexican Peso	13.74	28.3	0.2	2009/2010

Total Foreign Exchange Forwards		$73.8	$(2.3)

At September 30, 2009, the balance of deferred losses on foreign exchange forward contracts that qualified for cash flow hedge accounting included in accumulated other comprehensive income (loss) on a pre-tax basis was $2.3 million ($1.3 million net of tax), all of which is expected to be reclassified into earnings within the next 17 months.

The Company assesses effectiveness at the inception of the hedge and on a quarterly basis. These assessments determine whether derivatives designated as qualifying hedges continue to be highly effective in offsetting changes in the cash flows of hedged items. Any ineffective portion of the change in fair value is not deferred in accumulated other comprehensive income (loss) and is included in current period earnings. For the three and nine months ended September 30, 2009, the impact of hedge ineffectiveness on earnings was not significant.

The Company will discontinue cash flow hedge accounting when the forecasted transaction is no longer probable of occurring on the originally forecasted date, or 60 days thereafter, or when the hedge is no longer effective.

Natural Gas contracts—The Company utilizes forward contracts to hedge forecasted purchases of natural gas, and designates these derivative instruments as cash flow hedges when appropriate. Natural gas forward contracts are valued using quoted NYMEX futures prices for natural gas at the reporting date. For these derivatives, in which the majority qualify as hedges of future forecasted cash flows, the effective portion of changes in fair value is temporarily reported in accumulated other comprehensive income (loss) and recognized in earnings when the hedged item affects earnings. The notional and fair value amounts of natural gas contracts at September 30, 2009, were 0.2 decatherms and $0.7 million liability, respectively. At September 30, 2009, the balance of deferred losses on natural gas contracts that qualified for cash flow hedge accounting included in accumulated other comprehensive income (loss) on a pre-tax basis was $0.7 million ($0.5 million net of tax), all of which is expected to be reclassified into earnings within the next 3 months. For the three and nine months ended September 30, 2009, there was no earnings impact from discontinued natural gas hedges.

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

The following table summarizes the Company’s fair value of outstanding derivatives:

(Dollars in millions)	Balance Sheet Location	September 30, 2009	December 31, 2008
Derivatives designated as hedging instruments:
Foreign Exchange Contracts	Other Assets	$0.8	$10.1
Foreign Exchange Contracts	Accrued Expenses	(3.1)	(0.3)
Natural Gas Contracts	Accrued Expenses	(0.7)	(2.1)

Total Derivatives designated as hedging instruments		$(3.0)	$7.7

The change in accumulated other comprehensive income (loss) and the impact on earnings from foreign exchange and natural gas forwards, and that qualified as cash flow hedges for the nine months ended September 30, 2009 and 2008, was as follows:

	Foreign Exchange Contracts		Natural Gas Contracts		Total Cash Flow Hedges
(Dollars in millions)	2009	2008	2009	2008	2009	2008
Balance at January 1:	$6.6	$—	$(1.4)	$—	$5.2	$—
Derivatives qualifying as cash flow hedges deferred in other comprehensive income	(5.5)	—	(1.2)	—	(6.7)	—
Derivatives qualifying as cash flow hedges reclassified to cost of products sold (effective portion)	(5.9)	—	2.7	—	(3.2)	—
Change in deferred taxes	3.5	—	(0.6)	—	2.9	—

Balance at September 30:	$(1.3)	$—	$(0.5)	$—	$(1.8)	$—

The Company’s derivative financial instruments present certain market and counterparty risks; however, concentration of counterparty risk is mitigated as the Company deals with a variety of major banks worldwide with Standard & Poor’s and Moody’s long term debt ratings of A or higher. In addition, only conventional derivative financial instruments are utilized. The Company would not be materially impacted if any of the counterparties to the derivative financial instruments outstanding at September 30, 2009, failed to perform according to the terms of its agreement. At this time, the Company does not require collateral or any other form of securitization to be furnished by the counterparties to its derivative financial instruments.

16. LEGAL PROCEEDINGS AND CONTINGENCIES

In the ordinary course of business, MJN is subject to lawsuits, investigations, government inquiries and claims, including, but not limited to, product liability claims, advertising disputes and inquiries, other commercial disputes, premises claims and employment and environmental, health, and safety matters. MJN records accruals for such contingencies when it is probable that a liability will be incurred and the loss can be reasonably estimated. Significant litigation matters are described below.

On April 27, 2009, PBM Products, LLC (PBM), a distributor of store brand infant formulas and nutritionals, filed a complaint against Mead Johnson & Company, a subsidiary of Mead Johnson Nutrition Company, in the U.S. District Court (Eastern District of Virginia), alleging, among other things, false and misleading advertising with respect to certain Enfamil LIPIL infant formula advertising. PBM sought a temporary restraining order

MEAD JOHNSON NUTRITION COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—Continued

(UNAUDITED)

which was denied by the court. PBM seeks equitable relief and unspecified monetary damages. MJN denies all liability under any of PBM’s claims and has filed a counterclaim against PBM for false and misleading advertising with respect to certain PBM product advertising. MJN seeks equitable relief and unspecified monetary damages. Trial is scheduled to begin in early November 2009. MJN believes that PBM’s claims lack merit and is vigorously defending the lawsuit.

Three purported consumer class action suits seeking to take advantage of the PBM matter described above have also been filed and served on the Company. The suits are Michelle Weeks v. Mead Johnson Nutrition Company and Mead Johnson & Company, filed in the U.S. District Court (Central District of California) on August 18, 2009, Gina Martin v. Mead Johnson Nutrition Company and Mead Johnson & Company, filed in the U.S. District Court (District of Massachusetts) on September 25, 2009, and Allison Nelson et. al v. Mead Johnson Nutrition Company et. al, filed in the U.S. District Court (Southern District of Florida) on October 13, 2009. Each of these cases cite the PBM complaint as support for allegations that certain false and misleading advertising of Enfamil LIPIL infant formula has resulted in financial injury to consumers. We deny all allegations and will defend these cases.

At this time, the Company has no estimate of its potential loss in the event of an unfavorable outcome in the PBM matter or purported class actions described above, nor can MJN predict what, if any, effect the litigation may have on the Company’s current advertising.

Although MJN cannot predict with certainty the ultimate resolution of these or other lawsuits, investigations and claims asserted against the Company, MJN does not believe any currently pending legal proceeding to which MJN is a party will have a material adverse effect on the Company’s business or financial condition, although an unfavorable outcome with respect to one or more of these proceedings could have a material adverse effect on the Company’s results of operations for the periods in which a loss is recognized.

17. OTHER (INCOME)/EXPENSES—NET

Included in other (income)/expenses—net for the three months ended September 30, 2009, was $3.2 million in severance costs. Included in other (income/expenses—net for the nine months ended September 30, 2009, was an $11.9 million gain on sale of a non-strategic intangible asset, and $10.0 million of income for a patent settlement, offset by $10.1 million in severance costs.

The exchange agent for the exchange offer is:

BNY Mellon Shareowner Services

The letter of transmittal and certificates evidencing shares of BMS common stock and any other required documents should be sent or delivered by each stockholder or broker, dealer, commercial bank, trust company or other nominee to the exchange agent, BNY Mellon Shareowner Services at one of its addresses set forth in the letter of transmittal. Notice of withdrawal may be sent to the exchange agent by facsimile transmission at (201) 680-4626, and the receipt of such facsimile transmission may be confirmed at (201) 680-4860.

Questions or requests for assistance may be directed to the information agent at the addresses and telephone numbers listed below. Additional copies of this prospectus and the applicable letter of transmittal and instructions thereto may be obtained from the information agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the exchange offer.

The information agent for the exchange offer is:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

(800) 868-1359 (toll-free in the United States)

(212) 806-6859 (outside the United States)

(212) 440-9800 (for banks and brokers)

The dealer managers for the exchange offer are:

Citigroup Global Markets Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

MJN’s certificate of incorporation provides that MJN shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, indemnify any and all persons whom it shall have power to indemnify under Section 145 from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145.

MJN’s by-laws obligate MJN to indemnify officers and directors of MJN consistent with Section 145 of the DGCL.

MJN maintains insurance on behalf of its directors and officers against any liability which may be asserted against any such director or officer, subject to certain customary exceptions.

Exhibits and Financial Statement Schedules

(a) Exhibits:

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Mead Johnson Nutrition Company (incorporated by reference to Exhibit 3.1 to MJN’s annual report on Form 10-K for 2008 filed on March 27, 2009)

3.2	Amended and Restated By-laws of Mead Johnson Nutrition Company (incorporated by reference to Exhibit 3.2 to MJN’s annual report on Form 10-K for 2008 filed on March 27, 2009)

4.1	Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to MJN’s registration statement on Form S-1 (Registration No. 333-156298) filed on January 14, 2009)

4.2	Indenture, dated as of November 1, 2009, by and between Mead Johnson Nutrition Company and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated by reference to Exhibit 4.1 of Form 8-K filed on November 12, 2009)

4.3	First Supplemental Indenture, dated as of November 5, 2009, by and among Mead Johnson Nutrition Company, Mead Johnson & Company and The Bank of New York Mellon Trust Company, N.A., as trustee (including forms of the 3.50% Notes due 2014, 4.90% Notes due 2019 and 5.90% Notes due 2039 Notes) (incorporated by reference to Exhibit 4.2 of Form 8-K filed on November 12, 2009)

4.4	Registration Rights Agreement, dated as of November 5, 2009, by and among Mead Johnson Nutrition Company, Mead Johnson & Company and Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated as representatives of the initial purchasers named therein (incorporated by reference to Exhibit 4.3 of Form 8-K filed on November 12, 2009)

5.1**	Opinion of Cravath, Swaine & Moore LLP regarding validity of securities being issued

8.1*	Opinion of Cravath, Swaine & Moore LLP regarding certain tax consequences of the exchange offer

10.1	Separation Agreement by and between Bristol-Myers Squibb Company and Mead Johnson Nutrition Company (incorporated by reference to Exhibit 10.1 to MJN’s annual report on Form 10-K for 2008 filed on March 27, 2009)

10.2	Employee Matters Agreement between Bristol-Myers Squibb Company and Mead Johnson Nutrition Company (incorporated by reference to Exhibit 10.2 to MJN’s annual report on Form 10-K for 2008 filed on March 27, 2009)

10.3	Transitional Services Agreement between Bristol-Myers Squibb Company and Mead Johnson Nutrition Company (incorporated by reference to Exhibit 10.3 to MJN’s annual report on Form 10-K for 2008 filed on March 27, 2009)

10.4	Registration Rights Agreement between Mead Johnson Nutrition Company and Bristol-Myers Squibb Company (incorporated by reference to Exhibit 10.4 to MJN’s annual report on Form 10-K for 2008 filed on March 27, 2009)

10.5	Tax Matters Agreement between Bristol-Myers Squibb Company and Mead Johnson Nutrition Company (incorporated by reference to Exhibit 10.5 to MJN’s annual report on Form 10-K for 2008 filed on March 27, 2009)

10.6	China Services Agreement between Bristol-Myers Squibb Company and Mead Johnson Nutrition Company, dated February 10, 2009 (incorporated by reference to Exhibit 10.26 of Amendment No. 1 to Form S-1 (Registration No. 333-156298) filed on February 12, 2009)

10.7	Three Year Revolving Credit Facility Agreement, dated February 17, 2009 (incorporated by reference to Exhibit 10.1 of Form 8-K filed on February 20, 2009)

Exhibit Number	Description

10.8	First Amendment and Consent to the Three Year Revolving Credit Facility Agreement, dated as of November 5, 2009, among Mead Johnson Nutrition Company, Mead Johnson & Company, various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 4.4 of Form 8-K filed on November 12, 2009)

10.9	Supply Agreement by and between Mead Johnson & Company and Martek Biosciences Corporation, dated as of January 1, 2006 (incorporated by reference to Exhibit 10.18 of Form S-1 (Registration No. 333-156298) filed on December 19, 2008)

10.10	Retention Agreement between Bristol-Myers Squibb Company and Stephen W. Golsby, dated as of November 12, 2007, and as amended August 5, 2008 (incorporated by reference to Exhibit 10.1 of Form S-1 (Registration No. 333-156298) filed on December 19, 2008)

10.11	Retention Agreement between Bristol-Myers Squibb Company and Charles M. Urbain, dated as of November 7, 2007, and as amended August 11, 2008 (incorporated by reference to Exhibit 10.2 of Form S-1 (Registration No. 333-156298) filed on December 19, 2008)

10.12	Retention Agreement between Bristol-Myers Squibb Company and Peter Kasper Jakobsen, dated as of November 5, 2007, and as amended August 11, 2008 (incorporated by reference to Exhibit 10.3 of Form S-1 (Registration No. 333-156298) filed on December 19, 2008)

10.13	Amended and Restated Change-in-Control Agreement between Bristol-Myers Squibb Company and Stephen W. Golsby, effective as of January 1, 2009 (incorporated by reference to Exhibit 10.15 to MJN’s annual report on Form 10-K for 2008 filed on March 27, 2009)

10.14	Form of Amended and Restated Change-in-Control Agreement between Bristol-Myers Squibb Company and Peter G. Leemputte, Charles M. Urbain and Peter Kasper Jakobsen, effective as of January 1, 2009 (incorporated by reference to Exhibit 10.5 of Amendment No. 1 to Form S-1 (Registration No. 333-156298) filed on January 14, 2009)

10.15	Assignment Agreement between Bristol-Myers Squibb Company and Charles Urbain, dated September 12, 2008 (incorporated by reference to Exhibit 10.6 of Amendment No. 1 to Form S-1 (Registration No. 333-156298) filed on January 14, 2009)

10.16	Assignment Agreement between Bristol-Myers Squibb Company and Peter Kasper Jakobsen, dated November 20, 2008 (incorporated by reference to Exhibit 10.7 of Amendment No. 1 to Form S-1 (Registration No. 333-156298) filed on January 14, 2009)

10.17	Bristol-Myers Squibb Company Change in Control Separation Benefits Plan, as amended effective September 12, 2008 (incorporated by reference to Exhibit 10.8 of Form S-1 (Registration No. 333-156298) filed on December 19, 2008)

10.18	Offer Letter to Stephen Golsby, dated December 19, 2003 (incorporated by reference to Exhibit 10.9 of Form S-1 (Registration No. 333-156298) filed on December 19, 2008)

10.19	Offer Letter to Peter Kasper Jakobsen, dated February 13, 2004 (incorporated by reference to Exhibit 10.10 of Form S-1 (Registration No. 333-156298) filed on December 19, 2008)

10.20	Offer Letter to Peter G. Leemputte, dated September 2, 2008 (incorporated by reference to Exhibit 10.11 of Form S-1 (Registration No. 333-156298) filed on December 19, 2008)

10.21	Offer Letter to Dirk H. Hondmann, dated June 22, 2005 (incorporated by reference to Exhibit 10.25 of Amendment No. 2 to Form S-1 (Registration No. 333-156298) filed on January 28, 2009)

10.22	Bristol-Myers Squibb Company 2007 Stock Award and Incentive Plan, as amended and restated, effective as of June 10, 2008 (incorporated by reference to Exhibit 10.14 of Form S-1 (Registration No. 333-156298) filed on December 19, 2008)

Exhibit Number	Description

10.23	Bristol-Myers Squibb Company 2002 Stock Incentive Plan, as amended and restated, effective June 10, 2008 (incorporated by reference to Exhibit 10.15 of Form S-1 (Registration No. 333-156298) filed on December 19, 2008)

10.24	Bristol-Myers Squibb Company TeamShare Stock Option Plan, as amended and restated, effective September 10, 2002 (incorporated by reference to Exhibit 10.16 of Form S-1 (Registration No. 333-156298) filed on December 19, 2008)

10.25	Bristol-Myers Squibb Company 1997 Stock Incentive Plan, effective as of May 6, 1997 as amended and restated, effective July 16, 2002 (incorporated by reference to Exhibit 10.17 of Form S-1 (Registration No. 333-156298) filed on December 19, 2008)

10.26	Mead Johnson Nutrition Company 2009 Stock Award and Incentive Plan (incorporated by reference to Exhibit 10.28 to MJN’s annual report on Form 10-K for 2008 filed on March 27, 2009)

10.27	Mead Johnson Nutrition Company 2009 Senior Executive Performance Incentive Plan (incorporated by reference to Exhibit 10.29 to MJN’s annual report on Form 10-K for 2008 filed on March 27, 2009)

10.28	Retention Agreement between Bristol-Myers Squibb Company and Dirk H. Hondmann, dated as of October 30, 2007, and as amended August 11, 2008 (incorporated by reference to Exhibit 10.24 of Amendment No. 1 to Form S-1 (Registration No. 333-156298) filed on January 14, 2009)

10.29	Mead Johnson & Company Benefit Equalization Plan-Retirement Plan (incorporated by reference to Exhibit 10.31 to MJN’s annual report on Form 10-K for 2008 filed on March 27, 2009)

10.30	Mead Johnson & Company Benefit Equalization Plan-Retirement Savings Plan (incorporated by reference to Exhibit 10.32 to MJN’s annual report on Form 10-K for 2008 filed on March 27, 2009)

10.31	Mead Johnson & Company Key International Pension Plan (incorporated by reference to Exhibit 10.33 to MJN’s annual report on Form 10-K for 2008 filed on March 27, 2009)

10.32	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.34 to MJN’s annual report on Form 10-K for 2008 filed on March 27, 2009)

10.33	Form of Performance Shares Agreement (incorporated by reference to Exhibit 10.35 to MJN’s annual report on Form 10-K for 2008 filed on March 27, 2009)

10.34	Form of Director Restricted Stock Units Agreement (incorporated by reference to Exhibit 10.36 to MJN’s annual report on Form 10-K for 2008 filed on March 27, 2009)

10.35	Form of Employee Restricted Stock Units Agreement (incorporated by reference to Exhibit 10.37 to MJN’s annual report on Form 10-K for 2008 filed on March 27, 2009)

21.1	Subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to Amendment No. 1 to MJN’s registration statement on Form S-1 (Registration No. 333-156298) on January 14, 2009)

23.1	Consent of Deloitte & Touche LLP (with respect to BMS)

23.2	Consent of Deloitte & Touche LLP (with respect to MJN)

23.3**	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1)

23.4*	Consent of Cravath, Swaine & Moore LLP (for Exhibit 8.1)

24.1**	Power of Attorney (included on signature page of this registration statement)

99.1**	Form of Letter of Transmittal (Book-Entry)

99.2**	Form of Letter of Transmittal (Certificates)

Exhibit Number	Description

99.3**	Instructions for Letter of Transmittal

99.4**	Form of Notice of Guaranteed Delivery

99.5**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.6**	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.7**	Form of Notice of Withdrawal

*	To be filed by amendment
**	Previously filed

Undertakings

(1)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(4)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glenview, State of Illinois, on December 4, 2009.

MEAD JOHNSON NUTRITION COMPANY

By:	/S/ WILLIAM P’POOL
Name:	William P’Pool
Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 4, 2009.

Signature	Title

/S/ * Stephen W. Golsby	Chief Executive Officer and Director (Principal Executive Officer)

/S/ * Peter G. Leemputte	Chief Financial Officer (Principal Financial Officer)

/S/ * Stanley D. Burhans	Vice President and Controller (Principal Accounting Officer)

/S/ * James M. Cornelius	Chairman of the Board of Directors

/S/ * John E. Celentano	Vice Chairman of the Board of Directors

/S/ * Lamberto Andreotti	Director

/S/ * Jean-Marc Huet	Director

/S/ * Sandra Leung	Director

/S/ * Steven M. Altschuler	Director

/S/ * Howard B. Bernick	Director

/S/ * Elliott Sigal	Director

/S/ * Robert S. Singer	Director

/S/ * Peter G. Ratcliffe	Director

By:	/S/ WILLIAM P’POOL
William P’Pool, Attorney-in-Fact